As filed with the Securities and Exchange Commission on April 6, 2022
Registration
No. 333-257445

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE
A
mendment
N
o
. 1
to
FORM
S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CANO HEALTH, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-39289	98-1524224
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
9725 NW 117th Avenue
Miami, FL 33178
(855)
226-6633
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Dr. Marlow Hernandez
Chief Executive Officer
Cano Health, Inc.
9725 NW 117th Avenue
Miami, FL 33178
(855)
226-6633
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Audrey S. Leigh Goodwin Procter LLP The New York Times Building 620 Eighth Avenue New York, NY 10018 (212) 813-8800	David Armstrong General Counsel Cano Health, Inc. 9725 NW 117th Avenue Miami, FL 33178 (855) 226-6633

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box:  ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering
.
  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated
filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule
12b-2
of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-Accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
On June 25, 2021, the registrant filed a Registration Statement on Form
S-1
(Registration
No. 333-257445),
as amended on July 16, 2021, which was subsequently declared effective by the U.S. Securities and Exchange Commission, or the SEC, on July 21, 2021, or the Registration Statement.
This post-effective amendment is being filed to update the Registration Statement to include information contained in the registrant’s Annual Report on

Form 10-K

filed with the SEC on March 14, 2022 and the registrant’s Proxy Statement filed with the SEC on April 6, 2022 and to update certain other information in such Registration Statement
.
No additional securities are being registered under this post-effective amendment. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Subject to Completion, dated April 6, 2022.
PRELIMINARY PROSPECTUS

Up to 328,758,279 Shares of Class A Common Stock
Up to 33,533,333 Shares of Class A Common Stock Issuable Upon Exercise of Warrants
Up to 10,533,333 Warrants to Purchase Common Stock

This prospectus relates to the issuance by us of up to an aggregate of up to 265,041,612 shares of our Class A common stock, which consists of (i) up to an aggregate of 231,508,279 shares of our Class A common stock underlying an equal number of shares of Class B common stock, (ii) up to an aggregate of 10,533,333 shares of our Class A common stock that may be issued upon exercise of warrants to purchase shares of Class A common stock that were issued to the Sponsor (as defined below) as part of the private placement units (as defined below), which are substantially identical to the public warrants, subject to certain limited exceptions, which are referred to herein as the private placement warrants, and, together with the public warrants, the warrants, and (iii) up to an aggregate of 23,000,000 shares of our Class A common stock that may be issued upon exercise of warrants to purchase shares of Class A common stock at an exercise price of $11.50 per share, or the public warrants. This prospectus also covers any additional securities that may become issuable by reason of share splits, share dividends or other similar transactions.
This prospectus also relates to the resale from time to time by the selling securityholders named in this prospectus, or the Selling Securityholders, of up to an aggregate of 339,291,612 shares of our Class A common stock, including (i) up to an aggregate of 248,758,279 shares of our Class A common stock, which includes up to an aggregate of 231,508,279 shares of our Class A common stock underlying an equal number of shares of our Class B common stock, to be sold by the Selling Securityholders, (ii) up to an aggregate of 10,533,333) shares of our Class A common stock that may be issued upon exercise of the private warrants and (iii) up to an aggregate of 80,000,000 shares of our Class A common stock, or the PIPE Shares, that were issued to certain investors, which are collectively referred to herein as the PIPE investors, in a private placement in connection with the closing of the Business Combination (as defined below).
We will not receive any proceeds from the sale of shares of Class A common stock or warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. However, we will pay the expenses, other than underwriting discounts and commissions and certain expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus.
We are registering the resale of the securities described above to satisfy certain contractual requirements. We are also registering the resale of the securities held by certain of our Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders and any of their permitted transferees may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. Additional information on the Selling Securityholders, and the times and manner in which they may offer and sell the securities under this prospectus, is provided under “
Selling Securityholders
” and “
Plan of Distribution
” in this prospectus.
You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities. Our Class A common stock and warrants are listed on the New York Stock Exchange, or the NYSE, under the symbols “CANO” and “CANO WS”, respectively. On April 4, 2022, the closing price of our Class A common stock was $6.62 per share and the closing price of our warrants was $1.65 per share.

Investing in our securities involves risks that are described in the “
Risk Factors
” section beginning on page 13 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 6, 2022.

INTRODUCTORY NOTE AND FREQUENTLY USED TERMS
On June 3, 2021, or the Closing, and such date, the Closing Date, Cano Health, Inc., a Delaware corporation and our predecessor company Jaws (as defined below), consummated the previously announced business combination, or the Business Combination, pursuant to the terms of the Business Combination Agreement, dated as of November 11, 2020, or the Business Combination Agreement, among Jaws, Jaws Merger Sub, LLC, a Delaware limited liability company, or Merger Sub, Primary Care (ITC) Holdings, LLC, or Seller, and Primary Care (ITC) Intermediate Holdings, LLC, or PCIH.
Pursuant to the Business Combination Agreement, on the Closing Date, (i) immediately prior to the consummation of the Business Combination, Jaws filed a Certificate of Corporate Domestication and a Certificate of Incorporation with the Delaware Secretary of State and filed an application to de-register
with the Registrar of Companies of the Cayman Islands, or the Domestication, (ii) upon effectiveness of the Domestication, Jaws became a Delaware corporation and changed its corporate name to “Cano Health, Inc.”, and (iii) Merger Sub merged with and into PCIH, or the Merger, with PCIH surviving the Merger as a direct, wholly- owned subsidiary of Cano Health, Inc.
Unless the context otherwise requires, references in this prospectus to “Cano,” “Cano Health,” the “Company,” “us,” “we,” “our” and any related terms prior to the closing of the Business Combination are intended to mean PCIH, and after the closing of the Business Combination, Cano Health, Inc. and its consolidated subsidiaries.
In addition, in this document, unless otherwise stated or the context otherwise requires, references to:

•	“Jaws” are to Jaws Acquisition Corp., a Delaware corporation, prior to the Closing;

•	“Board” are to the board of directors of the Company; and

•	“Business Combination” or “Transactions” are to the Merger and other transactions contemplated by the Business Combination Agreement, collectively.

ii

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form
S-1
that we filed with the Securities and Exchange Commission, or the SEC, using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A common stock issuable upon the exercise of any warrants. We will receive proceeds from any exercise of the warrants for cash.
Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “
Where You Can Find More Information
.”
Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.
For investors outside the United States: neither we nor the Selling Securityholders have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of our securities and the distribution of this prospectus outside the United States.
This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “
Where You Can Find More Information
.”
This prospectus contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the
®
or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

iii

PROSPECTUS SUMMARY
This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included elsewhere in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Unaudited Pro Forma Condensed Combined Financial Information” and the financial statements included elsewhere in this prospectus. Unless the context otherwise requires, the terms “Cano,” “Cano Health,” the “Company,” “us,” “we,” “our” and any related terms prior to the closing of the Business Combination in this prospectus refer to PCIH, and after the closing of the Business Combination, Cano Health, Inc. and its consolidated subsidiaries.
Overview
We are a primary care-centric, technology-powered healthcare delivery and population health management platform designed with a focus on clinical excellence. Our mission is simple: to improve patient health by delivering superior primary care medical services while forging life-long bonds with our members. Our vision is clear: to become the national leader in primary care by improving the health, wellness and quality of life of the communities we serve while reducing healthcare costs.
We are one of the largest independent primary care physician groups in the United States. We utilize our technology-powered, value-based care delivery platform to provide care for our members. As of December 31, 2021, we had approximately 227,005 members across eight states and Puerto Rico, approximately 400 employed providers (physicians, nurse practitioners, physician assistants) and approximately 750 clinical support employees at our 130 owned medical centers, and over 1,000 affiliate providers. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Metrics” for how we define our members and medical centers. We predominantly enter into capitated contracts with the nation’s largest health plans to provide holistic, comprehensive healthcare. In 2021, a significant portion of our revenues were from recurring capitated arrangements. We predominantly recognize recurring per member per month capitated revenue, which, in the case of health plans, is a pre-negotiated
percentage of the premium that the health plan receives from the Centers for Medicare & Medicaid Services, or CMS. We also provide practice management and administrative support services to independent physicians and group practices that we do not own through our managed services organization relationships, which we refer to as our affiliate providers. Our contracted recurring revenue model offers us highly predictable revenue and rewards us for providing high-quality care rather than driving a high volume of services. In this capitated arrangement, our goals are well-aligned with payors and patients alike—the more we improve health outcomes, the more profitable we will be over time. CanoPanorama, our proprietary population health management technology-powered platform, is a critical enabler of our efforts to deliver superior clinical care.
We provide access to high-quality care to primarily underserved and dual-eligible (i.e., eligible for both Medicare and Medicaid) populations, many of whom live in economically disadvantaged and minority communities, thereby contributing to the revitalization of these communities. We have rapidly expanded to become a nationally-recognized, multi-state provider that is primarily focused on Medicare-eligible beneficiaries where we can have the greatest positive impact on our members and for our payors.
Significant Challenges Facing the Healthcare System Today
The healthcare system in the U.S. today faces many challenges. The U.S. spends more on healthcare per capita than any other country in the world, but its health outcomes are no better and, in many cases, worse than other comparable nations. The current U.S. healthcare model has significant shortcomings, with poor primary care access and experience, a lack of longitudinal engagement and care coordination for patients, poor use of data to effectively drive decision-making and physicians incentivized to provide higher quantities of procedures over quality of care. The U.S. suffers from lower relative spending on primary care, with approximately 6% of U.S. healthcare spending on primary care compared to an average of approximately 14% across the 37 member countries of the Organization for Economic
Co-operation
and Development, or OECD. The result is inferior health outcomes, with preventive health services used at approximately 55% of the recommended rate, 18 million avoidable visits to U.S. emergency rooms each year, 63% of Medicare Advantage patients and 77% of patients dually eligible for both Medicare and Medicaid with two or more chronic conditions, and an estimated $850 billion of wasted healthcare spending annually.
Despite this very actionable opportunity to improve the healthcare ecosystem, the majority of primary care provider groups are not equipped to use their unique positioning to drive better health outcomes. The majority of the primary care provider landscape is made up of solo practitioners, small physician groups and independent practice associations that have limited ability to invest in technology, preventive medicine and population health management strategies to proactively manage risk and improve care coordination.
We Deliver Value-Based Primary Care to the Fastest Growing Market in Healthcare
While seniors have an option to select original
fee-for-service
Medicare, Medicare beneficiaries also have the option to receive enhanced Medicare benefits through private health plans via Medicare Advantage. In Medicare Advantage, CMS pays health plans a monthly sum per member to manage all health expenses of a participating member. This provides the health plans with an incentive to deliver lower-cost, high-quality care. Health plans in turn are incentivized to contract with provider groups that deliver superior patient outcomes and satisfaction levels to their members.
We believe that the traditional
fee-for-service
model does not optimally incentivize physicians—it incentivizes volume rather than quality, as physicians are paid solely based on the amount of healthcare services they deliver. This leads to less focus on preventive care and care coordination, which often results in inferior long-term health outcomes and ultimately higher healthcare costs for both payors and patients. Value-based care refers to the goal of incentivizing healthcare providers to simultaneously increase quality while lowering the cost of care. Value-based care is viewed by many as a superior payor model, as it aligns the incentives of (i) providers, (ii) payors, and (iii) patients, and drives better care and superior patient experiences. In a value-based care model, providers are able to achieve higher profitability by improving long-term member health outcomes.
As a result, there is a significant shift in Medicare today, from the traditional payment model to value-based care. Medicare Advantage is the fastest growing market in the healthcare industry serving seniors, due in part to an aging population and accelerated healthcare spend. According to the Congressional Budget Office, annual Medicare spending is expected to increase from $830 billion in 2021 to $1,260 billion by 2026. Within Medicare, Medicare Advantage membership is projected to increase at a compounded annual growth rate of 7% to 8%, and penetration of the Medicare beneficiary population is projected to increase from 42% in 2021 to over 50% by 2026.
The shift toward Medicare Advantage is driven by enhanced plan benefits and the superior cost-efficiency and quality offered relative to original fee-for-service
Medicare. Because of increasing evidence that Medicare Advantage delivers better quality and cost outcomes relative to original fee-for-service
Medicare, Medicare Advantage has broad bipartisan political support.
While CMS and Medicare Advantage plans seek value-based care providers to deliver care, few providers are able to effectively and efficiently supply this demand. We focus on capitated contracts where we can make the greatest impact. Our value-based model is predominantly driven by contractual arrangements with payors in which we recognize recurring per member per month capitated revenue. These payors include CMS and managed care organizations like Humana, UnitedHealthcare, Anthem, CVS, Centene and others contracted by CMS. In return, we are generally responsible for all of the healthcare costs of those members incurred at our primary care locations in addition to all third-party medical expenses (hospital visits, specialist services, surgical services, prescription drug costs, etc.). In this capitated arrangement, our goals are well-aligned with payors and patients—the more we improve health outcomes, the more profitable we will be over time. Ultimately, we aim to keep our members healthy and eliminate waste of healthcare resources while delivering higher quality care with meaningfully differentiated results, all while sustaining very high member loyalty scores.
Well Positioned to Expand Care to Medicare-Eligible Beneficiaries in Underserved Communities
We have over ten years of experience providing care in communities that suffer from poor access to primary care, low quality care and high amounts of unnecessary spending on healthcare. We believe our experience will position us well to expand into similar new markets. Approximately 40% of our Medicare Advantage members are dual-eligible, qualifying for both Medicare and Medicaid.
We believe our value-based care can make the biggest difference when brought into these underserved communities who need it the most. We have been able to serve low-income
communities efficiently and are among the only scaled primary care groups making an impact in these communities with a successful track record across multiple markets.
Many seniors choose Medicare Advantage because it offers superior benefits to members at lower overall cost to them. Value-based Medicare contracts (such as Medicare Advantage and new value-based programs by CMS) are therefore well suited to fixed-income seniors who cannot afford to incur the cost of either 20%
co-payments
required with
fee-for-service
Medicare or supplemental insurance coverage to cover such
co-payments
and certain other benefits that promote access to care and quality of care.
Our Approach
We are entering a new era in healthcare services where value-based care is delivered through an integrated model. We believe that individualization, care coordination, analytics and risk management produce the best healthcare outcomes and results. With this in mind, we believe that we can simultaneously deliver value to patients, providers and payors.
Patients
: At our owned medical centers, our members are offered services in modern, clean, contemporary facilities, with same or next day appointments, integrated virtual care, wellness services, ancillary services (such as physiotherapy), home services, transportation, telemedicine and a 24/7 urgency line, all without additional cost to them. This broad-based care model is critical to our success in delivering care to members of low-income
communities, including large minority and immigrant populations, with complex care needs, many of whom previously had very limited or no access to quality healthcare. We are proud of the impact we have made in these underserved communities.
Providers
: We believe that providers want to be clinicians. Our employed physicians enjoy a collegial, near-academic environment and the tools and multi-disciplinary support they need to focus on medicine, their patients and their families rather than administrative matters like pre-authorizations,
referrals, billing and coding. Our physicians receive ongoing training through regular clinical meetings to review the latest findings in primary care medicine. In addition, our physicians are eligible to receive a bonus based upon patient results, including the reduction in patient emergency room visits and hospital admission, among other metrics.
Payors
: Payors want three things: high-quality care, membership growth and effective medical cost management. We have a multi-year and multi-geography track record of delivering on all three. Our proven track record of high-quality ratings has increased the premiums paid by CMS to health plans, our quality primary-care has driven membership growth, and our scaled, highly professional value-based provider group has delivered quality care.

We enter into employment agreements with our employed providers to deliver services to patients. We also contract with independent physicians and group practices that we do not own through our managed services organization. We enter into Primary Care Physician Provider Agreements with affiliated physicians pursuant to which we provide administrative services, including payor and specialty provider contract negotiation, credentialing, coding, and managed care analytics. We pay the affiliates a primary care fee and a portion of the surplus of premium in excess of third-party medical costs. The surplus portion paid to affiliates is recorded as direct patient expense. These administrative services arrangements are subject to state laws, including those in certain of the states where we operate, which prohibit the practice of medicine by, and/or the splitting of professional fees with, non-professional
persons or entities such as general business corporations.
The Cano Health Care Delivery Platform
The key attributes of the Cano Health care delivery platform are:
CanoPanorama
: To turn our principles into results that benefit our members, providers and the healthcare system as a whole, we have created a proprietary and scalable population health management platform known as CanoPanorama. Typically, information across the health system is fragmented and providers lack the resources or skills to get a complete picture regarding a patient. CanoPanorama is designed to solve this issue. It is a purpose-built population health management platform that provides analytics, reports and protocols that inform key care management activities by our employees and physicians. Through CanoPanorama, we have developed processes designed to ensure members receive the right care and physicians receive the right support by utilizing dynamic risk stratification and driving proactive member engagement. CanoPanorama efficiently integrates all member data into one consolidated and centralized repository. For more information about CanoPanorama, see “CanoPanorama, Our Proprietary and Scalable Population Health Management Platform.”
Clinical excellence
: While our members tend to be sicker than the average Medicare patient, we believe they have better outcomes than comparable Medicare patients. For example, in 2020 our medical center Medicare Advantage members had a mortality rate of 2.4%, 60% lower than the 6.0% mortality rate for traditional Medicare beneficiaries. Similarly, in 2020 our Medicare Advantage members had fewer hospital stays (213 hospital admissions per thousand members as compared to a Medicare benchmark of 275, which represents a 23% improvement) and fewer emergency room visits (512 emergency room visits per thousand members as compared to a Medicare benchmark of 1,061, which represents a 52% improvement). The Medicare mortality rate and benchmarks are derived from an Avalere Health analysis of 2020 CMS data for non-dual
and dual eligible Medicare
fee-for-service
beneficiaries and weighted to mirror Cano Health’s Medicare Advantage population. In 2020, the HEDIS quality score for our members, a tool used by health plans to measure performance on important dimensions of care and service, was 4.7 out of 5.0, as compared to the national average of 4.16.
Patient focus
: We focus on the Medicare-eligible population, particularly through the Medicare Advantage program. This population generally has complex needs which, if properly managed, represent the greatest potential for improved health outcomes. Patient satisfaction can be measured by a provider’s Net Promoter Score, or NPS, which measures the loyalty of customers to a company. We believe our high NPS speaks to our ability to deliver high quality care with superior member satisfaction. In addition to quality medical services and care management programs, we also provide members with social services to keep them active and engaged with others. Dental services and pharmacy delivery are available in many locations.
Relationships with leading health plans
: We have established strong relationships with numerous health plans and are an essential component of their provider network. We are capable of delivering membership growth, clinical quality and medical cost management based on our care coordination strategy, differentiated quality metrics and strong relationships with members. We have established ourselves as a top-quality
provider across multiple Medicare and Medicaid payors, including Humana, Anthem, CVS, Centene, and UnitedHealthcare.

CanoPanorama, Our Proprietary and Scalable Population Health Management Platform
The backbone of our value-based care delivery platform is CanoPanorama, our purpose-built population health management system that provides analytics, reports, and protocols that inform key care management activities by our clinical and non-clinical
employees and affiliate physicians. Through CanoPanorama, we have developed processes designed to ensure members receive the right care and physicians receive the right support by acting on dynamic risk stratification and proactive member engagement.
Our proprietary technology-powered model provides the healthcare providers at our medical centers with a
360-degree
view of our members along with actionable insights to empower better care decisions and high member engagement. Using CanoPanorama at the time of member enrollment, we are able to identify different patient risk levels, which allows our primary care providers to design and establish more efficient and effective personalized care plans for our members. Following enrollment, CanoPanorama continues to collect data on members from multiple sources and allows our providers to proactively and dynamically deliver individualized care based on changes in the member’s health, all the while allowing us to create targeted campaigns for high-risk members. This allows us to risk stratify our members and apply a highly personalized approach to primary care, chronic care, preventive care and each member’s broader healthcare needs.
CanoPanorama efficiently integrates data from our electronic medical records, care management systems and payors into one consolidated and centralized repository. The population health management platform digests and produces information in a uniform way, providing reports and unique and personalized analytics. The system is designed to cover the entire patient care experience in and outside of our medical center locations and efficiently allows for end-to-end
care coordination. For example, CanoPanorama can use social determinants of health to inform care coordination, support the 24/7 urgency line by routing data to other parts of the Company, generate action based on algorithms that push alerts to trigger a visit from our Cano@Home service or home delivery of medication with protocols in place designed to ensure medication compliance, utilize data to encourage participation in our wellness program, Cano Life, and route alerts for hospital visits through connectivity with the hospital information exchange. These alerts allow our care managers to intervene immediately to work on discharge protocols as well as transitions of care.
The CanoPanorama system also enables us to establish rigorous measurement protocols across our Company measuring everything from clinical results and member outcomes, to employee satisfaction, to transportation services and member satisfaction. The most important of these measures are included in the key performance indicator reports regularly monitored by our senior management team. This system enables us to take proactive actions where necessary to seek to create a cycle of continuous improvement. CanoPanorama also provides value to our employees and physicians by enabling efficient onboarding of employees and offers support to physicians to optimize quality and utilization.
Long-Standing Relationships and Preferred Provider with Leading Health Plans
We have established strong relationships with numerous health plans and are an essential component of their provider networks. In an industry shifting to value-based care, we are a sophisticated and proven solution of scale within a highly fragmented market. Health plans look to achieve three goals when partnering with a provider: membership growth, clinical quality and medical cost management. We are capable of delivering all three based on our care coordination strategy, differentiated quality metrics and strong relationships with members. We have established ourselves as a top-quality
provider across multiple Medicare and Medicaid payors, including Humana, Anthem, CVS, Centene and UnitedHealthcare.
In particular, we are an important partner for Humana, a market leader among Medicare Advantage plans. In Florida, Humana’s largest Medicare Advantage market, we were Humana’s largest independent primary care provider serving more than 68,000 Humana Medicare Advantage members, as of December 31, 2021. Pursuant to certain agreements with Humana, as of December 31, 2021, we operated eleven medical centers in Texas and Nevada for which Humana is the exclusive health plan for Medicare Advantage products. Humana has been granted a right of first refusal on any sale, lease, license or other disposition, in one transaction or a series of related transactions, of assets, businesses, divisions or subsidiaries that constitute 20% or more of the net revenues, net income or assets of, or any equity transaction (including by way of merger, consolidation, recapitalization, exchange offer, spin-off,
split-off,
reorganization or sale of securities) that results in a change of control of, PCIH, Primary Care (ITC) Holdings, LLC, which is referred to herein as the Seller, or the Company or its subsidiary, HP MSO, LLC. If exercised, Humana would have the right to acquire the assets or equity interests by matching the terms of the proposed sale transaction.
Our Multi-Pronged Growth Strategy
Our flexible, multi-pronged development strategy in both existing and new markets is designed to promote rapid growth primarily through (i) ongoing organic growth in current markets, (ii) continued expansion into new markets across the nation, (iii) execution of our accretive acquisition strategy and (iv) multiple value-based care opportunities.
Organic Growth in Current Markets
We have a proven track record of organic membership growth. Organic membership growth is driven by increasing capacity at existing medical centers, building de novo medical centers, consolidating the best-performing of our existing affiliates and adding small practices whose patients and medical centers are blended with our nearby owned medical centers.
In medical centers that are approaching full capacity, we are able to augment our footprint by expanding our existing medical centers, and by opening de novo centers or acquiring centers that are more convenient for our members. Importantly, we are able to leverage our affiliate providers to enhance growth in a very capital-efficient manner by acquiring the best-performing affiliates and adding these providers to new or existing medical centers.
Continued Expansion into New Geographies
We have successfully entered into seven new states and Puerto Rico since 2017 and were operating in Florida, Texas, Nevada, New Jersey, New York, New Mexico, Illinois, California and Puerto Rico as of December 31, 2021. When entering a new market, we tailor our entry strategy to the characteristics of the specific market and provide a customized solution to meet that market’s needs. When choosing a market to enter, we look at various factors, including (i) Medicare population density, (ii) underserved demographics, (iii) existing payor relationships and (iv) specialist and hospital access/capacity. We typically choose a location that is highly visible and accessible and work to enhance brand development pre-entry.
Our flexible medical center design allows us to adjust to local market needs by building medical centers that generally range from approximately 7,000 to 20,000 square feet that may include ancillary services such as pharmacies, mental health, and dental services. We seek to grow member engagement through targeted multi-channel marketing, community outreach and use of mobile clinics to expand our reach. When entering a new market, based on its characteristics and economics, we decide whether to buy existing medical centers, build de novo medical centers or to help manage members’ healthcare via affiliate relationships. This highly flexible model enables us to choose the right solution for each market.

Execute on Accretive Acquisitions
We supplement our organic growth through our accretive acquisition strategy, which allows us to enter new markets, and extend our services. We have a successful acquisition and integration track record. For additional information regarding certain of our recent acquisitions, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Factors Affecting Our Performance — Significant Acquisitions.” We have established a rigorous data-driven approach and the necessary infrastructure to identify, acquire and quickly integrate targets. We not only integrate the new medical centers into our population health management system, CanoPanorama, but also invest in marketing, technology and operations for our acquired medical centers, which helps increase enrollment, improve documentation and coding and drive efficient workflows. We have also developed detailed processes and maintain dedicated teams for managing acquisition and integration activities.
Direct Contracting / ACO REACH
Direct contracting is a new delivery pilot in which CMS contracts directly with providers designated as direct contracting entities, or DCEs, and is part of CMS’ strategy to drive broader healthcare reform and accelerate the shift from original fee-for-service
Medicare toward value-based care models. A key aspect of direct contracting is providing new opportunities for a variety of different DCEs to participate in capitated arrangements in Medicare fee-for-service.
Relative to existing initiatives, the payment model options also include a reduced set of quality measures that focus more on outcomes and beneficiary experience than on process. Our wholly owned subsidiary, American Choice Healthcare, LLC, was one of 41 unique companies chosen by CMS as a DCE. We are now participating in the Global and Direct Contracting Performance Period, which runs from April 1, 2021 until December 31, 2026.
On February 24, 2022 the Center for Medicare and Medicaid Innovation, or the CMMI, announced it was sunsetting the Global and Professional Direct Contracting Model in its current form, and transitioning certain participants and members into a newly established model, called ACO Realizing Equity, Access, and Community Health (REACH), beginning next year. Additionally, regulators are shelving the geographic direct contracting model, which was launched in December 2020 and paused in March 2021, effective immediately. CMMI is releasing a Request for Applications (RFA) to solicit a cohort of participants for the Accountable Care Organization Realizing Equity, Access, and Community Health (ACO REACH) Model. CMS said it has redesigned the Global and Professional Direct Contracting Model (GPDC) in response to the Biden-Harris Administration’s priorities, including the commitment to advancing health equity, stakeholder feedback, and participant experience. CMS is renaming the model the ACO REACH Model to better align the name with the purpose of the model: to improve the quality of care for people with Medicare through better care coordination, reaching and connecting health care providers and beneficiaries, including those beneficiaries who are underserved, a priority of the Biden-Harris Administration.
The new cohort is expected to begin participation in the ACO REACH Model on January 1, 2023. Current GPDC Model participants must maintain a strong compliance record and agree to meet all the ACO REACH Model requirements by January 1, 2023 to continue participating in the ACO REACH Model as Accountable Care Organizations, or ACOs.
Risk Factors Summary
Our business is subject to numerous risks and uncertainties, including those described in the section titled “Risk Factors”. This summary should be read in conjunction with the risk factors detailed more fully below and should not be relied upon as an exhaustive summary of the material risks facing our business.

•	Under most of our agreements with health plans, we assume some or all of the risk that the cost of providing services will exceed our compensation.

•
Our revenues and operations are dependent upon a limited number of key existing payors and our continued relationship with those payors, and disruptions in those relationships (including renegotiation, non-renewal
or termination of capitation agreements) or the inability of such payors to maintain their contracts with the Centers for Medicare and Medicaid Services could adversely affect our business.

•
COVID-19
or other pandemic, epidemic, or outbreak of an infectious disease may have an adverse effect on our business, results of operations, financial condition and cash flows, the nature and extent of which are highly uncertain and unpredictable.

•	Reductions in the quality ratings of the health plans we serve could have a material adverse effect on our business, results of operations, financial condition and cash flows.

•	Our medical centers are concentrated in certain geographic regions, which makes us sensitive to regulatory, economic, environmental and competitive conditions in those regions.

•	We primarily depend on reimbursements by third-party payors, which could lead to delays and uncertainties in the reimbursement process.

•	We have a history of net losses, we anticipate increasing expenses in the future, and we may not be able to achieve or maintain profitability.

•
We depend on our senior management team and other key employees, and the loss of one or more of these employees or an inability to attract and retain other highly skilled employees could harm our business.

•	If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service and member satisfaction or adequately address competitive challenges.

•
We may not be able to identify suitable de novo expansion opportunities, engage with payors in new markets to continue extension of financial risk-sharing model agreements that have proved successful in our existing markets or cost-effectively develop, staff and establish such new medical centers in new markets.

•
We conduct business in a heavily regulated industry, and if we fail to comply with applicable state and federal healthcare laws and government regulations or lose governmental licenses, we could incur financial penalties, become excluded from participating in government healthcare programs, be required to make significant operational changes or experience adverse publicity, which could harm our business.

•
We may not be able to identify suitable acquisition candidates, complete acquisitions or successfully integrate acquisitions, and acquisitions may not produce the intended results or may expose us to unknown or contingent liabilities.

•
Reductions in Medicare reimbursement rates or changes in the rules governing the Medicare program, including changes to Medicare Advantage, Accountable Care Organizations, Direct Contracting Entities (including the transition to ACO REACH program), and traditional Medicare programs, could have a material adverse effect on our financial condition and results of operations.

•
Our business could be harmed if the Affordable Care Act, or ACA, is overturned or by any legislative, regulatory or industry change that reduces healthcare spending or otherwise slows or limits the transition to more assumption of risk by healthcare providers.

•
Our use, disclosure, and other processing of personally identifiable information, including health information, is subject to the regulations implementing the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and their implementing regulations, or HIPPA, and other federal and state privacy and security regulations. If we suffer a data breach or unauthorized disclosure, we could incur significant liability including government and private investigations and claims of privacy and security non-compliance.
We could also suffer significant reputational harm as a result and, in turn, a material adverse effect on our member base and revenue.

•
The Restatement (as defined below) may affect investor confidence and raise reputational issues and may subject us to additional risks and uncertainties, including increased professional costs and the increased possibility of legal proceedings.

•
We may be subject to legal proceedings and litigation, including intellectual property, privacy and medical malpractice disputes, which are costly to defend and could materially harm our business and results of operations.

•
Our existing indebtedness could adversely affect our business and growth prospects. The terms of the Credit Agreement (as defined herein) and our Senior Notes (as defined herein) restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.

•
We are heavily dependent upon the current state and federal healthcare programs, primarily Medicare Advantage and Medicaid managed care, in heavily competitive and segmented markets that are constantly changing.

If we are unable to adequately address these and other risks we face, our business, results of operations, financial condition and prospects may be harmed.
Corporate Information
We were incorporated on December 27, 2019 as a Cayman Islands exempted company. Upon the Closing, we changed our name to Cano Health, Inc. Our principal executive office is located at 9725 NW 117th Avenue, Miami, FL 33178, and our telephone number is (855)
226-6633.
Our website address is www.canohealth.com. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

THE OFFERING
The following summary of the offering contains basic information about the offering and our Class A common stock and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of our Class A common stock, please refer to the section titled “Description of Capital Stock.”
Issuance of Class A Common Stock

Shares of Class A common stock offered by us	265,041,612 shares of our Class A common stock, which consists of (i) up to an aggregate of 231,508,279 shares of our Class A common stock underlying an equal number of shares of Class B common stock, (ii) up to an aggregate of 10,533,333 shares of our Class A common stock that may be issued upon exercise of the private placement warrants to purchase shares of Class A common stock that were issued to the Sponsor as part of the private placement units, which are substantially identical to the public warrants, subject to certain limited exceptions and (iii) up to an aggregate of 23,000,000 shares of our Class A common stock that may be issued upon exercise of public warrants to purchase shares of Class A common stock.

Class A common stock outstanding prior to the exercise of warrants	207,747,333 shares as of the date of this prospectus.

Class A common stock outstanding after the exercise of warrants	241,280,666 shares, based on total shares outstanding as of the date of this prospectus.

Resale of Class A Common Stock and Warrants

Shares of Class A common stock offered by the Selling Securityholders	339,291,612 shares of our Class A common stock, including (i) up to an aggregate of 248,758,279 shares of our Class A common stock that may be sold by the Selling Securityholders, (ii) up to an aggregate of 10,533,333 shares of our Class A common stock that may be issued upon exercise of the private warrants and (iii) up to an aggregate of 80,000,000 PIPE Shares.

Warrants offered by the Selling Securityholders	10,533,333 private warrants.

Use of proceeds	All of the shares of Class A common stock and warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash.

Market for our Class A common stock and warrants	Our Class A common stock and warrants are listed on the NYSE under the symbols “CANO” and “CANO WS”, respectively.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this prospectus may constitute “forward-looking statements” for purposes of the federal securities laws. Our forward-looking statements include, but are not limited to, statements regarding our or our management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this report may include, for example, statements about:

•	the benefits of the Business Combination and the acquisitions described in this prospectus;

•	our financial and business performance;

•	changes in our strategy, future operations, financial position, estimated revenues, forecasts, projected costs, prospects and plans;

•
changes in applicable laws or regulations, including with respect to health plans and payors and our relationships with such plans and payors, and provisions that impact Medicare and Medicaid programs;

•	our ability to realize expected results with respect to patient membership, revenue and earnings;

•	our ability to grow market share in existing markets or enter into new markets and success of acquisitions;

•	the risk that we may not be able to procure sufficient space as we continue to grow and open additional medical centers;

•	our predictions about the need for our wellness centers after the coronavirus disease 2019, or COVID-19 pandemic, including the attractiveness of our offerings and member retention rates;

•
competition in our industry, the advantages of our products and technology over competing products and technology existing in the market, and competitive factors including with respect to technological capabilities, cost and scalability;

•
the impact of the
COVID-19
pandemic or any other pandemic, epidemic or outbreak of an infectious disease in the United States or worldwide on our business, financial condition and results of operations and the actions we may take in response thereto;

•	our future capital requirements and sources and uses of cash;

•	our business, expansion plans and opportunities;

•	anticipated financial performance, including gross margin, and the expectation that our future results of operations will fluctuate on a quarterly basis for the foreseeable future;

•	our expected capital expenditures, cost of revenue and other future expenses, and the sources of funds to satisfy liquidity needs;

•	our ability to maintain proper and effective internal controls;

•	our ability to implement remediation plans to address our material weaknesses that are described herein; and

•	the outcome of any known and unknown litigation and regulatory proceedings.
These forward-looking statements are based on information available to us at the time of this prospectus and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
The outcome of the events described in these forward-looking statements is subject to known and unknown risks, uncertainties, and other factors. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•	the ability to maintain the listing of our Class A common stock and warrants on NYSE;

•
the price of our securities may be volatile due to a variety of factors, including changes in the competitive and highly regulated industries in which we operate, variations in performance across competitors, changes in laws and regulations affecting our business and changes in our capital structure;

•	the risk of downturns and the possibility of rapid change in the highly competitive industry in which we operate;

•	the risk that we will need to raise additional capital to execute our business plan, which may not be available on acceptable terms or at all;

•	the risk that we experience difficulties in managing our growth and expanding operations; and

•	other risks and uncertainties described in this prospectus, including those under the section entitled “Risk Factors.”

RISK FACTORS
Investing in our securities involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with the other information in this prospectus, including our consolidated financial statements and the related notes appearing at the end of this prospectus and in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before deciding whether to invest in our securities. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may have a material adverse effect on our business, reputation, revenue, financial condition, results of operations and future prospects, in which event the market price of our Class A common stock could decline, and you could lose part or all of your investment. Unless otherwise indicated, reference in this section and elsewhere in this prospectus to our business being adversely affected, negatively impacted or harmed will include an adverse effect on, or a negative impact or harm to, the business, reputation, financial condition, results of operations, revenue and our future prospects. The material and other risks and uncertainties summarized above and described below are not intended to be exhaustive and are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. This prospectus also contains forward- looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below. See the section titled “Cautionary Note Regarding Forward-Looking Statements.”
Risks Related to Our Business
Under most of our agreements with health plans, we assume some or all of the risk that the cost of providing services will exceed our compensation.
A significant portion of our total revenue for the years ended December 31, 2019, 2020 and 2021 is capitated revenue, which, in the case of health plans, is a pre-negotiated
percentage of the premium that the health plan receives from CMS. We receive payments directly from CMS under our DCE model. While there are variations specific to each agreement, we generally contract with health plans to receive recurring per-member-per-month
revenue and assume the financial responsibility for the healthcare expenses of our members. This type of contract is referred to as a “capitation” contract. To the extent that members require more care than is anticipated and/or the cost of care increases, aggregate fixed compensation amounts, or capitation payments, may be insufficient to cover the costs associated with treatment. If medical costs and expenses exceed estimates, except in very limited circumstances, we will not be able to increase the fee received under these capitation agreements during their then-current terms and we could suffer losses with respect to such agreements. While we maintain stop-loss insurance for our members, protecting us for medical claims per episode in excess of certain levels, future claims could exceed our applicable insurance coverage limits or potential increases in insurance premiums may require us to decrease our level of coverage.
Changes in our anticipated ratio of medical expense to revenue can significantly impact our financial results. Accordingly, the failure to adequately predict and control medical costs and expenses and to make reasonable estimates and maintain adequate accruals for incurred but not reported, or IBNR, claims could have a material adverse effect on our business, results of operations, financial condition and cash flows. Additionally, the Medicare expenses of our members may be outside of our control in the event that members take certain actions that increase such expenses, such as unnecessary hospital visits.
Historically, our medical costs and expenses as a percentage of revenue have fluctuated. Factors that may cause medical expenses to exceed estimates include:

•	the health status of our members;

•	higher levels of hospitalization among our members;

•	higher than expected utilization of new or existing healthcare services or technologies;

•	an increase in the cost of healthcare services and supplies, whether as a result of inflation or otherwise;

•	changes to mandated benefits or other changes in healthcare laws, regulations and practices;

•	increased costs attributable to specialist physicians, hospitals and ancillary providers;

•	changes in the demographics of our members and medical trends;

•	contractual or claims disputes with providers, hospitals or other service providers within and outside a health plan’s network;

•	the occurrence of catastrophes, major epidemics or pandemics, including COVID-19 and any variants thereof, or acts of terrorism; and

•	the reduction of health plan premiums.
Our revenues and operations are dependent upon a limited number of key existing payors and our continued relationship with those payors, and disruptions in those relationships (including renegotiation, non-renewal
or termination of capitation agreements) or the inability of such payors to maintain their contracts with CMS could adversely affect our business.
Our operations are dependent on a concentrated number of payors with whom we contract to provide services to members. Contracts with three such payors accounted for approximately 60.0%, 69.9% and 59.9% of total revenues for the years ended December 31, 2019, 2020, and 2021 respectively. Contracts with three such payors accounted for approximately 47.9% and 43.3% of total accounts receivable as of December 31, 2020 and 2021, respectively. The loss of revenue from these contracts could have a material adverse effect on our business, results of operations, financial condition and cash flows. We believe that a majority of our revenues will continue to be derived from a limited number of key payors, who may terminate their contracts with us or our physicians credentialed by them for convenience on short term notice, or upon the occurrence of certain events. The sudden loss of any of our payor partners or the renegotiation of any of our payor contracts could adversely affect our operating results.
In the ordinary course of business, we engage in active discussions and renegotiations with payors in respect of the services we provide and the terms of our payor agreements. As the payors’ businesses respond to market dynamics and financial pressures, and as payors make strategic business decisions in respect to the lines of business they pursue and programs in which they participate, certain of our payors may seek to renegotiate or terminate their agreements with us. These discussions could result in reductions to the fees and changes to the scope of services contemplated by our original payor contracts and consequently could negatively impact our revenues, business and prospects.
Because we rely on a limited number of payors for a significant portion of our revenues, we depend on the creditworthiness of these payors. Our payors are subject to a number of risks, including reductions in payment rates from governmental programs, higher than expected health care costs and lack of predictability of financial results when entering into new lines of business, particularly with high-risk populations. If the financial condition of our payor partners declines, our credit risk could increase. Should one or more of our significant payor partners declare bankruptcy, be declared insolvent or otherwise be restricted by state or federal laws or regulation from continuing in some or all of their operations, this could adversely affect our ongoing revenues, the collectability of our accounts receivable, our bad debt reserves and our net income. If a plan with which we contract loses its Medicare contracts with CMS, receives reduced or insufficient government reimbursement under the Medicare program, decides to discontinue its Medicare Advantage, and/or commercial plans, decides to contract with another company to provide capitated care services to its members, or decides to directly provide care, our contract with that plan could be at risk and we could lose revenue.
Under most of our capitation agreements with health plans, the health plan is generally permitted to modify the benefit and risk obligations and compensation rights from time to time during the terms of the agreements. If a health plan exercises its right to amend its benefit and risk obligations and compensation rights, we are generally allowed a period of time to object to such amendment. If we so object, under some of the capitation agreements, either party may terminate the applicable agreement upon a certain period of prior written notice. If we enter into capitation contracts with unfavorable economic terms, or a capitation contract is amended to include unfavorable terms, we could suffer losses with respect to such contract. Since we do not negotiate with CMS or any health plan regarding the benefits to be provided under their plans, we often have just a few months to familiarize ourselves with each new annual package of benefits we are expected to offer. Depending on the health plan at issue and the amount of revenue associated with the health plan’s capitation agreement, the renegotiated terms or termination could have a material adverse effect on our business, results of operations, financial condition and cash flows.
Although we have contracts with many payors, these contracts may be terminated before their term expires for various reasons, such as changes in the regulatory landscape and poor performance by us, subject to certain conditions. Certain of our contracts are terminable immediately upon the occurrence of certain events. Certain of our contracts may be terminated immediately by the partner if we lose applicable licenses, go bankrupt, lose our liability insurance or receive an exclusion, suspension or debarment from state or federal government authorities. Additionally, if a payor were to lose applicable licenses, go bankrupt, lose liability insurance, become insolvent, file for bankruptcy or receive an exclusion, suspension or debarment from state or federal government authorities, our contract with such payor could in effect be terminated. In addition, certain of our contracts may be terminated immediately if we become insolvent or file for bankruptcy. If any of our contracts with our payors is terminated, we may not be able to recover all fees due under the terminated contract, which may adversely affect our operating results. If any of these contracts were terminated, certain members covered by such plans may choose to shift to another primary care provider within their health plan’s network. Moreover, our inability to maintain our agreements with health plans with respect to their members or to negotiate favorable terms for those agreements in the future could result in the loss of members and could have a material adverse effect on our profitability and business.
COVID-19
or another pandemic, epidemic, or outbreak of an infectious disease may have an adverse effect on our business, results of operations, financial condition and cash flows.
In March 2020, the World Health Organization declared
COVID-19
a global pandemic. The outbreak of
COVID-19
caused severe disruptions in the global economy. These disruptions have adversely impacted businesses including in the markets in which we operate. The U.S. Food and Drug Administration has approved the use of two
COVID-19
vaccines and has issued emergency use authorizations for additional vaccines for the prevention of
COVID-19.
The availability of these vaccines has resulted in a significant portion of the U.S. population being vaccinated and enabled many areas of the U.S. to lift most
COVID-19
restrictions. Notwithstanding the vaccination success, multiple variants of the virus that cause
COVID-19
continue to persist globally and in the United States. While we continue to navigate the crisis and monitor the impact of the pandemic on our business, the fluidity of the situation precludes us at this time from making any predictions as to the ultimate impact
COVID-19
may have on our future financial condition, results of operations and cash flows.
The
COVID-19
outbreak, including various variants, has had, and may continue to have, severe negative repercussions across local, state and national economies, financial markets and our industry. The extent to which the
COVID-19
pandemic will continue to impact our business will depend on future developments, which remain uncertain and cannot be predicted, including, but not limited to additional variants and waves of the virus, new information which may emerge concerning the severity and spread of
COVID-19
and the actions to contain
COVID-19
or treat its impact, including vaccination rates among the population, the effectiveness of the
COVID-19
vaccines or boosters against
COVID-19
variants, availability and efficacy of treatments and the response by the governmental bodies and regulators. In addition, the
COVID-19
virus disproportionately impacts older adults, especially those with chronic illnesses, such as many of our members.
It remains difficult to project the direct impact of
COVID-19
on our operating revenues and expenses. Key factors include the duration and extent of the outbreak in areas in which we operate as well as societal and governmental responses. Members may continue to be reluctant to seek necessary care given the risks of the
COVID-19
pandemic. We also may experience increased internal and third-party medical costs as we provide care for members suffering from
COVID-19.
This increase in

costs may be particularly significant given the significant number of our members who are under capitation agreements. We may also incur liabilities related to our operations during the
COVID-19
pandemic. For instance, in May 2020, we received a subpoena from the U.S. Department of Justice, or the DOJ, seeking records relating to our prescription of hydroxychloroquine during the early days of the pandemic. We reached an agreement with the DOJ to make a partial production of documents related to the matter, which we fulfilled in July 2020. We have not had any further interactions with the DOJ on this matter. Further, we may face increased competition due to changes to our competitors’ products and services, including modifications to their terms, conditions, and pricing that could materially adversely impact our business, results of operations, and overall financial condition in future periods.
In response to the
COVID-19
pandemic, we made operational changes to the staffing and operations of our medical centers to minimize potential exposure to
COVID-19.
If the
COVID-19
pandemic worsens, including the spread of variants, especially in regions where we have offices or medical centers, our business activities originating from affected areas could be adversely affected. Disruptive activities could include business closures in impacted areas, further restrictions on our employees’ and service providers’ ability to travel or work, impacts to productivity if our employees or their family members experience health issues, and potential delays in hiring and onboarding of new employees. We are unable to predict the effect that an increased focus on providing
COVID-19
vaccines or treatments to our members may have on our operations or our financial results. We may take further actions that alter our business operations as may be required by local, state, or federal authorities or that we determine are in the best interests of our employees. Such measures could negatively affect our revenue, medical costs and marketing efforts, employee productivity or member retention, any of which could harm our financial condition and business operations.
Further, the
COVID-19
pandemic has resulted in our employees and those of many of our vendors working from home and conducting work via the internet, and if the network and infrastructure of internet providers becomes overburdened by increased usage or is otherwise unreliable or unavailable, our employees’ and our vendors’ employees’ access to the internet to conduct business could be negatively impacted. Limitations on access or disruptions to services or goods provided by or to some of our suppliers and vendors upon which our platform and business operations relies, could interrupt our ability to provide our platform, decrease the productivity of our workforce, and significantly harm our business operations, financial condition, and results of operations.
Our platform and the other systems or networks used in our business may experience an increase in attempted cyber-attacks, privacy breaches, targeted intrusion, ransomware, and phishing campaigns seeking to take advantage of shifts to employees working remotely using their household or personal internet networks and to leverage fears promulgated by the
COVID-19
pandemic. The success of any of these unauthorized attempts could substantially impact our platform, the proprietary and other confidential data contained therein or otherwise stored or processed in our operations, and ultimately our business. Any actual or perceived security incident also may cause us to incur increased expenses to improve our security controls and to remediate security vulnerabilities.
While vaccines and boosters for
COVID-19
have been developed and administered, and the spread of
COVID-19
may eventually be contained or mitigated, we cannot predict the percentage of the population that becomes vaccinated or boosted, the efficacy of such vaccines (or boosters) against variants, and we do not yet know how businesses or our vendors, partners, members or employees will operate in a post
COVID-19
environment. It is unclear how long the
COVID-19
pandemic will last, how severe it will be, and what additional safety measures governments will impose in response to it and there is no guarantee that a future outbreak of this or any other widespread epidemics will not occur. Because of our business model, the full impact of the
COVID-19
pandemic may not be fully reflected in our results of operations and overall financial condition until future periods.

To the extent the
COVID-19
pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “
Risk Factors
” section.
Reductions in the quality ratings of the health plans we serve could have a material adverse effect on our business, results of operations, financial condition and cash flows.
As a result of the Affordable Care Act the level of reimbursement each health plan receives from CMS is dependent, in part, upon the quality rating of the Medicare plan. Under the Medicare Advantage plans’ star rating system, lower star ratings correspond to lower quality ratings. Such ratings impact the percentage of any cost savings rebate and any bonuses earned by such health plans. Since a significant portion of our revenue is expected to be calculated as a percentage of CMS reimbursements received by these health plans with respect to our members, reductions in the quality ratings of a health plan that we serve could have a material adverse effect on our business, results of operations, financial condition and cash flows.
Given each health plan’s control of its local plans and the many other providers that serve such plans, we believe that we will have limited ability to influence the overall quality rating of any such plan. The Balanced Budget Act passed in February 2018 implemented certain changes to prevent artificial inflation of star ratings for Medicare Advantage plans offered by the same organization. In addition, CMS has terminated plans that have had a rating of less than three stars for three consecutive years, whereas Medicare Advantage plans with five stars are permitted to conduct enrollment throughout almost the entire year. Because low quality ratings can potentially lead to the termination of a plan that we serve, we may not be able to prevent the potential termination of a contracting plan or a shift of members to other plans based upon quality issues which could, in turn, have a material adverse effect on our business, results of operations, financial condition and cash flows.
Our medical centers and affiliate providers are concentrated in certain geographic regions, which makes us sensitive to regulatory, economic, environmental and competitive conditions in those regions.
As of December 31, 2021, we provided care for our 227,005 members across eight states and Puerto Rico, of which a substantial majority of members were in Florida, and had more than approximately 400 employed providers (physicians, nurse practitioners, physician assistants) at our 130 owned medical centers and more than 1,000 affiliate providers. Such geographic concentration makes us particularly sensitive to regulatory, economic, environmental and competitive conditions in the state of Florida. Any material changes in those factors in Florida could have a disproportionate effect on our business and results of operations. Due to the concentration of our operations in Florida, our business may be adversely affected by economic conditions that disproportionately affect Florida as compared to other states. In addition, our exposure to many of the risks described herein are not mitigated by a diversification of geographic focus.
Moreover, regions in and around the southeastern United States commonly experience hurricanes and other extreme weather conditions. As a result, certain of our medical centers, especially those in Florida, are susceptible to physical damage and business interruption from an active hurricane season or a single severe storm. Moreover, global climate change could increase the intensity of individual hurricanes or the number of hurricanes that occur each year. Even if our medical centers are not directly damaged, we may experience considerable disruptions in our operations due to property damage or electrical outages experienced in storm-affected areas by our members, physicians, payors, vendors and others. Additionally, long-term adverse weather conditions, whether caused by global climate change or otherwise, could cause an outmigration of people from the communities where our medical centers are located. If any of the circumstances described above occurred, there could be a harmful effect on our business and our results of operations could be adversely affected.
As we expand into new markets in new states we must comply with a variety of health regulatory and other state laws. In California, for example, the Knox-Keene Act regulates healthcare service plans and requires registration or licensure if an organization: (i) contracts directly with a healthcare service plan or arranges for healthcare services for the healthcare service plan’s enrollees; (ii) assumes financial risk for the healthcare services provided to the plan’s employees; and (iii) is responsible for the processing and payment of claims made by providers for services rendered by those providers on behalf of a healthcare service plan when those services are covered under risk-based payments made by the plan. Our business may require us to register with the California Department of Managed Health Care, meet certain solvency requirements, submit quarterly and annual financial reports (which will be publicly available), and submit quarterly survey reports.
We primarily depend on reimbursements by third-party payors, which could lead to delays and uncertainties in the reimbursement process.
The reimbursement process is complex and can involve delays. Although we recognize revenue when we provide services to our members, to the extent that it is probable that a significant reversal will not occur, we may from time to time experience delays in receiving the associated capitation payments or, for our members on fee-for-service
arrangements, the reimbursement for the service provided. In addition, third-party payors may disallow, in whole or in part, requests for reimbursement based on determinations that the member is not eligible for coverage, certain amounts are not reimbursable under plan coverage or were for services provided that were not medically necessary or additional supporting documentation is necessary. Retroactive adjustments may change amounts realized from third-party payors. We are subject to claims reviews and/or audits by such payors, including governmental audits of our Medicare claims, and may be required to repay these payors if a finding is made that we were incorrectly reimbursed. Delays and uncertainties in the reimbursement process may adversely affect revenue and accounts receivable, increase the overall costs of collection and cause us to incur additional borrowing costs. Third-party payors are also increasingly focused on controlling healthcare costs, and such efforts, including any revisions to reimbursement policies, may further complicate and delay our reimbursement claims.
Our relatively limited operating history makes it difficult to evaluate our current business and future prospects and increases the risk of your investment.
Our relatively limited operating history makes it difficult to evaluate our current business and plan for our future growth. We opened our first medical center in 2009, and our relationship with InTandem Capital Partners, or InTandem, to provide financial support and guidance to fund platform investments and accelerate our growth began in 2016. We have encountered and will continue to encounter significant risks and uncertainties frequently experienced by new and growing companies in rapidly changing industries, such as determining appropriate investments for our limited resources, competition from other providers, acquiring and retaining members, hiring, integrating, training and retaining skilled personnel, determining prices for our services, unforeseen expenses, challenges in forecasting accuracy and successfully integrating practices that we acquire. Although we have successfully expanded our medical center footprint outside of Florida and intend to continue to expand into new geographic locations, we cannot provide assurance that any new medical centers we open or new geographic locations we enter will be successful. If we are unable to increase our member enrollment, successfully manage our third-party medical costs or successfully expand into new member services, our revenue and our ability to achieve and sustain profitability would be impaired. Additional risks include our ability to effectively manage the growth of, process, store, protect and use personal data in compliance with governmental regulations, contractual obligations and other legal obligations related to privacy and security and manage our obligations as a provider of healthcare services under Medicare and Medicaid. If our assumptions regarding these and other similar risks and uncertainties, which we use to plan our business, are incorrect or change as we gain more experience operating our business or due to changes in our industry, or if we do not address these challenges successfully, our operating and financial results could differ materially from our expectations and our business could suffer.
We expect to continue to increase our headcount and to hire more physicians, nurses and other specialized medical personnel in the future as we grow our business and open new medical centers. We will need to continue to hire, train and manage additional qualified information technology, operations and marketing staff, and improve and maintain our technology and information systems to properly manage our growth. If our new hires perform poorly, or if we are unsuccessful in hiring, training, managing and integrating these new employees, or if we are not successful in retaining our existing employees, our business may be adversely affected.

Labor shortages and constraints in the supply chain could adversely affect our results of operations.
In 2021, we experienced labor shortages and other labor-related issues, which were pronounced as a result of the
COVID-19
pandemic. A number of factors may adversely affect the labor force available to us or increase labor costs, including high employment levels, federal unemployment subsidies, increased wages offered by other employers, vaccine mandates and other government regulations and our responses thereto. As more employers offer remote work, we may have more difficulty recruiting for jobs that require on-site
attendance. We have recently observed an overall tightening and increasingly competitive labor market. If we are unable to hire and retain employees capable of performing at a high-level, our business could be adversely affected. A sustained labor shortage, lack of skilled labor, or increased turnover within our employee base, caused by
COVID-19
or as a result of general macroeconomic factors, could have a material adverse impact on our business and operating results.
In addition, recent developments in the national and worldwide supply chain slowdown have resulted in increased cost and reduced supply for most supplies and materials, including healthcare supplies and equipment and building materials necessary for the build-out
and completion of new medical centers. It is impossible to predict how long this supply chain slowdown will last or how much it will impact our business operations but it is likely that our costs will increase for supplies and equipment and our ability to quickly open new centers on budget will be impaired.
We have a history of net losses, we anticipate increasing expenses in the future, and we may not be able to achieve or maintain profitability.
We incurred a net loss of $19.8 million, $71.1 million and $116.7 million for the years ended December 31, 2019, 2020 and 2021, respectively. Our accumulated deficit was $107.8 million and $78.8 million as of December 31, 2020 and 2021, respectively. We expect our aggregate costs will increase substantially in the foreseeable future and our losses will continue as we expect to invest heavily in increasing our member base, expanding our operations, hiring additional employees and operating as a public company. We may not succeed in increasing our revenue sufficiently to offset these higher expenses. Our cash flows from operating activities were negative for the years ended December 31, 2019, 2020 and 2021. We may not generate positive cash flow from operating activities in any given period, and our limited operating history may make it difficult for stakeholders to evaluate our current business and our future prospects. In addition, we have used a significant amount of cash on acquisitions and investing in de novo medical centers. There is no guarantee that any such acquisition or investment is successful or generates a net profit. See “
Risks Related to Our Growth.
”
Changes in the payor mix of members and potential decreases in our reimbursement rates could adversely affect our revenues and results of operations.
The amounts we receive for services provided to members are determined by a number of factors, including the payor mix of our members and the reimbursement methodologies and rates utilized by our members’ plans. Reimbursement rates are generally higher for capitation agreements than they are under fee-for-service
arrangements, and capitation agreements provide us with an opportunity to capture any additional surplus we create by investing in preventive care to keep a particular member’s third-party medical expenses low. Under a capitated payor arrangement, we receive recurring per-member-per-month
revenue and assume the financial responsibility for the healthcare expenses of our members. Under a fee-for-service
payor arrangement, we collect fees directly from the payor as services are provided. A significant portion of our total revenue for the years ended December 31, 2019, 2020 and 2021 was capitated revenue, with the remainder being fee-for-service
and other revenue. A significant decrease in the number of capitation arrangements could adversely affect our revenues and results of operations.

The healthcare industry has also experienced a trend of consolidation, resulting in fewer but larger payors that have significant bargaining power, given their market share. Payments from payors are the result of negotiated rates. These rates may decline based on renegotiations and larger payors have significant bargaining power to negotiate higher discounted fee arrangements with healthcare providers. As a result, payors increasingly are demanding discounted fee structures or the assumption by healthcare providers of all or a portion of the financial risk related to paying for care provided through capitation agreements.
Via our management services organization relationships, we have relationships with affiliated independent physicians and group practices, which we do not own or control, that provide healthcare services, and our business could be harmed if a material number of those relationships were disrupted or if our arrangements with such providers become subject to legal challenges, liabilities or reputational harm.
In addition to our owned medical centers, we also provide practice management and administrative support services to independent physicians and group practices that we do not own through our managed services organization relationships, which we refer to as our affiliate providers. Our affiliate relationships allow us to partner with independent physicians and group practices and provides them access to components of our population health platform. As of December 31, 2021, we maintained relationships with over 1,000 affiliate providers. As in the case of our owned medical centers, we receive per-member-per-month
capitated revenue and a
pre-negotiated
percentage of the premium that the health plan receives from CMS. We pay the affiliate a primary care fee and a portion of the surplus of premium in excess of third-party medical costs. The surplus portion paid to affiliates is recorded as direct patient expense. However, we do not own our affiliated centers and our affiliated physicians are not our employees, and we have limited control over their operations. Accordingly, we do not exercise influence or control over the practice of medicine by our affiliated physicians, including, but not limited to, quality and cost of care. Our affiliated physicians and physician groups may not maintain standards of evidence-based medical practice and population health management that are consistent with our standards. If a material number of those relationships were disrupted or if our arrangements with such providers become subject to legal challenges, liabilities or reputational harm, our business could be harmed.
There are risks associated with estimating the amount of revenue that we recognize under our capitation agreements with health plans, and if our estimates of revenue are materially inaccurate, it could impact the timing and the amount of our revenue recognition or have a material adverse effect on our business, results of operations, financial condition and cash flows.
There are risks associated with estimating the amount of revenues that we recognize under our capitation agreements with health plans in a reporting period. Medicare pays capitation using a risk adjusted model, which compensates payors based on the health status, or acuity, of each individual member. Payors with higher acuity members receive a higher payment and those with lower acuity members receive a lower payment. Moreover, some of our capitated revenues also include adjustments for performance incentives or penalties based on the achievement of certain clinical quality metrics as contracted with payors. Our capitated revenues are recognized based on projected member acuity and quality metrics and may be subsequently adjusted to reflect actual member acuity and quality metrics. Our ability to accurately project and recognize member acuity and quality metric adjustments are affected by many factors. For instance, our ability to accurately project member acuity and quality metrics may be more limited in the case of medical centers operating in new markets or medical centers that were recently acquired.
In addition, the billing and collection process is complex due to ongoing insurance coverage changes, geographic coverage differences, differing interpretations of contract coverage, and other payor issues, such as ensuring appropriate documentation. Determining applicable primary and secondary coverage for our members, together with the changes in member coverage that occur each month, requires complex, resource-intensive processes. Errors in determining the correct coordination of benefits may result in refunds to payors. Collections, refunds and payor retractions typically continue to occur for up to three years and longer after services are provided. If our estimates of revenues are materially inaccurate, it could impact the timing and the amount of our revenue recognition and have a material adverse impact on our business, results of operations, financial condition and cash flows.

A failure to accurately estimate incurred but not reported medical expense could adversely affect our results of operations.
Patient care costs include estimates of future medical claims that have been incurred by the patient but for which the provider has not yet billed. Our accrual for medical services incurred but not reported reflects our best estimates of unpaid medical expenses as of the end of any particular period. These claim estimates are made utilizing standard actuarial methodologies and are continually evaluated and adjusted by management based upon our historical claims experience and other factors, including regular independent assessments by a nationally recognized actuarial firm. Adjustments, if necessary, are made to medical claims expense and capitated revenues when the assumptions used to determine our claims liability change and when actual claim costs are ultimately determined.
Due to the inherent uncertainties associated with the factors used in these estimates and changes in the patterns and rates of medical utilization, materially different amounts could be reported in our financial statements for a particular period under different conditions or using different, but still reasonable, assumptions. It is possible that our estimates of this type of claim may be inadequate in the future. In such event, our results of operations could be adversely impacted. Further, the inability to estimate these claims accurately may also affect our ability to take timely corrective actions, further exacerbating the extent of any adverse effect on our results of operations.
Negative publicity regarding the managed healthcare industry generally could adversely affect our results of operations or business.
Negative publicity regarding the managed healthcare industry generally, or the Medicare Advantage program in particular, may result in increased regulation and legislative review of industry practices that further increase our costs of doing business and adversely affect our results of operations or business by:

•	requiring us to change or increase our products and services provided to members;

•
increasing the regulatory, including compliance, burdens under which we operate, which, in turn, may negatively impact the manner in which we provide services and increase our costs of providing services;

•
adversely affecting our ability to market our products or services through the imposition of further regulatory restrictions regarding the manner in which plans and providers market to Medicare Advantage or traditional Medicare enrollees; or

•	adversely affecting our ability to attract and retain members.
We lease or license all of our medical centers and may experience risks relating to lease terminations, lease expense escalators, lease extensions and special charges.
We currently lease or license all of our medical centers. Generally, our lease or license agreements provide that the lessor may terminate the lease, subject to applicable cure provisions, for a number of reasons, including the defaults in any payment of rent, taxes or other payment obligations, the breach of any other covenant or agreement in the lease. If a lease agreement is terminated, there can be no assurance that we will be able to enter into a new lease agreement on similar or better terms or at all.
Our lease obligations often include annual fixed rent escalators or variable rent escalators based on a consumer price index. These escalators could impact our ability to satisfy certain obligations and financial covenants. If the results of our operations do not increase at or above the escalator rates, it would place an additional burden on our results of operations, liquidity and financial position.

As we continue to expand and have leases or licenses with different start dates, it is likely that some number of our leases and licenses will expire each year. Our lease or license agreements often provide for renewal or extension options. There can be no assurance that these rights will be exercised in the future or that we will be able to satisfy the conditions precedent to exercising any such renewal or extension. If we are not able to renew or extend our leases or licenses at or prior to the end of the existing lease terms, or if the terms of such options are unfavorable or unacceptable to us, our business, financial condition and results of operations could be adversely affected.
Leasing medical centers pursuant to binding lease or license agreements may limit our ability to exit markets. For instance, if one facility under a lease or license becomes unprofitable, we may be required to continue operating such facility or, if allowed by the landlord to close such facility, we may remain obligated for the lease payments on such facility. We could incur special charges relating to the closing of such facility, including lease termination costs, impairment charges and other special charges that would reduce our profits and could have a material adverse effect on our business, financial condition or results of operations.
Our failure to pay the rent or otherwise comply with the provisions of any of our lease agreements could result in an “event of default” under such lease agreement and agreements for our indebtedness. Upon an event of default, remedies available to our landlords generally include, without limitation, terminating such lease agreement, repossessing and reletting the leased properties and requiring us to remain liable for all obligations under such lease agreement, including the difference between the rent under such lease agreement and the rent payable as a result of reletting the leased properties, or requiring us to pay the net present value of the rent due for the balance of the term of such lease agreement. The exercise of such remedies would have a material adverse effect on our business, financial position, results of operations and liquidity.
If certain of our suppliers do not meet our needs, if there are material price increases on supplies, if we are not reimbursed or adequately reimbursed for drugs we purchase or if we are unable to effectively access new technology or superior products, it could negatively impact our ability to effectively provide the services we offer and could have a material adverse effect on our business, results of operations, financial condition and cash flows.
We have significant suppliers that may be the sole or primary source of products critical to the services we provide, including our primary providers of pharmaceutical drugs and pharmacy supplies. If any of these suppliers do not meet our needs, including in the event of a product recall, shortage or dispute, and we are not able to find adequate alternative sources, if we experience material price increases from these suppliers (for instance, increases in the wholesale price of generic drugs) that we are unable to mitigate, or if some of the drugs that we purchase are not reimbursed or not adequately reimbursed by commercial or government payors, it could have a material adverse impact on our business, results of operations, financial condition and cash flows. In addition, the technology related to the products critical to the services we provide is subject to new developments which may result in superior products. If we are not able to access superior products on a cost-effective basis or if suppliers are not able to fulfill our requirements for such products, we could face member attrition and other negative consequences which could have a material adverse effect on our business, results of operations, financial condition and cash flows.
Our pharmacy business is subject to governmental regulations, procedures and requirements; our noncompliance or a significant regulatory change could adversely affect our business, the results of our operations or our financial condition.
Our pharmacy business is subject to numerous federal, state and local laws and regulations. Changes in these regulations may require extensive system and operating changes that may be difficult to implement. Untimely compliance or noncompliance with applicable regulations could result in the imposition of civil and criminal penalties that could adversely affect the continued operation of our pharmacy business, including: (i) suspension of payments from government programs; (ii) loss of required government certifications; (iii) loss of authorizations or changes in requirements for participating in, or exclusion from, government reimbursement programs, such as the Medicare and Medicaid programs; (iv) loss of licenses; or (v) significant fines or monetary penalties. The regulations to which we are subject include, but are not limited to, federal, state and local registration and regulation of pharmacies; dispensing and sale of controlled substances and products containing pseudoephedrine; applicable Medicare and Medicaid regulations; regulations implementing the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and their implementing regulations, or HIPAA; regulations relating to the protection of the environment and health and safety matters, including those governing exposure to and the management and disposal of hazardous substances; regulations enforced by the U. S. Federal Trade Commission, HHS and the Drug Enforcement Administration as well as state regulatory authorities, governing the sale, advertisement and promotion of products we sell; state and federal anti-kickback laws; false claims laws and federal and state laws governing the practice of the profession of pharmacy. We are also governed by federal and state laws of general applicability, including laws regulating wages and hours, working conditions, health and safety and equal employment opportunity. If we are unable to successfully provide pharmacy services, we may not be able to achieve the expected benefits of our value-based care model where members have access to both primary care and ancillary programs such as pharmacy services at our medical centers, which may have a negative effect on our business and results of operations.
The continued conversion of various prescription drugs, including potential conversions of a number of popular medications, to over-the-counter
medications may reduce our pharmacy sales and customers may seek to purchase such medications through other channels. Also, if the rate at which new prescription drugs become available slows or if new prescription drugs that are introduced into the market fail to achieve popularity, our pharmacy sales may be adversely affected. The withdrawal of certain drugs from the market or concerns about the safety or effectiveness of certain drugs or negative publicity surrounding certain categories of drugs may also have a negative effect on our pharmacy sales or may cause shifts in our pharmacy product mix.
Certain risks are inherent in providing pharmacy services; our insurance may not be adequate to cover any claims against us.
Pharmacies are exposed to risks inherent in the packaging and distribution of pharmaceuticals and other healthcare products, such as with respect to improper filling of prescriptions, labeling of prescriptions, adequacy of warnings, unintentional distribution of counterfeit drugs and expiration of drugs. In addition, federal and state laws that require our pharmacists to offer counseling, without additional charge, to customers about medication, dosage, delivery systems, common side effects and other information the pharmacists deem significant can impact our pharmacy business. Our pharmacists may also have a duty to warn customers regarding any potential negative effects of a prescription drug if the warning could reduce or negate these effects. Although we maintain professional liability and errors and omissions liability insurance, from time to time, claims may result in the payment of significant amounts, some portions of which are not funded by insurance. We cannot assure stakeholders that the coverage limits under our insurance programs will be adequate to protect us against future claims, or that we will be able to maintain this insurance on acceptable terms in the future. Our results of operations, financial condition or cash flows may be adversely affected if in the future our insurance coverage proves to be inadequate or unavailable or there is an increase in liability for which we self-insure or we suffer reputational harm as a result of an error or omission.
We are subject to a right of first refusal in favor of Humana, Inc. and certain of its affiliates, which could impede our growth and adversely impact the potential value of the Company.
We are subject to an Amended and Restated Right of First Refusal Agreement, or the ROFR Agreement, entered into by and among Humana and certain of its affiliates and PCIH, the Seller and the Company upon completion of the Business Combination. Under the ROFR Agreement, Humana has been granted a right of first refusal on any sale, lease, license or other disposition, in one transaction or a series of related transactions, of assets, businesses, divisions or subsidiaries that constitute

20% or more of the net revenues, net income or assets of, or any equity transaction (including by way of merger, consolidation, recapitalization, exchange offer, spin-off,
split-off,
reorganization or sale of securities) that results in a change of control of, PCIH, the Seller, or the Company or its subsidiary, HP MSO, LLC. If exercised, Humana would have the right to acquire the assets or equity interests by matching the terms of the proposed sale transaction.
The ability of Humana to elect to exercise its right of first refusal may limit or impede the Company’s ability to conduct its business on the terms and in the manner it considers most favorable, which may adversely affect its future growth opportunities. The existence of the right of first refusal may also deter potential acquirors from seeking to acquire the Company. If potential acquirors are deterred from considering an acquisition of the Company, the Company may receive less than fair market value acquisition offers or may not receive acquisition offers at all, which might have a substantial negative effect on the value of your investment in the Company and may impact the long-term value, growth and potential of the Company.
Our overall business results may suffer from an economic downturn and budget deficits.
During economic downturns, governmental entities often experience budget deficits as a result of increased costs and lower than expected tax collections. These budget deficits may force federal, state and local government entities to decrease spending for health and human service programs, including Medicare, Medicaid and similar programs, which represent significant payor sources for our medical centers together with payors with whom we contract to provide health plans to our members which could harm our business.
Risks Related to Our Growth
If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of service and member satisfaction or adequately address competitive challenges.
We have experienced, and may continue to experience, rapid growth and organizational change, which has placed, and may continue to place, significant demands on our management and our operational and financial resources. Additionally, our organizational structure may become more complex as we improve our operational, financial and management controls, as well as our reporting systems and procedures. We may require significant capital expenditures and the allocation of valuable management resources to grow and change in these areas. We must effectively increase our headcount and continue to effectively train and manage our employees. We will be unable to manage our business effectively if we are unable to alleviate the strain on resources caused by growth in a timely and successful manner. If we fail to effectively manage our anticipated growth and change, the quality of our services may suffer, which could negatively affect our brand and reputation and harm our ability to attract and retain members and employees.
In addition, as we expand our business, it is important that we continue to maintain a high level of member service and satisfaction. As our member base continues to grow, we will need to expand our medical, member services and other personnel and our network of partners to provide personalized member service. If we are not able to continue to provide high quality medical care with high levels of member satisfaction, our reputation as well as our business, results of operations and financial condition could be adversely affected.
We have encountered and will continue to encounter risks and difficulties frequently experienced by growing companies in rapidly changing industries, including increasing expenses as we continue to grow our business. We expect our operating expenses to increase significantly over the next several years as we continue to hire additional personnel, expand our operations and infrastructure, and continue to expand to reach more members. In addition to the expected costs to grow our business, we also expect to incur additional legal, accounting, investor relations and other expenses as a newly public company. These investments may be more costly than we expect, and if we do not achieve the benefits anticipated from these investments, or if the realization of these benefits is delayed, they may not result in increased revenue or growth in our business. If our growth rate were to decline significantly or become negative, it could adversely affect our financial condition and results of operations. If we are not able to achieve or maintain positive cash flow in the long term, we may require additional financing, which may not be available on favorable terms or at all and/or which could be dilutive to our stockholders. If we are unable to successfully address these risks and challenges as we encounter them, our business, results of operations and financial condition would be adversely affected. Our failure to achieve or maintain profitability could negatively impact the value of our securities.
We may not be able to identify suitable de novo expansion opportunities, engage with payors in new markets to continue extension of financial risk-sharing model agreements that have proved successful in our existing markets or cost-effectively develop, staff and establish such new medical centers in new markets.
Our business strategy is to grow rapidly by expanding our network of medical centers and is significantly dependent on opening new medical centers in new geographic locations, recruiting new clinicians and members and partnering or contracting with payors, existing medical practices or other healthcare providers to provide primary care services. We seek growth opportunities both organically and through acquisitions or other partnerships with payors or other primary care providers. To continue to expand our operations to other regions of the United States, we will have to devote resources to identifying and exploring such perceived opportunities.
Our ability to grow depends upon a number of factors, including enrolling new members, entering into contracts with additional payors, establishing new relationships with physicians and other healthcare providers, identifying appropriate medical centers, recruiting and retaining qualified personnel, obtaining leases and completing internal build-outs of new medical centers within proposed timelines and budgets. We anticipate that further geographic expansion will require us to make a substantial investment of management time, capital and/or other resources. There can be no assurance that we will be able to continue to successfully expand our operations in any new geographic markets.
Our growth strategy in new markets involves a number of risks and uncertainties, including that:

•
we may not be able to successfully enter into contracts with local payors on terms favorable to us or at all, including as a result of competition for payor relationships with other potential players, some of whom may have greater resources than we do, which competition may intensify due to the ongoing consolidation in the healthcare industry;

•
we may not be able to enroll or retain a sufficient number of new members to execute our growth strategy, and we may incur substantial costs to enroll new members and we may be unable to enroll a sufficient number of new members to offset those costs;

•	we may not be able to hire sufficient numbers of physicians and other staff and may fail to integrate our employees, particularly our medical personnel, into our care model;

•	per-member revenue in new markets may be lower than in our existing markets, including as a result of geographic cost index-based adjustments by CMS;

•	we may not be able to hire sufficient numbers of physicians and other staff and may fail to integrate our employees, particularly our medical personnel, into our care model;

•	when expanding our business into new states, we may be required to comply with laws and regulations that may differ from states in which we currently operate; and

•
depending upon the nature of the local market, we may not be able to implement our business model in every local market that we enter; for example, we may be unable to offer all services that we offer in our current markets (e.g., transportation), which could negatively impact our revenues and financial condition.

We cannot guarantee that we will be successful in pursuing our growth strategy. If we fail to evaluate and execute new business opportunities properly, we may not achieve anticipated benefits and may incur increased costs, which may negatively impact our business model, revenues, results of operations and financial condition.
We may not be able to identify suitable acquisition candidates, complete acquisitions or successfully integrate acquisitions, and acquisitions may not produce the intended results or may expose us to unknown or contingent liabilities.
Making selected acquisitions of complementary medical centers, physicians and group practices and successfully integrating them has been an important part of our growth to date, having completed a significant number of transactions since 2017, and we expect it to be a part of our strategy going forward. However, in the future, we may not be able to identify suitable acquisition candidates, complete acquisitions or integrate acquisitions successfully. In addition, acquisitions involve numerous risks, including difficulties in the integration of acquired operations and the diversion of management’s attention from other business concerns. In order to complete such strategic transactions, we may need to seek additional financing to fund these investments and acquisitions. Should we need to obtain financing for any acquisition or investment, there is no guarantee that we will be able to secure such financing, or obtain such financing on favorable terms, including due to general market conditions or the volatile nature of the healthcare marketplace. Should we issue equity securities as consideration in any acquisition, such issuance may be dilutive to our stockholders and the acquisition may not produce our desired results. If we incur additional debt, we may be subject to additional operating restrictions or be unable to generate sufficient cash flow to satisfy our debt obligations. See “Risks Related to Our Indebtedness.”
Even if we are successful in making an acquisition, the business that we acquire may not be successful or may require significantly greater resources and investments than we originally anticipated. We may expend extensive resources on an acquisition of a particular business that we are not able to successfully integrate into our operations, if at all, or where our expectations with respect to customer demands are not met.
Our ability to fully realize the anticipated benefits of both historical and future acquisitions will depend, to a large extent, on our ability to integrate the businesses we acquire. Integrating and coordinating aspects of the operations and personnel of acquisitions with ours involves complex operational and personnel-related challenges. This process is time-consuming and expensive, disrupts the businesses of both our business and the acquired business and may not result in the full benefits expected by us, including any cost synergies expected to arise from operational efficiencies and overlapping general and administrative functions.
The potential difficulties, and resulting costs and delays, include:

•	managing a larger combined company and consolidating corporate and administrative infrastructures;

•	the inability to realize any expected synergies and cost-savings;

•	difficulties in managing geographically dispersed operations, including risks associated with entering markets in which we have no or limited prior experience;

•	underperformance of any acquired business relative to our expectations and the price we paid;

•	negative near-term impacts on financial results after an acquisition, including acquisition-related earnings charges;

•	the assumption or incurrence of additional debt obligations or expenses, or use of substantial portions of our cash;

•	the issuance of equity securities to finance or as consideration for any acquisitions that dilute the ownership of our stockholders;

•	claims by terminated employees and shareholders of acquired companies or other third parties related to the transaction;

•	problems maintaining uniform procedures, controls and policies with respect to our financial accounting systems;

•	unanticipated issues in integrating information technology, communications and other systems; and

•	risks associated with acquiring intellectual property, including potential disputes regarding acquired companies’ intellectual property.
Additionally, the integration of operations and personnel may place a significant burden on management and other internal resources. The attention of our management may be directed towards integration considerations and may be diverted from our day-to-day
business operations, and matters related to the integration may require commitments of time and resources that could otherwise have been devoted to other opportunities that might have been beneficial to us and our business. The diversion of management’s attention, and any difficulties encountered in the transition and integration process, could harm our business, financial condition and results of operations.
We must attract and retain highly qualified personnel in order to execute our growth plan.
Competition for highly qualified personnel is intense, especially for physicians and other medical professionals who are experienced in providing care services to older adults. We have, from time to time, experienced, and we expect to continue to experience, difficulty in hiring and retaining employees with appropriate qualifications. Many of the companies and healthcare providers with which we compete for experienced personnel have greater resources than we have. If we hire employees from competitors or other companies or healthcare providers, their former employers may attempt to assert that these employees or we have breached certain legal obligations, resulting in a diversion of our time and resources. If we fail to attract new personnel or fail to retain and motivate our current personnel, our business and future growth prospects could be harmed. Many of our senior employees are subject to non-competition
and
non-solicitation
agreements with us. However, the enforceability of
non-competition
agreements may differ from state to state and by circumstance and if any of our non-competition
agreements was found to be unenforceable, our business and growth prospects could be harmed.
If we are unable to attract new members, our revenue growth will be adversely affected.
To increase our revenue, our business strategy is to expand the number of medical centers in our network. In order to support such growth, we must continue to enroll and retain a sufficient number of new members. We are focused on the Medicare-eligible population and face competition from other primary healthcare providers in the enrollment of Medicare-eligible potential members. If potential or existing members prefer the care provider model of one of our competitors, we may not be able to effectively implement our growth strategy, which depends on our ability to grow organically by enrolling new members and retaining existing members. In addition, our growth strategy is dependent in part on patients electing to move from fee-for-service
to capitated arrangements and selecting us as their primary care provider under their plan. Our inability to enroll new members and retain existing members, particularly those under capitation arrangements, would harm our ability to execute our growth strategy and may have a material adverse effect on our business operations and financial position.

We have limited experience serving as a Direct Contracting Entity with CMS and may not be able to realize the expected benefits thereof.
The CMMI unveiled a direct contracting model which began in 2021 to create value-based payment arrangements with DCEs as part of CMS’ strategy to drive broader healthcare reform and accelerate the shift from original Medicare fee-for-service
toward value-based care models. A key aspect of direct contracting is allowing participation in the payment model by organizations that have not typically participated in Medicare fee-for-service
or CMS CMMI models, such as organizations that currently operate exclusively in the Medicare Advantage program. Our wholly owned subsidiary, American Choice Healthcare, LLC, was one of 41 unique companies chosen by CMS as a DCE to participate in the Implementation Period of the Direct Contracting Model for Global and Professional Options, which ran from October 1, 2020 through March 31, 2021, and is now participating in the Global and Direct Contracting Performance Period, which runs from April 1, 2021 until December 31, 2026. However, we have no experience serving as a DCE and may not be able to realize the expected benefits thereof.
Further, on February 24, 2022, CMMI announced it was redesigning the Global and Professional Direct Contracting Model in its current form and is renaming the model the “ACO Realizing Equity, Access, and Community Health”, or ACO REACH, Model, beginning January 1, 2023. Additionally, regulators are shelving the geographic direct contracting model, which was launched in December 2020 and paused in March 2021, effective immediately. Current DCEs participating in the GPDC Model participants must maintain a strong compliance record in 2022 and agree to meet all of the ACO REACH requirements. We can provide no assurances that we will be able to meet any new ACO REACH requirements or continue participation in the ACO REACH Model.
We also can provide no assurances that participation in direct contracting models (either as part of the current Global and Professional Direct Contracting Model or the ACO REACH Model) will allow us to achieve risk-like patient economics on original Medicare patients. For instance, we may not be able to calibrate our historical medical expense estimates to this new beneficiary population, who have not chosen to participate in value-based care and thus may utilize third-party medical services differently than our current members. Beneficiaries that we are assigned under a direct contracting model may not be profitable to us initially or at all. In addition, our management team has invested considerable time and resources in meeting the requirements of the Global and Professional Direct Contracting Model, and we may further invest considerable time and resources in adapting to the ACO REACH Model, but we may not be able to realize the expected benefits thereof. Adding additional members through direct contracting will require absorbing additional members into our existing medical centers, which may strain resources or negatively affect our quality of care. We can provide no assurances that we will participate in direct contracting models for additional performance years beyond the initial five year period (or within the initial period), including as a result of decreased political support for value-based care or direct contracting models, or that participation will expand our total addressable market in the manner that we expect. Our existing DCE contracts are subject to annual review by CMS.
We operate Accountable Care Organizations whose governance and financial model is subject to change by CMS.
The CMS Center for Medicare and Medicaid Innovation periodically updates its Accountable Care Organization (ACO) models. We operate ACOs in multiple markets. ACOs have been a part of CMS’ strategy to drive broader healthcare reform and accelerate the shift from original Medicare toward value-based care models. Further, CMS has stated that it would like all Medicare beneficiaries with Part A and B coverage (and the vast majority of Medicaid beneficiaries) to be in a care relationship with accountability for quality and total cost of care by 2030. There could be material changes to the ACO programs requirements which affect our performance. For example, CMS has announced that it will transition DCE lives into the ACO REACH program which has a number of changes, including to risk score calculation, quality withholds, and compliance standards, among other items.

Our corporate culture has contributed to our success, and if we cannot maintain this culture as we grow, we could lose the innovation, creativity and teamwork fostered by our culture and our business may be harmed.
We believe that our culture has been and will continue to be a critical contributor to our success. We expect to continue to hire aggressively as we expand, and we believe our corporate culture has been crucial in our success and our ability to attract highly skilled personnel. If we do not continue to develop our corporate culture or maintain and preserve our core values as we grow and evolve, we may be unable to foster the innovation, curiosity, creativity, focus on execution, teamwork and the facilitation of critical knowledge transfer and knowledge sharing we believe we need to support our growth. Moreover, despite applicable restrictions on transfer of shares, liquidity available to our employee securityholders following the Business Combination could lead to disparities of wealth among our employees, which could adversely impact relations among employees and our culture in general. Our anticipated headcount growth and our transition from a private company to a public company may result in a change to our corporate culture, which could harm our business.
We will be required to raise additional capital or generate cash flows to execute on our growth strategy, expand our operations and invest in new technologies in the future and our failure to do so could reduce our ability to compete successfully and harm our results of operations.
Our operations have consumed substantial amounts of cash since inception and we intend to continue to make significant investments to support our business growth, respond to business challenges or opportunities, expand our services in new geographic locations, build additional de novo medical centers and execute our accretive acquisition strategy. We will need to raise additional funds, and we may not be able to obtain additional debt or equity financing on favorable terms or at all. If we raise additional equity financing, our security holders may experience significant dilution of their ownership interests. If we engage in additional debt financing, we may be required to accept terms that restrict our ability to incur additional indebtedness, force us to maintain specified liquidity or other ratios or restrict our ability to pay dividends or make acquisitions, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, the covenants in the Credit Agreement may limit our ability to obtain additional debt, and any failure to adhere to these covenants could result in penalties or defaults that could further restrict our liquidity or limit our ability to obtain financing. If we need additional capital and cannot raise it on acceptable terms, or at all, we may not be able to, among other things:

•	develop and enhance our member services;

•	continue to expand our organization;

•	hire, train and retain employees;

•	respond to competitive pressures or unanticipated working capital requirements; or

•	pursue acquisition opportunities.
The unaudited pro forma condensed combined financial statements in this prospectus are presented for illustrative purposes, and do not necessarily reflect our financial condition or results of operations following the Business Combination and acquisition of University Health Care and its affiliates, and do not reflect all acquisitions that we have completed or expect to complete or the related financing transactions.
The unaudited pro forma condensed combined financial statements in this prospectus are presented for illustrative purposes only and are not necessarily indicative of what our actual financial position or results of operations would have been had the Business Combination and the acquisition of University Health Care and its affiliates, or University, occurred on the dates indicated. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed. Further, the pro forma condense combined financial statements do not reflect all of our acquisitions, but only those significant acquisitions required to be reflected by the SEC rules. In particular, the unaudited pro forma condensed combined financial statements do not reflect our acquisition of DMC and our other smaller acquisitions or the related financing transactions. In addition, as part of our strategy, we at any time may be considering other potential acquisition targets, some of which may be significant individually or in the aggregate, and may require us to file additional financial statements or update or file additional pro forma financial statements that may differ materially from those in this prospectus.
Risks Related to Government Regulation
We conduct business in a heavily regulated industry, and if we fail to comply with applicable state and federal healthcare laws and government regulations or lose governmental licenses, we could incur financial penalties, become excluded from participating in government healthcare programs, be required to make significant operational changes or experience adverse publicity, which could harm our business.
Our operations are subject to extensive federal, state and local government laws and regulations, such as:

•	Medicare and Medicaid reimbursement rules and regulations;

•
federal Anti-Kickback Statute, which, subject to certain exceptions known as “safe harbors,” prohibits the knowing and willful offer, payment, solicitation or receipt of any bribe, kickback, rebate or other remuneration for referring an individual, in return for ordering, leasing, purchasing or recommending or arranging for or to induce the referral of an individual or the ordering, purchasing or leasing of items or services covered, in whole or in part, by any federal healthcare program, such as Medicare and Medicaid. A person or entity can be found guilty of violating the statute without actual knowledge of the statute or specific intent to violate it. In addition, a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the False Claims Act, or the FCA;

•
the federal physician self-referral law, commonly referred to as the Stark Law, and analogous state self-referral prohibition statutes, which, subject to limited exceptions, prohibit physicians from referring Medicare or Medicaid patients to an entity for the provision of certain “designated health services” if the physician or a member of such physician’s immediate family has a direct or indirect financial relationship (including an ownership interest or a compensation arrangement) with an entity, and prohibit the entity from billing Medicare or Medicaid for such “designated health services.” The Stark Law excludes certain ownership interests in an entity from the definition of a financial relationship, including ownership of investment securities that could be purchased on the open market when the designated health services referral was made and when the entity had stockholder equity exceeding $75 million at the end of the corporation’s most recent fiscal year or on average during the previous three fiscal years. “Stockholder equity” is the difference in value between a corporation’s total assets and total liabilities;

•
federal civil and criminal false claims laws, including the FCA, which prohibit, among other things, individuals or entities from knowingly presenting, or causing to be presented, false or fraudulent claims for payment to, or approval by Medicare, Medicaid, or other federal healthcare programs, knowingly making, using or causing to be made or used a false record or statement material to a false or fraudulent claim or an obligation to pay or transmit money to the federal government, or knowingly concealing or knowingly and improperly avoiding or decreasing an obligation to pay money to the federal government. The FCA also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the FCA and to share in any monetary recovery;

•
the Civil Monetary Penalty statute and associated regulations, which authorizes the government agent to impose civil money penalties, an assessment, and program exclusion for various forms of fraud and abuse involving the Medicare and Medicaid programs;

•
the criminal healthcare fraud provisions of HIPAA, and related rules that prohibit knowingly and willfully executing, or attempting to execute, a scheme or artifice to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations, or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private), and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any material false, fictitious or fraudulent statement in connection with the delivery of or payment for health care benefits, items or services. Similar to the federal Anti-Kickback Statute, a person or entity can be found guilty of violating HIPAA without actual knowledge of the statute or specific intent to violate it;

•
federal and state laws regarding telemedicine services, including necessary technological standards to deliver such services, coverage restrictions associated with such services, the amount of reimbursement for such services, the licensure of individuals providing such services;

•	federal and state laws and policies related to the prescribing and dispensing of pharmaceuticals and controlled substances;

•	federal and state laws related to the advertising and marketing of services by healthcare providers;

•
state laws regulating the operations and financial condition of risk bearing providers, which may include capital requirements, licensing or certification, governance controls and other similar matters;

•	state and federal statutes and regulations that govern workplace health and safety;

•
federal and state laws and policies that require healthcare providers to maintain licensure, certification or accreditation to enroll and participate in the Medicare and Medicaid programs, to report certain changes in their operations to the agencies that administer these programs and, in some cases, to re-enroll
in these programs when changes in direct or indirect ownership occur;

•
state laws pertaining to kickbacks, fee splitting, self-referral and false claims, some of which are not consistent with comparable federal laws and regulations, including, for example, not being limited in scope to relationships involving government health care programs;

•
state insurance laws governing what healthcare entities may bear financial risk and the allowable types of financial risks, including direct primary care programs, provider-sponsored organizations, Accountable Care Organizations, Independent Physician Associations, and provider capitation;

•
federal and state laws pertaining to the provision of services by nurse practitioners and physician assistants in certain settings, physician supervision of those services, and reimbursement requirements that depend on the types of services provided and documented and relationships between physician supervisors and nurse practitioners and physician assistants; and

•	federal and state laws pertaining to the privacy and security of protected health information, or PHI, and other patient information.

In addition to the above laws, Medicare and Medicaid regulations, manual provisions, local coverage determinations, national coverage determinations and agency guidance also impose complex and extensive requirements upon healthcare providers. Moreover, the various laws and regulations that apply to our operations are often subject to varying interpretations and additional laws and regulations potentially affecting providers continue to be promulgated that may impact us. A violation or departure from any of the legal requirements implicated by our business may result in, among other things, government audits, lower reimbursements, significant fines and penalties, the potential loss of certification, recoupment efforts or voluntary repayments. These legal requirements are civil, criminal and administrative in nature depending on the law or requirement.
We endeavor to comply with all legal requirements. We further endeavor to structure all of our relationships with physicians and providers to comply with state and federal anti-kickback physician and Stark laws and other applicable healthcare laws. On December 2, 2020, the HHS Office of Inspector General, or the OIG, and CMS issued final rules expanding and modifying existing and adding new regulatory Anti-Kickback Statute “safe harbors” and Stark Law exceptions, respectively. The rules are part of the “Regulatory Sprint to Coordinated Care” that HHS launched in 2018 in an effort to encourage innovative arrangements designed to improve the quality of care, health outcomes, and efficiency in the United States health care system. These final rules center on the concept of “value-based enterprises”, or VBEs, and “value-based arrangements” between participants in VBEs. Both the Anti-Kickback Statute safe harbors and the Stark Law exceptions are broken down by the amount of financial risk assumed under the value-based arrangement, and the more risk assumed, the more flexibility offered under the safe harbors and exceptions. We continue to evaluate what effect, if any, these rules have on our business. We utilize considerable resources to monitor laws and regulations and implement necessary changes. However, the laws and regulations in these areas are complex, changing and often subject to varying interpretations. As a result, there is no guarantee that we will be able to adhere to all of the laws and regulations that apply to our business, and any failure to do so could have a material adverse impact on our business, results of operations, financial condition, cash flows and reputation. Similarly, we may face penalties under the FCA, the federal Civil Monetary Penalty statute or otherwise related to failure to report and return overpayments within 60 days of when the overpayment is identified and quantified. These obligations to report and return overpayments could subject our procedures for identifying and processing overpayments to greater scrutiny. We have made investments in resources to decrease the time it takes to identify, quantify and process overpayments, and may be required to make additional investments in the future.
Additionally, the federal government has used the FCA to prosecute a wide variety of alleged false claims and fraud allegedly perpetrated against Medicare, Medicaid and other federally funded health care programs. Moreover, amendments to the federal Anti-Kickback Statute in the ACA make claims tainted by anti-kickback violations potentially subject to liability under the FCA, including qui tam or whistleblower suits. The penalties for a violation of the FCA range from $5,500 to $11,000 (adjusted for inflation) for each false claim plus three times the amount of damages caused by each such claim which generally means the amount received directly or indirectly from the government. On December 13, 2021, the DOJ issued a final rule announcing adjustments to FCA penalties, under which the per claim penalty range increases to a range from $11,803 to $23,607 per false claim or statement (as of December 13, 2021, and subject to annual adjustments for inflation). Given the high volume of claims processed by our various operating units, the potential is high for substantial penalties in connection with any alleged FCA violations.
In addition to the provisions of the FCA, which provide for civil enforcement, the federal government can use several criminal statutes to prosecute persons who are alleged to have submitted false or fraudulent claims for payment to the federal government.
In addition, with the various government shutdowns, stay at home orders, and restrictions on elective health care services brought about by the
COVID-19
pandemic, our owned and affiliated practices have increasingly relied upon the availability of, and reimbursement for, telemedicine and other emerging technologies (such as digital health services) to generate revenue.

Federal and state laws regarding such services, necessary technological standards to deliver such services, coverage restrictions associated with such services, and the amount of reimbursement for such services are subject to changing political, regulatory and other influences.
If any of our operations are found to violate these or other government laws or regulations, we could suffer severe consequences that would have a material adverse effect on our business, results of operations, financial condition, cash flows, reputation and stock price, including:

•	suspension or termination of our participation in government payment programs;

•	refunds of amounts received in violation of law or applicable payment program requirements dating back to the applicable statute of limitation periods;

•	loss of our required government certifications or exclusion from government payment programs;

•	loss of our licenses required to operate healthcare medical centers or administer pharmaceuticals in the states in which we operate;

•
criminal or civil liability, fines, damages, exclusion from participation in federal and state health care programs and/or monetary penalties for violations of healthcare fraud and abuse laws, including the federal Anti-Kickback Statute, Civil Monetary Penalties Law, Stark Law and FCA, state laws and regulations, or other failures to meet regulatory requirements;

•
enforcement actions by governmental agencies and/or state law claims for monetary damages by patients who believe their PHI has been used, disclosed or not properly safeguarded in violation of federal or state patient privacy laws, including HIPAA and the Privacy Act of 1974;

•	mandated changes to our practices or procedures that significantly increase operating expenses;

•
imposition of and compliance with corporate integrity agreements that could subject us to ongoing audits and reporting requirements as well as increased scrutiny of our billing and business practices which could lead to potential fines, among other things;

•
termination of various relationships and/or contracts related to our business, including payor agreements, joint venture arrangements, medical director agreements, real estate leases and consulting agreements with physicians;

•
changes in and reinterpretation of rules and laws by a regulatory agency or court, such as state corporate practice of medicine laws, that could affect the structure and management of our business and its affiliated physician practice corporations;

•	negative adjustments to government payment models including, but not limited to, Medicare Parts A, B, C and D and Medicaid; and

•
harm to our reputation which could negatively impact our business relationships, affect our ability to attract and retain members and physicians, affect our ability to obtain financing and decrease access to new business opportunities, among other things.

We are, and may in the future be, a party to various lawsuits, demands, claims, qui tam suits, governmental investigations and audits (including investigations or other actions resulting from our obligation to self-report suspected violations of law) and other legal matters, any of which could result in, among other things, substantial financial penalties or awards against us, mandated refunds, substantial payments made by us, required changes to our business practices, exclusion from future participation in Medicare, Medicaid and other healthcare programs and possible criminal penalties, any of which could have a material adverse effect on our business, results of operations, financial condition, cash flows and materially harm our reputation.
We may in the future be subject to investigations and audits by state or federal governmental agencies and/or private civil qui tam complaints filed by relators and other lawsuits, demands, claims and legal proceedings, including investigations or other actions resulting from our obligation to self-report suspected violations of law.
Responding to subpoenas, investigations and other lawsuits, claims and legal proceedings as well as defending ourselves in such matters will continue to require management’s attention and cause us to incur significant legal expense. Negative findings or terms and conditions that we might agree to accept as part of a negotiated resolution of pending or future legal or regulatory matters could result in, among other things, substantial financial penalties or awards against us, substantial payments made by us, harm to our reputation, required changes to our business practices, exclusion from future participation in the Medicare, Medicaid and other healthcare programs and, in certain cases, criminal penalties, any of which could have a material adverse effect on us. It is possible that criminal proceedings may be initiated against us and/or individuals in our business in connection with investigations by the federal government.
We, our employees, the medical centers in which we operate and our affiliated physicians are subject to various federal, state and local licensing and certification laws and regulations and accreditation standards and other laws, relating to, among other things, the adequacy of medical care, equipment, privacy of patient information, physician relationships, personnel and operating policies and procedures. Failure to comply with these licensing, certification and accreditation laws, regulations and standards could result in our services being found non-reimbursable
or prior payments being subject to recoupment, requirements to make significant changes to our operations and can give rise to civil or, in extreme cases, criminal penalties. We routinely take the steps we believe are necessary to retain or obtain all requisite licensure and operating authorities. While we have made reasonable efforts to substantially comply with federal, state and local licensing and certification laws and regulations and standards as we interpret them, we cannot assure you that agencies that administer these programs will not find that we have failed to comply in some material respects.
Reductions in Medicare reimbursement rates or changes in the rules governing the Medicare program, including changes to Medicare Advantage, Accountable Care Organizations, Direct Contracting Entities (including the transition to ACO REACH program), and traditional Medicare programs, could have a material adverse effect on our financial condition and results of operations.
We receive the majority of our revenue from Medicare, either directly or through Medicare Advantage plans, and revenue from Medicare accounted for a significant portion of our capitated revenue for the years ended December 31, 2019, 2020 and 2021. In addition, many private payors base their reimbursement rates on the published Medicare rates or are themselves reimbursed by Medicare for the services we provide. As a result, our results of operations are, in part, dependent on government funding levels for Medicare programs, particularly Medicare Advantage programs. Any changes that limit or reduce Medicare Advantage or general Medicare reimbursement levels, such as reductions in or limitations of reimbursement amounts or rates under programs, reductions in funding of programs, expansion of benefits without adequate funding, elimination of coverage for certain benefits, or elimination of coverage for certain individuals or treatments under programs, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

The Medicare program and its reimbursement rates and rules are subject to frequent change. These include statutory and regulatory changes, rate adjustments (including retroactive adjustments), administrative or executive orders and government funding restrictions, all of which may materially adversely affect the rates at which Medicare reimburses us for our services. Budget pressures often lead the federal government to reduce or place limits on reimbursement rates under Medicare. Implementation of these and other types of measures has in the past and could in the future result in substantial reductions in our revenue and operating margins. For example, due to the federal sequestration, an automatic 2% reduction in Medicare spending took effect beginning in April 2013. The CARES Act, designed to provide financial support and resources to individuals and businesses affected by the
COVID-19
pandemic, and subsequent legislation temporarily suspended these reductions until December 31, 2021, and extended the sequester by one year, through 2030. Additional legislation extended the temporary suspension through March 31, 2022. Following the temporary suspension, a 1% payment reduction will occur beginning April 1, 2022 through June 30, 2022, and the 2% payment reduction is scheduled to resume on July 1, 2022.
Each year, CMS issues a final rule to establish the Medicare Advantage benchmark payment rates for the following calendar year. Any reduction to Medicare Advantage rates may have a material adverse effect on our business, results of operations, financial condition and cash flows. In addition, CMS often changes the rules governing the Medicare program, including those governing reimbursement. Changes that could adversely affect our business include:

•	administrative or legislative changes to base rates or the bases of payment;

•	limits on the services or types of providers for which Medicare will provide reimbursement;

•	changes in methodology for member assessment and/or determination of payment levels;

•	the reduction or elimination of annual rate increases; or

•	an increase in co-payments or deductibles payable by beneficiaries.
Recent legislative, judicial and executive efforts to enact further healthcare reform legislation have caused the future state of the exchanges, other reforms under the ACA, and many core aspects of the current U.S. health care system to be unclear. Since 2016, various administrative and legislative initiatives have been implemented that have had adverse impacts on the ACA and its programs. For example, in October 2017, the federal government announced that cost-sharing reduction payments to insurers would end, effective immediately, unless Congress appropriated the funds, and, in December 2017, Congress passed the Tax Cuts and Jobs Act, which includes a provision that eliminates the penalty under the ACA’s individual mandate for individuals who fail to obtain a qualifying health insurance plan and could impact the future state of the exchanges. On December 14, 2018, a federal district court in Texas ruled the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the Tax Cuts and Jobs Act, the remaining provisions of the ACA are invalid as well. On December 18, 2019, the Fifth Circuit U.S. Court of Appeals held that the individual mandate is unconstitutional, and remanded the case to the lower court to reconsider its earlier invalidation of the full ACA. On March 2, 2020, the United States Supreme Court granted the petitions for writs of certiorari to review this case. Oral arguments, were held on November 10, 2020. The Supreme Court issued its decision in June 2021, ruling that the plaintiffs lacked standing to challenge the individual mandate provision, thus leaving the ACA in effect. Litigation and legislation over the ACA are likely to continue, with unpredictable and uncertain results.
While specific changes and their timing are not yet apparent, enacted reforms and future legislative, regulatory, judicial, or executive changes, particularly any changes to the Medicare Advantage program, could have a material adverse effect on our business, results of operations, financial condition and cash flows. In addition, if our Medicare Advantage revenues continue to be volatile in the future, it could have a material adverse impact on our business, results of operations, financial condition and cash flows.

Among the important statutory changes that are being implemented by CMS include provisions of the IMPACT Act. This law imposes a stringent timeline for implementing benchmark quality measures and data metrics across post-acute care providers. The enactment also mandates specific actions to design a unified payment methodology for post-acute providers. CMS is in the process of promulgating regulations to implement provisions of this enactment. Depending on the final details, the costs of implementation could be significant. The failure to meet implementation requirements could expose providers to fines and payment reductions.
There is also uncertainty regarding traditional Medicare and Medicare Advantage in both payment rates and beneficiary enrollment, which, if reduced, would reduce our overall revenues and net income. Although Medicare Advantage enrollment increased by approximately 15 million, or by 136%, between the enactment of the ACA in 2010 and 2021, there can be no assurance that this trend will continue. Further, fluctuation in Medicare Advantage payment rates is evidenced by CMS’s annual announcement of the expected average change in revenue from the prior year: for 2021, CMS announced an average increase of 1.66%; and for 2022, 4.08%. Uncertainty over traditional Medicare and Medicare Advantage enrollment and payment rates present a continuing risk to our business.
According to the Kaiser Family Foundation, or KFF, Medicare Advantage enrollment continues to be highly concentrated among a few payors, both nationally and in local regions. In 2021, the KFF reported that three payors together accounted for more than half of Medicare Advantage enrollment and seven firms accounted for approximately 83% of the lives. Consolidation among Medicare Advantage plans in certain regions, or the Medicare program’s failure to attract additional plans to participate in the Medicare Advantage program, could have a material adverse effect on our business, results of operations, financial condition and cash flows.
Reductions in reimbursement rates or the scope of services being reimbursed, or an expansion of the scope of services to be provided under our contracts with payors without a corresponding increase in payment rates could have a material, adverse effect on our financial condition and results of operations or even result in reimbursement rates that are insufficient to cover our operating expenses. Additionally, any delay or default by the government in making Medicare reimbursement payments could materially and adversely affect our business, financial condition and results of operations.
State and federal efforts to reduce Medicaid spending could adversely affect our financial condition and results of operations.
Approximately 40% of our Medicare Advantage members are dual-eligible, qualifying for both Medicare and Medicaid, and 29% of our total members are covered by state Medicaid programs. Medicaid is a joint federal-state program purchasing healthcare services for the low income and indigent as well as certain higher-income individuals with significant health needs. Under broad federal criteria, states establish rules for eligibility, services and payment. Medicaid is a state-administered program financed by both state funds and matching federal funds. Medicaid spending has increased rapidly in recent years, becoming a significant component of state budgets. This, combined with slower state revenue growth, has led both the federal government and many states to institute measures aimed at controlling the growth of Medicaid spending, and in some instances reducing aggregate Medicaid spending.
For example, a number of states have adopted or are considering legislation designed to reduce their Medicaid expenditures, such as financial arrangements commonly referred to as provider taxes. Under provider tax arrangements, states collect taxes from healthcare providers and then use the revenue to pay the providers as a Medicaid expenditure, which allows the states to then claim additional federal matching funds on the additional reimbursements. Current federal law provides for a cap on the maximum allowable provider tax as a percentage of the provider’s total revenue. There can be no assurance that federal law will continue to provide matching federal funds on state Medicaid expenditures funded through provider taxes, or that the current caps on provider taxes will not be reduced. Any discontinuance or reduction in federal matching of provider tax-related
Medicaid expenditures could have a significant and adverse effect on states’ Medicaid expenditures, and as a result could have an adverse effect on our business.

We expect Medicaid eligibility redeterminations, which have been suspended during
COVID-19,
to begin in 2022, which we expect to reduce our membership. Maintaining current eligibility levels could cause states to reduce reimbursement or reduce benefits in order for states to afford to maintain eligibility levels. If any state in which we operate were to decrease premiums paid to us or pay us less than the amount necessary to keep pace with our cost trends, it could have a material adverse effect on our results of operations, financial position and cash flows.
As part of the movement to repeal, replace or modify the ACA and as a means to reduce the federal budget deficit, there are renewed congressional efforts to move Medicaid from an open-ended program with coverage and benefits set by the federal government to one in which states receive a fixed amount of federal funds, either through block grants or per capita caps, and have more flexibility to determine benefits, eligibility or provider payments. If those changes are implemented, we cannot predict whether the amount of fixed federal funding to the states will be based on current payment amounts, or if it will be based on lower payment amounts, which would negatively impact those states that expanded their Medicaid programs in response to the ACA.
In addition, Medicaid eligibility redeterminations have been suspended during the
COVID-19
public health emergency. Effective January 16, 2022, the Biden Administration extended the
COVID-19
public health emergency, which will have the effect of continuing the suspension of state Medicaid eligibility redeterminations for at least 90 days. If the
COVID-19
public health emergency is lifted, we expect that states will implement Medicaid eligibility redeterminations, and this may have the effect of reducing our membership. Maintaining current eligibility levels could cause states to reduce reimbursement or reduce benefits in order for states to afford to maintain eligibility levels. If any state in which operate were to decrease premiums paid to us or pay us less than the amount necessary to keep pace with our cost trends, it could have a material adverse effect on our results of operations, financial position, and cash flows.
We expect these state and federal efforts to continue for the foreseeable future. The Medicaid program and its reimbursement rates and rules are subject to frequent change at both the federal and state level. These include statutory and regulatory changes, rate adjustments (including retroactive adjustments), administrative or executive orders and government funding restrictions, all of which may materially adversely affect the rates at which our services are reimbursed by state Medicaid plans.
Our business could be harmed if the ACA is overturned or by any legislative, regulatory or industry change that reduces healthcare spending or otherwise slows or limits the transition to more assumption of risk by healthcare providers.
Our operating model, our platform and our revenue are dependent on the healthcare industry’s continued movement towards providers assuming more risk from payors for the cost of patient care. Any legislative, regulatory or industry changes that slows or limits that movement or otherwise reduces the risk-based healthcare spending would most likely be detrimental to our business, revenue, financial projections and growth.
We are also impacted by the Medicare Access and CHIP Reauthorization Act, under which physicians must choose to participate in one of two payment formulas, the Merit-Based Incentive Payment System, or MIPS, or Alternative Payment Models, or APMs. Beginning in 2019, MIPS allows eligible physicians to receive upward or downward adjustments to their Medicare Part B payments based on certain quality and cost metrics, among other measures. As an alternative, physicians can choose to participate in an Advanced APM. Advanced APMs are exempt from the MIPS requirements, and physicians who are meaningful participants in APMs will receive bonus payments from Medicare pursuant to the law. CMS has proposed limiting the number of significant changes to the Quality Payment Program in 2021 by continuing a gradual implementation timeline for MIPS and APMs. In November 2021, CMS released its 2022 Physician Fee Schedule Final Rule, including 2022 Quality Payment Program policies. In the final rule, CMS finalized reporting requirements for MIPS Value Pathways, or MVPs, a subset of measures to meet MIPS reporting requirements, which can be used beginning in the 2023 performance year. CMS also expanded the list of MIPS-eligible clinicians to include clinical social workers and certified nurse mid-wives.
In addition, current and prior healthcare reform proposals have included the concept of creating a single payor or public option for health insurance. If enacted, these proposals could have an extensive impact on the healthcare industry, including us. We are unable to predict whether such reforms may be enacted or their impact on our operations.
We expect that additional state and federal healthcare reform measures will be adopted in the future, any of which could limit the amounts that federal and state governments and private payors will pay for healthcare services, which could harm our business, financial condition and results of operations.
If we are unable to effectively adapt to changes in the healthcare industry or changes in state and federal laws and regulations affecting the healthcare industry, including changes to laws and regulations regarding or affecting the U.S. healthcare reform, our business may be harmed.
Due to the importance of the healthcare industry in the lives of all Americans, federal, state, and local legislative bodies frequently pass legislation and promulgate regulations relating to healthcare reform or that affect the healthcare industry. As has been the trend in recent years, it is reasonable to assume that there will continue to be increased government oversight and regulation of the healthcare industry in the future. We cannot assure our stockholders as to the ultimate content, timing or effect of any new healthcare legislation or regulations, nor is it possible at this time to estimate the impact of potential new legislation or regulations on our business. It is possible that future legislation enacted by Congress or state legislatures, or regulations promulgated by regulatory authorities at the federal or state level, could adversely affect our business or could change the operating environment of our medical centers. It is possible that the changes to the Medicare, Medicaid or other governmental healthcare program reimbursements may serve as precedent to possible changes in other payors’ reimbursement policies in a manner adverse to us. Similarly, changes in private payor reimbursements could lead to adverse changes in Medicare, Medicaid and other governmental healthcare programs, which could have a material adverse effect on our business, financial condition and results of operations.
While we believe that we have structured our agreements and operations in material compliance with applicable healthcare laws and regulations, there can be no assurance that we will be able to successfully address changes in the current regulatory environment. We believe that our business operations materially comply with applicable healthcare laws and regulations. However, some of the healthcare laws and regulations applicable to us are subject to limited or evolving interpretations, and a review of our business or operations by a court, law enforcement or a regulatory authority might result in a determination that could have a material adverse effect on us. Furthermore, the healthcare laws and regulations applicable to us may be amended or interpreted in a manner that could have a material adverse effect on our business, prospects, results of operations and financial condition.
Our use, disclosure, and other processing of personally identifiable information, including health information, is subject to HIPAA and other federal and state privacy and security regulations. If we suffer a data breach or unauthorized disclosure, we could incur significant liability including government and private investigations and claims of privacy and security non-compliance.
We could also suffer significant reputational harm as a result and, in turn, a material adverse effect on our member base and revenue.
Numerous state and federal laws and regulations govern the collection, dissemination, use, privacy, confidentiality, security, availability, integrity, and other processing of protected health information, or PHI, and other types of personal data or personally identifiable information, or PII. These laws and regulations include HIPAA. HIPAA establishes a set of national privacy and security standards for the protection of PHI by health plans, healthcare clearinghouses and certain healthcare providers, referred to as covered entities, and the business associates with whom such covered entities contract for services.

HIPAA requires covered entities, such as us, and their business associates to develop and maintain policies and procedures with respect to PHI that is used or disclosed, including the adoption of administrative, physical and technical safeguards to protect such information. HIPAA also implemented the use of standard transaction code sets and standard identifiers that covered entities must use when submitting or receiving certain electronic healthcare transactions, including activities associated with the billing and collection of healthcare claims.
HIPAA imposes mandatory penalties for certain violations. Penalties for violations of HIPAA and its implementing regulations start at $100 per violation and, except in certain circumstances, are not to exceed $50,000 per violation, subject to a cap of $1.78 million for violations of the same standard in a single calendar year. However, a single breach incident can result in violations of multiple standards. HIPAA also authorizes state attorneys general to file suit on behalf of their residents. Courts may award damages, costs and attorneys’ fees related to violations of HIPAA in such cases. While HIPAA does not create a private right of action allowing individuals to sue us in civil court for violations of HIPAA, its standards have been used as the basis for duty of care in state civil suits such as those for negligence or recklessness in the misuse or breach of PHI.
In addition, HIPAA mandates that the Secretary of HHS conduct periodic compliance audits of HIPAA covered entities and business associates for compliance with the HIPAA Privacy and Security Standards. It also tasks HHS with establishing a methodology whereby harmed individuals who were the victims of breaches of unsecured PHI may receive a percentage of the Civil Monetary Penalty fine paid by the violator.
HIPAA further requires that patients be notified of any unauthorized acquisition, access, use or disclosure of their unsecured PHI that compromises the privacy or security of such information, with certain exceptions related to unintentional or inadvertent use or disclosure by employees or authorized individuals. HIPAA specifies that such notifications must be made “without unreasonable delay and in no case later than 60 calendar days after discovery of the breach.” If a breach affects 500 patients or more, it must be reported to HHS without unreasonable delay, and HHS will post the name of the breaching entity on its public web site. Breaches affecting 500 patients or more in the same state or jurisdiction must also be reported to the local media. If a breach involves fewer than 500 people, the covered entity must record it in a log and notify HHS at least annually.
In addition to HIPAA, numerous other federal and state laws and regulations protect the confidentiality, privacy, availability, integrity and security of PHI and other types of PII. State statutes and regulations vary from state to state, and these laws and regulations in many cases are more restrictive than, and may not be preempted by, HIPAA and its implementing rules. These laws and regulations are often uncertain, contradictory, and subject to changed or differing interpretations, and we expect new laws, rules and regulations regarding privacy, data protection, and information security to be proposed and enacted in the future. In the event that new data security laws are implemented, we may not be able to timely comply with such requirements, or such requirements may not be compatible with our current processes. Changing our processes could be time consuming and expensive, and failure to timely implement required changes could subject us to liability for non-compliance.
Some states may afford private rights of action to individuals who believe their PII has been misused. This complex, dynamic legal landscape regarding privacy, data protection, and information security creates significant compliance issues for us and potentially restricts our ability to collect, use and disclose data and exposes us to additional expense, adverse publicity and liability. While we have implemented data privacy and security measures in an effort to comply with applicable laws and regulations relating to privacy and data protection, some PHI and other PII or confidential information is transmitted to us by third parties, who may not implement adequate security and privacy measures, and it is possible that laws, rules and regulations relating to privacy, data protection, or information security may be interpreted and applied in a manner that is inconsistent with our practices or those of third parties who transmit PHI and other PII or confidential information to us. If we or these third parties are found to have violated such laws, rules or regulations, it could result in government-imposed fines, orders requiring that we or these third parties change our or their practices, or criminal charges, which could adversely affect our business. Complying with these various laws and regulations could cause us to incur substantial costs or require us to change our business practices, systems and compliance procedures in a manner adverse to our business.
We also publish statements to our members and partners that describe how we handle and protect PHI. If federal or state regulatory authorities or private litigants consider any portion of these statements to be untrue, we may be subject to claims of deceptive practices, which could lead to significant liabilities and consequences, including, without limitation, costs of responding to investigations, defending against litigation, settling claims, and complying with regulatory or court orders. Any of the foregoing consequences could seriously harm our business and our financial results. Any of the foregoing consequences could have a material adverse impact on our business and our financial results.
We face inspections, reviews, audits and investigations under federal and state government programs and contracts. These audits could have adverse findings that may negatively affect our business, including our results of operations, liquidity, financial condition and reputation.
As a result of our participation in the Medicare and Medicaid programs, we are subject to various governmental inspections, reviews, audits and investigations to verify our compliance with these programs and applicable laws and regulations. Payors may also reserve the right to conduct audits. We also periodically conduct internal audits and reviews of our regulatory compliance. An adverse inspection, review, audit or investigation could result in:

•	refunding amounts we have been paid pursuant to the Medicare or Medicaid programs or from payors;

•	state or federal agencies imposing fines, penalties and other sanctions on us;

•	temporary suspension of payment for new patients to the facility or agency;

•	decertification or exclusion from participation in the Medicare or Medicaid programs or one or more payor networks;

•	self-disclosure of violations to applicable regulatory authorities;

•	damage to our reputation;

•	the revocation of a facility’s or agency’s license; and

•	loss of certain rights under, or termination of, our contracts with payors.
We have in the past and will likely in the future be required to refund amounts we have been paid and/or pay fines and penalties as a result of these inspections, reviews, audits and investigations. If adverse inspections, reviews, audits or investigations occur and any of the results noted above occur, it could have a material adverse effect on our business and operating results. Furthermore, the legal, document production and other costs associated with complying with these inspections, reviews, audits or investigations could be significant.

Laws regulating the corporate practice of medicine could restrict the manner in which we are permitted to conduct our business, and the failure to comply with such laws could subject us to penalties or require a restructuring of our business.
Some states have laws that prohibit business entities, such as us, from practicing medicine, employing physicians to practice medicine, exercising control over medical decisions by physicians or engaging in certain arrangements, such as fee-splitting, with physicians (such activities generally referred to as the “corporate practice of medicine”). In some states these prohibitions are expressly stated in a statute or regulation, while in other states the prohibition is a matter of judicial or regulatory interpretation. Certain of the states in which we currently operate, such as California, Illinois, Texas and Nevada, and certain of the states to which we may expand our operations, such as New York, generally prohibit the corporate practice of medicine, and other states may enact such restrictions as well.
Penalties for violations of the corporate practice of medicine vary by state and may result in physicians being subject to disciplinary action, as well as forfeiture of revenues from payors for services rendered. For lay entities, violations may also bring both civil and, in more extreme cases, criminal liability for engaging in medical practice without a license. Some of the relevant laws, regulations and agency interpretations in states with corporate practice of medicine restrictions have been subject to limited judicial and regulatory interpretation. Moreover, state laws are subject to change. Regulatory authorities and other parties may assert that, despite the management agreements and other arrangements through which we operate, we are engaged in the prohibited corporate practice of medicine or that our arrangements constitute unlawful fee-splitting.
If this were to occur, we could be subject to civil and/or criminal penalties, our agreements could be found legally invalid and unenforceable (in whole or in part) or we could be required to restructure our contractual arrangements. In markets where the corporate practice of medicine is prohibited, we have historically operated by maintaining long-term management contracts with multiple associated professional organizations which, in turn, employ or contract with physicians to provide those professional medical services required by the enrollees of the payors with which the professional organizations contract. Under these management agreements, our managed services organization performs only non-medical
administrative services, does not represent that it offers medical services and does not exercise influence or control over the practice of medicine by the physicians or the associated physician groups with which it contracts. Under our management services agreements, as permitted by state law, in the event of death or disability or upon certain other triggering events, we maintain the right to direct the transfer of the ownership of the professional organizations to another licensed physician.
In addition to the above management arrangements, we have certain contractual rights relating to the orderly transfer of equity interests in our physician practices through succession agreements and other arrangements with their physician equity holders. Such equity interests cannot, however, be transferred to or held by us or by any non-professional
organization. Accordingly, neither we nor our direct subsidiaries directly own any equity interests in any of the affiliated physician practices that provide services to our members in “corporate practice of medicine” states. In the event that any of the physician owners of our practices fail to comply with the management arrangement, if any management arrangement is terminated and/or we are unable to enforce our contractual rights over the orderly transfer of equity interests in any of these contracted physician practices, such events could have a material adverse effect on our business, results of operations, financial condition and cash flows.
It is possible that a state regulatory agency or a court could determine that our agreements with physician equity holders of our contracted practices and the way we carry out these arrangements as described above, either independently or coupled with the management services agreements with such contracted physician practices, are in violation of prohibitions on the corporate practice of medicine. As a result, these arrangements could be deemed invalid, potentially resulting in a loss of revenues and an adverse effect on results of operations derived from such practices. Such a determination could force a restructuring of our management arrangements with the affected practices, which might include revisions of the management services agreements, including a modification of the management fee and/or establishing an alternative structure that would permit us to contract with a physician network without violating prohibitions on the corporate practice of medicine. There can be no assurance that such a restructuring would be feasible, or that it could be accomplished within a reasonable time frame without a material adverse effect on our business, results of operations, financial condition and cash flows.

Our records and submissions to a health plan may contain inaccurate or unsupportable information regarding risk adjustment scores of members, which could cause us to overstate or understate our revenue and subject us to various penalties.
CMS has implemented a risk adjustment payment system for Medicare health plans to improve the accuracy of payments and establish appropriate compensation for Medicare plans that enroll and treat less healthy Medicare beneficiaries.
CMS’s risk adjustment model bases a portion of the total CMS reimbursement payments on various clinical and demographic factors. The claims and encounter records that we submit to health plans may impact data that support the Medicare Risk Adjustment Factor, or RAF, scores attributable to members. These RAF scores determine, in part, the revenue to which the health plans and, in turn, we are entitled to for the provision of medical care to such members. The data submitted to CMS by each health plan is based, in part, on medical charts and diagnosis codes that we prepare and submit to the health plans. Each health plan generally relies on us and our affiliated physicians to appropriately document and support such RAF data in our medical records. Each health plan also relies on us and our affiliated physicians to appropriately code claims for medical services provided to members. Erroneous claims and erroneous encounter records and submissions could result in inaccurate revenue and risk adjustment payments, which may be subject to correction or retroactive adjustment in later periods. This corrected or adjusted information may be reflected in financial statements for periods subsequent to the period in which the revenue was recorded. We might also need to refund a portion of the revenue that we received, which refund, depending on its magnitude, could damage our relationship with the applicable health plan and could have a material adverse effect on our business, results of operations, financial condition and cash flows.
Additionally, CMS audits Medicare Advantage plans for documentation to support
RAF-related
payments for members chosen at random. The Medicare Advantage plans ask providers to submit the underlying documentation for members that they serve. It is possible that claims associated with members with higher RAF scores could be subject to more scrutiny in a CMS or plan audit. There is a possibility that a Medicare Advantage plan may seek repayment from us should CMS make any payment adjustments to the Medicare Advantage plan as a result of its audits. The plans also may hold us liable for any penalties owed to CMS for inaccurate or unsupportable RAF scores provided by us or our affiliated physicians. In addition, we could be liable for penalties to the government under the FCA.
CMS has indicated that payment adjustments will not be limited to RAF scores for the specific Medicare Advantage enrollees for which errors are found but may also be extrapolated to the entire Medicare Advantage plan subject to a particular CMS contract. CMS has described its audit process as plan-year specific and stated that it will not extrapolate audit results for plan years prior to 2011. Because CMS has not stated otherwise, there is a risk that payment adjustments made as a result of one plan year’s audit would be extrapolated to prior plan years after 2011.
There can be no assurance that a health plan will not be randomly selected or targeted for review by CMS or that the outcome of such a review will not result in a material adjustment in our revenue and profitability, even if the information we submitted to the plan is accurate and supportable.
New physicians and other providers must be properly enrolled in governmental healthcare programs before we can receive reimbursement for their services, and there may be delays in the enrollment process.
Each time a new physician joins us, we must enroll the physician under our applicable group identification number for Medicare and Medicaid programs and for certain managed care and private insurance programs before we can receive reimbursement for services the physician renders to beneficiaries of those programs. The estimated time to receive approval for the enrollment is sometimes difficult to predict. These practices result in delayed reimbursement that may adversely affect our cash flows.

With respect to Medicare, providers can retrospectively bill Medicare for services provided 30 days prior to the effective date of the enrollment. In addition, the enrollment rules provide that the effective date of the enrollment will be the later of the date on which the enrollment application was filed and approved by the Medicare contractor, or the date on which the provider began providing services. If we are unable to properly enroll physicians and other applicable healthcare professionals within the 30 days after the provider begins providing services, we will be precluded from billing Medicare for any services which were provided to a Medicare beneficiary more than 30 days prior to the effective date of the enrollment. With respect to Medicaid, new enrollment rules and whether a state will allow providers to retrospectively bill Medicaid for services provided prior to submitting an enrollment application varies by state. Failure to timely enroll providers could reduce our physician services segment total revenues and have a material adverse effect on the business, financial condition or results of operations of our physician services segment.
The ACA, as currently structured, added additional enrollment requirements for Medicare and Medicaid, which have been further enhanced through implementing regulations and increased enforcement scrutiny. Every enrolled provider must revalidate its enrollment at regular intervals and must update the Medicare contractors and many state Medicaid programs with significant changes on a timely basis. If we fail to provide sufficient documentation as required to maintain our enrollment, Medicare and Medicaid could deny continued future enrollment or revoke our enrollment and billing privileges.
The requirements for enrollment, licensure, certification, and accreditation may include notification or approval in the event of a transfer or change of ownership or certain other changes. Other agencies or payors with which we have contracts may have similar requirements, and some of these processes may be complex. Failure to provide required notifications or obtain necessary approvals may result in the delay or inability to complete an acquisition or transfer, loss of licensure, lapses in reimbursement, or other penalties. While we make reasonable efforts to substantially comply with these requirements, we cannot assure you that the agencies that administer these programs or have awarded us contracts will not find that we have failed to comply in some material respects. A finding of non-compliance
and any resulting payment delays, refund demands or other sanctions could have a material adverse effect on our business, financial condition or results of operations.
Risks Related to Competition
The healthcare industry is highly competitive, and if we are not able to compete effectively, our business would be harmed.
We compete directly with national, regional and local providers of healthcare for members and physicians. There are many other companies and individuals currently providing healthcare services, many of which have been in business longer and/or have substantially more resources. There have been increased trends towards consolidation and vertical integration in the healthcare industry, including an influx of additional capital. Since there are virtually no substantial capital expenditures required for providing healthcare services, there are few financial barriers to entry in the healthcare industry. Other companies could enter the healthcare industry in the future and divert some or all of our business. Our ability to compete successfully varies from location to location and depends on a number of factors, including the number of competing primary care medical centers in the local market and the types of services available at those medical centers, our local reputation for quality care of members, the commitment and expertise of our medical staff, our local service offerings and community programs, the cost of care in each locality, and the physical appearance, location, age and condition of our medical centers. If we are unable to attract members to our medical centers, our revenue and profitability will be adversely affected. Some of our competitors may have greater recognition and be more established in their respective communities than we are, and may have greater financial and other resources than we have. Competing primary care providers may also offer larger medical centers or different programs or services than we do, which, combined with the foregoing factors, may result in our competitors being more attractive to our current members, potential members and referral sources. Furthermore, while we budget for routine capital expenditures at our medical centers to keep them competitive in their respective markets, to the extent that competitive forces cause those expenditures to increase in the future, our financial condition may be negatively affected. In addition, our relationships with governmental and private third-party payors are not exclusive and our competitors have established or could seek to establish relationships with such payors to serve their covered patients. Additionally, as we expand into new geographies, we may encounter competitors with stronger relationships or recognition in the community in such new geography, which could give those competitors an advantage in obtaining new patients. Individual physicians, physician groups and companies in other healthcare industry segments, including those with which we have contracts, and some of which have greater financial, marketing and staffing resources, may become competitors in providing health care services, and this competition may have a material adverse effect on our business operations and financial position. In addition, established competitors in new markets (or new lines of business) may seek to increase competitive marketing, enrollment and recruiting practices in an effort to disrupt or slow our successful market entry. Such increased competitive activity could lead to competitive marketing and recruiting that could drive up the costs of entry and vigorous enforcement of contractual rights (e.g., non-compete
agreements, etc.) that could impair our growth and increase the number lawsuits which could have a material adverse effect on our business, financial condition or results of operations.
Our performance depends on our ability to recruit and retain quality physicians, nurses and other personnel. Competitors in primary care markets may aggressively employ non-compete,
non-solicitation
and other restrictive covenant tools to slow the entry of new operators. Competition for or shortages in quality physicians, nurses and other personnel, increases in labor costs or expiration of non-compete,
non-solicitation
and other restrictive covenants with past, present or future employees could adversely affect our revenue, profitability, cash flows, quality of care and member enrollment.
Our operations are dependent on the efforts, abilities and experience of our physicians and clinical personnel. We compete with other healthcare providers, primarily hospitals and other medical centers, in attracting physicians, nurses and medical staff to support our medical centers, recruiting and retaining qualified management and support personnel responsible for the daily operations of each of our medical centers and in contracting with payors in each of our markets. Competitors in primary care markets may aggressively employ non-compete,
non-solicitation
and other restrictive covenant tools to slow the entry of new operators. In some markets, the lack of availability of clinical personnel, such as nurses and mental health professionals, has become a significant operating issue facing all healthcare providers. This shortage may require us to continue to enhance wages and benefits to recruit and retain qualified personnel or to contract for more expensive temporary personnel. We also depend on the available labor pool of semi-skilled and unskilled workers in each of the markets in which we operate.
Key primary care physicians with large member enrollment could retire, become disabled, terminate their provider contracts, get recruited by a competing independent physician association or medical group, or otherwise become unable or unwilling to continue practicing medicine or continue working with us. As a result, members who have been served by such physicians could choose to enroll with competitors’ physician organizations or could seek medical care elsewhere, which could reduce our revenues and profits. Moreover, we may not be able to attract new physicians to replace the services of terminating physicians or to service our growing membership.
We have employment contracts with physicians and other health professionals in many states. Some of these contracts include provisions preventing these physicians and other health professionals from competing with us both during and after the term of our contract with them. The law governing non-compete
agreements and other forms of restrictive covenants varies from state to state. Some jurisdictions prohibit us from using non-competition
covenants with our professional staff. Other states are reluctant to strictly enforce non-compete
agreements and restrictive covenants applicable to physicians and other healthcare professionals. There can be no assurance that our non-compete
agreements related to physicians and other health professionals will be found enforceable if challenged in certain states. In such event, we would be unable to prevent physicians and other health professionals formerly employed by us from competing with us, potentially resulting in the loss of some of our members.

If our labor costs increase, we may not be able to raise rates to offset these increased costs. Because a significant percentage of our revenue consists of fixed, prospective payments, our ability to pass along increased labor costs is limited. In particular, if labor costs rise at an annual rate greater than our net annual consumer price index basket update from Medicare, our results of operations and cash flows will likely be adversely affected. In 2021, we experienced labor shortages and other labor-related issues, which were pronounced as a result of the
COVID-19
pandemic, and a sustained labor shortage or increased turnover rates within our employee base could lead to increased labor costs. See “Labor shortages and constraints in the supply chain could adversely affect our results of operations.” In addition, any union activity at our medical centers that may occur in the future could contribute to increased labor costs. Certain proposed changes in federal labor laws and the National Labor Relations Board’s modification of its election procedures could increase the likelihood of employee unionization attempts. Although none of our employees are currently represented by a collective bargaining agreement, to the extent a significant portion of our employee base unionizes, it is possible our labor costs could increase materially. Our failure to recruit and retain qualified management and medical personnel, or to control our labor costs, could have a material adverse effect on our business, prospects, results of operations and financial condition.
If we fail to cost-effectively develop widespread brand awareness and maintain our reputation, or if we fail to achieve and maintain market acceptance for our healthcare services, our business could suffer.
We believe that maintaining and enhancing our reputation and brand recognition is critical to our relationships with both members and payors and to our ability to attract new members. The promotion of our brand may require us to make substantial investments and we anticipate that, as our market becomes increasingly competitive, these marketing initiatives may become increasingly difficult and expensive. Our marketing activities may not be successful or yield increased revenue, and to the extent that these activities yield increased revenue, the increased revenue may not offset the expenses we incur and our results of operations could be harmed. In addition, any factor that diminishes our reputation or that of our management, including failing to meet the expectations of or provide quality medical care for our members, or any adverse publicity or litigation involving or surrounding us, one of our medical centers or our management, could make it substantially more difficult for us to attract new members. Similarly, because our existing members often act as references for us with prospective new members, any existing member that questions the quality of our care could impair our ability to secure additional new members. In addition, negative publicity resulting from any adverse government payor audit could injure our reputation. If we do not successfully maintain and enhance our reputation and brand recognition, our business may not grow and we could lose our relationships with members, which would harm our business, results of operations and financial condition.
The registered or unregistered trademarks or trade names that we own or license may be challenged, infringed, circumvented, declared generic, lapsed or determined to be infringing on or dilutive of other marks. We may not be able to protect our rights in these trademarks and trade names, which we need in order to build name recognition with members, payors and other partners. In addition, third parties may in the future file for registration of trademarks similar or identical to our trademarks. If they succeed in registering or developing common law rights in such trademarks, and if we are not successful in challenging such third-party rights, we may not be able to use these trademarks to promote our business in certain relevant jurisdictions. If we are unable to establish name recognition based on our trademarks and trade names, we may not be able to compete effectively and our brand recognition, reputation and results of operations may be adversely affected.
Our business depends on our ability to effectively invest in, implement improvements to and properly maintain the uninterrupted operation and data integrity of our information technology and other business systems.
Our business is highly dependent on maintaining effective information systems as well as the integrity and timeliness of the data we use to serve our members, support our care teams and operate our business. Because of the large amount of data that we collect and manage, it is possible that hardware failures or errors in our systems could result in data loss or corruption or cause the information that we collect to be incomplete or contain inaccuracies that our partners regard as significant. If our data were found to be inaccurate or unreliable due to fraud or other error, or if we, or any of the third-party service providers we engage, were to fail to maintain information systems and data integrity effectively, we could experience operational disruptions that may impact our members and care teams and hinder our ability to provide services, establish appropriate pricing for services, retain and attract members, manage our member risk profiles, establish reserves, report financial results timely and accurately and maintain regulatory compliance, among other things.
Our information technology strategy and execution are critical to our continued success. We must continue to invest in long-term solutions that will enable us to anticipate member needs and expectations, enhance the member experience, act as a differentiator in the market and protect against cybersecurity risks and threats. Our success is dependent, in large part, on maintaining the effectiveness of existing technology systems and continuing to deliver and enhance technology systems that support our business processes in a cost-efficient and resource-efficient manner. Increasing regulatory and legislative changes will place additional demands on our information technology infrastructure that could have a direct impact on resources available for other projects tied to our strategic initiatives. In addition, recent trends toward greater patient engagement in health care require new and enhanced technologies, including more sophisticated applications for mobile devices. Connectivity among technologies is becoming increasingly important. We must also develop new systems to meet current market standards and keep pace with continuing changes in information processing technology, evolving industry and regulatory standards and patient needs. Failure to do so may present compliance challenges and impede our ability to deliver services in a competitive manner. Further, because system development projects are long-term in nature, they may be more costly than expected to complete and may not deliver the expected benefits upon completion. Our failure to effectively invest in, implement improvements to and properly maintain the uninterrupted operation and data integrity of our information technology and other business systems could adversely affect our results of operations, financial position and cash flow.
Risks Related to Data Security and Intellectual Property
Our proprietary platform relies on third-party vendors, and disruptions in those relationships or other failures of our platform could damage our reputation, give rise to claims against us or divert the application of our resources from other purposes, any of which could harm our business.
CanoPanorama, our proprietary population health management technology-powered platform, contains components developed and maintained by third-party software vendors. Moreover, we use a third-party cloud-based electronic health record management system. The ability of these third-party suppliers to successfully provide reliable and high-quality services is subject to technical and operational uncertainties that are beyond our control. We may not be able to replace the functions provided by the third-party software currently used in CanoPanorama if that software becomes obsolete or defective or is not adequately maintained or updated. We may not be able to maintain our relationships with our third-party software vendors. Any significant interruption in the availability of these third-party software products or defects in these products could harm our business unless and until we can secure or develop an alternative source. In the event of failure in such third-party vendors’ systems and processes, we could experience business interruptions or privacy and/or security breaches surrounding our data. Any of these outcomes could damage our reputation, give rise to claims against us or divert the application of our resources from other purposes, any of which could harm our business.
Data security breaches, loss of data and other disruptions could compromise sensitive information related to our business or our members, or prevent us from accessing critical information and expose us to liability, which could adversely affect our business and our reputation.
In the ordinary course of our business, we collect, store, use and disclose sensitive data, including PHI and other types of PII relating to our employees, members and others. We also process and store, and use third-party service providers to process and store, sensitive information, including intellectual property, confidential information and other proprietary business information. We manage and maintain such sensitive data and information utilizing a combination of on-site
systems, managed data center systems and cloud-based computing center systems.

We are highly dependent on information technology networks and systems, including the internet, to securely process, transmit and store this sensitive data and information. Security breaches of this infrastructure, including physical or electronic break-ins,
computer viruses, attacks by hackers and similar breaches, and employee or contractor error, negligence or malfeasance, can create system disruptions, shutdowns or unauthorized disclosure or modifications of such sensitive data or information, causing PHI or other PII to be accessed or acquired without authorization or to become publicly available. We utilize third-party service providers for important aspects of the collection, storage, processing and transmission of employee, user and member information, and other confidential and sensitive information, and therefore rely on third parties to manage functions that have material cybersecurity risks. Because of the sensitivity of the PHI, other PII and other sensitive information that we and our service providers collect, store, transmit, and otherwise process, the security of our technology platform and other aspects of our services, including those provided or facilitated by our third-party service providers, are important to our operations and business strategy. We take certain administrative, physical and technological safeguards to address these risks, such as requiring contractors and other third-party service providers who handle this PHI, other PII and other sensitive information to enter into agreements that contractually obligate them to use reasonable efforts to safeguard such PHI, other PII, and other sensitive information. Measures taken to protect our systems, those of our contractors or third-party service providers, or the PHI, other PII, or other sensitive information we or contractors or third-party service providers process or maintain, may not adequately protect us from the risks associated with the collection, storage, processing and transmission of such sensitive data and information. We may be required to expend significant capital and other resources to protect against security breaches or to alleviate problems caused by security breaches. Despite our implementation of security measures, cyber-attacks are becoming more sophisticated and frequent. As a result, we or our third-party service providers may be unable to anticipate these techniques or implement adequate protective measures.
A security breach or privacy violation that leads to disclosure or unauthorized use or modification of, or that prevents access to or otherwise impacts the confidentiality, security, or integrity of, member information, including PHI or other PII, or other sensitive information that we or our contractors or third-party service providers maintain or otherwise process, could harm our reputation, compel us to comply with breach notification laws, cause us to incur significant costs for remediation, fines, penalties, notification to individuals and for measures intended to repair or replace systems or technology and to prevent future occurrences, potential increases in insurance premiums, and require us to verify the accuracy of database contents, resulting in increased costs or loss of revenue. While we have not experienced any material system failure, accident or security breach to-date
of which we are aware, we nevertheless have experienced from time to time, and continue to experience in the future, cyber-attacks on our information technology systems despite our best efforts to prevent them. For instance, in June 2020, we disclosed to the public a data breach resulting from a business email compromise by an unknown threat actor that affected Office 365 email accounts of certain employees. As some of the affected email inboxes contained PHI or PII, we notified all potentially affected individuals and the HHS Office of Civil Rights, or OCR. In December 2020, we received a data request from OCR relating to this incident, to which we responded. In June 2021, OCR notified us that it has closed this inquiry with no findings. In addition, a class action lawsuit related to this incident was filed against us in the Miami-Dade County Court of the State of Florida. Our insurance carrier has reached a settlement with the class action plaintiffs and the settlement was approved by the Miami-Dade County Court at a hearing held on July 1, 2021.
If we are unable to prevent or mitigate such security breaches or privacy violations or implement satisfactory remedial measures, or if it is perceived that we have been unable to do so, our operations could be disrupted, we may be unable to provide access to our systems, we could suffer a loss of members and we may as a result suffer loss of reputation, adverse impacts on member and investor confidence, financial loss, governmental investigations or other actions, regulatory or contractual penalties, and other claims and liability. In addition, security breaches and other inappropriate access to, or acquisition or processing of, information can be difficult to detect, and any delay in identifying such incidents or in providing any notification of such incidents may lead to increased harm.

Any such breach or interruption of our systems or those of any of our third-party service providers could compromise our networks or data security processes and sensitive information could be made inaccessible or could be accessed by unauthorized parties, publicly disclosed, lost or stolen. Any such interruption in access, improper access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws and regulations that protect the privacy of member information or other personal information, such as HIPAA, as amended by the Health Information Technology for Economic and Clinical Health (HITECH) Act, and their implementing regulations and regulatory penalties. Unauthorized access, loss or dissemination could also disrupt our operations, including our ability to perform our services, access member health information, collect, process, and prepare company financial information, provide information about our current and future services and engage in other member and clinician education and outreach efforts. Any such breach could also result in the compromise of our trade secrets and other proprietary information, which could adversely affect our business and competitive position. While we maintain insurance that covers certain security and privacy damages and claim expenses, we may not carry insurance or maintain coverage sufficient to compensate for all liability and in any event, insurance coverage would not address the reputational damage that could result from a security incident.
Disruptions in our disaster recovery systems or management continuity planning could limit our ability to operate our business effectively.
Our information technology systems facilitate our ability to conduct our business. While we have disaster recovery systems and business continuity plans in place, any disruptions in our disaster recovery systems or the failure of these systems to operate as expected could, depending on the magnitude of the problem, adversely affect our operating results by limiting our capacity to effectively monitor and control our operations. Despite our implementation of a variety of security measures, our information technology systems could be subject to physical or electronic break-ins,
and similar disruptions from unauthorized tampering or any weather-related disruptions where our headquarters are located. In addition, in the event that a significant number of our management personnel are unavailable in the event of a disaster, our ability to effectively conduct business could be adversely affected.
If we are unable to obtain, maintain and enforce intellectual property protection for our content or if the scope of our intellectual property protection is not sufficiently broad, our business may be adversely affected.
Our business depends on certain internally developed content, including software, databases, confidential information and know-how,
the protection of which is crucial to the success of our business. We rely on a combination of trademark, trade-secret, and copyright laws and confidentiality procedures and contractual provisions to protect our intellectual property rights in our internally developed content. We may, over time, increase our investment in protecting our intellectual property through additional trademark, patent and other intellectual property filings that could be expensive and time-consuming. Effective trademark, trade-secret and copyright protection is expensive to develop and maintain, both in terms of initial and ongoing registration requirements and the costs of defending our rights. These measures, however, may not be sufficient to offer us meaningful protection. Additionally, we do not currently hold a patent or other registered or applied for intellectual property protection for CanoPanorama. If we are unable to protect our intellectual property and other rights, particularly with respect to CanoPanorama, our competitive position and our business could be harmed, as third parties may be able to commercialize and use technologies and software products that are substantially the same as ours without incurring the development and licensing costs that we have incurred. Any of our owned or licensed intellectual property rights could be challenged, invalidated, circumvented, infringed or misappropriated, our trade secrets and other confidential information could be disclosed in an unauthorized manner to third parties, or our intellectual property rights may not be sufficient to permit us to take advantage of current market trends or otherwise to provide us with competitive advantages, which could result in costly redesign efforts, discontinuance of certain offerings or other competitive harm.

Monitoring unauthorized use of our intellectual property is difficult and costly. From time to time, we seek to analyze our competitors’ services, and may in the future seek to enforce our rights against potential infringement. However, the steps we have taken to protect our intellectual property rights may not be adequate to prevent infringement or misappropriation of our intellectual property. We may not be able to detect unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. Any inability to meaningfully protect our intellectual property rights could result in harm to our ability to compete and reduce demand for our services. Moreover, our failure to develop and properly manage new intellectual property could adversely affect our market positions and business opportunities. Also, some of our services rely on technologies and software developed by or licensed from third parties, and we may not be able to maintain our relationships with such third parties or enter into similar relationships in the future on reasonable terms, or at all.
Uncertainty may result from changes to intellectual property legislation and from interpretations of intellectual property laws by applicable courts and agencies. Accordingly, despite our efforts, we may be unable to obtain and maintain the intellectual property rights necessary to provide us with a competitive advantage. Our failure to obtain, maintain and enforce our intellectual property rights could therefore have a material adverse effect on our business, financial condition and results of operations.
Third parties may initiate legal proceedings alleging that we are infringing or otherwise violating their intellectual property rights, the outcome of which would be uncertain and could have a material adverse effect on our business, financial condition and results of operations.
Our commercial success depends on our ability to develop and commercialize our services and use our proprietary technology platform without infringing the intellectual property or proprietary rights of third parties. Intellectual property disputes can be costly to defend and may cause our business, operating results and financial condition to suffer. As the market for healthcare in the United States expands and more patents are issued, the risk increases that there may be patents issued to third parties that relate to our technology platform of which we are not aware or that we must challenge to continue our operations as currently contemplated. Whether merited or not, we may face allegations that we, our vendors or licensors or parties indemnified by us have infringed or otherwise violated the patents, trademarks, copyrights or other intellectual property rights of third parties. Such claims may be made by competitors seeking to obtain a competitive advantage or by other parties. Additionally, in recent years, individuals and groups have begun purchasing intellectual property assets for the purpose of making claims of infringement and attempting to extract settlements from companies like ours. We may also face allegations that our employees have misappropriated the intellectual property or proprietary rights of their former employers or other third parties. It may be necessary for us to initiate litigation to defend ourselves in order to determine the scope, enforceability and validity of third-party intellectual property or proprietary rights, or to establish our respective rights. We may not be able to successfully settle or otherwise resolve such adversarial proceedings or litigation. If we are unable to successfully settle future claims on terms acceptable to us we may be required to engage in or to continue claims, regardless of whether such claims have merit, which can be time-consuming, divert management’s attention and financial resources and can be costly to evaluate and defend. Results of any such litigation are difficult to predict and may require us to stop commercializing or using our technology platform, obtain licenses, modify our services and technology platform while we develop non-infringing
substitutes or incur substantial damages, settlement costs or face a temporary or permanent injunction prohibiting us from marketing or providing the affected services. If we require a third-party license, it may not be available on reasonable terms or at all, and we may have to pay substantial royalties, service fees, upfront fees or grant cross-licenses to intellectual property rights for our services. We may also have to redesign our services so they do not infringe on third-party intellectual property rights, which may not be possible or may require substantial monetary expenditures and time, during which our technology platform may not be available for commercialization or use. Even if we have an agreement to indemnify us against such costs, the indemnifying party may be unable to uphold its contractual obligations. If we cannot or do not obtain a third-party license to the infringed technology, license the technology on reasonable terms or obtain similar technology from another source, our revenue and earnings could be adversely impacted.

From time to time, we may be subject to legal proceedings and claims in the ordinary course of business with respect to intellectual property. We are not currently subject to any claims from third parties asserting infringement of their intellectual property rights. Some third parties may be able to sustain the costs of complex litigation more effectively than we can because they have substantially greater resources. Even if resolved in our favor, litigation or other legal proceedings relating to intellectual property claims may cause us to incur significant expenses, and could distract our technical and management personnel from their normal responsibilities. In addition, there could be public announcements of the results of hearings, motions or other interim proceedings or developments, and if securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our securities. Moreover, any uncertainties resulting from the initiation and continuation of any legal proceedings could have a material adverse effect on our ability to raise the funds necessary to continue our operations. Assertions by third parties that we violate their intellectual property rights could therefore have a material adverse effect on our business, financial condition and results of operations.
If we are unable to protect the confidentiality of our trade secrets, know-how
and other proprietary and internally developed information, the value of our technology platform could be adversely affected.
We may not be able to adequately protect our trade secrets,
know-how
and other internally developed information, including in relation to the CanoPanorama platform. Although we use reasonable efforts to protect this internally developed information and technology platform, our employees, consultants and other parties (including independent contractors and companies with which we conduct business) may unintentionally or willfully disclose our information or technology to competitors. Enforcing a claim that a third party illegally disclosed or obtained and is using any of our internally developed information or technology is difficult, expensive and time-consuming, and the outcome is unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets, know-how
and other proprietary information. We rely, in part, on
non-disclosure
and confidentiality agreements with our employees, independent contractors, consultants and companies with which we conduct business to protect our trade secrets, know-how
and other intellectual property and internally developed information. These agreements may not be self-executing, or they may be breached and we may not have adequate remedies for such breaches. Moreover, third parties may independently develop similar or equivalent proprietary information or otherwise gain access to our trade secrets, know-how
and other internally developed information.
Any restrictions on our use of, or ability to license, data, or our failure to license data and integrate third-party technologies, could have a material adverse effect on our business, financial condition and results of operations.
We depend upon licenses from third parties for components of the technology and data used in CanoPanorama and for the platform upon which CanoPanorama is built and operates. We expect that we may need to obtain additional licenses from third parties in the future in connection with the development of our services. In addition, we obtain a portion of the data that we use from government entities, public records and our partners for specific partner engagements. We believe that we have all rights necessary to use the data that is incorporated into our services. We cannot, however, assure you that our licenses for information will allow us to use that information for all potential or contemplated applications. In addition, our ability to continue to offer integrated healthcare to our members depends on maintaining CanoPanorama, which is partially populated with data disclosed to us by our affiliates with their consent. If these affiliates revoke their consent for us to maintain, use, de-identify
and share this data, consistent with applicable law, our data assets could be degraded.

In the future, data providers could withdraw their data from us or restrict our usage for any reason, including if there is a competitive reason to do so, if legislation is passed restricting the use of the data or if judicial interpretations are issued restricting use of the data that we currently use to support our services. In addition, data providers could fail to adhere to our quality control standards in the future, causing us to incur additional expense to appropriately utilize the data. If a substantial number of data providers were to withdraw or restrict their data, or if they fail to adhere to our quality control standards, and if we are unable to identify and contract with suitable alternative data suppliers and integrate these data sources into our service offerings, our ability to provide appropriate services to our members would be materially adversely impacted, which could have a material adverse effect on our business, financial condition and results of operations.
We also integrate our internally developed applications and use third-party software to support our technology infrastructure. Some of this software is proprietary and some is open source software. If we combine our proprietary software with open-source software in certain ways, we may be required, under the terms of the applicable open-source licenses, to make our proprietary source code available to third parties. Additionally, the terms of open-source licenses have not been extensively interpreted by U.S. or international courts so there is a risk that open-source software licenses could be construed in a manner that imposes unanticipated conditions or restrictions on us or our proprietary software. These technologies may not be available to us in the future on commercially reasonable terms, or at all, and could be difficult to replace once integrated into our own internally developed applications. Most of these licenses can be renewed only by mutual consent and may be terminated if we breach the terms of the license and fail to cure the breach within a specified period of time. Our inability to obtain, maintain or comply with any of these licenses could delay development until equivalent technology can be identified, licensed and integrated, which would harm our business, financial condition and results of operations.
Most of our third-party licenses are
non-exclusive
and our competitors may obtain the right to use any of the technology covered by these licenses to compete directly with us. Our use of third-party technologies exposes us to increased risks, including but not limited to risks associated with the integration of new technology into our solutions, the diversion of our resources from development of our own internally developed technology and our inability to generate revenue from licensed technology sufficient to offset associated acquisition and maintenance costs. In addition, if our data suppliers choose to discontinue support of the licensed technology in the future, we might not be able to modify or adapt our own solutions.
We have in the past and may in the future be subject to legal proceedings and litigation, including intellectual property, privacy and medical malpractice disputes, which are costly to defend and could materially harm our business and results of operations.
We may be party to lawsuits and legal proceedings in the normal course of business. These matters are often expensive and disruptive to normal business operations. We may face allegations, lawsuits and regulatory inquiries, audits and investigations regarding data privacy, security, labor and employment, consumer protection and intellectual property infringement, including claims related to privacy, patents, publicity, trademarks, copyrights and other rights. We may also face allegations or litigation related to our acquisitions, securities issuances or business practices, including public disclosures about our business. Litigation and regulatory proceedings may be protracted and expensive, and the results are difficult to predict. Certain of these matters may include speculative claims for substantial or indeterminate amounts of damages and include claims for injunctive relief. Additionally, our litigation costs could be significant. Adverse outcomes with respect to litigation or any of these legal proceedings may result in significant settlement costs or judgments, penalties and fines, or require us to modify our services or require us to stop serving certain members or geographies, all of which could negatively impact our geographic expansion and revenue growth. We may also become subject to periodic audits, which would likely increase our regulatory compliance costs and may require us to change our business practices, which could negatively impact our revenue growth. Managing legal proceedings, litigation and audits, even if we achieve favorable outcomes, is time-consuming and diverts management’s attention from our business.

The results of regulatory proceedings, litigation, claims, and audits cannot be predicted with certainty, and determining reserves for pending litigation and other legal, regulatory and audit matters requires significant judgment. There can be no assurance that our expectations will prove correct, and even if these matters are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our reputation, business, financial condition, results of operations and the market price of our securities.
We also may be subject to lawsuits under the FCA and comparable state laws for submitting allegedly fraudulent or otherwise inappropriate bills for services to the Medicare and Medicaid programs. These lawsuits, which may be initiated by government authorities as well as private party relators, can involve significant monetary damages, fines, attorney fees and the award of bounties to private plaintiffs who successfully bring these suits, as well as to the government programs. In recent years, government oversight and law enforcement have become increasingly active and aggressive in investigating and taking legal action against potential fraud and abuse.
Furthermore, our business exposes us to potential medical malpractice, professional negligence or other related actions or claims that are inherent in the provision of healthcare services. These claims, with or without merit, could cause us to incur substantial costs, and could place a significant strain on our financial resources, divert the attention of management from our core business, harm our reputation and adversely affect our ability to attract and retain members, any of which could have a material adverse effect on our business, financial condition and results of operations.
Although we maintain third-party directors’ and officers’ professional liability insurance coverage, it is possible that claims against us may exceed the coverage limits of our insurance policies. Even if any professional liability loss is covered by an insurance policy, these policies typically have substantial deductibles for which we are responsible. Professional liability claims in excess of applicable insurance coverage could have a material adverse effect on our business, financial condition and results of operations. In addition, any professional liability claim brought against us, with or without merit, could result in an increase of our professional liability insurance premiums. Insurance coverage varies in cost and can be difficult to obtain, and we cannot guarantee that we will be able to obtain insurance coverage in the future on terms acceptable to us or at all. If our costs of insurance and claims increase, then our earnings could decline.
Risks Related to Our Indebtedness
Our existing indebtedness could adversely affect our business and growth prospects.
Our existing indebtedness, or any additional indebtedness we may incur, could require us to divert funds identified for other purposes for debt service and impair our liquidity position. If we cannot generate sufficient cash flow from operations to service our debt, we may need to refinance our indebtedness, dispose of assets or issue equity to obtain necessary funds. We do not know whether we will be able to take any of these actions on a timely basis, on terms satisfactory to us or at all.
Our current and future levels of indebtedness and the cash flow needed to satisfy our indebtedness have important consequences, including:

•
limiting funds otherwise available for financing our working capital, capital expenditures, acquisitions, investments and other general corporate purposes by requiring us to dedicate a portion of our cash flows from operations to the repayment of indebtedness and the interest on this indebtedness;

•	making it more difficult for us to satisfy our obligations with respect to our indebtedness;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	exposing us to the risk of increased interest rates as certain of our borrowings are at variable rates of interest;

•	limiting our flexibility in planning for and reacting to changes in the industry in which we compete; and

•	making us more vulnerable in the event of a downturn in our business.
Our level of indebtedness may place us at a competitive disadvantage to our competitors that are not as highly leveraged. A substantial portion of our indebtedness, including all of the indebtedness under Credit Agreement, is floating rate debt. As a result, fluctuations in interest rates can increase borrowing costs. Increases in interest rates may directly impact the amount of interest we are required to pay and reduce earnings accordingly. In addition, developments in tax policy, such as the disallowance of tax deductions for interest paid on outstanding indebtedness, could have an adverse effect on our liquidity and our business, financial conditions and results of operations.
We will be able to incur substantial additional indebtedness in the future. Although the agreements governing our existing indebtedness contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to several significant qualifications and exceptions and, under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial.
We expect to use cash flow from operations to meet current and future financial obligations, including funding our operations, indebtedness service requirements and capital expenditures. The ability to make these payments depends on our financial and operating performance, which is subject to prevailing economic, industry and competitive conditions and certain financial, business, economic and other factors beyond our control.
We may not be able to generate sufficient cash flow to service all of our indebtedness, and may be forced to take other actions to satisfy our obligations under such indebtedness, which may not be successful.
Our ability to make scheduled payments or to refinance outstanding indebtedness obligations depends on our financial and operating performance, which will be affected by prevailing economic, industry and competitive conditions and by financial, business and other factors beyond our control. We may not be able to maintain a sufficient level of cash flow from operating activities to permit us to pay the principal, premium, if any, and interest on our indebtedness. Any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in penalties or defaults, which would also harm our ability to incur additional indebtedness.
If our cash flows and capital resources are insufficient to fund our indebtedness service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital or seek to restructure or refinance our indebtedness. Our ability to restructure or refinance our indebtedness will depend on the condition of the capital markets and our financial condition at such time. Any refinancing of our indebtedness could be at higher interest rates and may require us to comply with more onerous covenants that could further restrict our business operations. These alternative measures may not be successful and may not permit us to meet our scheduled indebtedness service obligations. In the absence of such cash flows and resources, we could face substantial liquidity problems and might be required to sell material assets or operations to attempt to meet our indebtedness service obligations. If we cannot meet our indebtedness service obligations, the holders of our indebtedness may accelerate such indebtedness, terminate their commitments to make additional loans, cease to make further loans, and, to the extent such indebtedness is secured, foreclose on our assets and we could be forced into bankruptcy or liquidation. In such an event, we may not have sufficient assets to repay all of our indebtedness.
We may be unable to refinance our indebtedness.
We may need to refinance all or a portion of our indebtedness before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. There can be no assurance that we will be able to obtain sufficient funds to enable us to repay or refinance our debt obligations on commercially reasonable terms, or at all.

The terms of the Credit Agreement and the Indenture restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.
The Credit Agreement which we entered into on November 23, 2022, with certain lenders, Credit Suisse AG, Cayman Islands Branch, as administrative agent, collateral agent and a letter of credit issuer, or the Credit Agreement, and the Indenture governing the senior notes, or the Indenture, contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interests, including restrictions on our ability to:

•	incur or guarantee additional indebtedness;

•	incur liens;

•	pay dividends and distributions on, or redeem, repurchase or retire our capital stock;

•	make investments, acquisitions, loans, or advances;

•	engage in mergers, consolidations, liquidations or dissolutions;

•	sell, transfer or otherwise dispose of assets, including capital stock of subsidiaries;

•	engage in certain transactions with affiliates;

•	change of the nature of our business;

•	prepay, redeem or repurchase certain indebtedness; and

•	designate restricted subsidiaries as unrestricted subsidiaries.
Under certain circumstances, the restrictive covenants in the Credit Agreement require us to satisfy certain financial maintenance tests. Our ability to satisfy those tests can be affected by events beyond our control.
As a result of the restrictions described above, we will be limited as to how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders or noteholders and/or amend the covenants.
A breach of the covenants or restrictions under the Credit Agreement or the Indenture could result in an event of default thereunder. Such a default may allow the creditors to accelerate the related debt, which may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In the event the holders of our indebtedness accelerate the repayment, we may not have sufficient assets to repay that indebtedness or be able to borrow sufficient funds to refinance it. Even if we are able to obtain new financing, it may not be on commercially reasonable terms or on terms acceptable to us. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.

These restrictions, along with restrictions that may be contained in agreements evidencing or governing other future indebtedness, may affect our ability to grow in accordance with our growth strategy.
Any future credit facilities or debt instruments we may issue will likely contain similar, or potentially more expansive, events of default as compared to those set forth in the terms of the Credit Agreement and the Indenture, including those breaches or defaults with respect to any of our other outstanding debt instruments. All borrowings under the Credit Agreement, including borrowings under the revolving credit facility with original commitments in an aggregate principal amount of $30.0 million, or the Revolving Credit Facility, are secured by a first priority pledge of and security interests in substantially all of our assets, and any indebtedness we incur in the future may also be so secured.
A decline in our operating results or available cash could cause us to experience difficulties in complying with covenants contained in the Credit Agreement, which could result in our bankruptcy or liquidation.
If we were to sustain a decline in our operating results or available cash, we could experience difficulties in complying with the financial covenants contained in the Credit Agreement. The failure to comply with such covenants could result in an event of default under the Credit Agreement and by reason of cross-acceleration or cross-default provisions, other indebtedness may then become immediately due and payable. In addition, should an event of default occur, the lenders under the Credit Agreement could elect to terminate their commitments thereunder, cease making loans and institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our facilities or lines of credit to avoid being in default. If we breach our covenants under the Credit Agreement and seek a waiver, we may not be able to obtain a waiver from the required lenders. If this occurs, we would be in default under the Credit Agreement, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.
The terms of the Credit Agreement and the Indenture restrict our current and future operations, particularly our ability to respond to changes or to take certain actions.
The Credit Agreement and the Indenture contain a number of restrictive covenants that impose significant operating and financial restrictions on us and may limit our ability to engage in acts that may be in our long-term best interests, including restrictions on our ability to:

•	pay certain dividends on, repurchase, or make distributions in respect of capital stock or make other restricted payments;

•	issue or sell capital stock of restricted subsidiaries;

•	incur or guarantee certain indebtedness;

•	make certain investments;

•	sell or exchange certain assets;

•	enter into transactions with affiliates;

•	create certain liens; and

•	consolidate, merge, or transfer all or substantially all of our assets and the assets of our subsidiaries on a consolidated basis.

As a result of these covenants, we are limited in the manner in which we conduct our business, and we may be unable to raise additional debt or equity financing to operate during general economic or business downturns, engage in favorable business activities or finance future operations or capital needs or compete effectively or take advantage of new business opportunities. These restrictions may also hinder our ability to grow in accordance with our strategy.
As a result of the restrictions described above, we will be limited as to how we conduct our business and we may be unable to raise additional debt or equity financing to compete effectively or to take advantage of new business opportunities. The terms of any future indebtedness we may incur could include more restrictive covenants. We cannot assure you that we will be able to maintain compliance with these covenants in the future and, if we fail to do so, that we will be able to obtain waivers from the lenders and/or amend the covenants.
A breach of the covenants or restrictions under the Credit Agreement or the Indenture could result in an event of default under such document. Such a default may allow the creditors to accelerate the related debt, which may result in the acceleration of any other debt to which a cross-acceleration or cross-default provision applies. In the event the holders of our indebtedness accelerate the repayment, we may not have sufficient assets to repay that indebtedness or be able to borrow sufficient funds to refinance it. Even if we are able to obtain new financing, it may not be on commercially reasonable terms or on terms acceptable to us. As a result of these restrictions, we may be:

•	limited in how we conduct our business;

•	unable to raise additional debt or equity financing to operate during general economic or business downturns; or

•	unable to compete effectively or to take advantage of new business opportunities.
These restrictions, along with restrictions that may be contained in agreements evidencing or governing other future indebtedness, may affect our ability to grow in accordance with our growth strategy.
Any future credit facilities or debt instruments we may issue will likely contain similar, or potentially more expansive, events of default as compared to those set forth in the terms of the Credit Agreement and the Indenture, including those breaches or defaults with respect to any of our other outstanding debt instruments.
Despite our substantial indebtedness, we are still able to incur significant additional amounts of debt.
We may be able to incur substantial additional indebtedness in the future. The Credit Agreement and the Indenture contain restrictions on the incurrence of additional indebtedness. However, these restrictions are subject to a number of significant qualifications and exceptions, and under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. Accordingly, we may be able to incur substantial additional indebtedness in the future.
If new debt is added to our existing debt levels, the related risks that we now face would increase. In addition, the Credit Agreement and the Indenture will not prevent us from incurring obligations that do not constitute indebtedness under those agreements, such as certain obligations to trade creditors.

Risks Related to Being a Public Company
The requirements of being a public company may strain our resources, result in more litigation and divert management’s attention, which could make it difficult to manage our business.
Since becoming a public company, we have and will continue to incur legal, accounting and other expenses that we did not previously incur. We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the Sarbanes-Oxley Act, the listing requirements of the New York Stock Exchange and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business, financial condition and results of operations. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting. Furthermore, the need to establish the corporate infrastructure demanded of a public company may divert our management’s attention from implementing our growth strategy, which could prevent us from improving our business, financial condition and results of operations. We have made, and will continue to make, changes to our internal controls and procedures for financial reporting and accounting systems to meet our reporting obligations as a public company. However, the measures we take may not be sufficient to satisfy our obligations as a public company. In addition, these rules and regulations will increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, these rules and regulations may make it more expensive for us to obtain director and officer liability insurance and, in the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage, which could make it more difficult for us to attract and retain qualified members of our board of directors. These additional obligations could have a material adverse effect on our business, financial condition and results of operations.
In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of our management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and there could be a material adverse effect on our business, financial condition and results of operations.
Our management team has limited experience managing a public company.
Most members of our management team have limited or no experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage us as a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents require significant attention from our senior management and could divert their attention away from the day-to-day
management of our business, which could adversely affect our business, results of operations and financial condition.
Our independent registered public accountants have identified a number of material weaknesses in our internal controls over financial reporting. If we are unable to remediate the material weaknesses, or if other control deficiencies are identified, we may not be able to report our financial results accurately, prevent fraud or file our periodic reports as a public company in a timely manner.

Our independent registered public accountants identified a material weakness in our internal control over financial reporting related to the restatement of the Company’s financial statements resulting from the Company’s correction of its accounting for Medicare Risk Adjustment, or MRA, revenue within Medicare Advantage contracts, or the Restatement. In addition, our independent registered public accountants have previously identified a number of material weaknesses in our internal controls over financial reporting. A “material weakness” is a deficiency, or a combination of deficiencies, in internal controls over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.
The material weaknesses are as follows:

•
We failed to establish controls to ensure the completeness and accuracy of information used to estimate and record certain accruals or make other closing adjustments in the financial statement close process.

•
We failed in the process of accounting for business combinations related to the design and operation of controls to record and measure the identifiable assets acquired, the liabilities assumed and any non-controlling
interests recognized as part of a business combination.

•
Furthermore, we did not have a sufficient complement of personnel with an appropriate level of knowledge, experience, and oversight commensurate with its financial reporting requirements to ensure proper selection and application of U.S. generally accepted accounting principles, or GAAP.

In the course of finalizing the audit of our financial statements for the year ended December 31, 2021, we and our independent registered public accountants identified a misapplication of GAAP that resulted in the Restatement. The Restatement results from the Company’s correction of its accounting for MRA revenue within Medicare Advantage contracts. The correction changes the timing of the revenue recognition for the MRA revenue, which results in recognizing such revenue when the Company is entitled to receive such revenue upon satisfaction of performance obligations in accordance with the requirements of ASC 606.    The correction in the timing of revenue recognition under ASC 606 resulted in adjustments to capitated revenue, direct patient expense, accounts receivable, net of unpaid service provider costs, and accounts payable and accrued expenses.    The Company evaluated the adjustments to the MRA revenue recorded during 2021, 2020 and 2019, and, after assessing the materiality of such adjustments under ASC 606, restated its financial statements for the Prior Quarterly Financial Statements.
We are actively engaged in the implementation of existing remediation plans to address existing, and the newly identified, material weaknesses. These plans include implementation of enhanced documentation of policies and procedures, along with the allocation of resources dedicated to training and monitoring these policies and procedures, and recruiting personnel with appropriate levels of skills commensurate with their roles.
Our implementation of procedures to remediate the material weaknesses is ongoing and will require validation and testing of the design and operating effectiveness of internal controls over a sustained period of financial reporting cycles.
While our management believes we have made progress toward remediating the underlying causes of the material weaknesses, the implementation of these procedures is ongoing and will require validation and testing of the design and operating effectiveness of internal controls over a sustained period of financial reporting cycles. We cannot be certain that these measures will successfully remediate the material weaknesses or that other material weaknesses and control deficiencies will not be discovered in the future. If our efforts are not successful or other material weaknesses or control deficiencies occur in the future, we may be unable to report our financial results accurately on a timely basis or help prevent fraud, which could cause our reported financial results to be materially misstated and result in the loss of investor confidence or delisting and cause the market price of our securities to decline.

The Restatement may affect investor confidence and raise reputational issues and may subject us to additional risks and uncertainties, including increased professional costs and the increased possibility of legal proceedings.
As discussed in the Explanatory Note to our Annual Report on Form
10-K
for the year ended December 31, 2021, we reached a determination to restate the Prior Quarterly Financial Statements The correction in the timing of revenue recognition under ASC 606, resulted in adjustments to capitated revenue, direct patient expense, accounts receivable, net of unpaid service provider costs, and accounts payable and accrued expenses. The Company evaluated the adjustments to the MRA revenue recorded during 2021, 2020 and 2019, and, after assessing the materiality of such adjustments under ASC 606, restated the Prior Quarterly Financial Statements. As a result, we have incurred unanticipated costs for accounting and legal fees in connection with the Restatement and may become subject to a number of additional risks, uncertainties and litigation, which may affect investor confidence in the accuracy of our financial disclosures and may raise reputational risks for our business, both of which could harm our business and financial results.
As a result of becoming a public company, we are obligated to develop and maintain proper and effective internal controls over financial reporting in order to comply with Section 404 of the Sarbanes-Oxley Act. We may not complete our analysis of our internal controls over financial reporting in a timely manner, or these internal controls may not be determined to be effective, which may adversely affect investor confidence in us and, as a result, the value of our securities.
We will be required by Section 404 of the Sarbanes-Oxley Act to furnish a report by management on, among other things, the effectiveness of our internal controls over financial reporting in our next year’s annual report. The process of designing and implementing internal controls over financial reporting required to comply with this requirement will be time-consuming, costly and complicated. If during the evaluation and testing process we identify one or more material weaknesses in our internal controls over financial reporting or determine that existing material weaknesses have not been remediated, our management will be unable to assert that our internal controls over financial reporting is effective. See “Our independent registered public accountants have identified a number of material weaknesses in our internal controls over financial reporting. If we are unable to remediate the material weaknesses, or if other control deficiencies are identified, we may not be able to report our financial results accurately, prevent fraud or file our periodic reports as a public company in a timely manner.” In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act.
Even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed.
We cannot be certain as to the timing of completion of our evaluation, testing and any remediation actions or the impact of the same on our operations. If we are not able to implement the requirements of Section 404 of the Sarbanes-Oxley Act in a timely manner or with adequate compliance, our independent registered public accounting firm may issue an adverse opinion due to ineffective internal controls over financial reporting, and we may be subject to sanctions or investigation by regulatory authorities, such as the SEC. As a result, there could be a negative reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. In addition, we may be required to incur costs in improving our internal controls system and hiring additional personnel. Any such action could negatively affect our results of operations and cash flows.

We no longer qualify as an emerging growth company after December 31, 2021, and as a result, we will have to comply with increased disclosure and compliance requirements.
We no longer qualify as an emerging growth company but instead are deemed a large accelerated filer as of December 31, 2021. As a large accelerated filer, we are subject to certain disclosure and compliance requirements that apply to other public companies which did not previously apply to us while our status was as an emerging growth company.
We expect that the loss of emerging growth company status and compliance with the additional requirements of being a large accelerated filer will increase our legal and financial compliance costs and could cause management and other personnel to divert attention from operational and other business matters to devote substantial time to public company reporting requirements. In addition, if we are not able to comply with changing requirements in a timely manner, the market price of our stock could decline and we could be subject to sanctions or investigations by the stock exchange on which our Class A common stock is listed, the SEC, or other regulatory authorities, which would require additional financial and management resources.
Our operating results and stock price may be volatile.
Our operating results are likely to fluctuate in the future. In addition, securities markets worldwide have experienced, and are likely to continue to experience, significant price and volume fluctuations. This market volatility, as well as general economic, market or political conditions, could subject the market price of our securities to wide price fluctuations regardless of our operating performance. Our operating results and the trading price of our securities may fluctuate in response to various factors, including:

•	market conditions in our industry or the broader stock market;

•	actual or anticipated fluctuations in our quarterly financial and operating results;

•	issuances of new or changed securities analysts’ reports or recommendations;

•	sales, or anticipated sales, of large blocks of our stock;

•	additions or departures of key personnel;

•	regulatory, legislative or political developments;

•	litigation and governmental investigations;

•	changing economic conditions;

•	investors’ perception of us;

•	events beyond our control such as weather and war; and

•	any default on our indebtedness.
These and other factors, many of which are beyond our control, may cause our operating results and the market price and demand for our securities to fluctuate substantially. Fluctuations in our quarterly operating results could limit or prevent investors from readily selling their shares and may otherwise negatively affect the market price and liquidity of our securities. The market price of our Class A common stock may decline below your purchase price, and you may not be able to sell your shares of our Class A common stock at or above the price you paid for such shares (or at all). In addition, in the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation against the company that issued the stock. If any of our shareholders bring a lawsuit against us, we could incur substantial costs defending the lawsuit. Such a lawsuit could also divert the time and attention of our management from our business, which could significantly harm our profitability and reputation.
Because we have no current plans to pay regular cash dividends on our Class A common stock, you may not receive any return on investment unless you sell your Class A common stock for a price greater than that which you paid for it.
We do not anticipate paying any regular cash dividends on our Class A common stock. Any decision to declare and pay dividends in the future will be made at the discretion of our Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that our Board may deem relevant. In addition, our ability to pay dividends is currently restricted by the Credit Agreement and may in the future be limited by covenants of existing and any future outstanding indebtedness we or our subsidiaries incur. Therefore, any return on investment in our Class A common stock is solely dependent upon the appreciation of the price of our Class A common stock on the open market, which may not occur.
We may issue shares of preferred stock in the future, which could make it difficult for another company to acquire us or could otherwise adversely affect holders of our Class A common stock, which could depress the price of our Class A common stock.
Our Certificate of Incorporation authorizes us to issue one or more series of preferred stock. Our Board has the authority to determine the preferences, limitations and relative rights of the shares of preferred stock and to fix the number of shares constituting any series and the designation of such series, without any further vote or action by our shareholders. Our preferred stock could be issued with voting, liquidation, dividend and other rights superior to the rights of our Class A common stock. The potential issuance of preferred stock may delay or prevent a change in control of us, discouraging bids for our Class A common stock at a premium to the market price, and materially and adversely affect the market price and the voting and other rights of the holders of our Class A common stock.
Risks Related to Our Organizational Structure
InTandem has significant influence over us and its interests may conflict with ours or yours.
For so long as the investment entities affiliated with InTandem continue to own a significant percentage of our stock, InTandem will be able to significantly influence the composition of our Board and the approval of actions requiring shareholder approval. Accordingly, for such period of time, InTandem will have significant influence with respect to our management, business plans and policies, including the appointment and removal of our officers, decisions on whether to raise future capital and amending our Certificate of Incorporation and Bylaws. In particular, for so long as InTandem continues to own a significant percentage of our stock, InTandem will be able to cause or prevent a change of control of us or a change in the composition of our Board and could preclude any unsolicited acquisition of us. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of securities as part of a sale of us and ultimately might affect the market price of our securities.
InTandem and its affiliates engage in a broad spectrum of activities, including investments in the healthcare industry generally. In the ordinary course of their business activities, InTandem and its affiliates may engage in activities where their interests conflict with our interests or those of our other shareholders, such as investing in or advising businesses that directly or indirectly compete with certain portions of our business or businesses that are suppliers or customers of ours. In addition, InTandem may have an interest in pursuing acquisitions, divestitures and other transactions that, in its judgment, could enhance its investment, even though such transactions might involve risks to you.

We are a holding company and our only material asset is our interest in PCIH, and accordingly, we are dependent upon distributions made by our subsidiaries to pay taxes, make payments under the Tax Receivable Agreement and pay dividends.
We are a holding company with no material assets other than our ownership of common units of PCIH, or the PCIH Common Units, and our managing member interest in PCIH. As a result, we have no independent means of generating revenue or cash flow. Our ability to pay taxes, make payments under the Tax Receivable Agreement and pay dividends will depend on the financial results and cash flows of PCIH and the distributions we receive from PCIH. Deterioration in the financial condition, earnings or cash flow of PCIH for any reason could limit or impair PCIH’s ability to pay such distributions. Additionally, to the extent that we need funds and PCIH is restricted from making such distributions under applicable law or regulation or under the terms of any financing arrangements, or PCIH is otherwise unable to provide such funds, this could materially adversely affect our liquidity and financial condition.
PCIH will continue to be treated as a partnership for U.S. federal income tax purposes and as such, generally will not be subject to any entity-level U.S. federal income tax. Instead, taxable income will be allocated to the holders of PCIH Common Units. Accordingly, we will be required to pay income taxes on our allocable share of any net taxable income of PCIH. Under the terms of the Second Amended and Restated Limited Liability Company Agreement, PCIH is obligated to make tax distributions to the holders of PCIH Common Units (including the Company), calculated at certain assumed tax rates. In addition to income taxes, we will also incur expenses related to our operations, including payment obligations under the Tax Receivable Agreement, which could be significant, some of which will be reimbursed by PCIH (excluding payment obligations under the Tax Receivable Agreement). We intend to cause PCIH to make ordinary distributions and tax distributions to holders of PCIH Common Units on a pro rata basis in amounts sufficient to cover all applicable taxes, relevant operating expenses, payments under the Tax Receivable Agreement and dividends, if any, declared by us. However, as discussed below, PCIH’s ability to make such distributions may be subject to various limitations and restrictions including, but not limited to, retention of amounts necessary to satisfy the obligations of PCIH and restrictions on distributions that would violate any applicable restrictions contained in PCIH’s debt agreements, or any applicable law, or that would have the effect of rendering PCIH insolvent. To the extent that we are unable to make payments under the Tax Receivable Agreement for any reason, such payments will be deferred and will accrue interest until paid; provided, however, that nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments under the Tax Receivable Agreement, which could be substantial.
Additionally, although PCIH generally will not be subject to any entity-level U.S. federal income tax, it may be liable for adjustments to its tax return, absent an election to the contrary, arising out of audits of its tax returns for 2018 and subsequent years. In the event that PCIH’s calculations of taxable income are incorrect, PCIH and/or its members, including us, may be subject to material liabilities in later years.
We anticipate that the distributions we will receive from PCIH may, in certain periods, exceed our actual tax liabilities and obligations to make payments under the Tax Receivable Agreement. Our Board, in its sole discretion, may make any determination from time to time with respect to the use of any such excess cash so accumulated, which may include, among other uses, to pay dividends on our Class A common stock. We have no obligation to distribute such cash (or other available cash other than any declared dividend) to our stockholders.
Dividends on our Class A common stock, if any, will be paid at the discretion of our Board, which will consider, among other things, our available cash, available borrowings and other funds legally available therefore, taking into account the retention of any amounts necessary to satisfy our obligations that will not be reimbursed by PCIH, including taxes and amounts payable under the Tax Receivable Agreement and any restrictions in then-applicable bank financing agreements. Financing arrangements may include restrictive covenants that restrict our ability to pay dividends or make other distributions to its stockholders. In addition, PCIH is generally prohibited under Delaware law from making a distribution to a member to the extent that, at the time of the distribution, after giving effect to the distribution, liabilities of PCIH (with certain exceptions) exceed the fair value of its assets. PCIH’s subsidiaries are generally subject to similar legal limitations on their ability to make distributions to PCIH. If PCIH does not have sufficient funds to make distributions, our ability to declare and pay cash dividends may also be restricted or impaired.
Pursuant to the Tax Receivable Agreement, we generally will be required to pay each person from time to time that becomes a “TRA Party” under the Tax Receivable Agreement, 85% of the tax savings, if any, that we are deemed to realize in certain circumstances as a result of certain tax attributes that existed following the Business Combination and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement, and to the extent payments are made to Seller and to each other person that becomes a “TRA Party” to the agreement, we generally will be required to pay to the Sponsor, and to each other person from time to time that becomes a “Sponsor Party” under the Tax Receivable Agreement, such, Sponsor Party’s proportionate share of an amount equal to such payments multiplied by a fraction with the numerator 0.15 and the denominator 0.85, and those payments may be substantial. As a result of the payments to the TRA Party and Sponsor Party, we generally will be required to pay an amount equal to but not in excess of the tax benefit realized from the tax attributes subject to the Tax Receivable Agreement.
We entered into the Tax Receivable Agreement, which generally provides for the payment by us to PCIH, and to each other person from time to time that becomes a “TRA Party” under the Tax Receivable Agreement, of 85% of the tax savings, if any, that we are deemed to realize in certain circumstances as a result of certain tax attributes that existed following the Business Combination and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement. To the extent payments are made pursuant to the Tax Receivable Agreement, we generally will be required to pay to Jaws Sponsor LLC, or the Sponsor, and to each other person from time to time that becomes a “Sponsor Party” under the Tax Receivable Agreement such Sponsor Party’s proportionate share of, an amount equal to such payments multiplied by a fraction with the numerator 0.15 and the denominator 0.85. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless we exercise our right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur.
The Tax Receivable Agreement liability is determined and recorded under ASC 450, “Contingencies,” as a contingent liability; therefore, we are required to evaluate whether the liability is both probable and the amount can be estimated. Since the Tax Receivable Agreement liability is payable upon cash tax savings and we have determined that positive future taxable income is not probable based on Cano Health, Inc’s historical loss position and other factors that make it difficult to rely on forecasts, we have not recorded the Tax Receivable Agreement liability as of December 31, 2021. We will evaluate this on a quarterly basis which may result in an adjustment in the future. If the Seller were to exchange their PCIH equity interests for our securities, we would recognize a liability for the total amount owed to PCIH equity interests. These payments are our obligation and not those of PCIH. The actual increase in our allocable share of PCIH’s tax basis in its assets, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges, the market price of our Class A common stock at the time of the exchange, the extent to which such exchanges are taxable and the amount and timing of the recognition of our income. While many of the factors that will determine the amount of payments that we will make under the Tax Receivable Agreement are outside of our control, we expect that the payments we will make under the Tax Receivable Agreement will be substantial and could have a material adverse effect on our financial condition. Any payments made by us under the Tax Receivable Agreement will generally reduce the amount of overall cash flow that might have otherwise been available to us. To the extent that we are unable to make timely payments under the Tax Receivable Agreement for any reason, the unpaid amounts will be deferred and will accrue interest until paid; however, nonpayment for a specified period may constitute a material breach of a material obligation under the Tax Receivable Agreement and therefore accelerate payments due under the Tax Receivable Agreement, as further described below. Furthermore, our future obligation to make payments under the Tax Receivable Agreement could make it a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that may be deemed realized under the Tax Receivable Agreement.

In addition, by reason of the payments made to the Sponsor, we are not expected to retain any of the tax benefits stemming from events that gave rise to payments under the Tax Receivable Agreement.
In certain cases, payments under the Tax Receivable Agreement may exceed the actual tax benefits we realize or be accelerated.
Payments under the Tax Receivable Agreement will be based on the tax reporting positions that we determine, and the Internal Revenue Service or another taxing authority may challenge all or any part of the tax basis increases, as well as other tax positions that we take, and a court may sustain such a challenge. In the event that any tax benefits initially claimed by us are disallowed, the Seller and the exchanging holders will not be required to reimburse us for any excess payments that may previously have been made under the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, excess payments made to such holders will be netted against any future cash payments otherwise required to be made by us, if any, after the determination of such excess. However, a challenge to any tax benefits initially claimed by us may not arise for a number of years following the initial time of such payment or, even if challenged early, such excess cash payment may be greater than the amount of future cash payments that we might otherwise be required to make under the terms of the Tax Receivable Agreement and, as a result, there might not be future cash payments against which to net. As a result, in certain circumstances, we could make payments under the Tax Receivable Agreement in excess of our actual income or franchise tax savings, which could materially impair our financial condition.
Moreover, the Tax Receivable Agreement provides that, in the event that (i) we exercise our early termination rights under the Tax Receivable Agreement, (ii) certain changes of control of Cano Health, Inc. occur (as described in the Tax Receivable Agreement), or (iii) we breach any of our material obligations under the Tax Receivable Agreement, our obligations under the Tax Receivable Agreement will accelerate and we will be required to make a lump-sum
cash payment to certain parties to the agreement, the Sponsor and/or other applicable parties to the Tax Receivable Agreement equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum
payment would be based on certain assumptions, including those relating to our future taxable income. The lump-sum
payment could be substantial and could exceed the actual tax benefits that we realize subsequent to such payment because such payment would be calculated assuming, among other things, that we would have certain tax benefits available to it and that we would be able to use the potential tax benefits in future years.
There may be a material negative effect on our liquidity if the payments under the Tax Receivable Agreement exceed the actual income or franchise tax savings that we realize. Furthermore, our obligations to make payments under the Tax Receivable Agreement could also have the effect of delaying, deferring or preventing certain mergers, asset sales, other forms of business combinations or other changes of control.
These estimates and assumptions are also subject to various factors beyond our control, including, for example, changes in demand of our services, increased costs in our care management model, increased labor costs, changes in the regulatory environment, the adoption of future legislation, particularly with respect to Medicare, changes in regulations, the impact of global health crises (including the
COVID-19
pandemic and
COVID-19
variants) and changes in our executive team. There can be no assurance that the prospective results will be realized or that actual results will not be significantly higher or lower than estimated. Notably, our financial projections reflect assumptions regarding contracts with health plans, as well as indications of interest from, potential members, acquisition targets and strategic partners who may withdraw at any time. Accordingly, our future financial condition and results of operations may differ materially from our projections. Our failure to achieve our projected results could also harm the trading price of our securities and our financial position.

Delaware law, our Certificate of Incorporation and our Bylaws contain certain provisions, including anti-takeover provisions, that limit the ability of stockholders to take certain actions and could delay or discourage takeover attempts that stockholders may consider favorable.
Delaware law, our Certificate of Incorporation and our Bylaws contain provisions that could have the effect of rendering more difficult, delaying, or preventing an acquisition deemed undesirable by our Board and therefore depress the trading price of our securities. These provisions could also make it difficult for stockholders to take certain actions, including electing directors who are not nominated by the current members of our Board or taking other corporate actions, including effecting changes in management. Among other things, our Certificate of Incorporation and Bylaws include provisions regarding:

•	a classified board of directors with three-year staggered terms, which could delay the ability of stockholders to change the membership of a majority of our Board;

•
the ability of our Board to issue shares of preferred stock, including “blank check” preferred stock and to determine the price and other terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer;

•	the limitation of the liability of, and the indemnification of, our directors and officers;

•
the right of our Board to elect a director to fill a vacancy created by the expansion of our Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our Board;

•	the requirement that directors may only be removed from our Board for cause;

•
the requirement that a special meeting of stockholders may be called only by a majority of our directors, whether not there exists any vacancies or unfilled seats, which could delay the ability of stockholders to force consideration of a proposal or to take action, including the removal of directors;

•	controlling the procedures for the conduct and scheduling of our Board and stockholder meetings;

•
the requirement for the affirmative vote of holders of (i) (a) at least
66-2/3%,
in case of certain provisions, or (b) a majority, in case of other provisions, of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal certain provisions of our Certificate of Incorporation, and (ii) (a) at least
66-2/3%,
in case of certain provisions, or (b) a majority, in case of other provisions, of the voting power of all of the then-outstanding shares of the voting stock, voting together as a single class, to amend, alter, change or repeal certain provisions of our Bylaws, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our Board and also may inhibit the ability of an acquirer to effect such amendments to facilitate an unsolicited takeover attempt;

•
the ability of our Board to amend the Bylaws, which may allow our Board to take additional actions to prevent an unsolicited takeover and inhibit the ability of an acquirer to amend the Bylaws to facilitate an unsolicited takeover attempt; and

•
advance notice procedures with which stockholders must comply to nominate candidates to our Board or to propose matters to be acted upon at a stockholders’ meeting, which could preclude stockholders from bringing matters before annual or special meetings of stockholders and delay changes in our Board and also may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

These provisions, alone or together, could delay or prevent hostile takeovers and changes in control or changes in our Board or management.
Any provision of our Certificate of Incorporation, our Bylaws or Delaware law that has the effect of delaying or preventing a change in control could limit the opportunity for stockholders to receive a premium for their shares of our Class A common stock and could also affect the price that some investors are willing to pay for our Class A common stock.
General Risk Factors
Provisions of our organizational documents could make an acquisition of us more difficult and may prevent attempts by our shareholders to replace or remove our current management, even if beneficial to our shareholders.
Our Certificate of Incorporation and Bylaws and the Delaware General Corporation Law, or the DGCL, contain provisions that could make it more difficult for a third party to acquire us, even if doing so might be beneficial to our shareholders. Among other things, these provisions:

•
allow us to authorize the issuance of undesignated preferred stock, the terms of which may be established and the shares of which may be issued without shareholder approval, and which may include super majority voting, special approval, dividend, or other rights or preferences superior to the rights of shareholders;

•	provide for a classified board of directors with staggered three-year terms;

•
provide that any amendment, alteration, rescission or repeal of our Bylaws or certain provisions of our Certificate of Incorporation by our shareholders will require the affirmative vote of the holders of a majority of at least two-thirds
(2/3) of the outstanding shares of capital stock entitled to vote thereon as a class; and

•	establish advance notice requirements for nominations for elections to our Board or for proposing matters that can be acted upon by shareholders at shareholder meetings.
These provisions could discourage, delay or prevent a transaction involving a change in control of our company. These provisions could also discourage proxy contests and make it more difficult for you and other shareholders to elect directors of your choosing and cause us to take other corporate actions you desire, including actions that you may deem advantageous, or negatively affect the trading price of our securities. In addition, because our Board is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our shareholders to replace current members of our management team.
These and other provisions in our Certificate of Incorporation and Bylaws and Delaware law could make it more difficult for shareholders or potential acquirers to obtain control of our Board or initiate actions that are opposed by our then-current Board, including delay or impede a merger, tender offer or proxy contest involving our company. The existence of these provisions could negatively affect the price of our securities and limit opportunities for you to realize value in a corporate transaction. For information regarding these and other provisions, see “Description of Capital Stock.”

Our Bylaws designate the Court of Chancery of the State of Delaware as the exclusive forum for certain litigation that may be initiated by our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us.
Pursuant to our Bylaws, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our shareholders, (3) any action asserting a claim against us arising pursuant to any provision of the DGCL, our Certificate of Incorporation or our Bylaws, (4) any action to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or our Bylaws, (5) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware or (6) any other action asserting a claim against us that is governed by the internal affairs doctrine. The foregoing provisions will not apply to any claims arising under the Exchange Act or the Securities Act of 1933, as amended, or the Securities Act, and, unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America will be the sole and exclusive forum for resolving any action asserting a claim arising under the Securities Act.
This choice of forum provision in our Bylaws may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, or other employees, which may discourage lawsuits with respect to such claims. There is uncertainty as to whether a court would enforce such provisions, and the enforceability of similar choice of forum provisions in other companies’ charter documents has been challenged in legal proceedings. It is possible that a court could find these types of provisions to be inapplicable or unenforceable, and if a court were to find the choice of forum provision contained in the bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations and financial condition.
Our business and operations could be negatively affected if we become subject to any securities litigation or shareholder activism, which could cause us to incur significant expense, hinder execution of business and growth strategy and impact our stock price.
In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been brought against that company. Shareholder activism, which could take many forms or arise in a variety of situations, has been increasing recently. Volatility in the stock price of our Class A common stock or other securities or other reasons may in the future cause it to become the target of securities litigation or shareholder activism. Securities litigation and shareholder activism, including potential proxy contests, could result in substantial costs and divert management’s and the Board’s attention and resources from our business. Additionally, such securities litigation and shareholder activism could give rise to perceived uncertainties as to our future, adversely affect our relationships with service providers and make it more difficult to attract and retain qualified personnel. Also, we may be required to incur significant legal fees and other expenses related to any securities litigation and activist shareholder matters. Further, our stock price could be subject to significant fluctuation or otherwise be adversely affected by the events, risks and uncertainties of any securities litigation and shareholder activism.
Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business and results of operations.
We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business and results of operations.

We depend on our senior management team and other key employees, and the loss of one or more of these employees or an inability to attract and retain other highly skilled employees could harm our business.
Our success depends largely upon the continued services of our senior management team and other key employees. We rely on our leadership team in the areas of operations, provision of medical services, information technology and security, marketing, compliance and general and administrative functions. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. Our employment agreements with our executive officers and other key personnel do not require them to continue to work for us for any specified period and, therefore, they could terminate their employment with us at any time. The loss (including as a result of a
COVID-19
infection) of one or more of the members of our senior management team, or other key employees, could harm our business. In particular, the loss of the services of our founder and Chief Executive Officer, Dr. Marlow Hernandez, could significantly delay or prevent the achievement of our strategic objectives. Changes in our executive management team may also cause disruptions in, and harm to, our business.
If securities or industry analysts do not publish research or reports about our business, if they adversely change their recommendations regarding our shares or if our results of operations do not meet their expectations, our stock price and trading volume could decline.
The trading market for our shares will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not have any control over these analysts. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. Moreover, if one or more of the analysts who cover us downgrade our stock, or if our results of operations do not meet their expectations, our stock price could decline.

USE OF PROCEEDS
All of the shares of Class A common stock and warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. We intend to use any proceeds from the exercise of any warrants for cash for general corporate and working capital purposes.
DETERMINATION OF OFFERING PRICE
The offering price of the shares of Class A common stock underlying the private warrants offered hereby is determined by reference to the exercise price of the warrants of $11.50 per share. The public warrants are listed on the NYSE under the symbol “CANO WS.”
We cannot currently determine the price or prices at which shares of our Class A common stock or warrants may be sold by the Selling Securityholders under this prospectus.
DIVIDEND POLICY
We currently intend to retain all available funds and any future earnings to fund the growth and development of our business. We have never declared or paid any cash dividends on our capital stock. We do not intend to pay cash dividends to our stockholders in the foreseeable future. The amounts available to us to pay cash dividends are, or in the future may be, restricted by covenants in or other terms of our existing and future debt agreements or any preferred securities we may issue in the future. Investors should not purchase our Class A common stock with the expectation of receiving cash dividends.
Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.
MARKET INFORMATION
The Class A common stock and warrants to purchase Class A common stock began trading on the NYSE under the symbols “CANO” and “CANO WS,” respectively, on June 4, 2021. As of March 28, 2022, there were 39 registered holders of Class A common stock, 83 registered holders of Class B common stock, and seven registered holders of our warrants. The number of holders does not include individuals or entities who beneficially own shares but whose shares are held of record by a broker or clearing agency, but does include each such broker or clearing agency as one record holder.
The Company has not paid any cash dividends on shares of our Class A common stock. Any decision to declare and pay dividends in the future will be made at the sole discretion of the Board and will depend on, among other things, the Company’s results of operations, cash requirements, financial condition, contractual restrictions and other factors that the Board may deem relevant.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
As of December 31, 2021, we had 34,505,683 shares of Class A common stock authorized for issuance under the 2021 Stock Option and Incentive Plan, or the 2021 Plan, and 3,560,685 shares of Class A common stock authorized for issuance under the 2021 Employee Stock Purchase Plan, as amended, or the 2021 ESPP.
We have filed a registration statement on Form
S-8
under the Securities Act to register the shares of Class A common stock issued or issuable under the 2021 Plan and the 2021 ESPP.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 presents the combination of the financial information of Jaws and PCIH, after giving effect to the following transactions, or collectively, the Transactions:

•	Business Combination:
At the Closing of the Business Combination, Jaws ceased to be a shell company and, the combined company commenced operating under the name Cano Health, Inc. Under applicable accounting standards, PCIH was deemed the accounting acquirer in the Business Combination of Jaws, which was treated as a reverse recapitalization, as PCIH’s former owner retained control after the Business Combination.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 gives pro forma effect to the Business Combination as if it had occurred on January 1, 2021.

•	Significant Acquisition:
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 gives pro forma effect to the acquisition by PCIH of University Health Care and its affiliates, or University, on June 11, 2021 as if it had occurred on January 1, 2021.

•	Tax Receivable Agreement:
Upon the completion of the Business Combination, Cano Health, Inc. became a party to the Tax Receivable Agreement. Under the terms of that agreement, Cano Health, Inc. generally will be required to pay to the Seller, and to each other person from time to time that becomes a “TRA Party” under the Tax Receivable Agreement, 85% of the tax savings, if any, that Cano Health, Inc. is deemed to realize in certain circumstances as a result of certain tax attributes that exist following the Business Combination and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement. To the extent payments are made pursuant to the Tax Receivable Agreement, Cano Health, Inc. generally will be required to pay to the Sponsor and to each other person from time to time that becomes a “Sponsor Party” under the Tax Receivable Agreement such Sponsor Party’s proportionate share of, an amount equal to such payments multiplied by a fraction with the numerator 0.15 and the denominator 0.85. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless Cano Health, Inc. exercises its right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur.
Based on the fact that the Company has determined that positive future taxable income is not probable, the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 does not give pro forma effect for tax purposes.

•	Debt Paydown:
In connection with the Business Combination Agreement, $400.0 million of the PIPE proceeds were used to partially pay off PCIH’s debt, or the Debt Paydown.
The unaudited pro forma condensed combined financial statements do not give effect to the potential impact of any integration costs, tax deductibility of transaction costs, or anticipated synergies resulting from the favorable vendor pricing in the pre-acquisition
period of entities acquired by PCIH.
The unaudited pro forma condensed combined financial information is prepared in accordance with Article 11 of Regulation
S-X
as amended by the final rule, Release
No. 33-10786
“Amendments to Financial Disclosures about Acquired and Disposed Businesses” and is subject to a number of uncertainties and assumptions as described in the accompanying notes.

The unaudited pro forma condensed combined financial information is based on and should be read in conjunction with the audited historical financial statements of Jaws, PCIH and University and the notes thereto, as well as the disclosures contained in the
S-1
in the section titled “
Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cano Health
.”
The unaudited pro forma condensed combined financial statements have been presented for illustrative purposes only and do not necessarily reflect what Cano Health, Inc.’s financial condition or results of operations would have been had the Business Combination and the acquisition of University occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of Cano Health, Inc. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial statements and are subject to change as additional information becomes available and analyses are performed.
The following unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 are based on the historical financial statements of Jaws, PCIH, and University.
The pro forma results reflect the effects of the Business Combination and the acquisition of University as if they had occurred on January 1, 2021. The pro forma results do not include any anticipated cost synergies or other effects of the planned integrations of University.
The unaudited pro forma combined balance sheet as of December 31, 2021 is not presented herein as the Company’s historical consolidated balance sheet as of December 31, 2021 already reflects the effects of the Transactions. The Company has presented a balance sheet as of December 31, 2021 in its Annual Report on Form
10-K
filed with the SEC on March 14, 2022.

	Jaws (Historical) Period from January 1, 2021 to June 3, 2021	Cano Health, Inc. (Historical)	Pro Forma Transaction Accounting Adjustments	Note 3		Jaws and Cano Health, Inc. Pro Forma Consolidated	University (Historical) Period from January 1, 2021 to June 11, 2021	University Pro Forma Transaction Accounting Adjustments	Note 3		Pro Forma Combined

Revenue
Capitated revenue	$—	$1,529,120	$—			$1,529,120	$149,711	$—			$1,678,831
Fee-for-service and other revenue	—	80,249	—			80,249	4,740	—			84,989

Total revenue	—	1,609,369	—			1,609,369	154,451	—			1,763,820
Operating expenses:
Third-party medical costs	—	1,231,047	—			1,231,047	126,594	—			1,357,641
Direct patient expense	—	179,353	—			179,353	6,839	—			186,192
Operating costs and formation costs	2,808	—	—			2,808	—	—			2,808
Selling, general and administrative expenses	—	252,133	—	(d	)	252,133	7,941	—			260,074
Depreciation and amortization expense	—	49,441	—			49,441	223	14,125	(a1)		63,789
Transaction costs and other	—	44,262	—	(c	)	44,262	—	—	(c	)	44,262
Fair value adjustment – continent consideration	—	(11,680)	—			(11,680)	—	—			(11,680)

Total operating expenses	2,808	1,744,556	—			1,747,364	141,597	14,125			1,903,086

Income / (loss) from operations	(2,808)	(135,187)	—			(137,995)	12,854	(14,125)			(139,266)

Interest expense	—	(51,291)	18,099	(a2)		(33,192)	—	(7,458)	(a2)		(40,650)
Interest income	112	4	(112)	(a3)		4	—	—			4
Loss on extinguishment of debt	—	(13,115)	—			(13,115)	—	—			(13,115)
Other income	—	(48)	—			(48)	1,540	—			1,492
Fair value adjustment - warrant liability	(72,518)	82,914	—			10,396	—	—			10,396

Total other income / (expense)	(72,406)	18,464	17,987			(35,955)	1,540	(7,458)			(41,873)

Net income / (loss) before income tax expense	(75,214)	(116,723)	17,987			(173,950)	14,394	(21,583)			(181,139)
Income tax expense	—	14	—			14	—	—			14

Net income / (loss)	(75,214)	(116,737)	17,987			(173,964)	14,394	(21,583)			(181,153)
Net loss attributable to non-controlling interests	—	(98,717)	(9,654)	(a4)		(108,371)	—	(4,479)	(a4)		(112,850)

Net income / (loss) attributable to Cano Health, Inc.	—	(18,020)	$(27,641)			$(65,593)	$14,394	$(17,104)			$(68,303)

Weighted average Class A shares outstanding, basic	69,000,000	170,507,194	(69,000,000)	(b	)	—	—	1,788,952	(b	)	172,296,146
Basic net loss per share, Class A	—	$(0.11)	—			—	—	—			$(0.40)
Weighted average Class A shares outstanding, diluted	69,000,000	475,697,225	(69,000,000)	(b	)	$—	—	1,788,952	(b	)	477,486,177
Diluted net loss per share, Class A	—	$(0.28)	—			—	—	—			$(0.38)
Weighted average shares outstanding of Class B non-redeemable ordinary shares	17,250,000	—	(17,250,000)	(b	)	—	—	—	(b	)	—
Basic and diluted net loss per share, Class B	(4.36)	—	—			—	—	—			—

Note 1 – Basis of Presentation
The accompanying pro forma condensed combined financial statements were prepared in accordance with Article 11 of Regulation
S-X
as amended by the final rule, Release
No. 33-10786
“Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The pro forma adjustments are prepared to illustrate the estimated effect of the Business Combination and the acquisition of University as if they had been consummated at the beginning of the earliest fiscal year presented and on the condition that there is a reasonable basis for each adjustment in addition to being in management’s opinion, necessary to disclose a fair statement of the pro forma financial information.
Cano Health, Inc. historical results reflect the audited consolidated statement of operations for the year ended December 31, 2021 under GAAP. Jaws’ historical results reflect the unaudited statement of operations for the period from January 1, 2021 through the Business Combination on June 3, 2021 under GAAP. The pre-acquisition
historical consolidated statement of operations of Jaws for the period April 1, 2021 to June 3, 2021 were derived from Jaws’ books and records. University’s historical results reflect the unaudited consolidated statement of operations from January 1, 2021 through the acquisition on June 11, 2021 under GAAP. The pre-acquisition
historical consolidated statement of operations of University for the period April 1, 2021 to June 11, 2021 were derived from University’s books and records.
Note 2 – Description of the Business Combination
On June 3, 2021, or the Closing Date, Jaws consummated the Business Combination pursuant to the terms of the Business Combination Agreement, dated as of November 11, 2020 by and among Jaws, Merger Sub, the Seller, and PCIH. Pursuant to the Business Combination Agreement, the parties undertook a series of transactions at the Closing that resulted in PCIH becoming a partially owned subsidiary of Cano Health, Inc.
The acquisition of PCIH was implemented through an
“Up-C”
structure. Prior to the Closing of the Business Combination, Jaws was reincorporated in the State of Delaware and became a U.S. domestic corporation named Cano Health, Inc. Merger Sub, a wholly owned subsidiary of Jaws, merged with and into PCIH, with PCIH as the surviving company in the Merger. The Seller, the former sole owner and Managing Member of PCIH, held approximately 62.3% of voting rights in Cano Health, Inc. and 62.3% of economic rights in PCIH, while the former stockholders of Jaws and PIPE investors held approximately 37.7% of economic and voting rights in Cano Health, Inc. and 37.7% of economic and 100% of managing rights in PCIH as of December 31, 2021.
Subject to the terms and conditions set forth in the Business Combination Agreement, the Seller and its equity holders received aggregate consideration with a value equal to $3,534.9 million, which consisted of (i) $466.5 million of closing cash and (ii) $3,068.4 million of Cano Health, Inc.’s common stock or 306.8 million shares of Class B common stock based on a reference stock price of $10.00 per share.
Following the Closing of the Business Combination, Class A stockholders own direct controlling interests in the combined results of PCIH and Cano Health, Inc. while the Seller as the sole Class B stockholder owns indirect economic interests in PCIH shown as non-controlling
interest in the financial statements of Cano Health, Inc. The indirect economic interests are held by the Seller in the form of PCIH Common Units that can be redeemed for shares of Class A common stock together with the cancellation of an equal number of shares of Class B common stock in Cano Health, Inc. The non-controlling
interest will decrease as shares of Class B common stock and PCIH Common Units are exchanged for shares of Class A common stock in Cano Health, Inc. Following the redemption of 6,509 public shares outstanding for $65,090 held in the trust account, the respective controlling interest and non-controlling
interest in Cano Health, Inc. and PCIH was 35.1% and 64.9%, respectively, resulting from the Closing of the Business Combination.

PCIH acquired University for a total consideration of $607.9 million. The transaction was financed through $538.3 million of cash on hand, $60.0 million shares of Class A common stock issued to University’s sellers and $9.6 million in contingent consideration. The equity issued on the acquisition close date equaled 4.1 million shares of Class A common stock of Cano Health, Inc. based on a stock price of $14.79 per share. Following this acquisition, the respective controlling interest and non-controlling
interest in Cano Health, Inc. and PCIH was 35.7% and 64.3%, respectively.
The following table summarizes the pro forma shares of Class A and Class B common stock outstanding as of December 31, 2021:

	Shares Outstanding	%
Seller	297,385,981	62.3%
PIPE Investors	80,000,000	16.8%
Jaws Shareholders	68,993,491	14.4%
Sponsor and its affiliates	17,250,000	3.6%
University Sellers	4,055,698	0.8%
Other acquisitions/exchanges	9,814,362	2.1%

Closing shares	477,499,532	100%

Note 3 – Pro Forma Adjustments
Adjustments to the Unaudited Pro Forma Condensed Combined Statement of Operations for the year ended December 31, 2021.

a.	The pro forma adjustments included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021 are as follows:

(1)	Adjustment to include amortization expense related to the intangible assets of University acquired by Cano Health, Inc.:

Year ended December 31, 2021

Elimination of University historical amortization expense	$(35)
Amortization expense for University intangible assets acquired by Cano Health, Inc.	14,160

Total pro forma amortization expense	$14,125

(2)	Adjustments to interest expense for the PCIH’s debt refinancing related to the Business Combination and the issuance of additional debt to finance the University acquisition:

Year Ended December 31, 2021

Elimination of PCIH historical interest expense	$(20,340)
Interest expense associated with the remaining balance of the Term Loan	1,765
Amortization expense on the Term Loan	476

Net Pro Forma adjustment to interest expense Post-Business Combination	$(18,099)
Interest expense associated with Term Loan issued for University acquisition	7,458

Total net Pro Forma adjustment to interest expense	$(10,641)

A 1/8% increase or decrease in interest rates would result in the following interest expense:

Year Ended December 31, 2021

Variable interest rate +1/8%	$40,855
Variable interest rate -1/8%	$40,449

(3)	Adjustments for the elimination of interest income held in the Trust Account

Year Ended December 31, 2021
Elimination of interest income	$112

Net Pro Forma adjustment to interest income	$112

(4)	Adjustments for the non-controlling interest in the Business Combination and the University acquisition:

December 31, 2021
NCI (62.3%)
Jaws + PCIH net pro forma loss before income taxes	$(173,950)

Non-controlling interest pro forma adjustment	(9,654)

Jaws + PCIH pro forma loss attributable to non-controlling interest	$(108,371)

University net pro forma loss before income taxes	$(7,189)

Non-controlling interest pro forma adjustment	(4,479)

University pro forma loss attributable to non-controlling interest	$(4,479)

Total net pro forma loss before income taxes	$(181,139)

Total non-controlling interest pro forma adjustment	(14,133)

Total pro forma loss attributable to non-controlling interest	$(112,850)

b.	Adjustments for earnings per share included in the unaudited pro forma condensed combined statement of operations for the year ended December 31, 2021:
As a result of the Business Combination, both the pro forma basic and diluted number of shares are reflective of 166.2 million shares of Class A common stock outstanding at the Closing. Subsequent to the University acquisition and other activity during the year, the pro forma basic number of shares of Class A common stock increased to 172.3 million. The Seller’s Class B common stock also had a slightly dilutive impact and are included in the diluted shares outstanding of 477.5 million.
Additionally, warrants that are currently outstanding, such as the 33.5 million warrants to purchase Class A common stock in Cano Health, Inc. that were issued in the closing of Jaws’ initial public offering, have been included using the treasury method as these instruments were dilutive to pro forma EPS.

For the year ended December 31, 2021
	Jaws (Historical)	Cano Health, Inc. (Historical)	Pro Forma Adjustments	Pro Forma Combined
(in thousands, except share and per share data)
Net loss attributable to Cano Health	$(75,214)	$(18,020)	$24,931	$(68,303)
Diluted net loss attributable to Cano Health	$—	$—	$—	$(181,153)
Weighted average shares outstanding of Class A redeemable ordinary shares, basic	69,000,000	170,507,194	(67,211,048)	172,296,146
Basic net loss per share, Class A 1	—	$(0.11)	—	$(0.40)
Weighted average shares outstanding of Class A redeemable ordinary shares, diluted	69,000,000	475,697,225	(67,211,048)	477,486,177
Diluted net loss per share, Class A 1	—	$(0.28)	—	$(0.38)
Weighted average shares outstanding of Class B non-redeemable ordinary shares 2	17,250,000	—	(17,250,000)	—
Basic and diluted net loss per share, Class B	(4.36)	—	—	—

c.
Given transaction costs incurred in connection with the Business Combination and the University acquisition of $19.7 million are included in the historical statements of operations of the Company for the year ended December 31, 2021, no further adjustment to the transaction costs and other expenses caption is required.

d.
Given the acceleration of profit unit interests incurred in connection with the Business Combination for $1.0 million are included in the historical statement of operations of the Company for the year ended December 31, 2021, no further adjustment to the selling, general and administrative expenses caption is required.

e.
Given the
write-off
of the unamortized debt issuance costs and debt extinguishment of $13.2 million is included in the historical statement of operations of the Company for the year ended December 31, 2021, no further adjustment is required.

BUSINESS
Unless otherwise indicated or the context otherwise requires, references in this section to “Cano,” “Cano Health,” “we,” “us,” “our” and other similar terms refer to PCIH and its subsidiaries prior to the Business Combination and to the Company and its consolidated subsidiaries after giving effect to the Business Combination.
Overview
We are a primary care-centric, technology-powered healthcare delivery and population health management platform designed with a focus on clinical excellence. Our mission is simple: to improve patient health by delivering superior primary care medical services while forging life-long bonds with our members. Our vision is clear: to become the national leader in primary care by improving the health, wellness and quality of life of the communities we serve while reducing healthcare costs.
We are one of the largest independent primary care physician groups in the United States. We utilize our technology-powered, value-based care delivery platform to provide care for our members. As of December 31, 2021, we had approximately 227,005 members across eight states and Puerto Rico, approximately 400 employed providers (physicians, nurse practitioners, physician assistants) and approximately 750 clinical support employees at our 130 owned medical centers, and over 1,000 affiliate providers. See “
Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Performance Metrics
” for how we define our members and medical centers. We predominantly enter into capitated contracts with the nation’s largest health plans to provide holistic, comprehensive healthcare. In 2021, a significant portion of our revenues were from recurring capitated arrangements. We predominantly recognize recurring per member per month capitated revenue, which, in the case of health plans, is a pre-negotiated
percentage of the premium that the health plan receives from the Centers for Medicare & Medicaid Services, or CMS. We also provide practice management and administrative support services to independent physicians and group practices that we do not own through our managed services organization relationships, which we refer to as our affiliate providers. Our contracted recurring revenue model offers us highly predictable revenue and rewards us for providing high-quality care rather than driving a high volume of services. In this capitated arrangement, our goals are well-aligned with payors and patients alike—the more we improve health outcomes, the more profitable we will be over time. CanoPanorama, our proprietary population health management technology-powered platform, is a critical enabler of our efforts to deliver superior clinical care.
We provide access to high-quality care to primarily underserved and dual-eligible (i.e., eligible for both Medicare and Medicaid) populations, many of whom live in economically disadvantaged and minority communities, thereby contributing to the revitalization of these communities. We have rapidly expanded to become a nationally-recognized, multi-state provider that is primarily focused on Medicare-eligible beneficiaries where we can have the greatest positive impact on our members and for our payors.
Significant Challenges Facing the Healthcare System Today
The healthcare system in the U.S. today faces many challenges. The U.S. spends more on healthcare per capita than any other country in the world, but its health outcomes are no better and, in many cases, worse than other comparable nations. The current U.S. healthcare model has significant shortcomings, with poor primary care access and experience, a lack of longitudinal engagement and care coordination for patients, poor use of data to effectively drive decision-making and physicians incentivized to provide higher quantities of procedures over quality of care. The U.S. suffers from lower relative spending on primary care, with approximately 6% of U.S. healthcare spending on primary care compared to an average of approximately 14% across the 37 member countries of the Organization for Economic
Co-operation
and Development, or OECD. The result is inferior health outcomes, with preventive health services used at approximately 55% of the recommended rate, 18 million avoidable visits to U.S. emergency rooms each year, 63% of Medicare Advantage patients and 77% of patients dually eligible for both Medicare and Medicaid with two or more chronic conditions, and an estimated $850 billion of wasted healthcare spending annually.
Despite this very actionable opportunity to improve the healthcare ecosystem, the majority of primary care provider groups are not equipped to use their unique positioning to drive better health outcomes. The majority of the primary care provider landscape is made up of solo practitioners, small physician groups and independent practice associations that have limited ability to invest in technology, preventive medicine and population health management strategies to proactively manage risk and improve care coordination.
We Deliver Value-Based Primary Care to the Fastest Growing Market in Healthcare
While seniors have an option to select original
fee-for-service
Medicare, Medicare beneficiaries also have the option to receive enhanced Medicare benefits through private health plans via Medicare Advantage. In Medicare Advantage, CMS pays health plans a monthly sum per member to manage all health expenses of a participating member. This provides the health plans with an incentive to deliver lower-cost, high-quality care. Health plans in turn are incentivized to contract with provider groups that deliver superior patient outcomes and satisfaction levels to their members.
We believe that the traditional
fee-for-service
model does not optimally incentivize physicians—it incentivizes volume rather than quality, as physicians are paid solely based on the amount of healthcare services they deliver. This leads to less focus on preventive care and care coordination, which often results in inferior long-term health outcomes and ultimately higher healthcare costs for both payors and patients. Value-based care refers to the goal of incentivizing healthcare providers to simultaneously increase quality while lowering the cost of care. Value-based care is viewed by many as a superior payor model, as it aligns the incentives of (i) providers, (ii) payors, and (iii) patients, and drives better care and superior patient experiences. In a value-based care model, providers are able to achieve higher profitability by improving long-term member health outcomes.
As a result, there is a significant shift in Medicare today, from the traditional payment model to value-based care. Medicare Advantage is the fastest growing market in the healthcare industry serving seniors, due in part to an aging population and accelerated healthcare spend. According to the Congressional Budget Office, annual Medicare spending is expected to increase from $830 billion in 2021 to $1,260 billion by 2026. Within Medicare, Medicare Advantage membership is projected to increase at a compounded annual growth rate of 7% to 8%, and penetration of the Medicare beneficiary population is projected to increase from 42% in 2021 to over 50% by 2026.

The shift toward Medicare Advantage is driven by enhanced plan benefits and the superior cost-efficiency and quality offered relative to original fee-for-service
Medicare. Because of increasing evidence that Medicare Advantage delivers better quality and cost outcomes relative to original fee-for-service
Medicare, Medicare Advantage has broad bipartisan political support.
While CMS and Medicare Advantage plans seek value-based care providers to deliver care, few providers are able to effectively and efficiently supply this demand. We focus on capitated contracts where we can make the greatest impact. Our value-based model is predominantly driven by contractual arrangements with payors in which we recognize recurring per member per month capitated revenue. These payors include CMS and managed care organizations like Humana, UnitedHealthcare, Anthem, CVS, Centene and others contracted by CMS. In return, we are generally responsible for all of the healthcare costs of those members incurred at our primary care locations in addition to all third-party medical expenses (hospital visits, specialist services, surgical services, prescription drug costs, etc.). In this capitated arrangement, our goals are well-aligned with payors and patients—the more we improve health outcomes, the more profitable we will be over time. Ultimately, we aim to keep our members healthy and eliminate waste of healthcare resources while delivering higher quality care with meaningfully differentiated results, all while sustaining very high member loyalty scores.
Well Positioned to Expand Care to Medicare-Eligible Beneficiaries in Underserved Communities
We have over ten years of experience providing care in communities that suffer from poor access to primary care, low quality care and high amounts of unnecessary spending on healthcare. We believe our experience will position us well to expand into similar new markets. Approximately 40% of our Medicare Advantage members are dual-eligible, qualifying for both Medicare and Medicaid.
We believe our value-based care can make the biggest difference when brought into these underserved communities who need it the most. We have been able to serve low-income
communities efficiently and are among the only scaled primary care groups making an impact in these communities with a successful track record across multiple markets.
Many seniors choose Medicare Advantage because it offers superior benefits to members at lower overall cost to them. Value-based Medicare contracts (such as Medicare Advantage and new value-based programs by CMS) are therefore well suited to fixed-income seniors who cannot afford to incur the cost of either 20%
co-payments
required with
fee-for-service
Medicare or supplemental insurance coverage to cover such
co-payments
and certain other benefits that promote access to care and quality of care.
Our Approach
We are entering a new era in healthcare services where value-based care is delivered through an integrated model. We believe that individualization, care coordination, analytics and risk management produce the best healthcare outcomes and results. With this in mind, we believe that we can simultaneously deliver value to patients, providers and payors.
Patients
: At our owned medical centers, our members are offered services in modern, clean, contemporary facilities, with same or next day appointments, integrated virtual care, wellness services, ancillary services (such as physiotherapy), home services, transportation, telemedicine and a 24/7 urgency line, all without additional cost to them. This broad-based care model is critical to our success in delivering care to members of low-income
communities, including large minority and immigrant populations, with complex care needs, many of whom previously had very limited or no access to quality healthcare. We are proud of the impact we have made in these underserved communities.
Providers
: We believe that providers want to be clinicians. Our employed physicians enjoy a collegial, near-academic environment and the tools and multi-disciplinary support they need to focus on medicine, their patients and their families rather than administrative matters like pre-authorizations,
referrals, billing and coding. Our physicians receive ongoing training through regular clinical meetings to review the latest findings in primary care medicine. In addition, our physicians are eligible to receive a bonus based upon patient results, including the reduction in patient emergency room visits and hospital admission, among other metrics.
Payors
: Payors want three things: high-quality care, membership growth and effective medical cost management. We have a multi-year and multi-geography track record of delivering on all three. Our proven track record of high-quality ratings has increased the premiums paid by CMS to health plans, our quality primary-care has driven membership growth, and our scaled, highly professional value-based provider group has delivered quality care.
We enter into employment agreements with our employed providers to deliver services to patients. We also contract with independent physicians and group practices that we do not own through our managed services organization. We enter into Primary Care Physician Provider Agreements with affiliated physicians pursuant to which we provide administrative services, including payor and specialty provider contract negotiation, credentialing, coding, and managed care analytics. We pay the affiliates a primary care fee and a portion of the surplus of premium in excess of third-party medical costs. The surplus portion paid to affiliates is recorded as direct patient expense. These administrative services arrangements are subject to state laws, including those in certain of the states where we operate, which prohibit the practice of medicine by, and/or the splitting of professional fees with, non-professional
persons or entities such as general business corporations.
The Cano Health Care Delivery Platform
The key attributes of the Cano Health care delivery platform are:
CanoPanorama
:
To turn our principles into results that benefit our members, providers and the healthcare system as a whole, we have created a proprietary and scalable population health management platform known as CanoPanorama. Typically, information across the health system is fragmented and providers lack the resources or skills to get a complete picture regarding a patient. CanoPanorama is designed to solve this issue. It is a purpose-built population health management platform that provides analytics, reports and protocols that inform key care management activities by our employees and physicians. Through CanoPanorama, we have developed processes designed to ensure members receive the right care and physicians receive the right support by utilizing dynamic risk stratification and driving proactive member engagement. CanoPanorama efficiently integrates all member data into one consolidated and centralized repository. For more information about CanoPanorama, see “CanoPanorama, Our Proprietary and Scalable Population Health Management Platform.”

Clinical excellence
: While our members tend to be sicker than the average Medicare patient, we believe they have better outcomes than comparable Medicare patients. For example, in 2020 our medical center Medicare Advantage members had a mortality rate of 2.4%, 60% lower than the 6.0% mortality rate for traditional Medicare beneficiaries. Similarly, in 2020 our Medicare Advantage members had fewer hospital stays (213 hospital admissions per thousand members as compared to a Medicare benchmark of 275, which represents a 23% improvement) and fewer emergency room visits (512 emergency room visits per thousand members as compared to a Medicare benchmark of 1,061, which represents a 52% improvement). The Medicare mortality rate and benchmarks are derived from an Avalere Health analysis of 2020 CMS data for non-dual
and dual eligible Medicare
fee-for-service
beneficiaries and weighted to mirror Cano Health’s Medicare Advantage population. In 2020, the HEDIS quality score for our members, a tool used by health plans to measure performance on important dimensions of care and service, was 4.7 out of 5.0, as compared to the national average of 4.16.
Patient focus
:
We focus on the Medicare-eligible population, particularly through the Medicare Advantage program. This population generally has complex needs which, if properly managed, represent the greatest potential for improved health outcomes. Patient satisfaction can be measured by a provider’s Net Promoter Score, or NPS, which measures the loyalty of customers to a company. We believe our high NPS speaks to our ability to deliver high quality care with superior member satisfaction. In addition to quality medical services and care management programs, we also provide members with social services to keep them active and engaged with others. Dental services and pharmacy delivery are available in many locations.
Relationships with leading health plans
: We have established strong relationships with numerous health plans and are an essential component of their provider network. We are capable of delivering membership growth, clinical quality and medical cost management based on our care coordination strategy, differentiated quality metrics and strong relationships with members. We have established ourselves as a top-quality
provider across multiple Medicare and Medicaid payors, including Humana, Anthem, CVS, Centene, and UnitedHealthcare.
CanoPanorama, Our Proprietary and Scalable Population Health Management Platform
The backbone of our value-based care delivery platform is CanoPanorama, our purpose-built population health management system that provides analytics, reports, and protocols that inform key care management activities by our clinical and non-clinical
employees and affiliate physicians. Through CanoPanorama, we have developed processes designed to ensure members receive the right care and physicians receive the right support by acting on dynamic risk stratification and proactive member engagement.
Our proprietary technology-powered model provides the healthcare providers at our medical centers with a
360-degree
view of our members along with actionable insights to empower better care decisions and high member engagement. Using CanoPanorama at the time of member enrollment, we are able to identify different patient risk levels, which allows our primary care providers to design and establish more efficient and effective personalized care plans for our members. Following enrollment, CanoPanorama continues to collect data on members from multiple sources and allows our providers to proactively and dynamically deliver individualized care based on changes in the member’s health, all the while allowing us to create targeted campaigns for high-risk members. This allows us to risk stratify our members and apply a highly personalized approach to primary care, chronic care, preventive care and each member’s broader healthcare needs.

CanoPanorama efficiently integrates data from our electronic medical records, care management systems and payors into one consolidated and centralized repository. The population health management platform digests and produces information in a uniform way, providing reports and unique and personalized analytics. The system is designed to cover the entire patient care experience in and outside of our medical center locations and efficiently allows for end-to-end
care coordination. For example, CanoPanorama can use social determinants of health to inform care coordination, support the 24/7 urgency line by routing data to other parts of the Company, generate action based on algorithms that push alerts to trigger a visit from our Cano@Home service or home delivery of medication with protocols in place designed to ensure medication compliance, utilize data to encourage participation in our wellness program, Cano Life, and route alerts for hospital visits through connectivity with the hospital information exchange. These alerts allow our care managers to intervene immediately to work on discharge protocols as well as transitions of care.
The CanoPanorama system also enables us to establish rigorous measurement protocols across our Company measuring everything from clinical results and member outcomes, to employee satisfaction, to transportation services and member satisfaction. The most important of these measures are included in the key performance indicator reports regularly monitored by our senior management team. This system enables us to take proactive actions where necessary to seek to create a cycle of continuous improvement. CanoPanorama also provides value to our employees and physicians by enabling efficient onboarding of employees and offers support to physicians to optimize quality and utilization.
Long-Standing Relationships and Preferred Provider with Leading Health Plans
We have established strong relationships with numerous health plans and are an essential component of their provider networks. In an industry shifting to value-based care, we are a sophisticated and proven solution of scale within a highly fragmented market. Health plans look to achieve three goals when partnering with a provider: membership growth, clinical quality and medical cost management. We are capable of delivering all three based on our care coordination strategy, differentiated quality metrics and strong relationships with members. We have established ourselves as a top-quality
provider across multiple Medicare and Medicaid payors, including Humana, Anthem, CVS, Centene and UnitedHealthcare.
In particular, we are an important partner for Humana, a market leader among Medicare Advantage plans. In Florida, Humana’s largest Medicare Advantage market, we were Humana’s largest independent primary care provider serving more than 68,000 Humana Medicare Advantage members, as of December 31, 2021. Pursuant to certain agreements with Humana, as of December 31, 2021, we operated eleven medical centers in Texas and Nevada for which Humana is the exclusive health plan for Medicare Advantage products. Humana has been granted a right of first refusal on any sale, lease, license or other disposition, in one transaction or a series of related transactions, of assets, businesses, divisions or subsidiaries that constitute 20% or more of the net revenues, net income or assets of, or any equity transaction (including by way of merger, consolidation, recapitalization, exchange offer, spin-off,
split-off,
reorganization or sale of securities) that results in a change of control of, PCIH, Primary Care (ITC) Holdings, LLC, which is referred to herein as the Seller, or the Company or its subsidiary, HP MSO, LLC. If exercised, Humana would have the right to acquire the assets or equity interests by matching the terms of the proposed sale transaction.

Our Multi-Pronged Growth Strategy
Our flexible, multi-pronged development strategy in both existing and new markets is designed to promote rapid growth primarily through (i) ongoing organic growth in current markets, (ii) continued expansion into new markets across the nation, (iii) execution of our accretive acquisition strategy and (iv) multiple value-based care opportunities.
Organic Growth in Current Markets
We have a proven track record of organic membership growth. Organic membership growth is driven by increasing capacity at existing medical centers, building de novo medical centers, consolidating the best-performing of our existing affiliates and adding small practices whose patients and medical centers are blended with our nearby owned medical centers.
In medical centers that are approaching full capacity, we are able to augment our footprint by expanding our existing medical centers, and by opening de novo centers or acquiring centers that are more convenient for our members. Importantly, we are able to leverage our affiliate providers to enhance growth in a very capital-efficient manner by acquiring the best-performing affiliates and adding these providers to new or existing medical centers.
Continued Expansion into New Geographies
We have successfully entered into seven new states and Puerto Rico since 2017 and were operating in Florida, Texas, Nevada, New Jersey, New York, New Mexico, Illinois, California and Puerto Rico as of December 31, 2021. When entering a new market, we tailor our entry strategy to the characteristics of the specific market and provide a customized solution to meet that market’s needs. When choosing a market to enter, we look at various factors, including (i) Medicare population density, (ii) underserved demographics, (iii) existing payor relationships and (iv) specialist and hospital access/capacity. We typically choose a location that is highly visible and accessible and work to enhance brand development pre-entry.
Our flexible medical center design allows us to adjust to local market needs by building medical centers that generally range from approximately 7,000 to 20,000 square feet that may include ancillary services such as pharmacies, mental health, and dental services. We seek to grow member engagement through targeted multi-channel marketing, community outreach and use of mobile clinics to expand our reach. When entering a new market, based on its characteristics and economics, we decide whether to buy existing medical centers, build de novo medical centers or to help manage members’ healthcare via affiliate relationships. This highly flexible model enables us to choose the right solution for each market.
Execute on Accretive Acquisitions
We supplement our organic growth through our accretive acquisition strategy, which allows us to enter new markets, and extend our services. We have a successful acquisition and integration track record. For additional information regarding certain of our recent acquisitions, see “
Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Factors Affecting Our Performance — Significant Acquisitions
.” We have established a rigorous data-driven approach and the necessary infrastructure to identify, acquire and quickly integrate targets. We not only integrate the new medical centers into our population health management system, CanoPanorama, but also invest in marketing, technology and operations for our acquired medical centers, which helps increase enrollment, improve documentation and coding and drive efficient workflows. We have also developed detailed processes and maintain dedicated teams for managing acquisition and integration activities.

Direct Contracting / ACO REACH
Direct contracting is a new delivery pilot in which CMS contracts directly with providers designated as direct contracting entities, or DCEs, and is part of CMS’ strategy to drive broader healthcare reform and accelerate the shift from original fee-for-service
Medicare toward value-based care models. A key aspect of direct contracting is providing new opportunities for a variety of different DCEs to participate in capitated arrangements in Medicare fee-for-service.
Relative to existing initiatives, the payment model options also include a reduced set of quality measures that focus more on outcomes and beneficiary experience than on process. Our wholly owned subsidiary, American Choice Healthcare, LLC, was one of 41 unique companies chosen by CMS as a DCE. We are now participating in the Global and Direct Contracting Performance Period, which runs from April 1, 2021 until December 31, 2026.
On February 24, 2022 the Center for Medicare and Medicaid Innovation, or the CMMI, announced it was sunsetting the Global and Professional Direct Contracting Model in its current form, and transitioning certain participants and members into a newly established model called ACO Realizing Equity, Access, and Community Health (REACH), beginning next year. Additionally, regulators are shelving the geographic direct contracting model, which was launched in December 2020 and paused in March 2021, effective immediately. CMMI is releasing a Request for Applications (RFA) to solicit a cohort of participants for the Accountable Care Organization Realizing Equity, Access, and Community Health (ACO REACH) Model. CMS said it has redesigned the Global and Professional Direct Contracting Model (GPDC) in response to the Biden-Harris Administration’s priorities, including the commitment to advancing health equity, stakeholder feedback, and participant experience. CMS is renaming the model the ACO REACH Model to better align the name with the purpose of the model: to improve the quality of care for people with Medicare through better care coordination, reaching and connecting health care providers and beneficiaries, including those beneficiaries who are underserved, a priority of the Biden-Harris Administration.
The new cohort is expected to begin participation in the ACO REACH Model on January 1, 2023. Current GPDC Model participants must maintain a strong compliance record and agree to meet all the ACO REACH Model requirements by January 1, 2023 to continue participating in the ACO REACH Model as Accountable Care Organizations, or ACOs.
Seasonality to Our Business
Our operational and financial results experience some variability depending upon the time of year in which they are measured. This variability is most notable in the following areas:
Capitated Revenue Per Member
Excluding the impact of large scale shifts in membership demographics or acuity, our Medicare Advantage capitated revenue per member per month, or PMPM, will generally decline over the course of the year. As the year progresses, Medicare Advantage PMPM typically declines as new members join us with less complete or accurate documentation in the previous year (and therefore lower current year MRA).

Medical Costs
Medical costs vary seasonally depending on a number of factors. Typically, we experience higher utilization levels during the first quarter of the year due to influenza and other seasonal illnesses. Medical costs also depend upon the number of business days in a period. Shorter periods will typically have lower medical costs due to fewer business days. Business days can also create year-over-year comparability variances if one year has a different number of business days compared to another. Additionally, we generally accrue stop loss reimbursements from September through December (as patients reach stop loss thresholds) which can result in reduced medical expenses during the third and fourth quarters due to recoveries.
Organic Member Growth
We experience organic member growth throughout the year as existing Medicare Advantage plan members choose our providers and during special enrollment periods when certain eligible individuals can enroll in Medicare Advantage plans during the year. We experience some seasonality with respect to organic enrollment, which is generally higher during the fourth and first quarters, driven by Medicare Advantage plan advertising and marketing campaigns and plan enrollment selections made during the annual open enrollment period. We also grow through serving new and existing traditional Medicare, Affordable Care Act, Medicaid, and commercially insured patients.
Governmental Regulations
Our operations and those of our affiliated physician entities are subject to extensive federal, state and local governmental laws and regulations. These laws and regulations require us to meet various standards relating to, among other things; training and education of our employees and contractors on appropriate legal and regulatory requirements; the submission of bills and claims for payment to third-party payors and patients (including appropriate coding for services and items provided); as well as reports to government payment programs; primary care centers and equipment; dispensing of pharmaceuticals, management of centers, personnel qualifications, maintenance of proper records, and quality assurance programs and patient care. If any of our operations or those of our affiliated physicians are found to violate applicable laws or regulations, we could suffer severe consequences that would have a material adverse effect on our business, results of operations, financial condition, cash flows, reputation and stock price, including:

•	suspension or termination of our participation in government and/or private payment programs;

•	refunds of amounts received in violation of law or applicable payment program requirements dating back to the applicable statute of limitation periods;

•	loss of our licenses required to operate healthcare medical centers, dispense pharmaceuticals, or provide ancillary services in the states in which we operate;

•
criminal or civil liability, fines, damages, exclusion from participating in federal and state healthcare programs and/or monetary penalties for violations of healthcare fraud and abuse laws, including, but not limited to, the federal Anti-Kickback Statute, Civil Monetary Penalties Law of the Social Security Act, or the CMPL, the federal physician self-referral law, commonly referred to as the Stark Law, the False Claims Act, or the FCA, and/or state analogs to these federal enforcement authorities, or other regulatory requirements;

•
enforcement actions by governmental agencies and/or state law claims for monetary damages by patients who believe their health information has been used, disclosed or not properly safeguarded in violation of federal or state patient privacy laws, including the regulations implementing the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and their implementing regulations, or HIPAA;

•	mandated changes to our practices or procedures that significantly increase operating expenses or decrease our revenue;

•
imposition of and compliance with corporate integrity agreements that could subject us to ongoing audits and reporting requirements as well as increased scrutiny of our billing and business practices which could lead to potential fines, among other things;

•	termination of various relationships and/or contracts related to our business, including joint venture arrangements, contracts with payors, real estate leases and provider employment arrangements;

•
changes in and reinterpretation of rules and laws by a regulatory agency or court, such as state corporate practice of medicine laws, that could affect the structure and management of our business and its affiliated physician practice corporations;

•	negative adjustments or insufficient inflationary adjustments to government payment models including, but not limited to, Medicare Parts A, B, C and D and Medicaid; and

•
harm to our reputation, which could negatively impact our business relationships, the terms of payor contracts, our ability to attract and retain patients and physicians, our ability to obtain financing and our access to new business opportunities, among other things.

We expect that our industry will continue to be subject to substantial regulation, the scope and effect of which are difficult to predict. Our activities could be subject to investigations, audits and inquiries by various government and regulatory agencies and private payors with whom we contract at any time in the future. See “
Risk Factors—Risks Related to Our Business—Risks Related to Government Regulation
.” Adverse findings from such investigations and audits could bring severe consequences that could have a material adverse effect on our business, results of operations, financial condition, cash flows, reputation and stock price. In addition, private payors could require pre-payment
audits of claims, which can negatively affect cash flow, or terminate contracts for repeated deficiencies.
Federal Anti-Kickback Statute
The federal Anti-Kickback Statute prohibits, among other things, knowingly and willfully offering, paying, soliciting or receiving remuneration, directly or indirectly, in cash or kind, to induce or reward either the referral of an individual for, or the purchase, order or recommendation of, any good or service, for which payment may be made under federal and state healthcare programs such as Medicare and Medicaid.
Federal penalties for the violation of the federal Anti-Kickback Statute include imprisonment, fines, penalties and exclusion of the provider from future participation in the federal healthcare programs, including Medicare and Medicaid. Violations of the federal Anti-Kickback Statute are punishable by imprisonment for up to ten years, fines of up to $100,000 per kickback or both. Larger fines can be imposed upon corporations under the provisions of the U.S. Sentencing Guidelines and the Alternate Fines Statute. Individuals and entities convicted of violating the federal

Anti-Kickback Statute are subject to mandatory exclusion from participation in Medicare, Medicaid and other federal healthcare programs for a minimum of five years. Civil penalties for violation of the Anti-Kickback Statute include up to $100,000 in monetary penalties per violation, repayments of up to three times the total payments between the parties to the arrangement and suspension from future participation in Medicare and Medicaid. Providers are also subject to permissive exclusion from federal healthcare programs for violating the federal Anti-Kickback Statute even if not criminally charged. Court decisions have held that the statute may be violated even if only one purpose of remuneration is to induce referrals. The Affordable Care Act, amended the federal Anti-Kickback Statute to clarify the intent that is required to prove a violation. Under the statute as amended, the defendant does not need to have actual knowledge of the federal Anti-Kickback Statute or have the specific intent to violate it. In addition, the ACA amended the federal Anti- Kickback Statute to provide that any claims for items or services resulting from a violation of the federal Anti- Kickback Statute are considered false or fraudulent for purposes of the FCA.
The federal Anti-Kickback Statute includes statutory exceptions and regulatory safe harbors that protect certain arrangements. These exceptions and safe harbors are voluntary. Business transactions and arrangements that are structured to comply fully with an applicable safe harbor may not be subject to sanction under the federal Anti-Kickback Statute. However, transactions and arrangements that do not satisfy all elements of a relevant safe harbor do not necessarily violate the law. When an arrangement does not satisfy a safe harbor, the arrangement must be evaluated on a case-by-case
basis in light of the parties’ intent and the arrangement’s potential for abuse. Arrangements that do not satisfy a safe harbor may be subject to greater scrutiny by enforcement agencies.
We enter into several arrangements that could potentially implicate the Anti-Kickback Statute if requisite intent was present, such as:

•
Affiliated Physician Agreements
. We enter into a number of different types of agreements with affiliated physicians, including member services agreements, physician leadership agreements, physician services agreements, and recruitment of physicians into our centers. Although we endeavor to structure these arrangements to comply with the federal Anti-Kickback Statute, they do not always satisfy all of the elements of the personal services and management contracts safe harbor. Although we believe all such agreements are necessary for our legitimate business needs and provide for compensation that is consistent with fair market value, such arrangements could be subjected to scrutiny by government enforcement authorities and potential whistleblowers.

•
Management Services Agreements
. We enter into management services agreements with each of our affiliated medical practices. Most of our management services agreements provide for compensation based on a percentage of collections generated by the practice. Although we endeavor to structure these arrangements to comply with the federal Anti-Kickback Statute, they may not always satisfy all of the elements of the personal services and management contracts safe harbor. Although we believe all such agreements are necessary for our legitimate business needs and provide for compensation that is consistent with fair market value, such arrangements could be subjected to scrutiny by government enforcement authorities and potential whistleblowers.

•
Marketing Arrangements.
We enter into arrangements with various individuals and entities to assist us in promoting our services to the public. Although we endeavor to structure these arrangements to comply with the federal Anti-Kickback Statute, they may not always satisfy all of the elements of the personal services and management contracts safe harbor. Although we believe all such arrangements are necessary for our legitimate business needs and provide for compensation that is consistent with fair market value, such arrangements could be subjected to scrutiny by government enforcement authorities and potential whistleblowers.

•
Joint Venture Arrangements.
We enter into arrangements with various individuals and entities to jointly operate certain service lines. Although we endeavor to structure these arrangements to comply with the federal Anti-Kickback Statute, they may not always satisfy all of the elements of safe harbor. Although we believe all such arrangements are necessary for our legitimate business needs and provide for compensation that is consistent with fair market value, such arrangements could be subjected to scrutiny by government authorities and whistleblowers.

•
Administrative Services Agreements.
We enter into arrangements with various entities that provide administrative services to facilitate access to care by our members. Although we endeavor to structure these arrangements to comply with the federal Anti-Kickback Statute, they may not always satisfy all of the elements of a safe harbor. Although we believe all such agreements are necessary for our legitimate business needs and provide for compensation that is consistent with fair market value, such arrangements could be subjected to scrutiny by government enforcement authorities and whistleblowers.

•
Acquisitions.
Many of our acquisitions are from individuals or entities that will remain in a position to generate referrals to us after the acquisition is complete. Although we endeavor to structure these arrangements to comply with the federal Anti-Kickback Statute, they may not always satisfy all of the elements of a safe harbor. Although we believe all such agreements are necessary for our legitimate business needs and provide for compensation that is consistent with fair market value, such arrangements could be subjected to scrutiny by government enforcement authorities and whistleblowers.

If any of our business transactions or arrangements were found to violate the federal Anti-Kickback Statute, we could face, among other things, criminal, civil or administrative sanctions, including possible exclusion from participation in Medicare, Medicaid and other state and federal healthcare programs. Any findings that we have violated these laws could have a material adverse impact on our business, results of operations, financial condition, cash flows, reputation and stock price.
As part of the Department of Health and Human Services, or HHS’s, Regulatory Sprint to Coordinated Care, or Regulatory Sprint, the HHS Office of Inspector General, or OIG, issued a request for information in August 2018 seeking input on regulatory provisions that may act as barriers to coordinated care or value-based care. Specifically, OIG sought to identify ways in which it might modify or add new safe harbors to the Anti-Kickback Statute (as well as exceptions to the definition of “remuneration” in the beneficiary inducements provision of the CMPL) in order to foster arrangements that promote care coordination and advance the delivery of value-based care, while also protecting against harms caused by fraud and abuse. Numerous federal agencies have requested comments and information from the public and have published proposed regulations as part of the Regulatory Sprint on areas that have historically been viewed as barriers to innovative care coordination arrangements.

In November 2020, CMS and the OIG issued a final rule adding new exceptions and safe harbors to the Stark Law and Anti-Kickback Statute and made modifications to the CMPL governing inducements provided to Medicare and Medicaid beneficiaries. OIG identified aspects of the Anti-Kickback Statute and CMPL that posed potential barriers to coordinated care and value-based care and added new safe harbors that attempt to address those barriers. These new Anti-Kickback Statute safe harbors allow, among other things, certain outcomes-based payments, care coordination arrangements, the provision of telehealth technologies and arrangements for patient engagement to be structured in such a manner as to be protected from scrutiny under the Anti-Kickback Statute. Although these safe harbors remain new and the healthcare industry is still trying to determine what business models will benefit from such arrangements, we believe these safe harbors give us additional protection as we continue to implement new strategies to better coordinate patient care. Further, we anticipate that the greater flexibility and certainty allowed by the final regulations could give rise to more competition for physicians in our various markets and may make competitors more attractive to our physicians with less integrated and lower-cost business models.
The OIG has expressed concern over the provision of free or discounted items, and services and other remuneration in connection with patient recruitment (including, for example, patient transportation). We attempt to structure any transfer of value to patients in a manner consistent with the Anti-Kickback Statute and related laws, regulations, and guidance issued by OIG.
The civil monetary penalty (CMP) law provision prohibits inducements to beneficiaries (Beneficiary Inducements CMP), 42 U.S.C. § 1320a7a(a)(5). The Beneficiary Inducements CMP provides for the imposition of CMPs against any person who offers or transfers remuneration to a Medicare or state health care program beneficiary that the person knows or should know is likely to influence the beneficiary’s selection of a particular provider, practitioner, or supplier for the order or receipt of any item or service for which payment may be made, in whole or in part, by Medicare or a state health care program. Although we endeavor to operate within the confines of the CMP with respect to beneficiary inducements we may not always satisfy all of the elements of applicable safe harbors and, as such, could be subjected to scrutiny by government enforcement authorities and potential whistleblowers for practices such as complimentary transportation, modest meals for patients, wellness programs, our “Cano Life” program or other patient engagement activities.
Additionally, numerous federal agencies have requested comments and information from the public and have published proposed regulations as part of the Regulatory Sprint on areas that have historically been viewed as barriers to innovative care coordination arrangements. Additionally, the HHS Office of Civil Rights, or OCR, OCR is also involved, and has called for information from the public regarding ways that the HIPAA regulations could be modernized to support coordinated, value-based care.
Risk Bearing Provider Regulation
Certain of the states where we currently operate (e.g., California) regulate, and other states that we may choose to operate in the future may regulate, the operations and financial condition of risk bearing providers like us and our affiliated providers. These regulations can include capital requirements, licensing or certification, requirements to register as a risk-bearing organization, governance controls and other similar matters. While these regulations have not had a material impact on our business to date, as we continue to expand, these rules may require additional resources and capitalization and add complexity to our business.

Stark Law
The Stark Law prohibits a physician who has a financial relationship, or who has an immediate family member who has a financial relationship, with entities providing Designated Health Services, or DHS, from referring Medicare patients to such entities for the furnishing of DHS, unless an exception applies. Although uncertainty exists, federal agencies and at least one court have taken the position that the Stark Law also applies to Medicaid. DHS is defined to include clinical laboratory services, physical therapy services, occupational therapy services, radiology services including magnetic resonance imaging, computerized axial tomography scans, and ultrasound services, radiation therapy services and supplies, durable medical equipment and supplies, parenteral and enteral nutrients, equipment, and supplies, prosthetics, orthotics and prosthetic devices and supplies, home health services, outpatient prescription drugs, inpatient and outpatient hospital services and outpatient speech-language pathology services. The types of financial arrangements between a physician and an entity providing DHS that trigger the self-referral prohibitions of the Stark Law are broad and include direct and indirect ownership and investment interests and compensation arrangements. The Stark Law prohibits any entity providing DHS that has received a prohibited referral from presenting, or causing to be presented, a claim or billing for the services arising out of the prohibited referral. The Stark Law also prohibits self-referrals within an organization by its own physicians, although broad exceptions exist that cover employed physicians and those referring DHS that are ancillary to the physician’s practice to the physician group. The prohibition applies regardless of the reasons for the financial relationship and the referral. Unlike the federal Anti-Kickback Statute, the Stark Law is a strict liability violation where unlawful intent need not be demonstrated.
If the Stark Law is implicated, the financial relationship must fully satisfy a Stark Law exception. If an exception is not satisfied, then the parties to the arrangement could be subject to sanctions. Sanctions for violation of the Stark Law include denial of payment for claims for services provided in violation of the prohibition, refunds of amounts collected in violation of the prohibition, a civil penalty of up to $15,000 for each service arising out of the prohibited referral, a civil penalty of up to $100,000 against parties that enter into a scheme to circumvent the Stark Law prohibition, civil assessment of up to three times the amount claimed and potential exclusion from the federal healthcare programs, including Medicare and Medicaid. Amounts collected on claims related to prohibited referrals must be reported and refunded generally within 60 days after the date on which the overpayment was identified. Furthermore, Stark Law violations and failure to return overpayments in a timely manner can form the basis for FCA liability, as discussed below.
If CMS or other regulatory or enforcement authorities determine that claims have been submitted for referrals by us that violate the Stark Law, we would be subject to the penalties described above. In addition, it might be necessary to restructure existing compensation agreements with our physicians. Any such penalties and restructuring or other required actions could have a material adverse effect on our business, results of operations, financial condition and cash flows.
The definition of DHS under the Stark Law does not include outpatient physician services. Since most services furnished to Medicare beneficiaries provided in our centers are physician services, our services generally do not implicate the Stark Law referral prohibition. However, certain ancillary services we may provide, including, but not limited to, certain diagnostic testing, outpatient prescription pharmaceutical services and physical therapy, may be considered DHS.

We have entered into several types of financial relationships with physicians, including compensation arrangements. If our centers were to bill for a non-exempted
service and the financial relationships with the physician did not satisfy an exception, we could be required to change our practices, face civil penalties, pay substantial fines, return certain payments received from Medicare and beneficiaries or otherwise experience a material adverse effect as a result of a challenge to payments made pursuant to referrals from these physicians under the Stark Law.
In June 2018, CMS issued a request for information seeking input on how to address any undue regulatory impact and burden of the Stark Law. CMS placed the request for information in the context of the Regulatory Sprint and stated that it identified aspects of the Stark Law that pose potential barriers to coordinated care. In November 2020, CMS issued a sweeping set of regulations that introduce significant new value-based terminology, safe harbors and exceptions to the Stark Law. Additionally, CMS made a number of changes to certain existing regulations under the Stark Law, including the definition of group practice. The new regulations became effective January 19, 2021, except for certain changes related to the definition of a group practice which took effect January 1, 2022. The changes may require or allow changes in how our centers compensate affiliated physicians for DHS in certain markets. Although the healthcare industry is still trying to determine what business models will benefit from the changes to the Stark Law, we expect that the new exceptions will give us additional protection as we continue to implement new strategies to better coordinate patient care. Further, we anticipate that the greater flexibility and certainty allowed by the final regulations could give rise to more competition for physicians in our various markets and may make competitors more attractive to our physicians by offering less integrated and lower-cost business models. These or other changes implemented by CMS in the future may impact our business, results of operations and financial condition
.
Fraud and Abuse under State Law
Some states in which we operate centers have laws prohibiting physicians from holding financial interests in various types of medical centers to which they refer patients. Some of these laws could potentially be interpreted broadly as prohibiting physicians who hold shares of our publicly traded stock or are physician owners from referring patients to our centers if the centers perform services for their patients or do not otherwise satisfy an exception to the law. States also have laws similar to or stricter than the federal Anti-Kickback Statute that may affect our ability to receive referrals from physicians with whom we have financial relationships. Some state anti-kickback laws also include civil and criminal penalties. Some of these laws include exemptions that may be applicable to our physician relationships or for financial interests limited to shares of publicly traded stock. Some, however, may include no explicit exemption for certain types of agreements and/or relationships entered into with physicians. A violation of such laws could result in a prohibition on billing payers for such services, civil or criminal penalties, and adversely affect any licenses that we or our affiliated physicians hold in the state. If these laws are interpreted to apply to physicians who hold equity interests in our centers or to physicians who hold our publicly traded stock, and for which no applicable exception exists, we may be required to terminate or restructure our relationships with these physicians and could be subject to criminal, civil and administrative sanctions, refund requirements and exclusions from government healthcare programs, including Medicare and Medicaid, which could have a material adverse effect on our business, results of operations, financial condition, cash flows, reputation and stock price.

Similarly, states have beneficiary inducement prohibitions and consumer protection laws that may be triggered by the offering of inducements (e.g., transportation), incentives and other forms of remuneration to patients and prospective patients. States also may limit the types of marketing activities that we, our centers, and our affiliated physicians may take targeted towards patients. Violations range from civil to criminal and could have a material adverse effect on our business, results of operations and financial condition.
Corporate Practice of Medicine and
Fee-Splitting
We enter into employment agreements with our employed providers to deliver services to patients. We also contract with independent physicians and group practices that we do not own through our managed services organization relationships. We enter into Primary Care Physician Provider Agreements with affiliated practices pursuant to which we provide administrative and management services, including payor and specialty provider contract negotiation, credentialing, coding, and managed care analytics. We pay the affiliate a primary care fee and a portion of the surplus of premium in excess of third-party medical costs. The surplus portion paid to affiliates is recorded as direct patient expense. We also enter into certain agreements with providers of administrative services to facilitate services for our members in exchange for a fee These administrative services arrangements are subject to state laws, including those in certain of the states where we operate, which prohibit the practice of medicine by, and/or the splitting of professional fees with, non-professional
persons or entities such as general business corporations.
The laws and regulations relating to our operations vary from state to state and many states prohibit general business corporations, such as us, from practicing medicine, controlling physicians’ medical decisions or engaging in some practices such as splitting professional fees with physicians. There is often limited regulatory guidance regarding applicable limitations on the corporate practice of medicine. Additionally, these prohibitions are subject to new and more expansive interpretations by the courts and regulatory bodies. While we believe that we are in substantial compliance with state laws prohibiting the corporate practice of medicine and fee-splitting,
other parties may assert that, despite the way we are structured, we could be engaged in the corporate practice of medicine or unlawful fee-splitting.
Were such allegations to be asserted successfully before the appropriate judicial or administrative forums, we could be subject to adverse judicial or administrative penalties, certain contracts could be determined to be unenforceable and we may be required to restructure our contractual arrangements.
Regulations of the corporate practice of medicine vary by state and may result in physicians being subject to disciplinary action, as well as to forfeiture of revenues from payers for services rendered. Violations may also bring both civil and, in more extreme cases, criminal liability for non-professional
or “lay” entities engaging in the practice of medicine without a professional license. Some of the relevant laws, regulations and agency interpretations in states with corporate practice of medicine restrictions have been subject to limited judicial and regulatory interpretation. In limited cases, courts have required management services companies to divest or reorganize structures deemed to violate corporate practice restrictions. Moreover, state laws are subject to change. Any allegations or findings that we have violated these laws could have a material adverse impact on our business, results of operations and financial condition, including adversely impacting our relationship with affiliated physicians and our ability to recruit new physicians into our centers.

The False Claims Act
The federal FCA is a means of policing false bills or false requests for payment in the healthcare delivery system. Among other things, the FCA authorizes the imposition of up to three times the government’s damages and significant per claim civil penalties on any “person” (including an individual, organization or company) who, among other acts:

•	knowingly presents or causes to be presented to the federal government a false or fraudulent claim for payment or approval;

•	knowingly makes, uses or causes to be made or used a false record or statement material to a false or fraudulent claim;

•
knowingly makes, uses or causes to be made or used a false record or statement material to an obligation to pay the government, or knowingly conceals or knowingly and improperly avoids or decreases an obligation to pay or transmit money or property to the federal government; or

•	conspires to commit the above acts.
In addition, amendments to the FCA and Social Security Act impose severe penalties for the knowing and improper retention of overpayments collected from government payors. Under these provisions, within 60 days of identifying and quantifying an overpayment, a provider is required to notify CMS or the Medicare Administrative Contractor of the overpayment and the reason for it and return the overpayment. An overpayment impermissibly retained could subject us to liability under the FCA, exclusion from government healthcare programs and penalties under the federal Civil Monetary Penalty statute. As a result of these provisions, our procedures for identifying and processing overpayments may be subject to greater scrutiny.
The penalties for a violation of the FCA range from $11,803 to $23,607 per false claim or statement (as of December 31, 2021, and subject to annual adjustments for inflation) for each false claim, plus up to three times the amount of damages caused by each false claim, which can be as much as the amounts received directly or indirectly from the government for each such false claim.
The federal government has used the FCA to prosecute a wide variety of alleged false claims and fraud allegedly perpetrated against Medicare, Medicaid, and state healthcare programs, including but not limited to coding errors, billing for services not rendered, the submission of false cost or other reports, billing for services at a higher payment rate than appropriate, billing under a comprehensive code as well as under one or more component codes included in the comprehensive code, billing for care that is not considered medically necessary and false reporting of risk-adjusted diagnostic codes to Medicare Advantage plans. The ACA provides that claims tainted by a violation of the federal Anti-Kickback Statute are false for purposes of the FCA. Some courts have held that filing claims or failing to refund amounts collected in violation of the Stark Law can form the basis for liability under the FCA. In addition to the provisions of the FCA, which provide for civil enforcement, the federal government can use several criminal statutes to prosecute persons who are alleged to have submitted false or fraudulent claims for payment to the federal government. Any allegations or findings that we have violated the FCA could have a material adverse impact on our business, results of operations and financial condition.

The FCA contains so called “qui tam” provisions that permit private citizens known as relators, to file FCA complaints on behalf of the government. Relators are awarded with a percentage of the damages recovery under any action brought by them that results in a settlement or judgment. The majority of FCA claims are initiated by relators. This aspect of the FCA significantly raises the risk that any provider will at some point be the target of a suit under the FCA’s qui tom provision.
In addition to the FCA, the various states in which we operate have adopted their own analogs of the FCA. States are becoming increasingly active in using their false claims laws to police the same activities listed above, particularly with regard to Medicaid fee-for-service
and Managed Medicaid programs.
Civil Monetary Penalties and Exclusion Statutes
The Civil Monetary Penalties Statute, 42 U.S.C. §
1320a-7a,
and the Exclusion Statute, 42 U.S.C.
§1320a-7,
authorize the imposition of civil monetary penalties, assessments and exclusion against an individual or entity based on a variety of prohibited conduct, including, but not limited to:

•
presenting, or causing to be presented, claims for payment to Medicare, Medicaid or other third-party payors that the individual or entity knows or should know are for an item or service that was not provided as claimed or is false or fraudulent;

•
offering remuneration to a federal healthcare program beneficiary that the individual or entity knows or should know is likely to influence the beneficiary to order or receive health care items or services from a particular provider;

•	arranging contracts with an entity or individual excluded from participation in the federal healthcare programs;

•	violating the federal Anti-Kickback Statute;

•	making, using or causing to be made or used a false record or statement material to a false or fraudulent claim for payment for items and services furnished under a federal healthcare program;

•
making, using or causing to be made any false statement, omission or misrepresentation of a material fact in any application, bid or contract to participate or enroll as a provider of services or a supplier under a federal healthcare program;

•	failing to report and return an overpayment owed to the federal government;

•	being convicted of fraud, theft, embezzlement, breach of fiduciary responsibility or any other financial misconduct relating to health care;

•	being convicted of illegally manufacturing, distributing, prescribing or dispensing a controlled substance;

•	being convicted of any crime related to the Medicare program;

•	being convicted of fraud in connection with non-health care programs;

•	being convicted of obstructing an audit or investigation;

•	having an entity controlled by a sanctioned individual or by a family or household member of an excluded individual where there has been a transfer of ownership/control;

•	filing claims for excessive charges, unnecessary services or services which fail to meet professionally recognized standards of health care; and

•	making false statement or misrepresentations of material fact.
Substantial civil monetary penalties may be imposed under the federal Civil Monetary Penalty Statute and may vary depending on the underlying violation. In addition, an assessment of not more than three times the total amount claimed for each item or service may also apply and a violator may be subject to exclusion from federal and state healthcare programs.
We could be exposed to a wide range of allegations to which the federal Civil Monetary Penalty Statute and the Exclusion Statue would apply. We perform monthly checks on our employees, affiliated providers and certain affiliates and vendors using government databases to confirm that these individuals have not been excluded from federal programs. However, should an individual become excluded and we fail to detect it, a federal agency could require us to refund amounts attributable to all claims or services performed or sufficiently linked to an excluded individual. Likewise, our patient programs, which can include enhancements, incentives and additional care coordination not otherwise covered under traditional Medicare, could be alleged to be intended to influence the patient’s choice in obtaining services or the amount or types of services sought. Thus, we cannot foreclose the possibility that we will face allegations subject to the Civil Monetary Penalty Statute and/or the Exclusion Statute with the potential for a material adverse impact on our business, results of operations and financial condition.
Privacy and Security
The federal regulations promulgated under the authority of HIPAA require us to provide certain protections to patients and their health information. The HIPAA privacy and security regulations extensively regulate the use and disclosure of protected health information, or PHI, and require covered entities, which include healthcare providers and their business associates, to implement and maintain administrative, physical and technical safeguards to protect the security of such information. Additional security requirements apply to electronic PHI. These regulations also provide patients with substantive rights with respect to their health information.
The HIPAA privacy and security regulations also require us to enter into written agreements with certain contractors, known as business associates, to whom we disclose PHI. Covered entities may be subject to penalties for, among other activities, failing to enter into a business associate agreement where required by law or as a result of a business associate violating HIPAA, if the business associate is found to be an agent of the covered entity and acting within the scope of the agency. Business associates are also directly subject to liability under certain HIPAA privacy and security regulations. In instances where we act as a business associate to a covered entity, there is the potential for additional liability beyond our status as a covered entity.
Covered entities must notify affected individuals of breaches of unsecured PHI without unreasonable delay but no later than 60 days after discovery of the breach by a covered entity or its agents. Reporting must also be made to the HHS Office for Civil Rights and, for breaches of unsecured PHI involving more than 500 residents of a state or jurisdiction, to the media. All impermissible uses or disclosures of unsecured PHI are presumed to be breaches unless the covered entity or business associate establishes that there is a low probability the PHI has been compromised. Various state laws and regulations may also require us to notify affected individuals in the event of a data breach involving personal information without regard to the probability of the information being compromised.
Violations of HIPAA by providers like us, including, but not limited to, failing to implement appropriate administrative, physical and technical safeguards, have resulted in enforcement actions and in some cases triggered settlement payments or civil monetary penalties. Penalties for impermissible use or disclosure of PHI were increased by the Health Information Technology for Economic and Clinical Health (HITECH) Act by imposing tiered penalties of more than $60,226 per violation and up to $1.807 million per year for identical violations. In addition, HIPAA provides for criminal penalties of up to $250,000 and ten years in prison, with the severest penalties for obtaining and disclosing PHI with the intent to sell, transfer or use such information for commercial advantage, personal gain or malicious harm. Further, state attorneys general may bring civil actions seeking either injunction or damages in response to violations of the HIPAA privacy and security regulations that threaten the privacy of state residents. There can be no assurance that we will not be the subject of an investigation (arising out of a reportable breach incident, audit or otherwise) alleging non-compliance
with HIPAA regulations in our maintenance of PHI.
In addition to HIPAA, numerous other federal and state laws and regulations protect the confidentiality, privacy, availability, integrity and security of PHI and other types of personal identifiable information, or PII. State statutes and regulations vary from state to state, and these laws and regulations in many cases are more restrictive than, HIPAA and its implementing rules. These laws and regulations are often uncertain, contradictory, and subject to changed or differing interpretations, and we expect new laws, rules and regulations regarding privacy, data protection, and information security to be proposed and enacted in the future. In the event that new data security laws are implemented, we may not be able to timely comply with such requirements, or such requirements may not be compatible with our current processes. Changing our processes could be time consuming and expensive, and failure to timely implement required changes could subject us to liability for non-compliance.
Some states also afford private rights of action to individuals who believe their PII has been misused. This complex, dynamic legal landscape regarding privacy, data protection, and information security creates significant compliance issues for us and potentially restricts our ability to collect, use and disclose data and exposes us to additional expense, adverse publicity and liability.
Healthcare Reform
In March 2010, broad healthcare reform legislation was enacted in the United States through the ACA. Although many of the provisions of the ACA did not take effect immediately and continue to be implemented, and some have been and may be modified before or during their implementation, the reforms could continue to have an impact on our business in a number of ways. We cannot predict how employers, private payors or persons buying insurance might react to federal and state healthcare reform legislation, whether already enacted or enacted in the future, nor can we predict what form many of these regulations will take before implementation.
Other aspects of the 2010 healthcare reform laws may also affect our business, including provisions that impact the Medicare and Medicaid programs. These and other provisions of the ACA remain subject to ongoing uncertainty due to developing regulations and clarifications, including those described above, as well as continuing political and legal challenges at both the federal and state levels. Since 2016, various administrative and legislative initiatives have been implemented that have had adverse impacts on the ACA and its programs. For example, in October 2017, the federal government announced that cost-sharing reduction payments to insurers would end, effective immediately, unless Congress appropriated the funds, and, in December 2017, Congress passed the Tax Cuts and Jobs Act, which includes a provision that eliminates the penalty under the ACA’s individual mandate for individuals who fail to obtain a qualifying health insurance plan and could impact the future state of the exchanges. In 2018, a federal district court in Texas ruled the individual mandate is a critical and inseverable feature of the ACA, and therefore, because it was repealed as part of the Tax Cuts and Jobs Act, the remaining provisions of the ACA are invalid as well. In 2019, the Fifth Circuit U.S. Court of Appeals held that the individual mandate is unconstitutional, and remanded the case to the lower court to reconsider its earlier invalidation of the full ACA. The Supreme Court heard the case in 2020, and, in 2021 that the plaintiffs in the case lacked standing to challenge the individual mandate provision, thus leaving the ACA in effect. Litigation and legislation over the ACA are likely to continue, with unpredictable and uncertain results.
Moreover, in February 2018, Congress passed the Bipartisan Budget Act, or the BBA, which, among other things, repealed the Independent Payment Advisory Board that was established by the ACA and intended to reduce the rate of growth in Medicare spending by extending sequestration cuts (up to 2% per fiscal year) to Medicare payments through fiscal year 2027. Subsequent legislation has extended these sequestration cuts through 2030 unless additional Congressional action is taken. However, pursuant to the CARES Act, and subsequent legislation, the 2% Medicare sequester reductions were suspended from May 1, 2020 through March 31, 2022 due to the COVID-19 pandemic. Without
additional legislation to further extend the sequester reductions, Medicare claims with dates of service between April 1 and June 30, 2022 will have a 1% sequestration adjustment, and Medicare claims with dates of service beginning July 1, 2022 will have a 2% sequestration adjustment. While certain provisions of the BBA may increase the scope of benefits available under Medicare Advantage for certain chronically ill federal health care program beneficiaries beginning in 2020, the ultimate impact of such changes cannot be predicted.
While there may be significant additional changes to the healthcare environment in the future, the specific changes and their timing are not yet apparent. As a result, there is considerable uncertainty regarding the future with respect to the exchanges and other core aspects of the current health care marketplace. Future elections may create conditions for Congress to adopt new federal coverage programs that may disrupt our current commercial payor revenue streams. While specific changes and their timing are not yet apparent, such changes could lower our reimbursement rates or increase our expenses. Any failure to successfully implement strategic initiatives that respond to future legislative, regulatory, and executive changes could have a material adverse effect on our business, results of operations and financial condition. CMS and state Medicaid agencies also routinely adjust the risk adjustment factor which is central to payment under Medicare Advantage and Managed Medicaid programs in which we participate. The monetary “coefficient” values associated with diseases that we manage in our population are subject to change by CMS and state agencies. Such changes could have a material adverse effect on our financial condition.

Other Regulations
Our operations are subject to various state hazardous waste and non-hazardous
medical waste disposal laws. These laws do not classify as hazardous most of the waste produced from medical services. Occupational Safety and Health Administration regulations, including bloodborne pathogens standards, require employers to provide workers who are occupationally subject to blood or other potentially infectious materials with prescribed protections. These regulatory requirements apply to all healthcare medical centers, including primary care centers, and require employers to make a determination as to which employees may be exposed to blood or other potentially infectious materials and to have in effect a written exposure control plan. In addition, employers are required to provide or offer hepatitis B vaccinations, personal protective equipment and other safety devices, infection control training, post-exposure evaluation and follow-up,
waste disposal techniques and procedures and work practice controls. Employers are also required to comply with various record-keeping requirements.
Our pharmacies are licensed to do business as pharmacies in the states in which they are located. In addition, our pharmacists and nurses are licensed in those states where we believe their activity requires it. Our various pharmacy facilities also maintain certain Medicare and state Medicaid provider numbers as pharmacies providing services under these programs. Participation in these programs requires our pharmacies to comply with the applicable Medicare and Medicaid provider rules and regulations, and exposes the pharmacies to various changes the federal and state governments may impose regarding reimbursement methodologies and amounts to be paid to participating providers under these programs. In addition, several of our pharmacy facilities are participating providers under Medicare Part D and, as a condition to becoming a participating provider under Medicare Part D, the pharmacies are required to adhere to certain requirements applicable to Medicare Part D.
Our operations are subject to various state law requirements for licensure of ancillary services such as lab services and operation of radiological equipment, federal Clinical Laboratory Improvement Amendments of 1988, Drug Enforcement Administration standards for administering and prescribing controlled substances and distributing drug samples, reporting financial relationships with drug, biologicals and medical device companies, and numerous other federal, state and local laws governing the day-to-day
provision of medical services by our centers.
Federal and state law also govern the dispensing of prescription medications by physicians. For example, the Prescription Drug Marketing Act governs, among other things the distribution of drug samples. Physicians are required to report relationships they have with the manufacturers of drugs, medical devices and biologics through the Open Payments Program database.
Further, federal and state law in each state where we currently operate are increasingly imposing oversight, reporting requirements, and other safeguards on our providers that prescribe opioids and other pain medicine. Texas, for instance, has adopted a number of amendments to existing laws and regulatory changes to limit prescription sizes and frequencies and requires providers to access the Texas Prescription Drug Monitoring Program before prescribing or dispensing controlled substances. In addition, federal and state investigators have increased enforcement efforts relative to inappropriate opioid prescribing patterns by providers.
In addition, while none of the states in which we currently operate have required it, certain states in which we may desire to do business in the future have certificate of need programs regulating the establishment or expansion of healthcare medical centers, including primary care centers. These regulations can be complex and time-consuming. Any failure to comply with such regulatory requirements could adversely impact our business, results of operations and financial condition. As we expand into new markets in new states we must comply with a variety of health regulatory and other state laws. In California, for example, pursuant to the Knox-Keene Health Care Service Plan Act, a risk bearing organization, or RBO, is an entity that (i) contracts directly with a healthcare service plan or arranges for healthcare services for the healthcare service plan’s enrollees; (ii) receives compensation for those services on any capitated or fixed periodic payment basis; and (iii) is responsible for the processing and payment of claims made by providers for services rendered by those providers on behalf of a healthcare service plan when those services are covered under the capitation or fixed periodic payment made by the plan to the RBO. In California, our business meets the definition of an RBO, which requires registration with the California Department of Managed Health Care, meeting certain solvency requirements, submitting quarterly and annual financial reports (which will be publicly available), and submitting quarterly survey reports.
Any allegations or findings that we or our providers have violated or failed to comply with any of the foregoing or other laws or regulations could have a material adverse impact on our reputation, business, results of operations and financial condition.
Intellectual Property
Our continued growth and success depend, in part, on our ability to protect our intellectual property and internally developed technology, including CanoPanorama. We primarily protect our intellectual property through a combination of copyrights, trademarks and trade secrets, intellectual property licenses and other contractual rights (including confidentiality, non-disclosure
and
assignment-of-invention
agreements with our employees, independent contractors, consultants and companies with which we conduct business). We continuously evaluate the needs of our providers and the tools that CanoPanorama can provide and make improvements and add new features based on those needs. We continually assess the most appropriate methods of protecting our intellectual property and may decide to pursue additional available protections in the future.
Insurance
We maintain insurance, excess coverage, or reinsurance for property and general liability, professional liability, directors’ and officers’ liability, workers’ compensation, cybersecurity and other coverage in amounts and on terms deemed adequate by management, based on our actual claims experience and expectations for future claims. We also utilize stop-loss insurance for our members, protecting us for medical claims per episode in excess of certain levels. Future claims could, however, exceed our applicable insurance coverage.
Competition
While the U.S. healthcare industry is highly competitive, the market in which we operate is vast and remains highly fragmented. We compete directly with national, regional and local primary care providers, which consist of solo practitioners or small physician groups, larger group practices often backed by financial sponsors and health system-affiliated practices. Competitors also include regional providers of primary care services such as ChenMed, Iora Health, and Oak Street Health. Among other things, we compete for contracts with payors, recruitment of physicians and other medical and non-medical
personnel and ultimately for members. Importantly, our principal competitors for members and capitated payor contracts vary from market to market, and we have experienced limited overlap with these competitors due to the fragmented nature of the value-based care provider competitive landscape.

There are many other companies and individuals currently providing healthcare services, many of which have been in business longer and/or have substantially more resources. There have been increased trends towards consolidation and vertical integration in the healthcare industry, including an influx of additional capital. Due to low barriers of entry in the primary care market, competition for growth in existing and new markets is not limited to large competitors with substantial financial resources, or those that traditionally operate in the primary care market. As an example, payors may (and in some cases, may continue to) acquire or build their primary care and other provider assets and implement disruptive technologies to compete with us. Other companies could enter the healthcare industry in the future and divert some or all of our business. Our ability to compete successfully varies from location to location and depends on a number of factors, including the number of competing primary care medical centers in the local market and the types of services available at those medical centers, our local reputation for quality care of members, the commitment and expertise of our medical staff, our local service offerings and community programs, the cost of care in each locality, and the physical appearance, location, age and condition of our medical centers. As such, our growth strategy and our business could be adversely affected with increased competition levels. See “Risk Factors—Risks Related to Our Business—Risks Related to Competition.”
We believe building a competitive value-based primary care offering is no easy task. Technological expertise (e.g., development of an effective and scalable population health management platform), branding and marketing requirements, payor partnerships, corporate culture, member-care protocols and material start-up
costs associated with the
build-out
process, are significant barriers to entry that may limit direct competition in the near term.
Overall, we believe in improving access to care in underserved communities, enhancing quality of care and promoting wellness results in superior clinical outcomes and high member satisfaction. We believe this combination of factors will allow us to compete favorably in any market.
Human Capital Management
We believe our employed physicians, other clinical professionals and administrative employees are key to our success. As of December 31, 2021, we employed approximately 400 providers (physicians, nurse practitioners, physician assistants) across our 130 owned medical centers, maintained affiliate relationships with over 1,000 physicians and approximately 750 clinical support employees focused on supporting physicians in enabling patient care and experience. Our affiliated providers deliver critical medical care primarily to underserved and dual-eligible (i.e., eligible for both Medicare and Medicaid) populations, many of whom live in economically disadvantaged and minority communities.
We believe that our mantra – “together for a healthier, happier you” – is realized by the engagement and empowerment of our affiliated physicians, other clinicians and administrative employees. Our Chief People Officer, or CPO, is responsible for developing and executing our human capital strategy. This includes the attraction, acquisition, development and engagement of talent to deliver on our strategy and the design of employee compensation and benefits programs. Our CPO reports directly to our Chief Executive Officer and regularly engages with our Board and our Compensation Committee. In addition, our Human Resources department provides us with a core administrative support function. Through its functional experts, our Human Resources team provides support and guidance in the areas of talent acquisition, employee wellness and safety programs, workplace policies and procedures, employee relations, training and development and rewards strategies that include compensation, benefits and other rewards. It is the goal of our Human Resources department to support the needs of our organization and workforce while serving as a trusted strategic partner to our management team.
Training and Leadership Development
We are committed to the continued development of our people and believe in fostering great leaders. Our training and development team is committed to providing an environment that fosters both individual and organizational development. We make available a catalog of over 165 courses to all audiences across subjects including business best practices, leadership and management, office productivity, technical skills, health and wellness and personal development, among others. Our training materials were enhanced with additional resources to support remote work environments required due to
COVID-19.
Compliance Program and Training
Fundamental to our core values are people and a culture of integrity. Our Compliance Department is led by our Chief Compliance Officer & General Counsel. The Compliance Program is supported by a written Compliance Plan, which details the components, organizational structure and operational aspects of the Compliance Program. Although the Compliance Program is supported by numerous operational policies and procedures, there are some key elements that are critical to its success. These include a written Code of Conduct; new hire and periodic compliance training for all employees; and exclusion screening and compliance reporting mechanisms.
Health and Well-Being
We care about the health and well-being of our affiliated clinicians, other clinical professionals and our administrative employees and their families and are committed to their health, safety and wellness. We support all of our colleagues in encouraging habits of wellness, increased awareness of factors and resources that contribute to overall well-being and inspire individuals to take responsibility for their own health. When individuals take great care of themselves, we can continue to take great care of our patients and take great care of our business.
We provide all eligible employees and their family members with access to an Employee Assistance Program, or EAP, that offers free and confidential assessments, short-term counseling, referrals, and follow-up
services to employees who have personal and/or work-related problems. Our EAP addresses a broad and complex body of issues affecting mental and emotional well-being, such as alcohol and other substance abuse, stress, grief, family problems, and psychological disorders. EAP counselors also work in a consultative role with managers and supervisors to address employee and organizational challenges and needs. The EAP is designed to help our colleagues lead happier and more productive lives at home and at work. Our EAP services are available to all eligible employees, their spouses or domestic partners, dependent children, parents and parents-in-law.
We encourage all of our employees and their family members to make full use of this resource which is designed to help maintain high employee productivity, health, and well-being in all aspects of life.

Diversity and Inclusion
We strive to make diversity, equality and inclusion a priority. As of December 31, 2021, approximately 72% of our total headcount was female and approximately 75% of our total headcount identified as part of a minority group. Among our affiliated physicians and other clinical professionals, approximately 71% was female and approximately 86% identified as part of a minority group. Among the executive and senior executive level and manager group, approximately 28% was female and approximately 61% identified as part of a minority group.
We believe that a diverse workforce is critical to our success, and we will continue to focus on the hiring, retention and advancement of any underrepresented population to achieve this goal.
Total Rewards: Compensation and Benefits
We value our colleagues’ contributions to our success and strive to provide all of our colleagues with a competitive and comprehensive total rewards package. This includes robust compensation and benefits programs to help meet the needs of our affiliated physicians, other clinical professionals and administrative employees.
We take great care to ensure that our compensation packages are reflective of the market value for the work that our colleagues perform. We also understand that providing a comprehensive suite of employee benefits is essential to attracting, retaining and engaging world-class employees. Therefore, we regularly evaluate our benefit offerings to be sure we fully support our employees. In addition to base salaries, these offerings include a combination of annual cash bonuses, stock-based compensation awards, an Employee Stock Purchase Plan, a 401(k) Plan, medical, dental, vision and short/long term insurance benefits, health savings and flexible spending accounts, paid time off, family leave, employee assistance programs, continuing education, loan repayment assistance program, among other programs.
Properties
Our principal executive offices are located at 9725 NW 117th Avenue, Miami, Florida 33178, where we occupy a facility totaling approximately 105,450 square feet. We use this facility for administration, sales and marketing, technology and development and professional services. As of December 31, 2021, we leased approximately 1,237,702 square feet relating to 211 medical centers located in Florida, Texas, Illinois, New Mexico, Nevada, California and Puerto Rico, including our corporate offices. We intend to procure additional space as we add team members and expand geographically. We believe that our medical centers are adequate to meet our needs for the immediate future, and that, should it be needed, suitable additional space will be available to accommodate any such expansion of our operations.
Legal Proceedings
On March 18, 2022, a purported stockholder of the Company filed a putative class action lawsuit in the United States District Court for the Southern District of Florida against the Company and certain current and former officers, captioned Alberto Gonzalez v. Cano Health, Inc. f/k/a Jaws Acquisition Corp., et al. (No.
1:22-cv-20827).
The lawsuit alleges that the defendants violated Sections 10(b) and 20(a) of the Exchange Act and Rule
10b-5
promulgated thereunder by allegedly making materially false and/or misleading statements regarding the Company’s ability to properly account for the timing of revenue recognition with respect to MRAs, resulting in non-cash
adjustments and the Restatement of the Prior Quarterly Financial Statements in the Company’s Form
10-K
for the fiscal year ended December 31, 2021. The lawsuit seeks, among other things, compensatory damages in connection with an allegedly inflated stock price between May 18, 2020 and February 25, 2022, as well as attorneys’ fees and costs.

In addition, from time to time, we may be involved in litigation incidental to the conduct of our business that arise in the ordinary course of business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Unless otherwise indicated or the context otherwise requires, references in this section to “Cano,” “Cano Health,” “we,” “us,” “our” and other similar terms refer to PCIH and its subsidiaries prior to the Business Combination and to the Company and its consolidated subsidiaries after giving effect to the Business Combination. The following discussion and analysis summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our audited consolidated financial statements and the related notes thereto included elsewhere in this prospectus, including “Note
20-Restatement”
and “Note
21-Revision”
as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cano Health” included in our Form
S-4/A
filed with the SEC on March 15, 2021. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”
Overview
Restatement and Revision of Previously Issued Consolidated Financial Information
The Company restated its previously issued (i) unaudited condensed consolidated balance sheets as of March 31, 2021, June 30, 2021 and September 30, 2021; (ii) unaudited condensed consolidated statements of operations for the three months ended March 31, 2021, for the three and six months ended June 30, 2021 and for the three and nine months ended September 30, 2021; and (ii) unaudited condensed consolidated statements of cash flows for the three months ended March 31, 2021, for the six months ended June 30, 2021 and for the nine months ended September 30, 2021, or the Prior Quarterly Financial Statements, to reflect the Restatement. The restated Prior Quarterly Financial Statements can be found in our Annual Report on Form
10-K
filed with the SEC on March 14, 2022. In addition, in connection with the Restatement, the Company corrected, through a revision, its previously issued audited financial statements as of and for the fiscal years ended December 31, 2019 and December 31, 2020 in “Note 21 – Revision.” The Company also revised its unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2020, the three and six months ended June 30, 2020, and the three and nine months ended September 30, 2020.
The Restatement resulted from the Company’s correction of its accounting for MRA revenue within Medicare Advantage contracts. The correction changed the timing of the revenue recognition for the MRA revenue, which resulted in recognizing such revenue when the Company is entitled to receive such revenue upon satisfaction of performance obligations in accordance with the requirements of ASC 606. The correction in the timing of revenue recognition under ASC 606 resulted in adjustments to capitated revenue, direct patient expense, accounts receivable, net of unpaid service provider costs, and accounts payable and accrued expenses. The restatement did not impact the Company’s cash from operations, its cash position, or estimated collectability of receivables. The Company evaluated the adjustments to the MRA revenue recorded during 2021, 2020 and 2019, and, after assessing the materiality of such adjustments, restated the Prior Quarterly Financial Statements. While the effects of the correction in timing of revenue recognition were not material to the previously issued 2020 and 2019 audited consolidated financial statements, those financial statements were revised because correcting the accumulated errors in 2021 could have resulted in a material misstatement of the 2021 financial statements. The Company further concluded that the impact of the accounting adjustments on the Company’s unaudited condensed consolidated financial statements for each of the quarterly periods ended March 31, 2020, June 30, 2020 and September 30, 2020, were not material to those financial statements.
Description of Cano Health, Inc.
We are a primary care-centric, technology-powered healthcare delivery and population health management platform designed with a focus on clinical excellence. Our mission is simple: to improve patient health by delivering superior primary care medical services, while forging life-long bonds with our members. Our vision is clear: to become the national leader in primary care by improving the health, wellness and quality of life of the communities we serve, while reducing healthcare costs.
From December 31, 2017 to December 31, 2021, we have expanded our services beyond Florida to an additional seven new states and Puerto Rico, while growing membership from 13,685 members to 227,005 members. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Performance Metrics” for how we define our members and medical centers. Today, we are one of the largest and most sophisticated independent primary care platforms in the U.S., but still maintain significant growth runway. We have sought to address the fundamental problems with traditional healthcare payment models by leveraging our technology solutions and proven business model to align incentives among patients, payors and providers:

•
Patients
: At our owned medical center, our members are offered services in modern, clean, and contemporary medical facilities, with same or next day appointments, integrated virtual care, wellness services, ancillary services (such as physiotherapy), home services, transportation, telemedicine and a 24/7 urgency line, all without additional cost to them. This broad-based care model is critical to our success in delivering care to members of low-income
communities, including large minority and immigrant populations, with complex care needs, many of whom previously had very limited or no access to quality healthcare. We are proud of the impact we have made in these underserved communities.

•
Providers
: We believe that providers want to be clinicians. Our employed physicians enjoy a collegial, near-academic environment and the tools and multi-disciplinary support they need to focus on medicine, their patients and their families rather than administrative matters like pre-authorizations,
referrals, billing and coding. Our physicians receive ongoing training through regular clinical meetings to review the latest findings in primary care medicine. In addition, our physicians are eligible to receive a bonus based upon patient results, including reductions in patient emergency room visits and hospital admissions, among other metrics.

•
Payors
: Payors want three things: high-quality care, membership growth and effective medical cost management. We have a multi-year and multi-geography track record of delivering on all three. Our proven track record of high-quality ratings has increased the premiums paid by the Centers for Medicare & Medicaid, or CMS, to health plans, our quality primary-care has driven membership growth, and our scaled, highly professional value-based provider group has delivered quality care.

CanoPanorama, our proprietary population health management technology-powered platform, powers our efforts to deliver superior clinical care. Our platform provides the healthcare providers at our medical centers with a
360-degree
view of their members, along with actionable insights to empower better care decisions and drive high member engagement. We leverage our technology to risk-stratify members and apply a highly personalized approach to primary care, chronic care, preventive care and members’ broader healthcare needs. We believe our model is well-positioned to capitalize on the large and growing opportunity being driven by the marketplace’s shift to value-based care, demographic tailwinds in the market and the increased focus on improving health outcomes, care quality and the patient experience.
We predominantly enter into capitated contracts with the nation’s largest health plans to provide holistic, comprehensive healthcare. We predominantly recognize recurring per-member-per-month,
or PMPM, capitated revenue, which, in the case of health plans, is a pre-negotiated
percentage of the premium that the health plan receives from the CMS. We also provide practice management and administrative support services to independent physicians and group practices that we do not own through our managed services organization relationships, which we refer to as our affiliate relationships. Our contracted recurring revenue model offers us highly predictable revenue and rewards us for providing high-quality care rather than driving a high volume of services. In this capitated arrangement, our goals are well-aligned with payors and patients alike — the more we improve health outcomes, the more profitable we will be over time.
Our capitated revenue is generally a function of the
pre-negotiated
percentage of the premium that the health plan receives from CMS as well as our ability to accurately and appropriately document member acuity and achieve quality metrics. Under this capitated contract structure, we are responsible for all members’ medical costs inside and outside of our medical centers. Keeping members healthy is our primary objective. When they need medical care, delivery of the right care in the right setting can greatly impact outcomes. Through members’ engagement with our entire suite of services, including high-frequency primary care and access to ancillary services like our wellness programs, Cano Life and Cano@Home, we aim to reduce the number of occasions that members need to seek specialty care in higher-cost environments. When care outside of our medical centers is needed, our primary care physicians control referrals to specialists and other third-party care, which are typically paid by us on a fee-for-service
basis. This allows us to proactively manage members’ health within our medical centers first, prior to resorting to more costly care settings.
As of December 31, 2021, we employed approximately 400 providers (physicians, nurse practitioners, physician assistants) across our 130 owned medical centers, maintained affiliate relationships with over 1,000 physicians and approximately 750 clinical support employees focused on supporting physicians in enabling patient care and experience. For the years ended December 31, 2019, 2020 and 2021, our total revenue was $361.4 million, $831.6 million and $1.6 billion, respectively, and our net loss was $19.8 million, $71.1 million and $116.7 million, respectively.
Key Factors Affecting Our Performance
Our historical financial performance has been, and we expect our financial performance in the future to be, driven by our ability to:

Build Long-Term Relationships with our Existing Members
We focus on member satisfaction in order to build long-term relationships. Our members enjoy highly personalized value-based care and their visits to our medical centers cover primary care and ancillary programs such as pharmacy and dental services, in addition to wellness and social services, which lead to healthier and happier members. By integrating member engagement and the Cano Life wellness program within the CanoPanorama platform, we also help foster long-term relationships with members. Resulting word-of-mouth
referrals contribute to our high organic growth rates. Patient satisfaction can also be measured by a provider’s Net Promoter Score, or NPS, which measures the loyalty of customers to a company. We believe our high NPS speaks to our ability to deliver high-quality care with superior member satisfaction.
Add New Members in Existing Centers
Our ability to add new members organically is a key driver of our growth. We have a large embedded growth opportunity within our existing medical center base. In medical centers that are approaching full capacity, we are able to augment our footprint by expanding our existing medical centers, opening de novo centers or acquiring centers that are more convenient for our members. We also believe that even after
COVID-19
subsides, we will continue to conduct some visits by telemedicine based on member preference and clinical need, which in turn could increase the average capacity of our medical centers. Additionally, as we add members to our existing medical centers, we expect these members to contribute significant incremental economics as we leverage our fixed cost base at each medical center.
Our payor partners also direct members to our medical centers by either assigning patients who have not yet selected a primary care provider or through insurance agents who inform their clients about our services. We believe this often results in the patient selecting us as their primary care provider when they select a Medicare Advantage plan. Due to our care delivery model’s patient-centric focus, we have been able to consistently help payors manage their costs while raising the quality of their plans, affording them quality bonuses that increase their revenue. We believe that we represent an attractive opportunity for payors to meaningfully improve their overall membership growth in a given market without assuming any financial downside.
Expand our Medical Center Base within Existing and New Geographies
We have successfully entered seven new states and Puerto Rico since 2017 and were operating in Florida, Texas, Nevada, New Jersey, New York, New Mexico, Illinois, California and Puerto Rico as of December 31, 2021. When entering a new market, we tailor our entry strategy to the characteristics of the specific market and provide a customized solution to meet that market’s needs. When choosing a market to enter, we look at various factors including (i) Medicare population density, (ii) underserved demographics, (iii) existing payor relationships and (iv) specialist and hospital access/capacity. We typically choose a location that is highly visible and accessible and work to enhance brand development pre-entry.
Our flexible medical center design allows us to adjust to local market needs by building medical centers that range from approximately 7,000 to 20,000 square feet that may include ancillary services such as pharmacies and dental services. We seek to grow member engagement through targeted multi-channel marketing, community outreach and use of mobile clinics to expand our reach. When entering a new market, based on its characteristics and economics, we decide whether to buy existing medical centers, build de novo medical centers or to help manage members’ health care via affiliate relationships. This highly flexible model enables us to choose the right solution for each market.

When building or buying a medical center is the right solution, we lease the medical center and employ physicians. In our medical centers, we receive per-member-per-month
capitated revenue, which, in the case of health plans, is a
pre-negotiated
percentage of the premium that the health plan receives from CMS.
Alternatively, our affiliate relationships allow us to partner with independent physicians and group practices that we do not own and to provide them access to components of our population health management platform. As of December 31, 2021, we provided services to over 1,000 providers. As in the case of our owned medical centers, we receive per-member-per-month
capitated revenue and a
pre-negotiated
percentage of the premium that the health plan receives from CMS. We pay the affiliate a primary care fee and a portion of the surplus of premium in excess of third-party medical costs. The surplus portion paid to affiliates is recorded as direct patient expense. This approach is extremely capital efficient as the costs of managing affiliates are minimal. Further, the affiliate model is an important growth avenue as it serves as a feeder into our acquisition pipeline, enabling us to evaluate and target affiliated practices for acquisition based on our operational experience with them.
Contracts with Payors
Our economic model relies on our capitated partnerships with payors, which manage Medicare members across the United States. We have established ourselves as a top quality provider across multiple Medicare and Medicaid health plans, including Humana, Anthem, CVS, Centene and UnitedHealthcare. Our relationships with our payor partners go back as many as ten years and are generally evergreen in nature. We are viewed as a critical distributor of effective healthcare with market-leading clinical outcomes (led by primary care), and as such we believe our payor relationships will continue to be long-lasting and enduring. These plans and others are seeking further opportunities to expand their relationship with us beyond our current markets. Having payor relationships in place reduces the risk of entering into new markets. Maintaining, supporting and growing these relationships, particularly as we enter new geographies, is critical to our long-term success. Health plans look to achieve three goals when partnering with a provider: membership growth, clinical quality and medical cost management. We are capable of delivering all three based on our care coordination strategy, differentiated quality metrics and strong relationships with members. We believe this alignment of interests and our highly effective care model will ensure continued success with our payor partners.
Effectively Manage the Cost of Care for Our Members
The capitated nature of our contracting with payors requires us to invest in maintaining our members’ health while prudently managing the medical costs of our members. Our care model focuses on maintaining health and leveraging the primary care setting as a means of avoiding costly downstream healthcare costs. Our members, however, retain the freedom to seek care at emergency rooms or hospitals without the need for referrals; we do not restrict their access to care. Therefore, we are liable for potentially large medical claims should we not effectively manage our members’ health. To mitigate this exposure, we utilize stop-loss insurance for our members, protecting us from medical claims per episode in excess of certain levels.

Significant Acquisitions
We seek to supplement our organic growth through our highly accretive acquisition strategy. We have a successful acquisition and integration track record. We have established a rigorous data-driven approach and the necessary infrastructure to identify, acquire and quickly integrate targets.
The acquisitions have all been accounted for in accordance with ASC 805, “Business Combinations”, and the operations of the acquired entities are included in our historical results for the periods following the closing of the acquisition. See Note 3, “Business Acquisitions” in our audited consolidated financial statements included elsewhere in this prospectus. The most significant of these acquisitions impacting the comparability of our operating results were:

•
Primary Care Physicians and related entities
. On January 2, 2020, we acquired Primary Care Physicians and related entities, or collectively, Primary Care Physicians, for total consideration of $60.2 million, consisting of $53.6 million in cash, $4.0 million of
Class A-4
Units of PCIH and $2.6 million in other closing payments. Primary Care Physicians is comprised of eleven primary care centers and a managed services organization serving populations in the Broward County region of South Florida.

•
HP Enterprises II, LLC and related entities
. On June 1, 2020, we acquired HP Enterprises II, LLC and related entities, or collectively, HP or “Healthy Partners, for total consideration of $195.4 million, consisting of $149.3 million in cash, $30.0 million of
Class A-4
Units of PCIH and $16.1 million in deferred payments. Healthy Partners is comprised of sixteen primary care centers and a management services organization serving populations across Florida, including the Miami-Dade, Broward, Palm Beach, Treasure Coast and Central Florida areas.

•
University Health Care and its affiliates
. On June 11, 2021, we acquired University Health Care and its affiliates, or collectively, University, for total consideration of $607.9 million, consisting of $538.3 million in cash, $60.0 million of Class A common stock and $9.6 million in contingent consideration from acquisition add-ons
based on additional acquired entities. University is comprised of thirteen primary care centers, a managed services organization and a pharmacy serving populations throughout various locations in South Florida.

•
Doctor’s Medical Center, LLC and its affiliates
. On July 2, 2021, the Company acquired Doctor’s Medical Center, LLC and its affiliates, or DMC. The purchase price totaled $300.7 million, which was paid in cash. DMC is comprised of fourteen primary care centers serving populations across Florida. In conjunction with the primary care centers, DMC also provides Management Services Organization, or MSO, services to affiliated medical centers, and operates a pharmacy.

Member Acuity and Quality Metrics
Medicare pays capitation using a risk-adjusted model, which compensates payors based on the health status, or acuity, of each individual member. Payors with higher acuity members receive a higher payment and those with lower acuity members receive a lower payment. Moreover, some of our capitated revenues also include adjustments for performance incentives or penalties based on the achievement of certain clinical quality metrics as contracted with payors. Our capitated revenues are recognized based on projected member acuity and quality metrics and may be subsequently adjusted to reflect actual member acuity and quality metrics.

Seasonality to Our Business
Our operational and financial results experience some variability depending upon the time of year in which they are measured. This variability is most notable in the following areas:
Capitated Revenue Per Member
Excluding the impact of large scale shifts in membership demographics or acuity, our Medicare Advantage capitated revenue per member per month, or PMPM, will generally decline over the course of the year. As the year progresses, Medicare Advantage PMPM typically declines as new members join us with less complete or accurate documentation in the previous year (and therefore lower current year MRA).
Medical Costs
Medical costs vary seasonally depending on a number of factors. Typically, we experience higher utilization levels during the first quarter of the year due to influenza and other seasonal illnesses. Medical costs also depend upon the number of business days in a period. Shorter periods will typically have lower medical costs due to fewer business days. Business days can also create year-over-year comparability variances if one year has a different number of business days compared to another. Additionally, we generally accrue stop loss reimbursements from September through December (as patients reach stop loss thresholds) which can result in reduced medical expenses during the third and fourth quarters due to recoveries.
Organic Member Growth
We experience organic member growth throughout the year as existing Medicare Advantage plan members choose our providers and during special enrollment periods when certain eligible individuals can enroll in Medicare Advantage plans midyear. We experience some seasonality with respect to organic enrollment, which is generally higher during the fourth and first quarters, driven by Medicare Advantage plan advertising and marketing campaigns and plan enrollment selections made during the annual open enrollment period. We also grow through serving new and existing traditional Medicare, Affordable Care Act, or the ACA, Medicaid, and commercially insured patients.
Key Performance Metrics
In addition to our GAAP and
non-GAAP
financial information, we review a number of operating and financial metrics, including the following key metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions.

	December 31, 2021	December 31, 2020	December 31, 2019
Membership	227,005	105,707	41,518
Medical centers	130	71	35

Members
Members represent those Medicare, Medicaid, and ACA and commercially insured patients for whom we receive a fixed per-member-per-month
fee under capitation arrangements as of the end of a particular period.
Owned Medical Centers
We define our medical centers as those primary care medical centers open for business and attending to members at the end of a particular period in which we own the medical operations and the physicians are our employees.
Impact of
COVID-19
In March 2020, the World Health Organization declared
COVID-19
a global pandemic. The outbreak of
COVID-19
caused severe disruptions in the global economy. These disruptions have adversely impacted businesses including in the states in which we operate. The U.S. Food and Drug Administration has approved the use of two
COVID-19
vaccines and has issued emergency use authorizations for additional vaccines for the prevention of
COVID-19.
The availability of these vaccines has resulted in a significant portion of the U.S. population being vaccinated and enabled many state and local governments in the U.S. to lift most
COVID-19
restrictions. Notwithstanding the vaccination success, multiple variants of the virus that cause
COVID-19
continue to persist globally and in the United States. While we continue to navigate the crisis and monitor the impact of the pandemic on our business, the fluidity of the situation precludes us at this time from making any predictions as to the ultimate impact
COVID-19
may have on our future financial condition, results of operations and cash flows.
In response to the
COVID-19
pandemic, our centers remained open for urgent visits and necessary procedures and we augmented our Cano@Home program, 24/7 urgency line and pharmacy home delivery to enable members to access needed care and support in the home. We successfully pivoted to a telemedicine offering for routine care in order to protect and better serve our patients, staff and community. As
COVID-19
cases grew nationally, we took immediate action and deployed a specific
COVID-19
focused module under CanoPanorama that allowed our staff to screen patients for
COVID-19
and related complications, as well as refer them to a specialized team that is dedicated to helping
COVID-19
patients. The pandemic did not have a material impact on our results of operations, cash flows and financial position as of, and for the year ended December 31, 2021. This is primarily attributable to the relatively fixed nature of our capitated revenue arrangements. A significant portion of our total gross revenues is recurring, consisting of fixed monthly per-member-per-month
capitation payments we receive from healthcare providers. Additionally, during this time, we completed and integrated several acquisitions and expanded to new locations which had a positive impact on our revenues. Due to our recurring contracted revenue model, we experienced minimal impact to our revenue during 2020 and 2021.
We experienced both cost increases and cost savings due to
COVID-19.
Increases in operating expenses were primarily attributable to higher-than-budgeted payroll expenses, pharmacy prescription expenses, provider payments, rent, and marketing expenses. Deeply committed to our employees, we made a conscious decision not to furlough any of our employees, even if their function was disrupted by
COVID-19.
These higher costs were partially offset by lower referral fees, vehicle expenses, IT costs, professional fees, office and facility (ER) costs, and travel costs. We experienced a decrease in utilization of services during March through June of 2020. Medical centers were open for emergency visits, but we also expanded our at-home
care services, resulting in lower emergency transportation costs, and facility service costs (including costs related to various wellness and activity services offered at clinics). Even as utilization increased month to month through the second half of 2020 and through 2021, we expect certain costs savings to remain permanent as some members continue to take advantage of telemedicine and Cano@Home care services.

The full extent to which the
COVID-19
pandemic will directly or indirectly impact our business, future results of operations and financial condition will depend on future factors that are highly uncertain and cannot be accurately predicted. These factors include, but are not limited to, new information that may emerge concerning
COVID-19,
the scope and duration of business closures and restrictions, government-imposed or recommended suspensions of elective procedures, and expenses required for supplies and personal protective equipment. Additionally, the impact of any new
COVID-19
variants cannot be predicted at this time, and could depend on numerous factors, including vaccination and booster rates among the population, the effectiveness of the
COVID-19
vaccines against the variants, and the response by the governmental bodies and regulators. Due to these and other uncertainties, we cannot estimate the length or severity of the impact of the pandemic on our business. Additionally, because of our business model, the full impact of the
COVID-19
pandemic may not be fully reflected in our results of operations and overall financial condition until future periods. We will continue to closely evaluate and monitor the nature and extent of these potential impacts to our business, results of operations and liquidity. However, based on our experience, we expect the overall negative impact from
COVID-19
on our business will be immaterial. In addition, we expect to offer more telemedicine and mobile solutions which will create additional touchpoints to timely capture member medical data, which in turn provide actionable insights to empower better care decisions via our CanoPanorama system.
For additional information on the various risks posed by the
COVID-19
pandemic, please see the section entitled “Risk Factors” included in this prospectus.
Key Components of Results of Operations
Revenue
Capitated revenue. Our capitated revenue is derived from medical services provided at our medical centers or affiliated practices under capitation arrangements made directly with various health plans or CMS. Capitated revenue consists of a per member per month, or PMPM, amount paid for the delivery of healthcare services, and our rates are determined as a percent of the premium that the health plans receive from the CMS for our at-risk
members. Those premiums are based upon the cost of care in a local market and the average utilization of services by the members enrolled. Medicare pays capitation using a “risk adjustment model,” which compensates providers based on the health status (acuity) of each individual patient. Groups with higher acuity patients receive more, and those with lower acuity patients receive less. Under the risk adjustment model, capitated premium is paid based on the acuity of members enrolled for the preceding year and subsequently adjusted once current year data is compiled. The amount of capitated revenue may be affected by certain factors outlined in the agreements with the health plans, such as administrative fees paid to the health plans and risk adjustments to premiums.
Generally, we enter into three types of capitation arrangements:
non-risk
arrangements, limited risk arrangements, and full risk arrangements. Under our non-risk
arrangements, we receive monthly capitated payments without regard to the actual amount of services provided. Under our limited risk arrangements, we assume partial financial risk for covered members. Under our full risk arrangements, we assume full financial risk for covered members.

Fee-for-service
and other revenue
. We generate
fee-for-service
revenue from providing primary care services to patients in our medical centers and affiliates when we bill the member or their insurance plan on a fee-for-service
basis as medical services are rendered. While substantially all of our patients are members, we occasionally also provide care to non-members.
Fee-for-service
amounts are recorded based on agreed-upon fee schedules determined within each contract.
Other revenue includes pharmacy and ancillary fees earned under contracts with certain care organizations for the provision of care coordination and other services. With respect to our pharmacies, we contract with an administrative services organization to collect and remit payments on our behalf from the sale of prescriptions and medications. We have pharmacies at some of our medical centers, where patients may fill prescriptions and retrieve their medications. Patients also have the option to fill their prescriptions with a third-party pharmacy of their choice.
Operating Expenses
Third-party medical costs
. Third-party medical costs primarily consist of all medical expenses paid by the health plans or CMS (contractually on behalf of Cano Health), including costs for inpatient and hospital care, specialists, medicines, net of rebates and other recoveries. Provider costs are accrued based on the date of service to members, based in part on estimates, including an accrual for medical services incurred but not reported, or IBNR. Liabilities for IBNR are estimated and adjusted for current experience. These estimates are continually reviewed and updated, and we retain the services of an independent actuary to review IBNR on a quarterly basis. We expect our third-party medical costs to increase given the healthcare spending trends within the Medicare population, which is also consistent with what we receive under our payor contracts.
Direct patient expense
. Direct patient expense primarily consists of costs incurred in the treatment of our patients, at our medical centers and affiliated practices, including the compensation related to medical service providers and clinical support staff, medical supplies, purchased medical services, drug costs for pharmacy sales, and payments to affiliated providers.
Selling, general, and administrative expenses
. Selling, general, and administrative expenses include employee-related expenses, including salaries and benefits, technology infrastructure, operations, clinical and quality support, finance, legal, human resources, and corporate development departments. In addition, selling, general, and administrative expenses include all corporate technology and occupancy costs. Our selling, general, and administrative expenses increased in 2021 following the closing of the Business Combination, and we expect our selling, general, and administrative expenses to continue to increase over time due to the additional legal, accounting, insurance, investor relations and other costs that we incur as a public company, as well as other costs associated with continuing to grow our business. However, we anticipate that these expenses will decrease as a percentage of revenue over the long term, although they may fluctuate as a percentage of revenue from period to period due to the timing and amount of these expenses. For purposes of determining center-level economics, we allocate a portion of our selling, general, and administrative expenses to our medical centers and affiliated practices. The relative allocation of these expenses to each center depends upon a number of metrics, including (i) the number of centers open during a given period of time; (ii) the number of clinicians at each center at a given period of time; or (iii) if determinable, the center where the expense was incurred.

Depreciation and amortization expense
. Depreciation and amortization expenses are primarily attributable to our capital investment and consist of fixed asset depreciation and amortization of intangibles considered to have finite lives.
Transaction costs and other
. Transaction costs and other primarily consist of deal costs (including due diligence, integration, legal, internal staff, and other professional fees, incurred from acquisition activity), bonuses due to sellers, fair value adjustments in contingent consideration due to sellers, and management fees for financial and management consulting services from our advisory services agreement.
Other Income (Expense)
Interest expense
. Interest expense primarily consists of interest incurred on our outstanding borrowings under our notes payable related to our equipment loans and credit facility. See “Liquidity and Capital Resources”. Costs incurred to obtain debt financing are amortized and shown as a component of interest expense.
Interest income
. Interest income primarily consists of interest earned through a loan agreement with an affiliated company.
Loss on extinguishment of debt
. Loss on extinguishment of debt primarily consists of unamortized debt issuance costs related to Term Loan 2 in connection with our financing arrangements.
Change in fair value of embedded derivative
. Change in fair value of embedded derivative consists primarily of changes to an embedded derivative identified in our previously existing debt agreement. The embedded derivative was revalued at each reporting period.
Change in fair value of warrant liabilities
. Change in fair value of warrant liabilities consists primarily of changes to the public warrants and private placement warrants assumed upon the consummation of the Business Combination. The liabilities are revalued at each reporting period.
Other expenses
. Other expenses consist of legal settlement fees.
Results of Operations
Discussion of our operating results for 2020 and comparison to 2019 can be found in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Cano Health” in our Form
S-4,
as amended, filed with the SEC on March 15, 2021. The following table sets forth our consolidated statements of operations data for 2021 and 2020:

	Years Ended December 31,
($ in thousands)	2021	2020 (as Revised)	2019 (as Revised)
Revenue:
Capitated revenue	$1,529,120	$796,373	$340,901
Fee-for-service and other revenue	80,249	35,203	20,483

Total revenue	1,609,369	831,576	361,384
Operating expenses:
Third-party medical costs	1,231,047	564,987	242,572
Direct patient expense	179,353	101,358	42,100
Selling, general, and administrative expenses	252,133	103,962	59,148
Depreciation and amortization expense	49,441	18,499	6,822
Transaction costs and other	44,262	42,945	17,583
Change in fair value of contingent consideration	(11,680)	65	2,845

Total operating expenses	1,744,556	831,816	371,070

Loss from operations	(135,187)	(240)	(9,686)
Other income and expense:
Interest expense	(51,291)	(34,002)	(10,163)
Interest income	4	320	319
Loss on extinguishment of debt	(13,115)	(23,277)	—
Change in fair value of embedded derivative	—	(12,764)	—
Change in fair value of warrant liabilities	82,914	—	—
Other expenses	(48)	(450)	(250)

Total other income (expense)	18,464	(70,173)	(10,094)

Net loss before income tax expenses	(116,723)	(70,413)	(19,780)
Income tax expense	14	651	—

Net loss	(116,737)	(71,064)	$(19,780)
Net loss attributable to non-controlling interests	(98,717)	—	—

Net loss attributable to Class A common stockholders	$(18,020)	$—	$—

The following table sets forth our consolidated statements of operations data expressed as a percentage of total revenues for the periods indicated:

	Years Ended December 31,
(% of revenue)	2021	2020 (as Revised)	2019 (as Revised)
Revenue:
Capitated revenue	95.0%	95.8%	94.3%
Fee-for-service and other revenue	5.0%	4.2%	5.7%

Total revenue	100.0%	100.0%	100.0%

Operating expenses:
Third-party medical costs	76.5%	67.9%	67.1%
Direct patient expense	11.1%	12.2%	11.6%
Selling, general, and administrative expenses	15.7%	12.5%	16.4%
Depreciation and amortization expense	3.1%	2.2%	1.9%
Transaction costs and other	2.8%	5.2%	4.9%
Change in fair value of contingent consideration	(0.7)%	0.0%	0.8%

Total operating expenses	108.5%	100.0%	102.7%

Loss from operations	(8.5)%	0.0%	(2.7)%
Other income and expense:
Interest expense	(3.2)%	(4.1)%	(2.8)%
Interest income	0.0%	0.0%	0.1%
Loss on extinguishment of debt	(0.8)%	(2.8)%	0.0%
Change in fair value of embedded derivative	0.0%	(1.5)%	0.0%
Change in fair value of warrant liabilities	5.2%	0.0%	0.0%
Other expenses	0.0%	(0.1)%	(0.1)%

Total other income (expense)	1.2%	(8.5)%	(2.8)%

Net loss before income tax expenses	(7.3)%	(8.5)%	(5.5)%
Income tax expense (benefit)	0.0%	0.1%	0.0%

Net loss	(7.3)%	(8.4)%	(5.5)%
Net loss attributable to non-controlling interests	(6.1)%	—%	—%

Net loss attributable to Class A common stockholders	(1.2)%	—%	—%

The following table sets forth the Company’s disaggregated revenue for the periods indicated:

	Years Ended December 31,
	2021		2020 (as Revised)		2019 (as Revised)
($ in thousands)	Revenue $	Revenue %	Revenue $	Revenue %	Revenue $	Revenue %
Capitated revenue
Medicare	$1,334,308	82.9%	$672,588	80.9%	$279,788	77.4%
Other capitated revenue	194,812	12.1%	123,785	14.9%	61,113	16.9%

Total capitated revenue	1,529,120	95.0%	796,373	95.8%	340,901	94.3%

Fee-for-service and other revenue
Fee-for-service	25,383	1.6%	9,504	1.1%	5,769	1.6%
Pharmacy	36,306	2.3%	23,079	2.8%	12,897	3.6%
Other	18,560	1.1%	2,620	0.3%	1,817	0.5%

Total fee-for-service and other revenue	80,249	5.0%	35,203	4.2%	20,483	5.7%

Total revenue	$1,609,369	100.0%	$831,576	100.0%	$361,384	100.0%

The following table sets forth the Company’s member and member month figures for the periods indicated:

	Years Ended December 31,
	2021	2020		% Change
Members:
Medicare Advantage	118,348	74,644		58.5%
Medicare DCE	7,651	—		100.0%
Medicaid	66,500	19,314		244.3%
ACA	34,506	11,749		193.7%

Total members	227,005	105,707		114.7%

Member months:
Medicare Advantage	1,167,848	708,505		64.8%
Medicare DCE	69,707	—		100.0%
Medicaid	518,335	193,849		167.4%
ACA	286,005	125,319		128.2%

Total member months	2,041,895	1,027,673		98.7%

Per Member Per Month, or PMPM:		(as Revised	)
Medicare Advantage	$1,066	$949		12.3%
Medicare DCE	$1,276	$—		100.0%
Medicaid	$355	$623		(43.0)%
ACA	$39	$24		62.5%
Total PMPM	$749	$775		(3.4)%
Owned medical centers	130	71

Comparison of the Years Ended December 31, 2021 and 2020
Revenue

	Years Ended December 31,
($ in thousands)	2021	2020 (as Revised)	$ Change	% Change
Revenue:
Capitated revenue	$1,529,120	$796,373	$732,746	92.0%
Fee-for-service and other revenue	80,249	35,203	45,046	128.0%

Total revenue	$1,609,369	$831,576	$777,792

Capitated revenue
. Capitated revenue was $1.5 billion for the year ended December 31, 2021, an increase of $732.7 million, or 92.0%, compared to $796.4 million for the year ended December 31, 2020. The increase was primarily driven by a 98.7% increase in the total member months offset by a 3.4% decrease in total revenue per member per month. The increase in member months was due to an increase in the total number of members served at new and existing centers and our acquisitions, primarily Healthy Partners in June 2020, University in June 2021, and DMC in July 2021 which resulted in the addition of new members and new markets in Florida.
Fee-for-service
and other revenue
. Fee-for-service
and other revenue was $80.2 million for the year ended December 31, 2021, an increase of $45.0 million, or 128.0%, compared to $35.2 million for the year ended December 31, 2020. The increase in fee-for-service
revenue was primarily attributable to an increase in patients served across existing centers. We experienced a decrease in utilization of services due to the impact of
COVID-19
in 2020, which

contributed to lower
fee-for
service revenue in 2020. Further, other revenue increased in the fourth quarter of 2021 due to an acquisition August 2021 that generated ancillary fees earned under contracts with certain care organization for the provision of care coordination and other services. The increase in pharmacy revenue was driven by organic growth as we continued to increase the number of members served in our established pharmacies as well as the addition of a new pharmacy from our acquisition of University in June of 2021.
Operating Expenses

	Years Ended December 31,
($ in thousands)	2021	2020 (as Revised)	$ Change	% Change
Operating expenses:
Third-party medical costs	$1,231,047	$564,987	$666,060	117.9%
Direct patient expense	179,353	101,358	77,995	77.0%
Selling, general, and administrative expenses	252,133	103,962	148,171	142.5%
Depreciation and amortization expense	49,441	18,499	30,942	167.3%
Transaction costs and other	44,262	42,945	1,317	3.1%
Change in fair value of contingent consideration	(11,680)	65	(11,745)	N/A

Total operating expenses	$1,744,556	$831,816	$912,740

Third-party medical costs
. Third-party medical costs were $1.2 billion for the year ended December 31, 2021, an increase of $666.1 million, or 117.9%, compared to $565.0 million for the year ended December 31, 2020. The increase was driven by a 98.7% increase in total member months, the addition of Direct Contracting Entity, or DCE, members with higher medical costs, and higher utilization of third-party medical services as utilization normalized in 2021 from lower levels in 2020 related to the
COVID-19
pandemic.
Direct patient expense
. Direct patient expense was $179.4 million for the year ended December 31, 2021, an increase of $78.0 million, or 77.0%, compared to $101.4 million for the year ended December 31, 2020. The increase was driven by increases in payroll and benefits of $35.9 million, pharmacy drugs of $10.3 million, medical supplies of $4.3 million and provider payments of $27.5 million.
Selling, general, and administrative expenses
. Selling, general, and administrative expenses were $252.1 million for the year ended December 31, 2021, an increase of $148.2 million, or 142.5%, compared to $104.0 million for the year ended December 31, 2020. The increase was driven by higher salaries and benefits of $55.9 million, stock-based compensation of $27.1 million, occupancy costs of $18.9 million, marketing expenses of $11.3 million, legal and professional services of $12.2 million, and other costs (which included information technology and insurance costs) of $22.4 million. These increases were incurred to support the continued growth of our business and expansion into other states.

Depreciation and amortization expense
. Depreciation and amortization expense was $49.4 million for the year ended December 31, 2021, an increase of $30.9 million, or 167.3%, compared to $18.5 million for the year ended December 31, 2020. The increase was driven by purchases of new property and equipment to support the growth of our business during the period as well as the addition of several brand names, non-compete
agreements, and payor relationships from our 2020 and 2021 acquisitions.
Transaction costs and other
. Transaction costs and other were $44.3 million for the year ended December 31, 2021, an increase of $1.3 million, or 3.1%, compared to $42.9 million for the year ended December 31, 2020. The increase was due to slightly higher integration, legal, internal staff, and other professional fees incurred in 2021 compared to 2020.
Change in fair value of contingent consideration
. We experienced a gain of $11.7 million related to the change in fair value of contingent consideration due to sellers in connection with our acquisitions for the year ended December 31, 2021, a change of $11.8 million, compared to a loss of $0.1 million for the year ended December 31, 2020.
Other Income (Expense)

	Years Ended December 31,
($ in thousands)	2021	2020 (as Revised)	$ Change	% Change
Other income and expense:
Interest expense	$(51,291)	$(34,002)	$(17,289)	50.8%
Interest income	4	320	(316)	(98.8)%
Loss on extinguishment of debt	(13,115)	(23,277)	10,162	(43.7)%
Change in fair value of embedded derivative	—	(12,764)	12,764	(100.0)%
Change in fair value of warrant liabilities	82,914	—	82,914	100.0%
Other expenses	(48)	(450)	402	(89.3)%

Total other income (expense)	$18,464	$(70,173)	$88,637

Interest expense
. Interest expense was $51.3 million for the year ended December 31, 2021, an increase of $17.3 million, or 50.8%, compared to $34.0 million for the year ended December 31, 2020. The increase was primarily driven by interest incurred on our higher outstanding borrowings under the Revolving Credit Facility to fund acquisitions.
Loss on extinguishment of debt
. Change in loss on extinguishment of debt was due to the Company recording a $13.1 million loss on extinguishment of debt for the year ended December 31, 2021 related to the partial extinguishment of an initial term loan, or Term Loan 3, in an original aggregate principal amount of $480.0 million following the closing of the Business Combination. The loss on extinguishment was related to unamortized debt issuance costs. The loss on extinguishment of debt for the year ended December 31, 2020 related to the refinancing of Term Loan 1 and Term Loan 2 with Term Loan 3 which was $23.3 million.

Change in fair value of the embedded derivative
. Change in the fair value of the embedded derivative was $12.8 million for the year ended December 31, 2020 due to a change in the fair value of the embedded derivative related to our term loan agreement in 2020. The embedded derivative was settled with the refinancing in November of 2020.
Change in fair value of warrant liabilities
. Change in fair value of warrant liabilities was $82.9 million for the year ended December 31, 2021 as a result of a change in the fair value of the public warrants and private placement warrants assumed in connection with the Business Combination.
Liquidity and Capital Resources
General
We have financed our operations principally through the Business Combination and debt and other borrowings from financial institutions. As of December 31, 2021 and December 31, 2020, we had cash, cash equivalents and restricted cash of $163.2 million and $33.8 million, respectively. As of December 31, 2021, the Revolving Credit Facility had an available balance of $119.1 million. Our cash, cash equivalents and restricted cash primarily consist of highly liquid investments in money market funds and cash. Since our inception, we have generated significant operating losses from our operations, as reflected in our accumulated deficit of $78.8 million as of December 31, 2021 and negative cash flows from operations.
We expect to generate operating losses and minimal cash flows from operations for the foreseeable future due to the investments we intend to continue to make in acquisitions, expansion of operations, and due to additional selling, general, and administrative costs we expect to incur in connection with operating as a public company. As a result, we may require additional capital resources to execute strategic initiatives to grow our business.
On November 23, 2020, we entered into the Credit Agreement with certain lenders, with Credit Suisse AG, Cayman Islands Branch, as the administrative agent, collateral agent and a letter of credit issuer, and Credit Suisse Loan Funding LLC, as the sole lead arranger and sole book runner. The Credit Agreement provided for an Initial Term Loan, or Term Loan 3, in an original aggregate principal amount of $480.0 million, a revolving credit facility with original commitments in an aggregate principal amount of $30.0 million, or the Revolving Credit Facility, and a delayed draw term loan facility with commitments in an aggregate principal amount of $175.0 million, or the Delayed Draw Term Loan Facility. The Revolving Credit Facility included a $10.0 million sub-limit
for the issuance of letters of credit. Borrowings under the Revolving Credit Facility mature, and the revolving commitments thereunder terminate, on November 23, 2025. The Initial Term Loan and Delayed Draw Term Loans mature on November 23, 2027.
Since December 2020, we have completed the following financing activities:

•
On June 3, 2021, the Business Combination with Jaws closed. In aggregate, the Company generated approximately $935.4 million in net cash proceeds after transaction costs and advisory fees paid and distributions to PCIH shareholders.

•
On June 4, 2021, the Company utilized $400.0 million of the net proceeds from the Business Combination to pay down the Company’s debt under Term Loan 3 and the remainder of the net proceeds was held on the balance sheet for general corporate purposes.

•	See further discussion related to the Business Combination in Note 1, “Nature of Business and Operations” in our audited consolidated financial statements.

•
In June 2021, we borrowed the remaining availability under our Delayed Draw Term Loan Facility of $175.0 million and entered into the Third Amendment and Incremental Facility Amendment to the Credit Agreement pursuant to which we borrowed $295.0 million and made certain other amendments to our Credit Agreement.

•	See further discussion of the Credit Agreement with Credit Suisse AG, Cayman Islands Branch, in Note 9, “Long-term debt”, under Term Loan 3, in our audited consolidated financial statements.

•
On July 2, 2021, we entered into the Bridge Loan Agreement with certain lenders and Credit Suisse AG, Cayman Islands Branch, as administrative agent, pursuant to which the lenders provided a $250.0 million unsecured bridge term loan. We used the bridge term loan to acquire DMC.

•
On September 30, 2021, we issued senior unsecured notes for a principal amount of $300.0 million, or the Senior Notes, in a private offering. Proceeds from the Senior Notes were used to repay in full the $250.0 million bridge term loan under the Bridge Loan Agreement. The Senior Notes bear interest at 6.25% per annum, payable semi-annually on April 1st and October 1st of each year, commencing April 1, 2022.

•
Further, on September 30, 2021, the Credit Agreement was amended to increase the Term Loan 3 by an additional $100.0 million and to increase the Revolving Credit Facility by an additional $30.0 million, bringing the aggregate amount of commitments under the Revolving Credit Facility to $60.0 million.

•	On December 10, 2021, Credit Agreement was further amended to increase the Revolving Credit Facility by an additional $60.0 million for an aggregate amount of commitments of $120.0 million.
In total through the Business Combination and debt financing activities we raised $2.1 billion in 2021. We used $657.9 million to pay down debt and invested $1.1 billion in acquisitions.
Upon the completion of the Business Combination, Cano Health, Inc. became a party to the Tax Receivable Agreement, or TRA. Under the terms of that agreement, Cano Health, Inc. generally will be required to pay to the Seller and to each other person from time to time that becomes a “TRA Party” under the Tax Receivable Agreement, 85% of the tax savings, if any, that Cano Health, Inc. is deemed to realize in certain circumstances as a result of certain tax attributes that exist following the Business Combination and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement. See further discussion related to the TRA agreement in Note 16, “Income Taxes” in our audited consolidated financial statements.
We believe that the proceeds from the Business Combination, our Term Loans, our Senior Notes and our Revolving Credit Facility described above as well as our cash, cash equivalents and restricted cash will be sufficient to fund our operating and capital needs for at least the next 12 months. Our assessment of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement and involves risks and uncertainties. Our actual results could vary because of, and our future capital requirements will depend on, many factors, including our growth rate, medical expenses, and the timing and extent of our expansion into new markets. We may in the future enter into arrangements to acquire or invest in complementary businesses, services and technologies, including intellectual property rights. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, or if we cannot expand our operations or otherwise capitalize on our business opportunities because we lack sufficient capital, our business, results of operations, and financial condition would be adversely affected.
Cash Flows
The following table presents a summary of our consolidated cash flows from operating, investing and financing activities for the periods indicated.

	Years Ended December 31,
($ in thousands)	2021	2020 (as Revised)
Net cash used in operating activities	$(128,527)	$(9,235)
Net cash used in investing activities	(1,131,248)	(268,366)
Net cash provided by financing activities	1,389,138	282,216

Net increase in cash, cash equivalents and restricted cash	129,363	4,615
Cash, cash equivalents and restricted cash at beginning of year	33,807	29,192

Cash, cash equivalents and restricted cash at end of period	$163,170	$33,807

Operating Activities
For the year ended December 31, 2021, net cash used in operating activities was $128.5 million, an increase of $119.3 million in cash outflows compared to net cash used in operating activities of $9.2 million for the year ended December 31, 2020. Significant changes impacting net cash used in operating activities were as follows:

•
Increase in net loss after adjusting for the $82.91 million gain from the change in the fair value of the warrant liabilities for the year ended December 31, 2021 was $199.7 million compared to a net loss for the year ended December 31, 2020 of $71.1 million;

•	Increases in accounts receivable, net was $15.1 million for the year ended December 31, 2021 compared to $30.3 million for the year ended December 31, 2020 due to timing of collections;

•
Increases in prepaid expenses and other current assets and other non-current
assets of $28.2 million for the year ended December 31, 2021 compared to $7.9 million for the year ended December 31, 2020 due to higher prepaid insurance payments and prepaid bonus incentives;

•
Increases in accounts payable was $33.7 million for the year ended December 31, 2021 compared to an increase of $27.3 million for the year ended December 31, 2020 due to the addition of MSO provider payments related to the Company’s acquisitions and an increase in accrued salaries, bonuses, and interest, and accruals relates to various professional services.

Investing Activities
For the year ended December 31, 2021, net cash used in investing activities was $1.1 billion, an increase of $862.9 million in cash outflows compared to net cash used in investing activities of $268.4 million for the year ended December 31, 2020 due primarily to an increase in capital expenditures and cash used for acquisitions of subsidiaries.
Financing Activities
Net cash provided by financing activities was $1.4 billion during the year ended December 31, 2021, an increase of $1.1 billion in cash inflows compared to net cash provided by financing activities of $282.2 million during the year ended December 31, 2020 due primarily to $935.4 million in connection with the Business Combination and PIPE financing as well as additional proceeds from long-term debt and Delayed Draw Term Loans offset by an increase in payments of long-term debt.
Non-GAAP
Financial Metrics
The following discussion includes references to EBITDA and Adjusted EBITDA, which are non-GAAP
financial measures. A
non-GAAP
financial measure is a performance metric that departs from GAAP because it excludes earnings components that are required under GAAP. Other companies may define non-GAAP
financial measures differently and, as a result, our
non-GAAP
financial measures may not be directly comparable to those of other companies. These non-GAAP
financial metrics should be used as a supplement to, and not as an alternative to, the Company’s GAAP financial results.
By definition, EBITDA consists of net income (loss) before interest, income taxes, depreciation and amortization. Adjusted EBITDA is EBITDA adjusted to add back the effect of certain expenses, such as stock-based compensation expense, de novo losses (consisting of losses incurred for the twelve months after the opening of a new facility), acquisition transaction costs (consisting of transaction costs, fair value adjustments in contingent consideration, management fees and corporate development payroll costs), restructuring and other charges, loss on extinguishment of debt, changes in fair value of an embedded derivative, and changes in fair value of warrant liabilities. Adjusted EBITDA is a key measure used by our management to assess the operating and financial performance of our Company.
The presentation of
non-GAAP
financial measures also provides additional information to investors regarding our results of operations and is useful for trending, analyzing and benchmarking the performance and value of our business. By excluding certain expenses and other items that may not be indicative of our core business operating results, these non-GAAP
financial measures:

•
allow investors to evaluate our performance from management’s perspective, resulting in greater transparency with respect to supplemental information used by us in our financial and operational decision making;

•	provide better transparency as to the measures used by management and others who follow our industry to estimate the value of our company; and

•
allow investors to view our financial performance and condition in the same manner that our significant lenders and landlords require us to report financial information to them in connection with determining our compliance with financial covenants.

Our use of EBITDA and Adjusted EBITDA have limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our financial results as reported under GAAP. Some of these limitations are as follows:

•
although depreciation and amortization expense are
non-cash
charges, the assets being depreciated and amortized may have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•
Adjusted EBITDA does not reflect: (1) changes in, or cash requirements for, our working capital needs; (2) the potentially dilutive impact of non-cash
stock-based compensation; (3) the change in the fair value of our warrant liabilities, ; or (4) net interest expense/income; and

•	other companies, including companies in our industry, may calculate EBITDA and/or Adjusted EBITDA or similarly titled measures differently, which reduces its usefulness as a comparative measure.
Because of these and other limitations, you should consider Adjusted EBITDA along with other GAAP-based financial performance measures, including net loss, cash flow metrics and our GAAP financial results.
The following table provides a reconciliation of net loss to non-GAAP
financial information:

	Years Ended December 31,
($ in thousands)	2021	2020 (as Revised)	2019 (as Revised)
Net loss	$(116,737)	$(71,064)	$(19,780)
Interest income	(4)	(320)	(319)
Interest expense	51,291	34,002	10,163

Income tax expense	14	651	—
Depreciation and amortization expense	49,441	18,499	6,822

EBITDA	$(15,995)	$(18,232)	$(3,114)

Stock-based compensation	27,983	528	182
De novo losses (1)	40,562	8,662	5,523
Acquisition transaction costs (2)	48,303	43,333	17,909
Restructuring and other	7,883	2,435	299
Change in fair value of contingent consideration	(11,680)	65	2,845
Loss on extinguishment of debt	13,115	23,277	—
Change in fair value of embedded derivative	—	12,764	—
Change in fair value of warrant liabilities	(82,914)	—	—

Adjusted EBITDA	$27,257	$72,832	$23,644

(1)
De novo losses include those costs associated with the ramp up of new medical centers and that are not expected to be incurred past the first 12 months after opening. These costs collectively are higher than comparable expenses incurred once such a facility has been opened and generating revenue, and would not have been incurred unless a new facility was being opened.

(2)
Acquisition transaction costs included $4.0 million, $0.4 million and $0.3 million of corporate development payroll costs for the years ended December 31, 2021, 2020 and 2019, respectively. Corporate development payroll costs include those expenses directly related to the additional staff needed to support our increased acquisition activity.

We experienced a 12.3% increase in EBITDA and a 62.6% decrease in Adjusted EBITDA between the years ended December 31, 2021 and 2020. The decrease in adjusted EBITDA was primarily due to an increase in net loss. The Company’s membership increased in 2020 and 2021, driving an increase in third-party medical expenses but with a delayed increase in capitated revenue.
Recent Accounting Pronouncements
Upon the completion of the Business Combination, we qualified as an emerging growth company under the JOBS Act. Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Accordingly, we elected to use this extended transition period for complying with new or revised accounting standards applicable to public companies.
We are deemed a large accelerated filer under the SEC guidelines and ceased to qualify as an emerging growth company effective December 31, 2021. As a result, we will adopt new or revised accounting pronouncements at dates applicable to public companies as further described in Note 2, “
Summary of Significant Accounting Policies—Recent Accounting Pronouncements
” to our audited consolidated financial statements.
Critical Accounting Policies and Estimates
The discussion and analysis of our financial condition and results of operations is based upon our audited consolidated financial statements and accompanying notes, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and assumptions that affect the amounts reported amounts of assets, liabilities, revenue and expenses, and related disclosures of contingent assets and liabilities at the date of our financial statements. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. The future effects of the
COVID-19
pandemic on our results of operations, cash flows and financial position are unclear; however, we believe we have made reasonable estimates and assumptions in preparing the financial statements. Actual results may differ from these estimates under different assumptions or conditions, impacting our reported results of operations and financial condition.

Certain accounting policies involve significant judgments and assumptions by management, which have a material impact on the carrying value of assets and liabilities and the recognition of income and expenses. Management considers these accounting policies to be critical accounting policies. The estimates and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. The significant accounting policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results are described below. See Note 2 “
Summary of Significant Accounting Policies
” to our audited consolidated financial statements for more information.
Revenue
Revenue consists primarily of fees for medical services provided under capitated arrangements with health maintenance organizations (HMO) health plans. Capitated revenue also consists of revenue earned through Medicare Advantage as well as through commercial and other non-Medicare
governmental programs, such as Medicaid, which is captured as other capitated revenue. As we control the healthcare services provided to enrolled members, we act as the principal and the gross fees under these contracts are reported as revenue and the cost of provider care is included in third-party medical costs. Additionally, since contractual terms across these arrangements are similar, we group them into one portfolio.
Capitated revenues are recognized in the month in which we are obligated to provide medical care services. The transaction price for the services provided is variable and depends upon the terms of the arrangement provided by or negotiated with the health plan and includes PMPM rates that may fluctuate. PMPM rates are also subject to adjustment for incentives or penalties based on the achievement of certain quality metrics and other metrics such as member acuity, as defined in the Company’s contracts with payors. The Company recognizes these adjustments as earned using the “most likely amount” methodology under ASC 606 and only to the extent that it is probable that a significant reversal of cumulative revenue will not occur once any uncertainty is resolved. Through our Medicare Risk Adjustment, or MRA, the rates are accrued and estimated based on the health status (acuity) and demographic characteristics of members. These estimates are continually evaluated and adjusted by management based upon our historical experience and other factors, including regular independent assessments by a nationally recognized actuarial firm. The fees are paid on an interim basis based on submitted enrolled member data for the previous year and are adjusted in subsequent periods after the final data is compiled by the CMS. MRA revenues are estimated using the “most likely amount” methodology under ASC 606 and the revenue is recorded when the price can be estimated by the Company and only if it is probable that a significant reversal will not occur and any uncertainty associated with the variable consideration is subsequently resolved.
Fee-for-service
revenue is generated from primary care services provided in the Company’s medical centers. During an office visit, a patient may receive a number of medical services from a healthcare provider. These healthcare services are not separately identifiable and are combined into a single performance obligation. The Company recognizes fee-for-service
revenue at the net realizable amount at the time the patient is seen by a provider, and the Company’s performance obligation to the patient is complete.
Pharmacy revenue is generated from the sales of prescription medication to patients. Pharmacy contracts contain a single performance obligation. The Company satisfies its performance obligation and recognizes revenue at the time the patient takes possession of the medical supply. Other revenue includes revenue from certain third parties which include ancillary fees earned under contracts with certain care organizations for the provision of care coordination services and other services.

Third-Party Medical Costs
Third-party medical costs primarily consist of all medical expenses incurred by the health plans or CMS (contractually on behalf of Cano Health), including costs for inpatient and hospital care, specialists, and medicinescertain pharmacy purchases, net of rebates, and other recoveries for which the Company bears risk. Provider costs are accrued based on date of service to members, based in part on estimates, including an accrual for medical services incurred but not reported, or IBNR. Actual claims expense will differ from the estimated liability due to factors in estimated and actual member utilization of health care services, the amount of charges, and other factors. Liabilities for IBNR are estimated and using standard actuarial methodologies, including our accumulated statistical data, adjusted for current experience. These actuarially determined estimates are continually reviewed and updated, and we retain the services of an independent actuary to review IBNR on a quarterly basis.     Aas the amount of unpaid service provider cost is based on estimates, the ultimate amounts paid to settle these liabilities might vary from recorded amounts and these differences may be material.
Impairment of Long-Lived Assets
Long-lived assets are reviewed periodically for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset.
Business Acquisitions
We account for acquired businesses using the acquisition method of accounting. All assets acquired and liabilities assumed are recorded at their respective fair values at the date of acquisition. The determination of fair value involves estimates and the use of valuation techniques when market value is not readily available. We use various techniques to determine fair value in accordance with accepted valuation models, primarily the income approach. The significant assumptions used in developing fair values include, but are not limited to, EBITDA growth rates, revenue growth rates, the amount and timing of future cash flows, discount rates, useful lives, royalty rates and future tax rates. The excess of purchase price over the fair value of assets and liabilities acquired is recorded as goodwill. Refer to Note 3, “Business Acquisitions,” for a discussion of the Company’s recent acquisitions.
Goodwill and Other Intangible Assets
Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets acquired. We test goodwill for impairment annually on October 1st or more frequently if triggering events occur or other impairment indicators arise which might impair recoverability. These events or circumstances would include a significant change in the business climate, legal factors, operating performance indicators, competition, sale, disposition of a significant portion of the business or other factors. Goodwill is evaluated for impairment at the reporting unit level and we have identified a single reporting unit.

ASC 350, “
Intangibles—Goodwill and Other
” allows entities to first use a qualitative approach to test goodwill for impairment by determining whether it is more likely than not (a likelihood of greater than 50%) that the fair value of a reporting unit is less than its carrying value. If the qualitative assessment supports that it is more likely than not that the fair value of the asset exceeds its carrying value, a quantitative impairment test is not required. If the qualitative assessment does not support the fair value of the asset the Company will perform the quantitative goodwill impairment test, in which we compare the fair value of the reporting unit, that we primarily determine using an income approach based on the present value of expected future cash flows, to the respective carrying value, which includes goodwill. If the fair value of the reporting unit exceeds its carrying value, then goodwill is not considered impaired. If the carrying value is higher than the fair value, the difference would be recognized as an impairment loss. We considered the effect of the
COVID-19
pandemic on our business and the overall economy and resulting impact on goodwill. There was no impairment to goodwill during the years ended December 31, 2021 and 2020.
Our intangibles consist of trade names, brands,
non-compete
agreements, and customer, payor, and provider relationships. We amortize intangibles using the straight-line method over the estimated useful lives of the intangible, which range from one to twenty years. Intangible assets are reviewed for impairment in conjunction with long-lived assets.
The determination of fair values and useful lives requires us to make significant estimates and assumptions. These estimates include, but are not limited to, future expected cash flows from acquired capitation arrangements from a market participant perspective, discount rates, industry data and management’s prior experience. Unanticipated events or circumstances may occur that could affect the accuracy or validity of such assumptions, estimates or actual results.
Stock-Based Compensation
ASC 718, “
Compensation—Stock Compensation
” requires the measurement of the cost of the employee services received in exchange for an award of equity instruments based on the grant-date fair value or, in certain circumstances, the calculated value of the award. For the restricted stock units, or RSUs, the fair value is estimated using the Company’s closing stock price and for the market condition stock options, the fair value is estimated using a Monte Carlo simulation. The Company recognizes compensation expense associated with stock-based compensation as a component of selling, general and administrative expenses in the accompanying consolidated statements of operations. All stock-based compensation is required to be measured at fair value on the grant date, is expensed over the requisite service, generally over a four-year period for RSUs and over the derived vesting period for market-condition stock options, and forfeitures are accounted for as they occur.
Warrant Liabilities
We account for the public warrants and private placement warrants in accordance with the guidance contained in ASC
815-40,
“
Derivatives and Hedging—Contracts in Entity’s Own Equity
,” under which the public warrants and private placement warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the public warrants and private placement warrants as liabilities at their fair value and adjust the public warrants and private placement warrants to fair value at each reporting period. This liability is subject to re-measurement
at each balance sheet date until exercised, and any change in fair value is recognized in our statement of operations. The public warrants and the private placement warrants for periods where no observable traded price was available are valued using a binomial lattice simulation model.
Quantitative and Qualitative Disclosures About Market Risk
Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure due to potential changes in inflation or interest rates. We do not hold financial instruments for trading purposes.
Interest Rate Risk
As of December 31, 2021 and December 31, 2020, we had cash, cash equivalents and restricted cash of $163.2 million and $33.8 million, respectively, which are held for working capital purposes. We do not make investments for trading or speculative purposes.
As of December 31, 2021 the total amount of outstanding debt under Team Loan 3 and the Senior Notes was $944.4 million. As of December 31, 2021, the Term Loan borrowings bore interest of 5.25%. The current stated interest rate for the Term Loan borrowings and Revolving Credit Facility was 5.25%. The effective interest rate for the Term Loan borrowings was 5.74% as of December 31, 2021. As of December 31, 2021, Term Loan borrowings are subject to interest at a rate per annum equal to (1) the LIBOR for a one month interest period on such day, as adjusted via multiplication by the Credit Suisse’s statutory reserve rate and subject to a floor of 0.75% on the adjusted rate only for the initial term loan and the delayed draw term loans, plus (2) the applicable rate of (a) 4.75% and (b) 4.5% after the Closing Date of the Business Combination, provided that if the Company achieves a public corporate rating from S&P of at least B and a public credit rating from Moody’s of at least B2, then for as long as such ratings remain in effect, a rate of 4.25% shall be applicable. The Senior Notes bore interest at a fixed rate of 6.25%.
We are exposed to market risk through our Term Loan 3 borrowings. On January 14, 2022, we entered into the Sixth Amendment to the Credit Agreement, dated as of November 23, 2020, pursuant to which the outstanding principal amount of approximately $644.4 million of senior secured term loans maturing November 23, 2027, or the Existing Term Loan, were replaced with an equivalent amount of new term loan, or the New Term Loan, having substantially similar terms as the Existing Term Loan, except with respect to the interest rate applicable to the New Term Loan, with the implementation of a forward-looking term rate based on the secured overnight financing rate, or Term SOFR, as the replacement of LIBOR as the benchmark interest rate for borrowings, and certain other provisions. The New Term Loan replaced the Existing Term Loan in full. The interest rate applicable to the New Term Loan was revised to Term SOFR plus 4.00%, plus the applicable credit spread adjustment (with a Term SOFR floor of 0.50%). Assuming these terms were applicable to the December 31, 2021 Term Loan 3 balance at the beginning of 2021, on an annual basis, a
100-basis
point increase in our floating interest rate would have increased interest expense by $3.5 million. A similar
100-basis
point decrease in our floating rate would have had no impact on our interest expense. Both scenarios are affected by rate floor provisions in our credit agreement.

Inflation Risk
We believe that inflation has not had a material effect on our operating results. There can be no assurance that future inflation will not have an adverse impact on our operating results and financial condition.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Policies for Approval of Related Party Transactions
The Board has adopted a Related Person Transaction Policy that sets forth the policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” A “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which Cano Health or any of its subsidiaries are participants and a “related person” has a direct or indirect interest.
A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of the Company’s voting securities, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.
The Company’s Audit Committee shall review the material facts of all related person transactions. The Company shall provide the Audit Committee with all material information regarding the related person transaction, the interest of the related person and any potential disclosure obligations of the Company in connection with such related person transaction. To identify related person transactions in advance, the Company will rely on information supplied by the Company’s executive officers, directors and certain significant stockholders. In considering related person transactions, the Company’s Audit Committee will take into account among other factors that it deems appropriate, whether the related person transaction is on terms no less favorable to the Company than terms generally available in a transaction with an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the related person transaction.
Related Party Transactions
Other than compensation arrangements for our directors and named executive officers, which are described in the section “Executive Compensation,” below we describe transactions during the last fiscal year to which we were a participant or will be a participant, in which:

•	the amounts involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers, or holders of more than 5% of our capital stock, or any member of the immediate family of, or person sharing the household with, the foregoing persons, had or will have a direct or indirect material interest.

Advisory Services Agreement
In December 2016, the Company and InTandem Capital Partners, LLC, or InTandem, entered into an advisory services agreement whereby InTandem owned the majority voting and equity interest in Cano Health’s parent, Primary Care (ITC) Holdings, LLC, and provided financial and management consulting services to the Company. Services provided included, but were not limited to (i) corporate strategy, (ii) legal advice, (iii) acquisitions and divestitures strategies, and (iv) debt and equity financings. InTandem was entitled to an annual fee equal to the greater of $0.3 million or 2% of EBITDA for the prior calendar year plus out-of-pocket
expenses. The advisory services agreement was terminated upon the consummation of our business combination.

Pursuant to the advisory services agreement, the Company incurred related party transaction costs of approximately $2.3 million during the year ended December 31, 2021. As of December 31, 2021, no balance was owed to InTandem pursuant to this agreement.
Administrative Service Agreement
On April 23, 2018, the Company entered into an administrative service agreement with Dental Excellence Partners, LLC, or DEP, under which DEP paid administrative services fee. In addition, the Company also recognizes revenue from licensing the Cano Health’s dental trademark and from various subleasing agreements with Dental Excellence Partners. The administrative fee is a monthly fixed amount per office for providing comprehensive management and related administrative services to the dental practices. During April 2019, the Company entered into an amendment to this agreement and modified the administrative fee. The Company and DEP terminated the Administrative Service Agreement in December 2020, effective immediately.
The Company recognized approximately $0.4 million of income during the year ended December 31, 2021. As of December 31, 2021, an immaterial amount was due to the Company in relation to these agreements and recorded in the caption accounts receivable.
Dental Service Agreement
During 2019, the Company entered into a dental service agreement with Care Dental Group, LLC, or Belen Dental, whereby the Company agreed to pay Belen Dental $15 per member per month, for each Medicare Advantage, or MA, patient that is identified by the Company on a monthly enrollment roster to receive care at the legacy Belen Medical Centers. During the year ended December 31, 2021, the Company paid Belen Dental approximately $0.3 million pursuant to this agreement.
On October 9, 2020 the Company entered into a dental services agreement with Dental Excellence Partners, LLC to provide dental services for managed care members of the Company. The Company was charged approximately $4.6 million during the year ended December 31, 2021. As of December 31, 2021, no balance was due to Dental Excellence Partners, LLC.
Humana Relationships
In 2020, Cano Health and its parent, Primary Care (ITC) Holdings, LLC, entered into multi-year agreements with Humana, Inc., or Humana, and its affiliates whereby Primary Care (ITC) Holdings, LLC entered into a note purchase agreement with Humana for a convertible note due October 2022 with an aggregate principal amount of $60 million. The note accrued interest at a rate of 8% per annum through March 2020 and 10% per annum thereafter, payable in kind. The note was convertible to
Class A-4
units of Primary Care (ITC) Holdings, LLC at the option of Humana in the event Primary Care (ITC) Holdings, LLC and its affiliates seek to consummate a sale transaction and could be settled in cash at the option of Humana. Accordingly, the note was converted and settled in cash upon the consummation of our business combination. Humana is not a related party subsequent to our business combination on June 3, 2021 due to the repayment of the note.

In 2020, the Company entered into multi-year agreements with Humana, a managed care organization, agreeing that Humana will be the exclusive health plan for Medicare Advantage products in certain centers in San Antonio and Las Vegas but allowing services to non-Humana
members covered by original Medicare, Medicaid, and commercial health plans in those centers. The agreements contain an administrative payment from Humana in exchange for the Company providing certain care coordination services during the contract term. The care coordination payments are refundable to Humana on a pro-rata
basis if the Company ceases to provide services at the centers within the specified contract term. The Company identified one performance obligation per center to stand-ready to provide care coordination services to patients and will recognize revenue ratably over the contract term.
The multi-year agreements also contain an arrangement for a license fee that is payable by the Company to Humana for the Company’s use of certain Humana owned or leased medical centers to provide health care services. The license fee is a reimbursement to Humana for its costs of owning or leasing and maintaining the clinics, including rental payments, maintenance or repair expenses, equipment expenses, special assessments, cost of upgrades, taxes, leasehold improvements, and other expenses identified by Humana. The Company has not paid license fees to Humana during the year ended December 31, 2021. The Company recorded $0.5 million in operating lease expense related to its use of Humana clinics during the year ended December 31, 2021, prior to repaying the note and while Humana was a related party.
Prior to entering into the agreements, the Company had existing payor relationships with Humana related to existing revenue arrangements within the Company. For the period that Humana was a related party to the Company, the Company recognized operations revenue from Humana, including its subsidiaries, of $308.3 million for the year ended December 31, 2021. The Company recognized third-party medical expenses of $249.8 million for the year ended December 31, 2021.
In addition, the Company has entered into expansion agreements with Humana which provide a roadmap to opening new Humana-funded medical centers in the southwestern U.S. by 2024. Humana may decline to fund additional medical centers, which could have an adverse effect on the Company’s growth and future prospects.
Operating Leases
The Company leases several offices and medical spaces from certain employees and companies that are controlled by certain equity holders of Primary Care (ITC) Holdings, LLC. Monthly rent expense in aggregate totaled approximately $2.8 million for the year ended December 31, 2021. These operating leases terminate through September 2024.
General Contractor Agreements
As of December 31, 2018, the Company has entered into various general contractor agreements with a company that is controlled by a family member of the Chief Executive Officer of the Company to perform leasehold improvements at various Company locations as well as various repairs and related maintenance as deemed necessary. Payments made pursuant to the general contractor agreements as well as amounts paid for repairs and maintenance to this related party totaled approximately $7.9 million for the year ended December 31, 2021.

Other Related Party Transactions
The Company made payments to various related parties in relation to logistic software, medical supplies, housekeeping, and moving costs. During the year ended December 31, 2021, the Company paid approximately $1.3 million to such parties.
On April 23, 2018, the Company advanced funds to an affiliated company, DEP, in the amount of $4.5 million. The loan agreement calls for monthly interest-only payments to be received beginning May 1, 2018, and the entire outstanding principal balance shall be due and payable in full on April 23, 2023. The note receivable bears interest at 7%. The Company did not recognize any interest income for the year ended December 31, 2021
Asset Purchase Agreement
On October 1, 2021, the Company, through its wholly owned subsidiary, completed the acquisition of substantially all of the assets of Aguilar Medcare Associates, or AMA, for shares of the Company’s Class A common stock equal to approximately $3.0 million pursuant to an asset purchase agreement. Dr. Richard Aguilar, the Company’s Chief Clinical Officer, held an interest in AMA of approximately $1.5 million at the time of the closing of the acquisition. The Company obtained a third-party valuation on the purchase price paid to AMA pursuant to the asset purchase agreement.

MANAGEMENT
Executive Officers and Directors
The following table provides information regarding our executive officers and directors as of April 1, 2022:

Name	Age	Position
Executive Officers:
Dr. Marlow Hernandez	37	Chief Executive Officer and President
Brian D. Koppy	52	Chief Financial Officer
Dr. Richard B. Aguilar	65	Chief Clinical Officer
David Armstrong	56	General Counsel, Chief Compliance Officer and Secretary
Mark Novell	58	Chief Accounting Officer
Our Board is comprised of Dr. Marlow Hernandez, Elliot Cooperstone, Lewis Gold, Jacqueline Guichelaar, Angel Morales, Dr. Alan Muney, Kim M. Rivera, Barry S. Sternlicht and Solomon Trujillo. Each director will hold office until his or her term expires at the next annual meeting of stockholders for such director’s class or until his or her death, resignation, removal or the earlier termination of his or her term of office. The following table sets forth certain information, as of April 1, 2022, concerning the persons who serve as directors.

Name	Age	Position
Directors:
Dr. Marlow Hernandez	37	Chairman
Elliot Cooperstone	60	Director
Dr. Lewis Gold	65	Director
Jacqueline Guichelaar	49	Director
Angel Morales	48	Director
Dr. Alan Muney	68	Director
Kim. M Rivera	53	Director
Barry S. Sternlicht	61	Director
Solomon Trujillo	70	Director
Executive Officers and Directors
Dr.
 Marlow Hernandez

is the Founder and has served as the Chief Executive Officer of Cano Health since 2009 and as our Chairman since June 2021. A native of Cuba, Dr. Hernandez immigrated to the U.S. with his family in 1993. He received a BS in neuroscience from the University of Miami and a medical degree from Nova Southeastern University, from which he also received master’s degree in business administration and public health. In addition, he is a fellow of the American College of Physicians, a national organization of internists, who specialize in the diagnosis, treatment, and care of adults. As the founder of our company, we believe Dr. Hernandez is qualified to serve as a member of our board of directors
.
Brian D. Koppy
has served as the Chief Financial Officer of Cano Health since April 2021. Prior to joining Cano Health, Mr. Koppy served as Senior Vice President of Enterprise Financial Planning and Analysis for CVS Health Corporation (NYSE: CVS), a healthcare company, from April 2019 to March 2021. Prior to CVS’ merger with Aetna, Mr. Koppy served as Chief Financial Officer of Aetna’s Commercial Markets Business from June 2013 to March 2019. Mr. Koppy also has prior experience at Assurant, Inc. (NYSE: AIZ), and Barnes Group, Inc. (NYSE: B). Mr. Koppy received a BS and an MBA in finance from the University of Connecticut.

Dr.
 Richard
 B. Aguilar
has served as the Chief Clinical Officer for Cano Health since 2015 and maintains his private practice with offices in Downey and Huntington Park, CA. Dr. Aguilar is a member of the American College of Physicians, National Hispanic Medical Association as well as the American Diabetic Association. Dr. Aguilar has served as Chief of Medicine and Chief of the ICU at several hospitals and from 2006 to 2010 was also Director of Diabetes Care for High Lakes Health Care in Bend, OR. Dr. Aguilar also served as an advisory board member to the American Diabetes Association and the Latino Health Care Provider CE Planning Committee. In 2009, Dr. Aguilar was recognized by the American Diabetes Association/National Committee for Quality Assurance (ADA/NCQA) as a recipient of the Diabetes Physician Recognition Program in the state of Oregon and in 2011, he received the same award for patient care at his California offices. In 2017 and again in 2018, various Miami-based Cano Health offices also received this recognition. Dr. Aguilar also is co-founder
and Medical Director of Diabetes Nation, a primary care founded group which published its Diabetes Intervention and Management with Excellence (DIME) Program
®
Care Model results. Dr. Aguilar received his medical degree at the University of California, Irvine College of Medicine and completed his internship and residency in Internal Medicine at UC Irvine Medical Center and Long Beach Veterans Administration Medical Center.
David Armstrong, J.D.
has served as the General Counsel and Chief Compliance Officer of Cano Health since August 2018. Mr. Armstrong is an experienced corporate generalist with substantial law firm and in-house
experience representing all aspects of commercial operations. Prior to joining Cano Health, Mr. Armstrong served in a number of corporate roles including
In-House
General Counsel, Chief Compliance Officer & Corporate Secretary of Promise Healthcare, Inc., a healthcare service provider, from May 2008 to December 2017; Senior Counsel
Mid-Atlantic
States for Kaiser Permanente, an integrated managed care consortium; and Assistant General Counsel at BlueCross BlueShield of Michigan, an independent licensee of Blue Cross Blue Shield Association. In addition, Mr. Armstrong has practiced law in private practice, most recently as Partner in the Law Offices of Julie Allison, P.A. from December 2017 to August 2018, a full-service law firm with a national clientele of clients including entrepreneurs, hospitals, clinics, facilities, clinical laboratories, physicians, medical groups, insurance brokers and healthcare provider networks. Mr. Armstrong earned his JD (cum laude) from the University of Michigan Law School and his undergraduate degree from Michigan State University. Mr. Armstrong is a member of the Bar in Florida, Maryland, Pennsylvania and Michigan.
Mark Novell
has served as Chief Accounting Officer of Cano Health since May 2021. Prior to joining Cano Health, Mr. Novell served as Chief Accounting Officer and Vice President, Controller of European Wax Center Inc. (NASDAQ: EWCZ), a major chain of hair removal salons, from October 2016 to February 2021 where he led financial reporting, treasury management, tax compliance & structuring and financial systems. He was Vice President, Assistant Corporate Controller of Carnival Corporation & PLC from June 1999 to October 2016 and led all global reporting and accounting during Carnival’s most rapid period of growth. Mr. Novell earned a BS in Accounting from Pennsylvania State University.
Elliot Cooperstone
is the Founder and has served as Managing Partner of InTandem Capital Partners LLC, a private equity firm that invests in and helps accelerate the growth of companies in select healthcare services sectors, since 2011. Mr. Cooperstone was previously Chief Executive Officer of Prodigy Health Group, Inc. a health care services holding company acquired in 2011 by Aetna, Inc.. Earlier in his career, Mr. Cooperstone was General Manager of the Employer Services Group at Intuit Inc. (NASDAQ: INTU), a financial software company, a co-founder

and Chief Executive Officer of Employee Matters, Inc. a human resources company, and Executive Vice President and Chief Administrative Officer of Alexander & Alexander Services, Inc., an insurance brokerage company. He also had prior experience with the Travelers Companies, Inc. (NYSE: TRV), the Walt Disney Company (NYSE: DIS) and the Boston Consulting Group. Mr. Cooperstone received common law and civil law degrees from McGill University and an MBA from the Wharton School of the University of Pennsylvania. We believe that Mr. Cooperstone’s executive experience within health care and deep investment experience qualifies him to serve as a member of our board of directors.
Dr.
 Lewis Gold
is the chairman of the board of Advanced Recovery Systems LLC, a behavioral healthcare management company, which he co-founded
in 2013. Prior to Advanced Recovery Systems, Dr. Gold was the
co-founder
and Executive Vice Chairman of Sheridan Healthcare, Inc., now part of Envision Physician Services LLC, which he co-founded
in 1994. Dr. Gold also currently serves as an Operating Partner for Prospect Hill Growth Partners, L.P., a healthcare private equity firm. He also serves as non-executive
Chairman of Urology Management Associates, LLC, a company which provides administrative practice management services, and Siromed Physician Services Inc., a physician practice management company. Dr. Gold received a BS from Albright College and a medical degree from Temple University School of Medicine. We believe that Dr. Gold is qualified to serve as a member of our board of directors because of his significant knowledge of the medical industry.
Jacqueline Guichelaar
has served as the Group Chief Information Officer at Cisco Systems, Inc. (NASDAQ: CSCO), a multinational technology corporation, since February 2019. Her role at Cisco has recently expanded and she is now leading the Digital Enterprise Solutions organization. Ms. Guichelaar was previously the Group Chief Information Officer at Thomson Reuters Corporation (NYSE: TRI), a multinational media conglomerate, from November 2017 to October 2018. She also served as the Chief Information Officer Infrastructure and Technology Services at Lloyds Banking Group plc (NYSE: LYG), a financial institution, from February 2016 to September 2017. In addition, she held various roles including Chief Technology Officer during her 12 year tenure at Deutsche Bank AG (NYSE: DB), an investment bank and financial services company, beginning in July 2007. We believe that Ms. Guichelaar is qualified to serve as a member of our board of directors because of her significant experience in technology as well as her 30 plus year career.
Angel Morales
has served as the Founder and Chief Executive Officer of Morales Capital Partners, an investment firm, since January 2015. Mr. Morales previously served as a Managing Director and the Group
Co-Head
of Bank of America Merrill Lynch Global Private Equity, a private equity arm of Merrill Lynch which merged with Bank of America Capital Investors, from January 2009 to May 2011 and as a co-Founder
and Managing Partner of North Cove Partners LLC, an independent private equity group focused on large-scale buyouts and growth capital financings, from June 2011 to December 2014. Mr. Morales received and an MBA from Harvard Business School and an AB from Harvard University. We believe that Mr. Morales is qualified to serve as a member of our board of directors because of his significant knowledge of, and history with, our company and his deep experience in the investment industry.

Dr.
 Alan Muney
served as Chief Medical Officer of Cigna Corp. (NYSE: CI), a managed healthcare and insurance company, from October 2011 to December 2018, and as Executive Vice President of Total Health and Network from February 2017 to December 2018. He joined Cigna in March 2010 as Senior Vice President of Total Health and Network. Dr. Muney served as an executive director in the operations group at Blackstone Inc. (NYSE: BX), an alternative investment management company from 2007 to 2010, as well as the founder and Chief Executive Officer of Equity Healthcare, a division inside Blackstone that managed benefits and medical costs for Blackstone’s portfolio companies. Dr. Muney received a BS in biology and a medical degree from Brown University, and a Masters in health administration from the University of La Verne. We believe that Dr. Muney is qualified to serve as a member of our board of directors because of his significant knowledge of the industry in which we operate.
Kim M. Rivera
has served as Chief Legal and Business Officer of OneTrust LLC, a data privacy, security and governance software company, since March 2022. She previously served as Special Advisor to the CEO at the Hewlett-Packard Company (NYSE: HPQ), a multinational information technology company, from February through December 2021. From January 2019 to February 2021, Ms. Rivera served as Hewlett-Packard’s President, Strategy and Business Management and Chief Legal Officer. From November 2015 to January 2019, Ms. Rivera served as Chief Legal Officer and Corporate Secretary at Hewlett-Packard. From 2010 to 2015, Ms. Rivera served as the Chief Legal Officer and Corporate Secretary for DaVita HealthCare Partners Inc. (NYSE: DVA), a healthcare company. Previously, Ms. Rivera was the Chief Compliance Officer at the Clorox Company (NYSE: CLX), a global manufacturer and marketer of consumer and professional products, and the Chief Litigation Counsel for Rockwell Automation, Inc. (NYSE: ROK), an industrial automation and information technology company. Ms. Rivera was appointed to the board of Thompson Reuters Corporation (NYSE: TRI), a multinational media conglomerate, in 2019, where she serves on the Audit and Risk committees. Ms. Rivera received a JD from Harvard Law School and a BA from Duke University. We believe that Ms. Rivera is qualified to serve as a member of our board of directors because of her significant experience as a public company executive, as a strategic advisor and her knowledge of the industry in which we operate.
Barry S. Sternlicht
previously served as the Chairman of Jaws Acquisition Corp, our predecessor company. In 1991, he founded Starwood Capital Group, a private alternative investment firm, and serves as Chairman and Chief Executive Officer. Mr. Sternlicht also serves as the Chairman of Starwood Property Trust, Inc. (NYSE: STWD), a diversified finance company, since its initial public offering in August 2009. In addition, Mr. Sternlicht is the Chairman of the board of Starwood Real Estate Income Trust, Inc., a non-listed,
public-reporting real estate investment trust that invests primarily in stabilized, income-oriented commercial real estate and debt secured by commercial real estate. Mr. Sternlicht is a member of the board of The Estée Lauder Companies (NYSE: EL), a multinational manufacturer and marketer of skincare, makeup, fragrance and hair care products, since July 2004. Mr. Sternlicht received an MBA from Harvard Business School and a BA from Brown University. We believe that Mr. Sternlicht is qualified to serve as a member of our board of directors because of his extensive experience in real estate and public markets.
Solomon D. Trujillo
is the founder of Trujillo Group Investments, LLC, where he has served as Chairman since 2003. Mr. Trujillo was previously the Chief Executive Officer and Director of Telstra Corporation Limited (OTCMKTS: TLSYY), an Australian telecommunications company, from July 2005 to February 2009, and Chief Executive Officer of Orange S.A. (NYSE: ORAN), a multinational telecommunications corporation, from February 2003 to April 2004. Mr. Trujillo currently serves on the board of directors of Western Union Company (NYSE: WU), a multinational financial services company. Mr. Trujillo is the Chairman and Founding Partner of New Cadence Productions, a U.S. television and film content creation studio for the New Mainstream audience. He also serves as a Senior Advisor for Bain & Company, Inc., a management consulting company and serves on the board of advisors at the Stanford Center on Longevity. He previously served on the board of directors of globally branded companies including Orange, WPP plc (NYSE: WPP), Fang Holdings Limited (NYSE: SFUN) and Target Corporation (NYSE: TGT). Mr. Trujillo received his BS and MBA from the University of Wyoming. We believe that Mr. Trujillo is qualified to serve as a member of our board of directors because of his significant knowledge of and history with our company and his knowledge of the industry in which we operate.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
We are committed to operating our business under strong and accountable corporate governance practices. The Board has adopted Corporate Governance Guidelines that address significant issues of corporate governance and set forth procedures by which the Board carries out its responsibilities. Among the areas addressed by the Corporate Governance Guidelines are director qualification standards, director responsibilities, Board structure, director access to management, director compensation, director orientation, succession planning, and periodic performance evaluation of the Board and committees. Our Nominating and Corporate Governance Committee is responsible for, among other things, assessing and periodically reviewing the adequacy of the Corporate Governance Guidelines and will recommend, as appropriate, proposed changes to the Board.
Our Board has established a Code of Business Conduct and Ethics that applies to our officers, directors and employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the Code of Business Conduct and Ethics.
The full text of the Company’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics is posted on the “Investors–Governance” section of the Company’s website. The Company will post amendments to its Code of Business Conduct and Ethics or waivers of its Code of Business Conduct and Ethics for directors and officers on the same website. The information on any of our websites is deemed not to be incorporated in or to be a part of this prospectus.
Board Composition
Our Board consists of nine (9) directors, which is divided into three classes (designated Class I, II and III) with Class I, Class II and Class III each consisting of three directors. Class I directors have an initial term which expires in 2022. Class II directors have an initial term which expires in 2023. Class III directors have an initial term which expires in 2024.

Director Independence
The listing standards of the NYSE require that, each member of a listed company’s Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee be independent and that Audit Committee members also satisfy independence criteria set forth in
Rule 10A-3 under
the Exchange Act.
Our Board has determined that Dr. Gold, Mr. Morales, Dr. Muney, Mr. Sternlicht and Mr. Trujillo and Mmes. Guichelaar and Rivera meet the requirements to be independent directors. Messrs. Hernandez and Cooperstone do not meet the requirements to be independent directors. In making this determination, our Board considered the relationships that each such non-employee director
has with the Company and all other facts and circumstances that our Board deemed relevant in determining their independence, including beneficial ownership of our common stock.
Board Leadership Structure
The following section describes our Board leadership structure, the reasons why the structure is in place at this time, the roles of various positions, and related key governance practices. We believe our Board and Board committee composition benefits the Company and its stockholders.
Independence; Board Mix
Our Board has an effective mix of independent and
non-independent
directors. Our Board includes seven independent directors and two non-independent
directors.
Chairman and CEO; Lead Independent Director
The Chairman of the Board, Dr. Marlow Hernandez, also serves as our Chief Executive Officer. The Board believes that combining the Chairman and Chief Executive Officer roles is the most appropriate structure for the Company at this time because (i) the Board believes Dr. Hernandez’s unique business experience and history with the Company makes it appropriate for him to serve in both capacities; and (ii) the Board believes its corporate government processes and committee structures preserve Board independence by ensuring independent discussions among directors and independent evaluation of, and communications with, members of senior management such that separation of the Chairman and Chief Executive Officer roles is unnecessary at this time.
The Board believes that it is beneficial to the Company and its stockholders to designate one of the directors as a Lead Independent Director. The Lead Independent Director serves a variety of roles including presiding at the executive sessions of independent directors and at all other meetings of the Board at which the Chairman of the Board is not present, consistent with our Corporate Governance Guidelines. Mr. Trujillo is our Lead Independent Director.
Committees of the Company Board
Our Board has an Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. The composition and responsibilities of each of the committees of our Board is described below. Members will serve on these committees until their resignation or until as otherwise determined by our Board.

Audit Committee
Dr. Lewis Gold, Jacqueline Guichelaar, Angel Morales, Dr. Alan Muney and Kim Rivera serve as members of our Audit Committee. Under the NYSE listing standards and applicable SEC rules, all the directors on the Audit Committee must be independent; our board of directors has determined that each of Drs. Gold and Muney, Mr. Morales and Mses. Guichelaar and Rivera are independent under the NYSE listing standards and applicable SEC rules. Mr. Morales was appointed by our Board as the Chair of the Audit Committee. Each member of the Audit Committee is financially literate and our Board has determined that Mr. Morales qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The Company’s Audit Committee will be responsible for, among other things:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit the Company’s financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•
discussing the scope and results of the audit with the independent registered public accounting firm and reviewing, with management and the independent registered public accounting firm, the Company’s interim and year-end financial
statements;

•	developing procedures for employees to submit concerns anonymously about questionable accounting or audit matters;

•	reviewing and overseeing the Company’s policies on risk assessment and risk management, including enterprise risk management;

•	assisting the Board in fulfilling its oversight responsibilities relating to the Company’s internal controls over financial reporting and its other processes to manage and control risk; and

•
approving or, as
required, pre-approving, all
audit and all
permissible non-audit services,
other than de
minimis non-audit services,
to be performed by the independent registered public accounting firm.

Our Board has adopted a written charter for the Audit Committee which is available on the Company’s website.
Compensation Committee
Drs. Gold and Muney and Mr. Morales serve as members of our Compensation Committee. Under the NYSE listing standards, we are required to have a Compensation Committee composed entirely of independent directors; our Board has determined that each of Drs. Gold and Muney and Mr. Morales are independent. Dr. Muney was appointed by our Board as Chair of the Compensation Committee. The Company’s Compensation Committee will be responsible for, among other things:

•	reviewing, approving and determining the compensation of the Company’s officers and key employees;

•	reviewing and recommending compensation and benefits, including equity awards, to directors for service on the Board or any committee thereof;
•	administering the Company’s equity compensation plans;

•	reviewing, approving and making recommendations to the Board regarding incentive compensation and equity compensation plans; and

•	reviewing and making recommendations to the Board regarding policies and procedures for the grant of equity-based awards.
Our Board has adopted a written charter for the Compensation Committee, which is available on our website.

Nominating and Corporate Governance Committee
Mses. Guichelaar and Rivera and Messrs. Sternlicht and Trujillo serve as members of our Nominating and Corporate Governance Committee. Under the NYSE listing standards, we are required to have a nominating and corporate governance committee composed entirely of independent directors; our Board has determined that each of Mses. Guichelaar and Rivera and Messrs. Sternlicht and Trujillo are independent. Ms. Rivera was appointed by our Board as Chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for, among other things:

•	identifying, evaluating and selecting, or making recommendations to the Board regarding, nominees for election to the Board and its committees;

•	evaluating the performance of the Board and of individual directors;

•	considering, and making recommendations to the Board regarding the composition of the Board and its committees; and

•	review, evaluate and recommend to the Board corporate governance guidelines; and

•	periodically review those guidelines and recommend any changes.
Our Board has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our website.
Compensation Committee Interlocks and Insider Participation
The following directors, all of whom are independent directors, served on our Compensation Committee: Dr. Lewis Gold, Angel Morales and Dr. Alan Muney. None of our executive officers serve as a member of a board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.

EXECUTIVE COMPENSATION
Compensation Discussion & Analysis
On June 3, 2021, Cano Health completed its business combination with Jaws Acquisition Corp. and became a publicly traded company on the NYSE. This is our first Compensation Discussion & Analysis, or CD&A, the purpose of which is to discuss the key compensation policies and determinations that applied to our named executive officers during 2021. When we refer to our “named executive officers” in the CD&A, we are referring to the following individuals:

Name	Position
Dr. Marlow Hernandez	Chief Executive Officer
Brian Koppy	Chief Financial Officer
Dr. Richard Aguilar	Chief Clinical Officer
David Armstrong	Chief Compliance Officer and General Counsel
Mark Novell	Chief Accounting Officer
The following discussion should be read together with the compensation tables and related disclosures set forth below.
Executive Summary
Cano Health is a primary care-centric, technology-powered healthcare delivery and population health management platform designed with a focus on clinical excellence. Our mission is simple: to improve patient health by delivering superior primary care medical services, while forging life-long bonds with our members. Our vision is clear: to become the national leader in primary care by improving the health, wellness and quality of life of the communities we serve, while reducing healthcare costs.
Overview of Executive Compensation Program
Executive
Compensation
Objectives
The Company requires top talent with a wide range of skills, experience, and leadership qualities to lead the organization in support of its mission and create long-term stockholder value. The Compensation Committee’s goal is to implement an executive compensation program that is built upon the following three core objectives:

•	Attracting, Motivating and Retaining the Right Talent . Executive compensation should be market-competitive in order to attract and retain highly motivated talent with a performance-driven mindset.

•	Pay for Performance . A material portion of an executive’s target compensation should be at-risk and directly aligned with Company performance.

•	Alignment with Stockholder Interests . Our executives’ interests should be aligned with stockholder interests.

2021
Executive
Compensation Program Design
In connection with our business combination and Cano Health’s emergence as a newly public company, we implemented a new executive compensation program which was designed to balance our goal of attracting, motivating, and retaining high-performing senior executives with our goal of aligning their interests with those of our stockholders. The target total direct compensation, or TDC, of our named executive officers in fiscal year 2021 consisted of the following elements: base salary, a target cash bonus opportunity under our Annual Incentive Plan, and a target equity incentive opportunity under our Long-Term Incentive Program (all as more fully described in this CD&A).
Our executive compensation philosophy is focused on
pay-for-performance.
In this regard, we link a significant portion of each named executive officer’s target total direct compensation to the achievement of specified performance goals or appreciation of our common stock. As illustrated by the charts below, the majority of 2021 target pay that may be earned by our named executive officers is variable, at-risk
pay.

CEO 2021 Target Pay Mix	Other NEOs Average 2021 Target Pay Mix

The Compensation Committee will annually evaluate our executive compensation program to ensure that it is consistent with our short-term and long-term goals and the dynamic nature of our business.
Additionally, following our business combination and similar to initial public offering, or IPO, practices at other newly public companies, the Compensation Committee granted our CEO and other key executives certain IPO related awards to specifically recognize the value creation generated by our business combination, drive performance to create long-term value, and serve as a critical retention incentive to secure our key executives in the aftermath of becoming a public company. These special awards consisted primarily of the restricted stock units, or RSUs, described below as “recognition RSUs” and performance stock options with substantial price-vesting hurdles. See detailed discussion under “IPO Related Equity Awards Following Business Combination”.
Our CEO’s 2021 compensation inclusive of his target pay, realized pay, and IPO related awards is illustrated in the graph below. Notably, although the compensation reported in the Summary Compensation Table on page 160 indicates total CEO pay of approximately $31.7 million, Dr. Hernandez’s actual realized pay for 2021 was approximately $353,000.

2021 CEO Pay IPO-related Awards, Target Total Direct Compensation (TDC), Earned TDC and Realized Pay ($ ’000)

Compensation
Governance
The following features of our ongoing executive compensation program are designed to align with stockholder interests and compensation governance best practices:

	What We Do		What We Don’t Do
✓	Pay for performance by providing a significant percentage of target annual compensation in the form of variable, at-risk compensation	☒	No automatic or guaranteed annual salary increases or annual cash incentive payments

✓	Pre-established performance goals that are aligned with creation of stockholder value	☒	No “single-trigger” automatic acceleration of equity awards upon a change of control

✓	Market comparison of executive compensation against a relevant peer group of companies	☒	No option repricing, backdating, or spring-loading

✓	Use of an independent compensation consultant reporting to the Compensation Committee and providing no other services to the Company	☒	No excessive perquisites to our named executive officers

✓	Annual say-on-pay vote (starting with 2022 Annual Meeting)	☒	No supplemental executive retirement plans

		☒	No excise tax gross-ups
As we grow and mature as a public company, we will continually evaluate our compensation governance and strive to reflect market best practices. We are committed to sound compensation governance, which we believe promotes the long-term interests of our stockholders, fosters sustained business success, and strengthens Board and management accountability.

How We Determine Executive Compensation
Role of our Compensation Committee and Board of Directors
The table below summarizes how we design and determine the compensation of our named executive officers, including our named executive officers.

Compensation Committee
•  Determines base salaries, annual cash incentive compensation and equity incentive compensation, considers compensation for comparable positions in the market, the historical compensation levels of our named executive officers, and individual performance as compared to our expectations and objectives

•  Approves incentive compensation programs and performance goals for the Annual Incentive Plan, or AIP

•  Approves all compensation actions for the named executive officers

Board of Directors	• Reviews and ratifies compensation for the named executive officers

Independent Committee Consultant — FW Cook (December 2021—present)	• Provides independent advice, research, and analytical services with respect to executive compensation matters to the Compensation Committee

• Participates in Compensation Committee meetings as requested and communicates with the Chair of the Compensation Committee between meetings

•  Reports to the Compensation Committee, does not perform any other services for the Company, and has no economic or other ties to the Company or the management team that could compromise its independence or objectivity

•  Our Compensation Committee has assessed the independence of FW Cook consistent with NYSE listing standards and has concluded that the engagement of FW Cook does not raise any conflict of interest

CEO and Management
•  Management, including the CEO, develops preliminary recommendations regarding compensation matters with respect to named executive officers and other senior executives, and provides these recommendations to the Compensation Committee

•  In contemplation of becoming a public company, the Company retained KPMG International Limited, or KPMG International, a national compensation consulting firm, to assist in the structure and design of Cano Health’s go-forward
workforce planning, executive compensation and equity compensation plans

•  Responsible for the administration of the compensation programs once Compensation Committee decisions are finalized

Use of Market Data
Initial Peer Group in
Anticipation
of Becoming Public
In November 2020, in anticipation of becoming a public company and based on the advice of the Company’s compensation consultant, KPMG International, we established a peer group of publicly traded companies to provide appropriate compensation data to compare our executive compensation against the competitive market. This compensation peer group consisted of healthcare providers and healthcare services companies that were similar to us in terms of business fit and were expected to be in the size range of our revenue and market capitalization once we became public. Our initial peer group was comprised of the following eleven (11) companies:

1Life Healthcare	Oak Street Health	Teladoc Health

Addus HomeCare	Sonida Senior Living	The Joint Corp.

Apollo Medical Holdings	Star Equity Holdings	U.S. Physical Therapy

CorVel	SunLink Health Systems
Our growth during 2021 substantially outpaced the initial peer group and, our revenue (based on the available trailing four quarters) and market capitalization as of December 31, 2021 relative to the initial peer group were at the 93rd and 81st percentiles, respectively.
Updated Peer Group
In order to position Cano Health within the range of median of the peer group, the Compensation Committee re-evaluated
the comparator companies. Based on the advice and analysis of its independent compensation consultant, FW Cook, the Compensation Committee approved an updated peer group for 2022, composed of the following sixteen (16) companies:

1Life Healthcare (ONEM)	Encompass Health (EHC)	RadNet (RDNT)

Acadia Healthcare (ACHC)	LHC Group (LHCG)	Surgery Partners (SGRY)

Addus HomeCare (ADUS)	MEDNAX (MD)	Teladoc Health (TDOC)

Amedisys (AMED)	National HealthCare (NHC)	The Ensign Group (ENSG)

Apollo Medical Holdings (AMEH)	Oak Street Health (OSH)	U.S. Physical Therapy (USPH)

CorVel (CRVL)
The peer companies primarily consist of companies operating healthcare facilities and providing patient services. Based on data compiled by FW Cook at the time of the peer group review, our revenue (based on the available trailing four quarters) and market capitalization as of December 31, 2021 were at the 49th and 53rd percentiles, respectively, in relation to the updated peer group.
Due to the nature of our business, we also compete for executive talent with companies outside our peer group, including public companies that are larger and more established than we are or that possess greater resources than we do, and with smaller private companies that may be able to offer greater compensation potential. In setting compensation, the Compensation Committee considers each executive’s level and job performance, his or her duties and responsibilities at the Company compared to the duties and responsibilities of executive officers in similar positions at the peer group companies, as well as general industry survey data and other circumstances unique to the Company. The Compensation Committee then evaluates whether the compensation elements and levels provided to our named executive officers were generally appropriate relative to their responsibilities at the Company vis-à-vis
compensation elements and levels provided to their counterparts in the peer group or within the market. The Compensation Committee considers both objective and subjective criteria to evaluate Company and individual performance, which allows it to exercise informed judgment and not rely solely on rigid benchmarks. Accordingly, the Compensation Committee does not formulaically tie compensation decisions to any particular range or percentile level of total compensation paid to executives at the peer group companies or general industry survey data.

Our Compensation Committee will review our compensation peer group periodically and will make adjustments to its composition if warranted, taking into account changes in both our business and the businesses of the companies in the peer group.
Consideration
of
Say-On-Pay
Advisory Vote
Our predecessor company, Jaws Acquisition Corp., was considered an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, and was not required to hold a non-binding
advisory vote on the compensation of named executive officers, or a
“say-on-pay”
vote. We will hold our first
say-on-pay
vote at this year’s Annual Meeting.
2021 Named Executive Officer Compensation
Annual Base Salary
Annual base salaries are a fixed amount paid to each executive for performing his normal duties and responsibilities. We determine the amount based on the executive’s overall performance, level of responsibility, and comparison to market data. Based on these criteria, our named executive officers’ 2021 annual base salaries were set at the following levels:

	2021 Base Salary
Dr. Marlow Hernandez	$350,000
Brian Koppy	$325,000
Dr. Richard Aguilar	$300,000	*
David Armstrong	$235,000
Mark Novell	$245,000

*
For the 2021 fiscal year, Dr. Aguilar’s annual base salary was initially equal to $275,000. However, in recognition of Dr. Aguilar’s role and contribution to the Company, Dr. Aguilar’s base salary was increased to $300,000 in September 2021.

Annual Incentive Plan
Our Annual Incentive Plan, or AIP, is generally a cash-based program that rewards our named executive officers for achieving critical annual financial goals, which are key indicators of operational performance and builds the foundation for long-term stockholder value creation.
The Compensation Committee determined the 2021 annual cash incentive awards for the named executive officers using the following framework:

The target annual incentive opportunity for each of our named executive officers in 2021 was as follows:

	2021 Target Annual Incentive	2021 Target Annual Incentive as Percent of Base Salary
Dr. Marlow Hernandez	$175,000	50%
Brian Koppy	$195,000	60%
Dr. Richard Aguilar	$120,000	40%
David Armstrong	$70,500	30%
Mark Novell	$61,250	25%
Annual incentive payments can range from 0% to 200% of the target award opportunity, based on performance relative to goals as determined by the Compensation Committee.
Following completion of our business combination, the Compensation Committee established the following goals and payout levels under the 2021 AIP:

Metric	Weighting	Rationale for Metric	Payout Range
Revenue *	50%	Key top-line financial metric of our performance	0 - 200%
Adjusted EBITDA **	50%	Key measure to assess the financial performance of our business in order to make decisions on allocation of resources	0 - 200%

*	For 2021, Revenue was adjusted to include the projected payment of certain Medicare Risk Adjustments.

**
Adjusted EBITDA is Earnings before Interest, Income Taxes, Depreciation and Amortization (EBITDA) adjusted to add back the effect of certain expenses, such as stock based compensation expense, de novo losses (consisting of losses incurred in the twelve months after the opening of a new facility), acquisition transaction costs (consisting of transaction costs, fair value adjustments to contingent consideration, management fees and corporate development payroll costs), restructuring and other charges, loss on extinguishment of debt, and changes in fair value to an embedded derivative and to warrant liabilities. For 2021, Adjusted EBITDA was further adjusted to include the projected payment of certain Medicare Risk Adjustments and other non-cash
items.

The 2021 AIP performance levels were intended to be aggressive but realistic, such that achieving threshold levels would represent minimum acceptable performance and achieving maximum levels would represent outstanding performance. The threshold, target and maximum performance and payout opportunities under the 2021 AIP (subject to interpolation between points), along with the actual performance achieved and related payout percentage, are set forth below:

	Threshold ($ million)	Target ($ million)	Maximum ($ million)	Actual Performance ($ million)	Actual Performance (% of Target Achieved)	Payout %
Payout%	50%	100%	200%

Revenue*	$1,160	$1,450	$1,740	$1,720.5	118.7%	193.3%
Adjusted EBITDA*	$76	$99	$114	$123.5	124.7%	200%
Weighted Average Payout: 196.6%

*	Please refer to the notes on page 152 for a description of certain adjustments to the metrics.
Based on the achievement of the 2021 performance goals, the annual incentive awards earned by our named executive officers for 2021 are reflected in the table below. Although our AIP awards will normally be paid entirely in cash, in order to conserve the Company’s cash, 100% of the earned AIP for our CEO and approximately 49% of the other named executive officers, was delivered in the form of RSUs subject to a further two-year
vesting requirement.

	Earned AIP		Value of AIP Paid in Cash	Value of AIP Delivered in RSUs	Number of RSUs (#)
Dr. Marlow Hernandez	$344,116		$0	$344,116	61,079
Brian Koppy	$283,643	*	$144,246	$139,397	24,742
Dr. Richard Aguilar	$235,966		$120,000	$115,966	20,583
David Armstrong	$138,630		$70,000	$68,630	12,181
Mark Novell	$76,884	*	$39,099	$37,785	6,707

*	Reflects proration based on start date.
The RSUs were granted on March 15, 2022, with the number of RSUs calculated by dividing the applicable value by $5.63, the average closing price of our Class A common stock during the
20-trading
days prior to the grant date. (An average price was used to smooth single-day
price volatility in our share price.)

Separate from the 2021 AIP, Mr. Koppy also received a
sign-on
bonus of $600,000 in connection with the commencement of his employment. However, Mr. Koppy will be required to repay a pro-rata
portion of the
sign-on
bonus in the event his employment is terminated prior to April 5, 2023 by the Company for “cause” (as defined in his employment agreement) or by Mr. Koppy without “good reason” (as defined in his employment agreement).
2021 Long-Term Incentive Program (LTIP)
Long-term equity incentive awards enable our named executive officers to acquire a meaningful ownership interest in our Company. We believe that equity awards provide our named executive officers with a direct interest in our long-term performance, create an ownership mindset, and help align the interests of our named executive officers and our stockholders.
For 2021, our named executive officers were eligible to receive annual equity incentive awards in the form of time-based stock options and performance-adjusted restricted stock units, or PARSUs. The target value of each executive’s annual equity award opportunity was intended to be market competitive and reflective of such executive’s skill set, experience, role, and responsibilities.

Target Value of 2021 LTIP
Dr. Marlow Hernandez	$2,700,000
Brian Koppy	$962,000
Dr. Richard Aguilar	$724,000
David Armstrong	$543,000
Mark Novell	$196,000
The table below summarizes the key features of the 2021 equity awards:

Equity Award	Target LTIP Weight	Key Features

Performance-Adjusted RSU (PARSU)	80%
•  PARSUs link granted equity compensation value to the achievement of critical financial objectives and align executives’ interests with those of our stockholders.

•  Grant of PARSUs was conditioned on the achievement of
pre-established
2021 financial goals and a total stockholder return (TSR) modifier; failure to achieve the minimum performance would have resulted in no PARSU grants.

•  Financial goals consisted of Revenue (key
top-line
metric) and Adjusted EBITDA (key bottom-line metric). Please refer to page 152 for a description of certain adjustments to the metrics.

•  The achievement of the financial goals was further modified by absolute TSR performance, to align the earned value with stock price performance during the performance period.

•  Earned PARSUs were granted on March 15, 2022 (following completion of the 2021 performance period) and will vest annually over a two-year
period commencing December 31, 2022, subject generally to continued employment on each vesting date.

Time-Based Stock Options	20%
•  Stock options align our executives’ interests with the interests of our stockholders because options only have financial value to the recipient if the price of our stock at the time of exercise exceeds the stock price on the date of grant.

•  Stock options were granted on March 15, 2022 (following completion of the 2021 performance period) and will vest annually over a four-year period commencing March 15, 2023, subject generally to continued employment on each vesting date.

Adjustment RSUs	—
•  Incremental time-based RSU awards to reward the 47.5% share increase from $10/share (being the Jaws Acquisition Corp. deal signing price) to $14.75/share (which was the stock price at deal closing).

•  The adjustment RSUs were granted on March 15, 2022 and will vest annually over a two-year
period commencing December 31, 2022, subject generally to continued employment on each vesting date.

For 2021, the PARSUs were earned and granted based on achievement of the adjusted revenue and adjusted EBITDA goals set forth below (with performance between points interpolated), as adjusted by the TSR modifier:

Step 1: Measure Performance Against Financial Goals
	Threshold ($million)	Target ($million)	Maximum ($million)	Actual Performance ($million)	Actual Performance (% of Target Achieved)	Initial Earned Value (% of Target)
Initial Earned %	50%	100%	200%

Revenue* (50%)	$1,160	$1,450	$1,740	$1,720.5	118.7%	193.3%
Adjusted EBITDA* (50%)	$76	$99	$114	$123.5	124.7%	200%
Step 2: Calculate TSR Modifier
	Average Trading Price on first day of performance period (A)	Average Trading Price on last day of performance period (B)	Applicable TSR (calculated as (B/A) -1)	TSR Modifier (calculated as Applicable TSR + 100%, subject to 50% minimum and 500% maximum)
Stock Price	$14.63	$9.25	-36.8%	63.2%

Step 3: Calculate Final Earned LTI Percentage
	Initial Earned (% of Target)	TSR Multiplier	Adjusted Value (% of Target)		Final Earned LTI Percentage
Revenue* (50%)	193.3%	63.2%	122.2%	}	124.3%

Adjusted EBITDA* (50%)	200%	63.2%	126.4%

*	Please refer to the notes on page 152 for description of certain adjustments to the metrics.
Based on the foregoing calculation, the following table shows the actual earned 2021 LTIP value and resulting grant of PARSUs and stock options, together with the adjustment RSUs (described above).

	PARSUs			Stock Options			Adjustment RSUs
	LTI Value ($)		Award (#)	LTI Value ($)		Award (#)	Value ($)	Award (#)
Dr. Marlow Hernandez	$2,683,984		476,390	$540,000		139,175	$524,302	86,949
Brian Koppy	$707,395	*	125,558	$142,323	*	36,681	$186,809	30,980
Dr. Richard Aguilar	$719,705		127,743	$144,800		37,320	$140,589	23,315
David Armstrong	$539,779		95,807	$108,600		27,990	$105,441	17,486
Mark Novell	$124,376	*	22,076	$25,024	*	6,449	—	—

*	Reflects proration based on start date.
Following completion of the 2021 performance period:

•
The PARSUs were granted on March 15, 2022, with the number of RSUs calculated by dividing the applicable earned value by $5.63 the average closing price of our Class A common stock during the
20-trading
days prior to the grant date. (An average price was used to smooth single-day
price volatility in our share price.)

•
The stock options were granted on March 15, 2022 with the number of options calculated based on the Black-Scholes value on the date of grant; the exercise price was $6.03, the closing price of our Class A common stock on the date of grant.

Notwithstanding that the foregoing LTI awards were granted with respect to 2021 performance, as required by applicable SEC rules, these LTI awards will be reported in the Summary Compensation Table and Grants of Plan Based Awards Table included in our 2023 proxy statement because they were formally granted in 2022.

IPO Related Equity Awards Following Business Combination
Following our business combination, the Compensation Committee granted our CEO and other key executives IPO related equity awards to specifically recognize the value creation generated by our IPO, drive performance to create long-term value, and serve as a critical retention incentive to secure our key executives in the aftermath of becoming a public company; these special awards consisted primarily of performance stock options and recognition RSUs.

	Time- Based RSUs (#)	Performance Stock Options (#)	Recognition RSUs (#)
Dr. Marlow Hernandez	—	2,820,000	1,339,500
As a result of the substantial price-vesting hurdles (as described below), none of the IPO Performance Stock Options are currently
“in-the-money.”
IPO Recognition RSUs are subject to a four-year vesting period.

Brian Koppy	373,972	400,000	190,000
Dr. Richard Aguilar	200,000	600,700	285,333
David Armstrong	50,000	600,700	285,333
Mark Novell	—	61,100	29,023
The performance stock option award will vest in connection with the achievement of the stock price hurdles set forth below prior to the third anniversary of the closing of our business combination, so long as the closing price of our stock exceeds the applicable hurdle price for at least 20 consecutive trading days. The exercise price of each closing performance stock option was $14.75/share, which was the closing price of our stock on our business combination date.

Per Share Stock Price Hurdle	Price Appreciation Percentage*	Percentage of Options Earned
Below $20	—	0
$20	35.5%	25%
$25	69.5%	25%
$30	103.4%	25%
$40 or above	171.2%	25%

*	From $14.75/share strike price.
Once a stock price hurdle is satisfied, 50% of the earned portion of the performance stock options vests on the first anniversary of such date and the remaining 50% vests on the second anniversary of such date, subject generally to the named executive officer’s continued employment with us or our subsidiaries.
The recognition RSU awards will vest in four equal annual installments, commencing August 24, 2022, subject generally to continued employment with us or our subsidiaries.
The time-based RSU awards will vest in four equal annual installments, commencing on the first anniversary of the closing of our business combination (or, for Mr. Koppy, commencing on the first anniversary of April 5, 2021, the effective date of his employment agreement), subject generally to continued employment with us or our subsidiaries.

For reference, a comparison of our CEO’s IPO awards by grant date value, realizable value as of March 15, 2022 (representing the value of the award based on the closing share price and assuming the
4-year
vesting conditions will be satisfied), and actual realized value is illustrated in the graph below.

CEO IPO Related Equity Awards

Other Compensation and Governance Matters
Employment Agreements
We have entered into employment agreements with each of our named executive officers which provide for “at will” employment. For additional information regarding the material terms of each named executive officer’s employment agreement, please see the section below entitled “Employment Agreements with Named Executive Officers”.
Each of our named executive officers is also subject to a
non-competition,
non-solicitation,
confidentiality, and assignment agreement, which provides for a perpetual post-termination confidentiality covenant as well as non-competition
and
non-solicitation
of customers, employees and consultants covenants that apply during employment and for one year following termination, subject to the type of termination in the case of the non-competition
provision.
Retirement, Health, Welfare, Perquisites and Personal Benefits
Our named executive officers are eligible to participate in our employee benefit plans and programs, including medical and dental benefits, flexible spending accounts, short and long-term disability, and life insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans. Our named executive officers are also eligible to participate in a separate long-term disability plan and life insurance plan and are eligible to receive reimbursement of financial planning and tax preparation fees and an annual executive physical.

We sponsor a 401(k) defined contribution plan in which our U.S. based named executive officers may participate, subject to limits imposed by the Internal Revenue Code of 1986, as amended, or the Code, to the same extent as our other U.S. based regular employees.
Employee Stock Purchase Plan
Pursuant to our employee stock purchase plan, employees, including our named executive officers, have an opportunity to purchase our Class A common stock at a discount through payroll deductions. The purpose of the employee stock purchase plan is to encourage our employees, including our named executive officers, to become our stockholders and better align their interests with those of our other stockholders.
Hedging Transactions
Pursuant to our Insider Trading Policy, we prohibit our directors, officers and certain designated employees from buying or selling puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time.
We also have an anti-pledging policy whereby no executive officer or director may pledge the Company’s securities as collateral for a loan (or modify an existing pledge) unless the pledge has been approved by the Audit Committee and the amount borrowed by such executive officer or director does not exceed more than 25% of the total value of such person’s holdings of the Company’s securities. As described earlier in this CD&A, we have a pay-for-performance
compensation philosophy under which compensation is predominantly earned and delivered in the form of equity. Given that our executive compensation program is heavily weighted towards equity and as a newly public company, we believe permitting a limited amount of pledging is necessary and appropriate because it mitigates the need for executives to sell Company shares to address unanticipated or urgent personal and family liquidity needs. As part of its risk oversight function, the Audit Committee will regularly review any share pledges to assess whether such pledging poses an undue risk to the Company.
Tax Deductibility Policy
The Compensation Committee considered the deductibility of compensation for federal income tax purposes in the design of the Company’s compensation programs. While the Company generally seeks to maintain the deductibility of the incentive compensation paid to its executive officers, the Compensation Committee retains the flexibility necessary to provide cash and equity compensation in line with competitive practices, its compensation philosophy and the best interests of stockholders, even if these amounts are not fully tax deductible.

Compensation Risk Assessment
The Company has determined that any risks arising from its compensation programs and policies are not reasonably likely to have a material adverse effect on the Company. The Company’s compensation programs and policies mitigate risk by combining performance-based, long-term compensation elements with payouts that are highly correlated to the value delivered to stockholders. The combination of performance measures for annual bonuses and the equity compensation programs, as well as the multiyear vesting schedules for equity awards, encourage executives to maintain both a short and a long-term view with respect to Company performance.
Executive Compensation Tables
Summary Compensation Table
The following table presents information regarding the compensation earned or received by our named executive officers during the fiscal years ended December 31, 2021 and December 31, 2020.

Name and Principal Position	Year	Salary (1) ($)	Bonus ($)		Stock Awards (2) ($)	Option Awards (3) ($)	Non-Equity Incentive Plan Compensation (4) ($)	All Other Compensation (5) ($)	Total ($)
Dr. Marlow Hernandez	2021	350,000	—		19,074,480	11,914,500	344,116	2,900	31,685,996
Chief Executive Officer	2020	350,000	700,000		—	—	—	2,808	1,052,808
Brian Koppy	2021	237,500	600,000	(6)	7,705,606	1,690,000	283,643	1,375	10,518,124
Chief Financial Officer
Dr. Richard Aguilar	2021	289,423	—		7,013,142	2,537,958	235,966	—	10,076,489
Chief Clinical Officer	2020	275,000	75,000		—	—	—	—	350,000
David Armstrong	2021	235,000	—		4,800,642	2,537,958	138,630	1,808	7,714,038
Chief Compliance Officer and General Counsel	2020	235,000	70,000		—	20,880	—	—	325,880
Mark Novell	2021	153,596	—		413,288	258,148	76,884	—	901,916
Chief Accounting Officer

(1)	For each of Mr. Koppy and Mr. Novell, the amounts reported as salary for the 2021 fiscal year reflect the salary earned in 2021 following the commencement of employment with us.

(2)
Amounts shown reflect the grant date fair value of RSUs granted during the fiscal year ended December 31, 2021. The grant date fair value was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or FASB ASC Topic 718, excluding any estimates of forfeitures related to service-based vesting conditions. For information regarding assumptions underlying the valuation of equity awards, see “Note 14” to our audited consolidated financial statements for the year ended December 31, 2021 in our Annual Report on Form 10-K. The amounts reported in this column reflect the accounting cost for these RSUs and do not correspond to the actual economic value that may be received by the named executive officers upon the vesting or settlement of the RSUs.

(3)
Amounts shown reflect the grant date fair value of stock options granted during the fiscal year ended December 31, 2021, and the grant date fair value of Class B Units of Primary Care (ITC) Holdings, LLC, or the Seller, granted during the fiscal year ended December 31, 2020. The grant date fair value was computed in accordance with FASB ASC Topic 718 excluding any estimates of forfeitures related to service-based vesting conditions. As such option awards granted in 2021 are earned based on market-based conditions, the fair value was estimated using a Monte Carlo Simulation model. See discussion in the CD&A under “IPO Related Equity Awards following Business Combination” for a description of the performance conditions applicable to the 2021 stock option grants. For information regarding assumptions underlying the valuation of equity awards, see “Note 14” to our audited consolidated financial statements for the year ended December 31, 2021 in our Annual Report on Form
10-K.
The amounts reported in this column reflect the accounting cost for these stock options and Class B Units, as applicable, and do not correspond to the actual economic value that may be received by the named executive officers upon the vesting or settlement of the Class B Units or the exercise of the stock options or sale of the shares of common stock underlying such stock options, as applicable.

(4)
For the 2021 fiscal year, in order to conserve the Company’s cash, 100% of the earned annual incentive plan compensation for Dr. Hernandez and approximately 49% of the earned annual incentive plan compensation for each other named executive officer, was delivered in the form of RSUs subject to a further two-year vesting requirement. See discussion in the CD&A under “Annual Incentive Plan” for a summary of the RSU awards granted in lieu of the annual cash bonus.

(5)	Amount shown represents an employer matching contribution under our 401(k) Plan.
(6)	Amounts represents a $600,000 signing bonus paid in connection with Mr. Koppy’s commencement of employment with us as our Chief Financial Officer.
Grants of Plan-Based Awards
The following table sets forth certain information with respect to each grant of an award made to a named executive officer in the fiscal year ended December 31, 2021.

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name and Principal Position	Grant Date		Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (3) (#)	Exercise Price of Option Awards (4) ($/Sh)	Grant Date Fair Value of Stock and Option Awards (5) ($)
Dr. Marlow Hernandez	—		5/24/2021	87,500	175,000	350,000
Chief Executive Officer	6/3/2021 9/21/2021		5/24/2021 8/24/2021				705,000	—	2,820,000	1,339,500	14.75	11,914,500 19,074,480
Brian Koppy	—		5/24/2021	97,500	195,000	390,000
Chief Financial Officer	4/5/2021 6/3/2021	(6)	3/17/2021 5/24/2021				100,000	—	400,000	373,972	14.75	5,000,006 1,690,000
	9/21/2021		8/24/2021							190,000		2,705,600
Dr. Richard Aguilar	—		5/24/2021	60,000	120,000	240,000
Chief Clinical Officer	6/3/2021 6/3/2021	(7)	5/24/2021 5/24/2021				150,175	—	600,700	200,000	14.75	2,537,958 2,950,000
	9/21/2021		8/24/2021							285,333		4,063,142
David Armstrong	—		5/24/2021	35,250	70,500	141,000
Chief Compliance Officer and General Counsel	6/3/2021 6/3/2021 9/21/2021	(7)	5/24/2021 5/24/2021 8/24/2021				150,175	—	600,700	50,000 285,333	14.75	2,537,958 737,500 4,063,142
Mark Novell	—		5/24/2021	30,625	61,250	122,500
Chief Accounting Officer	6/3/2021 9/21/2021		5/24/2021 8/24/2021				15,275	—	61,100	29,023	14.75	258,148 413,288

(1)
In order to conserve the Company’s cash, 100% of the earned annual incentive plan compensation for Dr. Hernandez and approximately 49% of the earned annual incentive plan compensation for each other named executive officer, was delivered in the form of RSUs subject to a further two-year
vesting requirement.

(2)
Each stock option award is earned based on achievement of specified stock price hurdles prior to the third anniversary of the closing of our business combination and each named executive officer’s continued employment, as described in the footnotes to the “Outstanding Equity Awards at 2021
Year-End
Table” below. See also discussion in the CD&A under “IPO Related Equity Awards following Business Combination” for a description of the 2021 stock option grants.

(3)
Each RSU is subject to time-based vesting, as described in the footnotes to the “Outstanding Equity Awards at 2021
Year-End
Table” below. See also discussion in the CD&A under “IPO Related Equity Awards following Business Combination” for a description of the recognition RSU grants.

(4)	Based on the closing price of our Class A common stock as reported on the NYSE on the date of grant.
(5)
The amounts reported in this column represent the aggregate grant date fair value of the RSUs and stock options, as applicable, granted to the named executive officer in the fiscal year ended December 31, 2021, calculated in accordance with FASB ASC Topic 718. Such aggregate grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions and are based on the probable outcome of performance-vesting conditions. For information regarding assumptions underlying the valuation of equity awards, see “Note 14” to our audited consolidated financial statements for the year ended December 31, 2021 in our Annual Report on Form
10-K.
The amounts reported in this column reflect the accounting cost for these RSUs and stock options, as applicable, and do not correspond to the actual economic value that may be received by the named executive officers upon the vesting or settlement of the RSUs or the exercise of the stock options or sale of the shares of Class A common stock underlying such stock options, as applicable.

(6)	The Company commenced expensing this award on June 3, 2021, the closing of our business combination, but this award was granted effective upon the date of the filing of the Form S-8.
(7)	The Company commenced expensing this award on June 3, 2021, the closing of our business combination, but this award was granted effective upon the date of the filing of the Form S-8.
Employment Agreements with Named Executive Officers
Employment Agreement with Dr. Marlow Hernandez
We entered into an employment agreement with Dr. Hernandez in connection with our business combination, pursuant to which we employ Dr. Hernandez as our Chief Executive Officer on an “at will” basis for a term of three years following the closing of our business combination, subject to automatic renewal for successive one-year
terms unless the Company or Dr. Hernandez delivers a written non-renewal
notice. Dr. Hernandez’ employment agreement provides that his annual base salary is subject to periodic review by our Compensation Committee and may be increased but not decreased. In addition, the employment agreement provides that Dr. Hernandez is eligible to receive cash incentive compensation, which target annual amount shall not be less than fifty percent (50%) of his annual base salary. Subject to approval by our Board, Dr. Hernandez shall also be eligible to receive an annual equity award with target value of $2,411,000. Upon the closing of our business combination, Dr. Hernandez was granted a stock option to purchase 2,820,000 shares of our Class A common stock. Dr. Hernandez is also eligible to participate in our employee benefit plans generally in effect from time to time.
In the event of a termination of Dr. Hernandez’ employment by the Company without “cause” (as defined in his employment agreement, including due to the Company’s delivery of a non-renewal
notice) or by his resignation for “good reason” (as defined in his employment agreement), subject to Dr. Hernandez’ execution and non-revocation
of a separation agreement containing, among other things, a release of claims in favor of the Company and its affiliates, Dr. Hernandez will be entitled to receive (i) base salary continuation for twelve months following his termination date (ignoring any reduction that constitutes good reason), (ii) any earned but unpaid incentive compensation with respect to the completed year prior to the year in which the termination occurs; (iii) a pro-rated
portion of his target bonus for the year in which his termination occurs (ignoring any reduction that constitutes good reason), and (iv) subject to Dr. Hernandez’ election to receive continued health benefits under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, and copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earliest of (A) twelve months following termination; (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the expiration of Dr. Hernandez’ COBRA health continuation period.
In addition, in lieu of the payments and benefits described above, in the event that Dr. Hernandez’ employment is terminated by the Company without “cause” (including due to the Company’s delivery of a non-renewal
notice), or by him for “good reason,” in each case, within twelve months following a “sale event” as defined in the 2021 Stock Option and Incentive Plan, or the 2021 Plan, and subject to Dr. Hernandez’ execution and non-revocation
of a separation agreement containing, among other things, a release of claims in favor of the Company and its affiliates, Dr. Hernandez will be entitled to receive (i) an amount in cash equal to two-times
the sum of (x) Dr. Hernandez’ then current base salary (ignoring any reduction that constitutes good reason) and (y) the average annual incentive compensation paid to Dr. Hernandez in each of the two completed years prior to the year of his date of termination (provided that if incentive compensation has not been paid to Dr. Hernandez for each of the prior two years, the amount shall be his target bonus for the current year) (ignoring any reduction that constitutes good reason); (ii) a pro-rated
portion of his target bonus for the year in which his termination occurs (ignoring any reduction that constitutes good reason); (iii) any earned but unpaid incentive compensation with respect to the completed year prior to the year in which the termination occurs; (iv) full acceleration of vesting of all outstanding equity awards, and (v) subject to Dr. Hernandez’ election to receive continued health benefits under COBRA and copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earliest of (A) twelve months following termination; (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the expiration of Dr. Hernandez’ COBRA health continuation period.
The cash severance payable to Dr. Hernandez upon a termination of employment is generally payable over the twelve months following the date of termination, subject to potential six-month
delay if required by Section 409A of the Code.
Employment Agreement with Mr. Brian Koppy
We entered into an amended and restated employment agreement with Mr. Koppy in connection with our business combination, pursuant to which we employ Mr. Koppy as our Chief Financial Officer on an “at will” basis. Pursuant to his amended and restated employment agreement, Mr. Koppy’s annual base salary was initially $325,000 per year and is subject to periodic review by our Compensation Committee or Board. In addition, the amended and restated employment agreement provides that Mr. Koppy is eligible to receive cash incentive compensation, which target annual amount shall not be less than sixty percent (60%) of his annual base salary (which amount will be pro-rated
for the portion of the 2021 year that Mr. Koppy is employed). Mr. Koppy also received a one-time
signing bonus of $600,000, payable within 30 days of the effective date of his initial employment agreement and subject to repayment of a pro-rated
portion if his employment is terminated prior to the
two-year
anniversary of the effective date of his initial employment agreement by either the Company for “cause” (as defined in his amended and restated employment agreement) or by his resignation other than for “good reason” (as defined in his amended and restated employment agreement). Subject to approval by our Board, Mr. Koppy shall also be eligible to receive an annual equity award with target value of $859,000. Mr. Koppy is also eligible to participate in our employee benefit plans generally in effect from time to time.

In the event of a termination of Mr. Koppy’s employment by the Company without “cause” or by his resignation for “good reason,” subject to Mr. Koppy’s execution and non-revocation
of a separation agreement containing, among other things, a release of claims in favor of the Company and their affiliates, Mr. Koppy will be entitled to receive (i) base salary continuation for twelve months following his termination date, (ii) any earned but unpaid incentive compensation with respect to the completed year prior to the year in which his termination occurs; (iii) a pro-rated
portion of his target bonus for the year in which his termination occurs, and (iv) subject to Mr. Koppy’s election to receive continued health benefits under COBRA and copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earliest of (A) twelve months following termination; (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the expiration of Mr. Koppy’s COBRA health continuation period.
In addition, in lieu of the payments and benefits described above, in the event that Mr. Koppy’s employment is terminated by the Company without “cause”, or by him for “good reason,” in each case, within twelve months following a “sale event” as defined in the 2021 Plan and subject to Mr. Koppy’s execution and non-revocation
of a separation agreement containing, among other things, a release of claims in favor of the Company and its affiliates, Mr. Koppy will be entitled to receive (i) an amount in cash equal to two-times
the sum of (x) Mr. Koppy’s base salary (ignoring any reduction that constitutes good reason) and (y) the average annual incentive compensation paid to Mr. Koppy in each of the two completed years prior to the year of his date of termination (provided that if incentive compensation has not been paid to Mr. Koppy for each of the prior two years, the amount shall be his target bonus for the current year) (ignoring any reduction that constitutes good reason); (ii) a pro-rated
portion of his target bonus for the year in which his termination occurs (ignoring any reduction that constitutes good reason); (iii) any earned but unpaid incentive compensation with respect to the completed year prior to the year in which the termination occurs; (iv) full acceleration of vesting of all outstanding equity awards, and (v) subject to Mr. Koppy’s election to receive continued health benefits under COBRA and copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earliest of (A) twelve months following termination; (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the expiration of Mr. Koppy’s COBRA health continuation period.
The cash severance payable to Mr. Koppy upon a termination of employment is generally payable over the twelve months following the date of termination, subject to potential six-month
delay if required by Section 409A of the Code.
Employment Agreement with Dr. Richard Aguilar
We entered into an employment agreement with Dr. Aguilar in connection with our business combination, pursuant to which we employ Dr. Aguilar as our Chief Clinical Officer on an “at will” basis for a term of three years following the closing of our business combination, subject to automatic renewal for successive one-year
terms unless the Company or Dr. Aguilar delivers a written
non-renewal
notice. Dr. Aguilar’s employment agreement provides

that his annual base salary is subject to periodic review by our Compensation Committee and may be increased but not decreased. In addition, the employment agreement provides that Dr. Aguilar is eligible to receive cash incentive compensation, which target annual amount shall not be less than forty percent (40%) of his annual base salary. Subject to approval by our Board, Dr. Aguilar shall also be eligible to receive an annual equity award with target value of $646,000. Upon the closing of our business combination, Dr. Aguilar was granted a stock option to purchase 600,700 shares of our common stock and a restricted stock unit award in respect of 200,000 shares of our common stock. Dr. Aguilar is also eligible to participate in our employee benefit plans generally in effect from time to time.
In the event of a termination of Dr. Aguilar’s employment by the Company without “cause” (as defined in his employment agreement, including due to the Company’s delivery of a non-renewal
notice) or by his resignation for “good reason” (as defined in his employment agreement), subject to Dr. Aguilar’s execution and non-revocation
of a separation agreement containing, among other things, a release of claims in favor of the Company and its affiliates, Dr. Aguilar will be entitled to receive (i) base salary continuation for twelve months following his termination date (ignoring any reduction that constitutes good reason), (ii) any earned but unpaid incentive compensation with respect to the completed year prior to the year in which his termination occurs; (iii) a pro-rated
portion of his target bonus for the year in which his termination occurs (ignoring any reduction that constitutes good reason), and (iv) subject to Dr. Aguilar’s election to receive continued health benefits under COBRA and copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earliest of (A) twelve months following termination; (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the expiration of Dr. Aguilar’s COBRA health continuation period.
In addition, in lieu of the payments and benefits described above, in the event that Dr. Aguilar’s employment is terminated by the Company without “cause” (including due to the Company’s delivery of a non-renewal
notice), or by him for “good reason,” in each case, within twelve months following a “sale event” as defined in the 2021 Plan and subject to Dr. Aguilar’s execution and non-revocation
of a separation agreement containing, among other things, a release of claims in favor of the Company and its affiliates, Dr. Aguilar will be entitled to receive (i) an amount in cash equal to two-times
the sum of (x) Dr. Aguilar’s then current base salary (ignoring any reduction that constitutes good reason) and (y) the average annual incentive compensation paid to Dr. Aguilar in each of the two completed years prior to the year in which his termination occurs (provided that if incentive compensation has not been paid to Dr. Aguilar for each of the prior two years, the amount shall be his target bonus for the current year) (ignoring any reduction that constitutes good reason); (ii) a pro-rated
portion of his target bonus for the year in which his termination occurs (ignoring any reduction that constitutes good reason); (iii) any earned but unpaid incentive compensation with respect to the completed year prior to the year in which the termination occurs; (iv) full acceleration of vesting of all outstanding equity awards, and (v) subject to Dr. Aguilar’s election to receive continued health benefits under COBRA and copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earliest of (A) twelve months following termination; (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the expiration of Dr. Aguilar’s COBRA health continuation period.
The cash severance payable to Dr. Aguilar upon a termination of employment is generally payable over the twelve months following the date of termination, subject to potential six-month
delay if required by Section 409A of the Code.

Employment Agreement with Mr. David Armstrong
On March 15, 2022, we entered into a new employment agreement with Mr. Armstrong, pursuant to which we employ Mr. Armstrong as our Chief Compliance Officer, General Counsel and Corporate Secretary on an “at will” basis for a term of three years following such date, subject to automatic renewal for successive one-year
terms unless the Company or Mr. Armstrong delivers a written non-renewal
notice. Mr. Armstrong’s employment agreement provides that his annual base salary is subject to periodic review by our Compensation Committee and may be increased but not decreased. In addition, the employment agreement provides that Mr. Armstrong is eligible to receive cash incentive compensation, which target annual amount shall not be less than thirty percent (30%) of his annual base salary. Subject to approval by our Board, Mr. Armstrong shall also be eligible to receive an annual equity award with target value of $543,000. Mr. Armstrong is also eligible to participate in our employee benefit plans generally in effect from time to time.
In the event of a termination of Mr. Armstrong’s employment by the Company without “cause” (as defined in his employment agreement, including due to the Company’s delivery of a non-renewal
notice) or by his resignation for “good reason” (as defined in his employment agreement), subject to Mr. Armstrong’s execution and non-revocation of a separation agreement containing, among other things, a release of claims in favor of the Company and its affiliates, Mr. Armstrong will be entitled to receive (i) base salary continuation for twelve months following his termination date (ignoring any reduction that constitutes good reason), (ii) any earned but unpaid incentive compensation with respect to the completed year prior to the year in which the termination occurs; (iii) a pro-rated
portion of his target bonus for the year in which his termination occurs (ignoring any reduction that constitutes good reason), and (iv) subject to Mr. Armstrong’s election to receive continued health benefits under COBRA and copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earliest of (A) twelve months following termination; (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the expiration of Mr. Armstrong’s COBRA health continuation period.
In addition, in lieu of the payments and benefits described above, in the event that Mr. Armstrong’s employment is terminated by the Company without “cause” (including due to the Company’s delivery of a non-renewal
notice), or by him for “good reason,” in each case, within twelve months following a “sale event” as defined in the 2021 Plan and subject to Mr. Armstrong’s execution and non-revocation
of a separation agreement containing, among other things, a release of claims in favor of the Company and its affiliates, Mr. Armstrong will be entitled to receive (i) an amount in cash equal to two-times
the sum of (x) Mr. Armstrong’s then current base salary (ignoring any reduction that constitutes good reason) and (y) the average annual incentive compensation paid to Mr. Armstrong in each of the two completed years prior to the year of his date of termination (provided that if incentive compensation has not been paid to Mr. Armstrong for each of the prior two years, the amount shall be his target bonus for the current year) (ignoring any reduction that constitutes good reason); (ii) a pro-rated
portion of his target bonus for the year in which his termination occurs (ignoring any reduction that constitutes good reason); (iii) any earned but unpaid incentive compensation with respect to the completed year prior to the year in which the termination occurs; (iv) full acceleration of vesting of all outstanding equity awards, and (v) subject to Mr. Armstrong’s election to receive continued health benefits under COBRA and copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earliest of (A) twelve months following termination; (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the expiration of Mr. Armstrong’s COBRA health continuation period.

The cash severance payable to Mr. Armstrong upon a termination of employment is generally payable over the twelve months following the date of termination, subject to potential six-month
delay if required by Section 409A of the Code.
Employment Agreement with Mr. Mark Novell
On March 15, 2022, we entered into an employment agreement with Mr. Novell, pursuant to which we employ Mr. Novell as our Chief Accounting Officer on an “at will” basis for a term of three years following such date, subject to automatic renewal for successive one-year
terms unless the Company or Mr. Novell delivers a written
non-renewal
notice. Mr. Novell’s employment agreement provides that his annual base salary is subject to periodic review by our Compensation Committee and may be increased but not decreased. In addition, the employment agreement provides that Mr. Novell is eligible to receive cash incentive compensation, which target annual amount shall not be less than twenty-five percent (25%) of his annual base salary. Subject to approval by our Board, Mr. Novell shall also be eligible to receive an annual equity award with target value of $196,000. Mr. Novell is also eligible to participate in our employee benefit plans generally in effect from time to time.
In the event of a termination of Mr. Novell’s employment by the Company without “cause” (as defined in his employment agreement, including due to the Company’s delivery of a non-renewal
notice) or by his resignation for “good reason” (as defined in his employment agreement), subject to Mr. Novell’s execution and non-revocation
of a separation agreement containing, among other things, a release of claims in favor of the Company and its affiliates, Mr. Novell will be entitled to receive (i) base salary continuation for twelve months following his termination date (ignoring any reduction that constitutes good reason), (ii) any earned but unpaid incentive compensation with respect to the completed year prior to the year in which the termination occurs; (iii) a pro-rated
portion of his target bonus for the year in which his termination occurs (ignoring any reduction that constitutes good reason), and (iv) subject to Mr. Novell’s election to receive continued health benefits under COBRA and copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earliest of (A) twelve months following termination; (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the expiration of Mr. Novell’s COBRA health continuation period.
In addition, in lieu of the payments and benefits described above, in the event that Mr. Novell’s employment is terminated by the Company without “cause” (including due to the Company’s delivery of a non-renewal
notice), or by him for “good reason,” in each case, within twelve months following a “sale event” as defined in the 2021 Plan and subject to Mr. Novell’s execution and non-revocation
of a separation agreement containing, among other things, a release of claims in favor of the Company and its affiliates, Mr. Novell will be entitled to receive (i) an amount in cash equal to two-times
the sum of (x) Mr. Novell’s then current base salary (ignoring any reduction that constitutes good reason) and (y) the average annual incentive compensation paid to Mr. Novell in each of the two completed years prior to the year of his date of termination (provided that if incentive compensation has not been paid to Mr. Novell for each of the prior two years, the amount shall be his target bonus for the current year) (ignoring any reduction that constitutes good reason); (ii) a pro-rated
portion of his target bonus for the year in which his termination occurs (ignoring any reduction that constitutes good reason); (iii) any earned but unpaid incentive compensation with respect to the completed year prior to the year in which the termination occurs; (iv) full acceleration of vesting of all outstanding equity awards, and (v) subject to Mr. Novell’s election to receive continued health benefits under COBRA and copayment of premium amounts at the active employees’ rate, payment of remaining premiums for participation in our health benefit plans until the earliest of (A) twelve months following termination; (B) the date he becomes eligible for group medical plan benefits under any other employer’s group medical plan; or (C) the expiration of Mr. Novell’s COBRA health continuation period.
The cash severance payable to Mr. Novell upon a termination of employment is generally payable over the twelve months following the date of termination, subject to potential six-month
delay if required by Section 409A of the Code.
Outstanding Equity Awards at 2021 Fiscal Year End
The table below sets forth information regarding outstanding equity awards held by our named executive officers as of December 31, 2021.

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (1)
Dr. Marlow Hernandez	6/3/2021	—	—	2,820,000	(2)	14.75	6/3/2031
	9/21/2021							1,339,500	(3)	11,934,945
Brian Koppy	4/5/2021							373,972	(4)	3,332,091
	6/3/2021	—	—	400,000	(2)	14.75	6/3/2031
	9/21/2021							190,000	(3)	1,682,900
Dr Richard Aguilar	6/3/2021	—	—	600,700	(2)	14.75	6/3/2031
	6/3/2021							200,000	(5)	1,782,000
	9/21/2021							285,333	(3)	2,542,317
David Armstrong	6/3/2021	—	—	600,700	(2)	14.75	6/3/2031
	6/3/2021							50,000	(5)	445,500
	9/21/2021							285,333	(3)	2,542,317
Mark Novell	6/3/2021	—	—	61,100	(2)	14.75	6/3/2031
	9/21/2021							29,023	(3)	258,595

(1)
This column represents the aggregate fair market value of the shares underlying the RSUs as of December 31, 2021, based on the closing price of our Class A common stock as reported on the NYSE of $8.91 per share on December 31, 2021.

(2)
This stock option is earned in equal 25% portions if our stock price equals or exceeds $20/share, $30/share, $35/share or $40/share, in each case for at least 20 consecutive trading days prior to the third anniversary of the closing of our business combination. Once a stock price hurdle is satisfied, 50% of the earned portion of the stock option vests on the first anniversary of such date and the remaining 50% vests on the second anniversary of such date, subject to the named executive officer’s continued employment on each vesting date or the named executive officer’s termination by us without “cause” (as defined in each named executive officer’s employment agreement) or due to the named executive officer’s death or disability.

(3)	This RSU award vests in four equal annual installments, commencing on August 24, 2022, subject generally to each named executive officer’s continued employment.
(4)
The Company commenced expensing this award on April 5, 2021, the effective date of Mr. Koppy’s employment agreement, but this RSU award was granted effective upon the date of the filing of the Form
S-8.
This RSU award vests in four equal annual installments, commencing on April 5, 2022, subject to Mr. Koppy’s continued employment.

(5)
The Company commenced expensing this award on June 3, 2021, the closing of our business combination, but this award was granted effective upon the date of the filing of the Form
S-8.
This RSU award vests in four equal annual installments, commencing on the first anniversary of the closing of our business combination, subject generally to continued employment.

Option Exercises and Stock Vested
The following table sets forth the aggregate number of Class B Units of Seller earned by our named executive officers upon vesting and the value realized during the fiscal year ended December 31, 2021. During the fiscal year ended December 31, 2021, none of our named executive officers exercised any stock options or vested in any RSUs.

Option Awards
Name	Number of Shares Acquired on Exercise (#) (1)	Value Realized on Exercise ($) (2)
Dr. Marlow Hernandez	—	—
Brian Koppy	—	—
Dr Richard Aguilar	—	—
David Armstrong	18,063	5,681,891
Mark Novell	—	—

(1)
Amounts reflect outstanding Class B Units of Seller intended to constitute profits interests for federal income tax purposes. Despite the fact that the Class B Units do not require the payment of an exercise price, they are most similar economically to stock options. Accordingly, they are classified as “options” under the definition provided in Item 402(a)(6)(i) of Regulation
S-K
as an instrument with an “option-like feature”.

(2)
Amounts reflect the aggregate estimated fair market value of Class B Units of Seller on each vesting date, based on the cash and aggregate estimated value of Class A common units of Primary Care (ITC) Intermediate Holdings, LLC, or PCIH, distributed with respect to such Class B Units of Seller at the closing of our business combination. Each Class A common unit of PCIH may be exchanged for one share of Company Class A common stock, and the aggregate estimated fair market value of such Class A common units reflects the closing price of our Class A common stock on June 3, 2021, the closing of our business combination.

Potential Payments Upon Termination or Change in Control
The following tables present information concerning estimated payments and benefits that would be provided to our named executive officers in the event of certain qualifying terminations of employment, including qualifying terminations of employment in connection with a change in control of the Company. The payments and benefits set forth below are estimated assuming that the termination or change in control event occurred on the last business day of our fiscal year ended December 31, 2021 using the closing market price of our stock on that date of $8.91. Actual payments and benefits could be different if such events were to occur on any other date or at any other price or if any other assumptions are used to estimate potential payments and benefits.
In addition, the amounts in the tables below exclude payments that would be made for (i) accrued salary and vacation pay; (ii) distribution of plan balances under our 401(k) plan; (iii) life insurance proceeds in the event of death; and (iv) disability insurance payouts in the event of disability to the extent they have been earned prior to the termination of employment or are provided on a non-discriminatory
basis to salaried employees upon termination of employment.

	Qualifying Termination Not in Connection with a Change in Control (1)					Qualifying Termination in Connection with a Change in Control (2)
Name	Cash Severance ($)		Continued Benefits ($) (3)	Equity Acceleration ($)	Total ($)	Cash Severance ($)		Continued Benefits ($) (3)	Equity Acceleration ($) (4)	Total ($)
Dr. Marlow Hernandez	525,000	(5)	6,721	—	531,721	1,469,116	(8)	6,721	14,618,929	16,094,766
Brian Koppy	520,000	(5)	3,309	—	523,309	1,235,000	(8)	3,309	5,732,386	6,970,695
Dr. Richard Aguilar	420,000	(5)	6,571	—	426,571	1,030,966	(8)	6,571	5,044,022	6,081,559
David Armstrong	235,000	(6)	6,592	—	241,592	749,630	(8)	6,592	3,527,596	4,283,818
Mark Novell	122,500	(7)	2,745	—	125,245	122,500	(7)	2,745	124,376	249,621

(1)
A “qualifying termination” means a termination of employment by either the Company without “cause” (as defined in each named executive officer’s employment agreement) or by the named executive officer for “good reason” (as defined in each named executive officer’s employment agreement), and “not in connection with a change in control” means prior to, or more than 12 months after, a “sale event” (as defined in our 2021 Plan).

(2)
A “qualifying termination” means a termination of employment by either the Company without “cause” (as defined in each named executive officer’s employment agreement) or by the named executive officer for “good reason” (as defined in each named executive officer’s employment agreement), and “in connection with a change in control” means within 12 months after a “sale event” (as defined in our 2021 Plan).

(3)
Represents 12 months (6 months for Mr. Novell) of our contribution toward health insurance, based on our actual costs to provide health insurance to the named executive officer as of the date of termination.

(4)
Represents the sum of (i) the value of unvested RSUs held by each executive as of December 31, 2021, and (ii) the value of each named executive officer’s PARSUs for the 2021 fiscal year. In addition, in the event that these equity awards are not substituted, assumed or continued in connection with a “sale event” (as defined in our 2021 Plan), each award will accelerate in full immediately prior to such sale event.

(5)	Represents the sum of (i) 12 months of the named executive officer’s base salary, and (ii) a pro-rated portion of the named executive officer’s target bonus for the year in which termination occurs.
(6)	Represents 12 months of the named executive officer’s base salary.
(7)	Represents 6 months of the named executive officer’s base salary.
(8)
Represents
(i) two-times
the sum of (x) the named executive officer’s base salary and (y) the average annual incentive compensation paid in each of the two completed years prior to the year of his date of termination; and (ii) a pro-rated
portion of the named executive officer’s target bonus for the year in which termination occurs.

	Termination due to death
Name	Cash Severance ($)	Continued Benefits ($)	Equity Acceleration ($) (1)	Total ($)
Dr. Marlow Hernandez	—	—	2,683,984	2,683,984
Brian Koppy	—	—	707,395	707,395
Dr. Richard Aguilar	—	—	719,705	719,705
David Armstrong	—	—	539,779	539,779
Mark Novell	—	—	124,376	124,376

(1)	Represents the value of each named executive officer’s PARSUs for the 2021 fiscal year.

Equity Compensation Plan Information Table
The following table provides information as of December 31, 2021 regarding shares of Class A common stock that may be issued under the 2021 Plan and the Company’s 2021 Employee Stock Purchase Plan, as amended, or the ESPP:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted Average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plan (excluding securities referenced in column (a)) (c)
Equity compensation plans not approved by security holders	—		—		—
Equity compensation plans approved by security holders	17,871,220	(1)	14.75	(2)	37,752,657	(3)
Total	17,871,220				37,752,657

(1)
Amount includes 12,703,698 shares of Class A common stock issuable upon the exercise of outstanding options granted under the 2021 Plan and 5,167,522 shares of Class A common stock issuable upon vesting of restricted stock units granted under the 2021 Plan.

(2)	Since restricted stock units do not have any exercise price, such units are not included in the weighted average exercise price calculation.
(3)
Includes 34,128,780 shares available for issuance under the 2021 Plan and 3,623,877 shares available for issuance under the ESPP. The ESPP provides that the number of shares reserved and available for issuance under the plan will automatically increase on January 1, 2022 and each January 1 thereafter by the least of one percent (1%) of the number of shares of Class A common stock of the Company outstanding on the immediately preceding December 31, (ii) 15,000,000 shares, or (iii) such lesser number as determined by the administrator. Amount does not include the 15,000,000 shares which were added to the number of shares reserved and available for issuance under the ESPP on January 1, 2022 as a result of such automatic annual increase.

Pay Ratio Disclosure
In accordance with Item 402(u) of Regulation
S-K
we determined the ratio of the annual total compensation of our Chief Executive Officer, Dr. Hernandez, relative to the annual total compensation of our median employee.
For the purposes of reporting annual total compensation and the ratio of annual total compensation of the Chief Executive Officer to the median employee, the annual total compensation of both our Chief Executive Officer and our median employee were calculated in a manner that is consistent with the disclosure requirements in the 2021 Summary Compensation Table.
The Company’s methodology in determining our median employee is based on 2021 base salaries (annualized for employees hired mid-year
or who had a leave of absence during the year) plus incentive bonuses for the 2021 fiscal year for all individuals, excluding our Chief Executive Officer, who were employed by us as of October 1, 2021. In accordance with Item 402(u) and instructions thereto, we included all full-time, part-time, temporary and seasonal employees in the determination of our median employee.
After applying the methodology described above, the annual total compensation of our median employee for the fiscal year ended December 31, 2021 was $34,747. The annual total compensation of our Chief Executive Officer for the fiscal year ended December 31, 2021 was $31,685,996, as reported in the “Total Compensation” column in the 2021 Summary Compensation Table included elsewhere. Based on this information, for 2021, the ratio of the annual total compensation of our Chief Executive Officer to the annual total compensation of our median employee was 912:1.

The foregoing pay ratio was calculated in a manner consistent with SEC rules and the methodology described above. However, the required compensation measure used for our Chief Executive Officer and included in the pay ratio above does not represent his expected normal annual compensation. Specifically, as described in the section titled “IPO Related Equity Awards Following Business Combination” beginning on page 157, total compensation reported in the Summary Compensation Table included a grant date fair value of $30,989,000 attributable to one-time
IPO related awards. Solely for informational purposes, if the pay ratio were calculated based on the CEO’s earned 2021 compensation of $4,442,402, the pay ratio of our CEO to our median employee would be 128:1.
The SEC rules for identifying the median employee allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Accordingly, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may use different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Compensation Committee Interlocks and Insider Participation
During 2021, the following directors, all of whom are independent directors, served on our Compensation Committee: Dr. Lewis Gold, Angel Morales and Dr. Alan Muney. None of our executive officers serve as a member of a board of directors or Compensation Committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or Compensation Committee.
Non-Employee Director
Compensation
We believe that a combination of cash and equity compensation is appropriate to attract and retain, on a long-term basis, high-caliber individuals to serve on our Board of Directors. We further believe that it is appropriate to provide cash compensation to our non-employee directors
to compensate them for their time and effort and to provide equity compensation to our non-employee directors
to align their long-term interests with those of the Company and our stockholders.
In connection with our business combination, our Compensation Committee engaged KPMG International as its compensation consultant to advise on, among other things, non-employee director
compensation matters. In doing so, our Compensation Committee reviewed and considered peer group compensation data prepared by KPMG International.
Based on the recommendations provided by KPMG International and upon the recommendation of our Compensation Committee, in June 2021 our Board of Directors adopted a non-employee director
compensation policy for the compensation of
our non-employee directors
following our business combination. Under our
non-employee
director compensation policy, each
non-employee
director will be paid cash retainers for services provided to our Company, as set forth below:

Member Annual Fee ($)
Annual service on our Board of Directors	50,000
Additional retainer for Lead Independent Director	35,000

In addition, pursuant to our
non-employee
director compensation policy, each
non-employee
director will receive an annual grant of restricted stock units, or RSUs, under the 2021 Plan with a grant date fair market value of $200,000. The RSUs will vest in a single installment on the earlier to occur of the first anniversary of the grant date or the next annual meeting, subject to continued service as a director through such vesting date. Any outstanding unvested restricted stock unit awards will accelerate in full upon a sale event (as defined in our 2021 Plan).
In addition, our director compensation policy provides that
non-employee
directors will be reimbursed for all travel expenses incurred by such non-employee
directors in attending meetings of our Board of Directors or any committee thereof.
Fiscal Year 2021 Director Compensation Table
The following table provides information regarding the total compensation that was earned by or paid to each of our non-employee
directors during the fiscal year ended December 31, 2021. Other than as set forth in the table and described below, we did not pay any compensation, make any equity awards or non-equity
awards to, or pay any other compensation to any of the
non-employee
members of our Board of Directors. Dr. Marlow Hernandez, our Chief Executive Officer, did not receive any compensation for his service as a member of our Board of Directors during 2021. Dr. Hernandez’s compensation for service as an employee for the fiscal year ended December 31, 2021 is presented above under the heading “Executive Compensation – Summary Compensation Table.” In addition, we reimburse non-employee
directors for travel expenses incurred in attending meetings of our Board of Directors or any committee thereof.

Name	Fees Earned or Paid in Cash ($) (1)	Total ($) (2)
Elliot Cooperstone	30,410	30,410
Dr. Lewis Gold	30,410	30,410
Jacqueline Guichelaar	30,410	30,410
Angel Morals	30,410	30,410
Dr. Alan Muney	30,410	30,410
Kim Rivera	30,410	30,410
Barry S. Sternlicht	30,410	30,410
Solomon Trujillo	51,697	51,697

(1)	Cash retainer fees for the fiscal year ended December 31, 2021 were pro-rated based on the duration of each director’s service following the closing of our business combination.
(2)
As of December 31, 2021, none of our
non-employee
directors serving on that date held any outstanding RSUs. However, in January 2021, each of our non-employee
directors serving on that date was granted RSUs pursuant to our non-employee
director compensation policy in the following amounts based on their service on our Board of Directors following the closing of our business combination. Each such RSU award will vest in full on the date of this year’s Annual Meeting, subject to each director’s continued service as a director through such vesting date.

Name	Shares (#)
Elliot Cooperstone	14,825
Dr. Lewis Gold	14,825
Jacqueline Guichelaar	14,825
Angel Morales	14,825
Dr. Alan Muney	14,825
Kim Rivera	14,825
Barry S. Sternlicht	14,825
Solomon Trujillo	14,825

DESCRIPTION OF CAPITAL STOCK
The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to the Certificate of Incorporation, the Bylaws and the warrant-related documents described herein, which are exhibits to the registration statement of which this prospectus is a part. We urge you to read each of the Certificate of Incorporation, the Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.
Authorized and Outstanding Capital Stock
The Certificate of Incorporation authorizes the issuance of 7,010,000,000 of common stock, $0.0001 par value per share and 10,000,000 shares of preferred stock, $0.0001 par value. The outstanding shares of the Company are duly authorized, validly issued, fully paid and non-assessable.
Class A Common Stock
Voting rights
. Each holder of Class A common stock is entitled to one vote for each share of Class A common stock held of record by such holder on all matters on which stockholders generally are entitled to vote. Holders of Class A common stock will vote together with holders of Class B common stock as a single class on all matters presented to the Company’s stockholders for their vote or approval. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class A common stock, as such, will have no voting power with respect to, and will not be entitled to vote on, any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the DGCL.
Dividend Rights
. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of shares of Class A common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board out of funds legally available therefor.
Rights upon liquidation
. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Class A common stock are entitled to share ratably in all net assets remaining after payment of the Company’s debts and other liabilities, subject to prior distribution rights of preferred stock or any class or series of stock having a preference over the Class A common stock, then outstanding, if any.
Other rights
. The holders of Class A common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class A common stock. The rights, preferences and privileges of holders of the Class A common stock will be subject to those of the holders of any shares of the preferred stock the Company may issue in the future.

Class B Common Stock
Voting rights
. Each holder of Class B common stock is entitled to one vote for each share of Class B common stock held of record by such holder on all matters on which stockholders generally are entitled to vote (whether voting separately as a class or together with one or more classes of the Company’s capital stock). Holders of shares of Class B common stock will vote together with holders of the Class A common stock as a single class on all matters presented to the Company’s stockholders for their vote or approval. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all stockholders present in person or represented by proxy, voting together as a single class. Notwithstanding the foregoing, to the fullest extent permitted by law, holders of Class B common stock, as such, will have no voting power pursuant to the Certificate of Incorporation with respect to, and will not be entitled to vote on, any amendment to the Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) that alters or changes the powers, preferences, rights or other terms of one or more outstanding series of preferred stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation (including any certificate of designations relating to any series of preferred stock) or pursuant to the DGCL.
Dividend rights
. The holders of the Class B common stock will not participate in any dividends declared by the Board.
Rights upon liquidation
. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company’s affairs, the holders of Class B common stock are not entitled to receive any assets of the Company.
Other rights
. The holders of shares of Class B common stock do not have preemptive, subscription, redemption or conversion rights. There will be no redemption or sinking fund provisions applicable to the Class B common stock.
Issuance and Retirement of Class
 B Common Stock
. In the event that any outstanding share of Class B common stock ceases to be held directly or indirectly by a holder of a PCIH Common Unit, such share will automatically be transferred to the Company and cancelled for no consideration. The Company will not issue additional shares of Class B common stock after the adoption of the Certificate of Incorporation other than in connection with the valid issuance of PCIH Common Units in accordance with the governing documents of PCIH.
Preferred Stock
The Certificate of Incorporation provides that shares of Company preferred stock may be issued from time to time in one or more series. The Board is authorized to establish the voting rights, if any, designations, preferences and relative, participating, optional or other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof, applicable to the shares of each series of Company preferred stock. The Board is able to, without stockholder approval, issue Company preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the Company common stock and could have anti-takeover effects. The ability of the Board to issue Company preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management.

Warrants
Public Shareholders’ Warrants
Each whole warrant will entitle the registered holder to purchase one share of Class A common stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on July 3, 2021 provided that we have an effective registration statement under the Securities Act covering the Class A common stock issuable upon exercise of the warrants and a current prospectus relating to them is available (or we permit holders to exercise their warrants on a cashless basis under the circumstances specified in the warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the warrant agreement, a warrant holder may exercise its warrants only for a whole number of shares of Class A common stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire on June 3, 2026, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any Class A common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the Class A common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue a Class A common stock upon exercise of a warrant unless the Class A common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. We have filed with the SEC a registration statement for the registration, under the Securities Act, of the Class A common stock issuable upon exercise of the warrants. We will use our reasonable best efforts to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Warrant holders may, during any period when we will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if our Class A common stock are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our reasonable best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants for Cash
Once the warrants become exercisable, we may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption, or the 30-day redemption period, to each warrant holder; and

•
if, and only if, the reported last sale price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) on each of 20 trading days within a 30-trading
day period ending on the third business day before we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the Class A common stock may fall below the $18.00 redemption trigger price (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.
Redemption of Warrants When Price of Shares Equals or Exceeds $10.00
Commencing ninety days after the warrants become exercisable, we may redeem the outstanding warrants (only if the private placement warrants are also concurrently called for redemption on the same terms set forth below):

•	in whole and not in part;

•
for a number of shares of Class A common stock to be determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of our Class A common stock except as otherwise described below;

•	upon a minimum of 30 days’ prior written notice of redemption; and

•
if, and only if, the last sale price of our Class A common stock equals or exceeds $10.00 per share (as adjusted per share splits, share dividends, reorganizations, reclassifications, recapitalizations and the like) on the trading day prior to the date on which we send the notice of redemption to the warrant holders.

The numbers in the table below represent the “
redemption prices
,” or the number of shares of Class A common stock that a warrant holder will receive upon redemption by us pursuant to this redemption feature, based on the “fair market value” of our Class A common stock on the corresponding redemption date, determined based on the average of the last reported sales price for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below.
The stock prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant is adjusted as set forth in the first three paragraphs under the heading “
—Anti-dilution Adjustments
” below. The adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied
 by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant.

Redemption Date	Fair Market Value of Class A Common Stock
(period to expiration of warrants)	$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	$18.00
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The “fair market value” of our Class A common stock shall mean the average last reported sale price of our Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants.
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A common stock to be issued for each warrant redeemed will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365- or 366-day year,
as applicable. For example, if the average last reported sale price of our Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $11 per share, and at such time there are 57 months until the expiration of the warrants, we may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.277 shares of Class A common stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the average last reported sale price of our Class A common stock for the 10 trading days ending on the third trading date prior to the date on which the notice of redemption is sent to the holders of the warrants is $13.50 per share, and at such time there are 38 months until the expiration of the warrants, we may choose to, pursuant to this redemption feature, redeem the warrants at a “redemption price” of 0.298 Class A common stock for each whole warrant. Finally, as reflected in the table above, if the warrants are “out of the money” and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Class A common stock.

This redemption feature differs from the typical warrant redemption features used in other offerings by special purpose acquisition companies, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the Class A common stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the Class A common stock are trading at or above $10.00 per share, which may be at a time when the trading price of our Class A common stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants for shares of Class A common stock, instead of cash, for “fair value” without the warrants having to reach the $18.00 per share threshold set forth above under the section entitled “—
Redemption of Warrants for Cash
.” Holders of the warrants will, in effect, receive a number of shares representing fair value for their warrants based on the “
redemption price
” as determined pursuant to the above table. We have calculated the “
redemption prices
” as set forth in the table above to reflect a premium in value as compared to the expected trading price that the warrants would be expected to trade. This redemption right provides us not only with an additional mechanism by which to redeem all of the outstanding warrants, in this case, for Class A common stock, and therefore have certainty as to (i) our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed and (ii) to the amount of cash provided by the exercise of the warrants and available to us, and also provides a ceiling to the theoretical value of the warrants as it locks in the “
redemption prices
” we would pay to warrant holders if we chose to redeem warrants in this manner. While we will effectively be required to pay a “premium” to warrant holders if we choose to exercise this redemption right, it will allow us to quickly proceed with a redemption of the warrants for Class A common stock if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the premium to the warrant holders. In particular, it would allow us to quickly redeem the warrants for Class A common stock, without having to negotiate a redemption price with the warrant holders, which in some situations, may allow us to more quickly and easily close a business combination. And for this right, we are effectively agreeing to pay a premium to the warrant holders. In addition, the warrant holders will have the ability to exercise the warrants prior to redemption if they should choose to do so.
As stated above, we can redeem the warrants when the Class A common stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with a premium (in the form of Class A common stock). If we choose to redeem the warrants when the Class A common stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer Class A common stock than they would have received if they had chosen to wait to exercise their warrants for Class A common stock if and when such Class A common stock were trading at a price higher than the exercise price of $11.50.
No fractional shares of Class A common stock will be issued upon redemption. If, upon redemption, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A common stock to be issued to the holder.

Redemption Procedures and Cashless Exercise
If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our shareholders of issuing the maximum number of Class A common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (as defined below) of our Class A common stock over the exercise prices of the warrants by (y) the fair market value. The “fair market value” will mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of Class A common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Class A common stock outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments
If the number of outstanding Class A common stock is increased by a share capitalization payable in Class A common stock, or by a split-up
of common stock or other similar event, then, on the effective date of such share capitalization, split-up
or similar event, the number of Class A common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding common stock. A rights offering to holders of common stock entitling holders to purchase Class A common stock at a price less than the fair market value will be deemed a share capitalization of a number of Class A common stock equal to the product of (i) the number of Class A common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Class A common stock) and (ii) the quotient of (x) the price per Class A common stock paid in such rights offering and (y) the fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for Class A common stock, in determining the price payable for Class A common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of Class A common stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the Class A common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Class A common stock on account of such Class A common stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of Class A common stock in connection with a proposed initial business combination or (d) in connection with the redemption of our public shares upon our failure to complete our initial business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Class A common stock in respect of such event. If the number of outstanding Class A common stock is decreased by a consolidation, combination, reverse share split or reclassification of Class A common stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of Class A common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding Class A common stock.
Whenever the number of Class A common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Class A common stock purchasable upon the exercise of the warrants immediately prior to such adjustment and (y) the denominator of which will be the number of Class A common stock so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding Class A common stock (other than those described above or that solely affects the par value of such Class A common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Class A common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the Class A common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of Class A common stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of Class A common stock in such a transaction is payable in the form of Class A common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market,
or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes Warrant Value (as defined in the warrant agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 65% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of the public warrants and, solely with respect to any amendment to the terms of the private placement warrants or any provision of the warrant agreement with respect to the private placement warrants, 50% of the then outstanding private placement warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive Class A common stock. After the issuance of Class A common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.
No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of Class A common stock to be issued to the warrant holder.
Private Placement Warrants
Our Sponsor, or its permitted transferees, has the option to exercise the private placement warrants on a cashless basis. Except as described herein, the private placement warrants have terms and provisions that are identical to those of the public warrants. If the private placement warrants are held by holders other than our Sponsor or its permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the public warrants.
If holders of the private placement warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of Class A common stock equal to the quotient obtained by dividing (x) the product of the number of Class A common stock underlying the warrants, multiplied by the excess of the “fair market value” (as defined below) of our Class A common stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average reported last sale price of the Class A common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by our Sponsor and permitted transferees was because it was not known at the time of issuance whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information.
Accordingly, unlike public shareholders who could exercise their warrants and sell the Class A common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Dividends
The Company has not paid any cash dividends on the common stock to date and does not intend to pay cash dividends. The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination. The payment of any cash dividends will be within the discretion of the Board at such time. The Company’s ability to declare dividends may also be limited by restrictive covenants pursuant to any debt financing agreements.
Lock-Up Restrictions
Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up
periods pursuant to
lock-up
agreements entered into in connection with the Business Combination.
Listing of Securities
Our Class A common stock and public warrants are listed on the NYSE under the symbols “CANO” and “CANO WS,” respectively.
Transfer Agent and Registrar
The transfer agent and registrar for the common stock and the warrant agent for the warrants is Continental Stock Transfer & Trust Company.
Certain Anti-Takeover Provisions of Delaware Law
Classified Board of Directors
The Certificate of Incorporation provides that the Board is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third
of the Board will be elected each year. The classification of directors has the effect of making it more difficult for stockholders to change the composition of the Board.
Authorized but Unissued Shares
The authorized but unissued shares of Company common stock and preferred stock are available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the NYSE. These additional shares may be used for a variety of corporate finance transactions, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Company common stock and preferred stock could make more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.
Stockholder Action; Special Meetings of Stockholders
The Certificate of Incorporation provides that stockholders may not take action by written consent, but may only take action at annual or special meetings of stockholders. As a result, a holder controlling a majority of Company capital stock would not be able to amend the Bylaws or remove directors without holding a meeting of stockholders called in accordance with the Bylaws. This restriction does not apply to actions taken by the holders of any series of preferred stock of the Company to the extent expressly provided in the applicable Preferred Stock Designation.

Further, the Certificate of Incorporation provides that, subject to any special rights of the holders of preferred stock of the Company, only a majority of the total number of authorized directors may call special meetings of stockholders, thus prohibiting a holder of the Company’s common stock from calling a special meeting. These provisions might delay the ability of stockholders to force consideration of a proposal or for stockholders controlling a majority of Company capital stock to take any action, including the removal of directors.
Advance Notice Requirements for Stockholder Proposals and Director Nominations
The Bylaws provide that stockholders seeking to bring business before the Company’s annual meeting of stockholders, or to nominate candidates for election as directors at its annual meeting of stockholders, must provide timely notice. To be timely, a stockholder’s notice will need to be delivered to, or mailed and received at, the Company’s principal executive offices not less than on the 90th day nor earlier than the close of business on the 120th day prior to the one-year anniversary
of the preceding year’s annual meeting. In the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, to be timely, a stockholder’s notice must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made by the Company. The Company’s bylaws will also specify certain requirements as to the form and content of a stockholders’ notice. These provisions may preclude the Company’s stockholders from bringing matters before its annual meeting of stockholders or from making nominations for directors at its annual meeting of stockholders.
Amendment of Charter or Bylaws
The Bylaws may be amended or repealed by the Board or by the affirmative vote of the holders of at least two-thirds
of the voting power of all of the shares of the capital stock of the Company entitled to vote on such amendment or repeal, voting as one class. The affirmative vote of the holders of at least two-thirds
of the voting power of the then outstanding shares of capital stock of the Company entitled to vote thereon as a class, and the affirmative vote of not less than two-thirds
of the outstanding shares of each class entitled to vote thereon as a class voting together as a single class, will be required to amend certain provisions of the Certificate of Incorporation.
Board Vacancies
Any vacancy on the Board may be filled by a majority vote of the directors then in office, although less than a quorum, or by a sole remaining director, subject to any special rights of the holders of preferred stock of the Company. Any director chosen to fill a vacancy will hold office until the expiration of the term of the class for which he or she was elected and until his or her successor is duly elected and qualified or until their earlier resignation, removal from office, death or incapacity. Except as otherwise provided by law, in the event of a vacancy in the Board, the remaining directors may exercise the powers of the full Board until the vacancy is filled.
Section 203 of the Delaware General Corporation Law
The Company shall not be governed by Section 203 of the DGCL.
Limitation on Liability and Indemnification of Directors and Officers
The Certificate of Incorporation provides that the Company’s directors and officers will be indemnified and advanced expenses by the Company to the fullest extent authorized or permitted by the DGCL as it now exists or may in the future be amended. In addition, the Certificate of Incorporation provides that the Company’s directors will not be personally liable to the Company or its stockholders for monetary damages for breaches of their fiduciary duty as directors to the fullest extent permitted by the DGCL.

The Certificate of Incorporation also permits the Company to purchase and maintain insurance on behalf of any officer, director or employee of the Company for any liability arising out of his or her status as such, regardless of whether the DGCL would permit indemnification.
These provisions may discourage stockholders from bringing a lawsuit against the Company directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. Furthermore, a stockholder’s investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced directors and officers.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to the Company directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

SHARES ELIGIBLE FOR FUTURE SALE
Rule 144
Pursuant to Rule 144 of the Securities Act, subject to the restriction noted below, a person who has beneficially owned restricted shares of our Class A common stock or warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our “affiliates” at the time of, or at any time during the three months preceding, a sale, (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and (iii) we have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale. After a one-year
holding period, assuming we remain subject to the Exchange Act reporting requirements, such a person may sell their securities without regard to clause (iii) in the prior sentence.
Persons who have beneficially owned restricted shares of our Class A common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	one percent (1%) of the total number of shares of Class A common stock then outstanding; or

•	the average weekly reported trading volume of the Class A common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than Business Combination related shell companies) or issuers that have been at any time previously a shell company, including us. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met at the time of such resale:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form
8-K
reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
As of March 28, 2022, there were issued and outstanding 207,747,333 shares of the Company’s Class A common stock and 276,722,704 shares of the Company’s Class B common stock.

As of the date of this prospectus, there were approximately 33,533,333 warrants outstanding, consisting of 23,000,000 public warrants originally sold as part of the units issued in Jaw’s initial public offering and 10,533,333 private warrants that were sold by the Company to Jaws Sponsor LLC in a private sale prior to the Company’s initial public offering. Each warrant is exercisable for one share of our Class A common stock, in accordance with the terms of the warrant agreement governing the warrants.
While we were formed as a shell company, since the completion of the Business Combination we are no longer a shell company, and so, once the conditions set forth in the exceptions listed above are satisfied, Rule 144 will become available for the resale of the above noted restricted securities.
Rule 701
In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases equity shares from us in connection with a compensatory stock plan or other written agreement that was executed prior to the completion of the Business Combination is eligible to resell those equity shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up
arrangements and would only become eligible for sale when the lock-up
period expires.
Registration Rights
At the Closing, the Company, the Seller and certain equityholders of the Company (including InTandem Capital
Partners, Cano America, LLC, the Sponsor and each of the directors and executive officers of the Company collectively, the Investors, and the independent directors of Jaws), entered into the Investor Agreement pursuant to which, among other things, they were granted certain registration rights.

PRINCIPAL STOCKHOLDERS
The following table sets forth information about the beneficial ownership of our common stock as of March 28, 2022 for:

•	each person or group known to us who beneficially owns more than 5% of our common stock;

•	each of our directors and director nominees;

•	each of our named executive officers; and

•	all of our directors and executive officers as a group.
Each stockholder’s percentage ownership is based on 207,747,333 shares of our Class A common stock and 276,722,704 shares of our Class B common stock outstanding as of March 28, 2022. Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Common stock subject to options or RSUs that are currently exercisable or exercisable or will vest within 60 days of March 28, 2022 are deemed to be outstanding and beneficially owned by the person holding the options or RSUs. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as disclosed in the footnotes to this table and subject to applicable community property laws, we believe that each stockholder identified in the table possesses sole voting and investment power over all common stock shown as beneficially owned by the stockholder.
Unless otherwise noted below, the address of each beneficial owner listed on the table is c/o Cano Health, Inc., 9725 NW 117th Avenue, Miami, Florida 33178. Beneficial ownership representing less than 1% is denoted with an asterisk (*).

Name of Beneficial Owner	Shares of Class A Common Stock Beneficially Owned		Shares of Class B Common Stock Beneficially Owned (1)		% of Total Voting Power (2)
Greater than 5% Holders:	Number	% of Class	Number	% of Class
Suvretta Master Fund, Ltd. (3)	10,324,453	5.0%	—	—	2.1%
Suvretta Capital Management, LLC (4)	10,547,556	5.1%	—	—	2.2%
Third Point LLC (5)	11,500,000	5.5%	—	—	2.4%
The Vanguard Group (6)	12,135,543	5.8%	—	—	2.5%
FMR, LLC (7)	32,989,715	15.9%	—	—	6.8%
ITC Rumba, LLC (8)	—	—	159,780,988	57.7%	33.0%
Directors and Executive Officers:
Dr. Marlow Hernandez (9)	2,140,515	1.0%	22,104,622	8.0%	5.0%
Brian D. Koppy	132,859	*	—	— *
Richard Aguilar (10)	279,606	*	11,560,023	4.2%	2.4%
David Armstrong	45,017	*	874,453	*	*
Elliot Cooperstone (11)	14,825	—	159,780,988	57.7%	33.0%
Dr. Lewis Gold (12)	1,706,760	*	1,391,935	*	*
Jacqueline Guichelaar	14,825	—	—	—	—
Angel Morales (13)	14,825	—	6,968,507	2.5%	1.4%
Dr. Alan Muney	14,825	—	—	—	—
Kim M. Rivera	14,825	—	—	—	—
Barry S. Sternlicht (14)	42,691,312	20.5%	—	—	8.8%
Solomon D. Trujillo (15)	111,825	*	13,680,443	4.9%	2.8%
All Directors and Executive Officers as a Group	47,182,019	22.7%	216,360,971	78.2%	54.4%

*	Less than one percent.
(1)
Class B common stock will entitle the holder thereof to one vote per share. Subject to the terms of the Second Amended and Restated Limited Liability Company Agreement of Primary Care (ITC) Intermediate Holdings, LLC, or PCIH, the common limited liability company units of PCIH, together with an equal number of shares of Class B common stock, are exchangeable for shares of Class A common stock on a one-for-one basis.

(2)
Based on 207,747,333 shares of Class A common stock and 276,722,704 shares of Class B common stock issued and outstanding as of March 28, 2022. The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the
Exchange Act and the information is not necessarily indicative of beneficial ownership for any other purpose. Under that rule, beneficial ownership includes any shares as to which the individual or entity has voting power or investment power and any shares that the individual or entity has the right to acquire within 60 days of March 28, 2022, through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes or table, each individual or entity has sole voting and investment power, or shares such powers with his or her spouse, with respect to the shares shown as beneficially owned.

(3)
Suvretta Master Fund, Ltd. has shared voting power over 10,324,453 shares of Class A common stock and shared dispositive power over 10,324,453 shares of Class A common stock. This information is based on a Schedule 13G/A filed with the SEC on February 11, 2022. Suvretta Master Fund, Ltd.’s address is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman
KY1-1104,
Cayman Islands. Suvretta Capital Management, LLC has shared voting power over 10,547,556 shares of Class A common stock and shared dispositive power over 10,547,556 shares of Class A common stock. This information is based on a Schedule 13G/A filed with the SEC on February 11, 2022. Aaron Cowen has beneficial ownership by virtue of his role as a control person of Suvretta Capital Management, LLC. Suvretta Capital Management, LLC’s address is 540 Madison Avenue, 7th Floor, New York, New York 10022.

(4)
Suvretta Capital Management, LLC has shared voting power over 10,547,556 shares of Class A common stock and shared dispositive power over 10,547,556 shares of Class A common stock. This information is based on a Schedule 13G/A filed with the SEC on February 11, 2022. Aaron Cowen has beneficial ownership by virtue of his role as a control person of Suvretta Capital Management, LLC. Suvretta Capital Management, LLC’s address is 540 Madison Avenue, 7 th
Floor, New York, New York 10022.

(5)
Third Point LLC has shared voting power over 11,500,000 shares of Class A common stock and shared dispositive power over 11,500,000 shares of Class A common stock. Daniel S. Loeb, Chief Executive Officer of Third Point LLC, has shared voting power over 11,500,000 shares of Class A common stock and shared dispositive power over 11,500,000 shares of Class A common stock. This information is based on a Schedule 13G/A filed with the SEC on February 14, 2022. The address of Third Point LLC and Daniel S. Loeb is 55 Hudson Yards, New York, New York 10001.

(6)
The Vanguard Group, Inc. has shared voting power over 57,899 shares of Class A common stock, sole dispositive power over 11,937,096 shares of Class A common stock and shared dispositive power over 198,447 shares of Class A common stock. This information is based on a Schedule 13G/A filed with the SEC on February 9, 2022. The Vanguard Group’s address is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. Reported ownership includes shares held by subsidiaries listed in the filing.

(7)
FMR, LLC has sole voting power over 3,087,584 shares of Class A common stock and sole power to dispose or to direct the disposition of 32,989,715 shares of Class A common stock. This information is based on a Schedule 13G/A filed with the SEC on February 9, 2022. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B stockholders have entered into a stockholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the stockholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, as amended, or the Investment Company Act, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act, or Fidelity Funds, advised by Fidelity Management & Research Company, a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ boards of trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ boards of trustees. The address of FMR, LLC is 245 Summer Street, Boston, Massachusetts 02210.

(8)
Elliot Cooperstone is the Founder and Managing Partner of ITC Rumba, LLC and therefore is a beneficial owner of these shares. The business address of ITC Rumba, LLC is 444 Madison Avenue, 35th Floor, New York, New York 10022.

(9)
Represents (1) 1,552,462 shares of Class A common stock and 473,469 public warrants to purchase Class A common stock held by Dr. Hernandez; (2) (i) 22,034,622 shares of Class B common stock held by Hernandez Borrower Holdings LLC and (ii) 70,000 shares of Class B common stock held by Dr. Hernandez; and (3) 67,597 shares of Class A common stock and 46,987 public warrants to purchase Class A common stock held by the Marlow B. Hernandez 2020 Family Trust. Dr. Hernandez has sole voting and dispositive power with respect to all of these shares and therefore is a beneficial owner of these shares. Hernandez Borrower Holdings LLC has pledged all its shares to a certain lender in connection with a financing arrangement.

(10)
Represents (1) 232,896 shares of Class A common stock, (2) 46,710 public warrants to purchase Class A common stock and (3) 675,940 shares of Class B common stock held by Dr. Aguilar. Also consists of 10,884,083 shares of Class B common stock held by Aguilar Borrower Holdings LLC. Dr. Aguilar is the sole member of Aguilar Borrower Holdings LLC and is therefore the beneficial owners of these shares. Aguilar Borrower Holdings LLC has pledged all such shares to a certain lender in connection with a financing arrangement.

(11)
Represents (1) 14,825 RSUs held by Elliot Cooperstone that will vest within 60 days of March 28, 2022 and (2) 159,780,988 shares of Class B common stock held by ITC Rumba, LLC. Elliot Cooperstone is the Founder and Managing Partner of ITC Rumba, LLC and therefore is a beneficial owner of these shares. The business address of ITC Rumba, LLC is 444 Madison Avenue, 35th Floor, New York, New York 10022.

(12)
Consists of (1) 14,825 RSUs held by Dr. Lewis Gold that will vest within 60 days of March 28, 2022, (2) 158,850 shares of Class A common stock held by EG Advisors, LLC, (3) 1,233,085 shares of Class A common stock held by EGGE, LLC, (4) 158,850 shares of Class B common stock held by EG Advisors, LLC and (5) 1,233,085 shares of Class B common stock held by EGGE, LLC.

(13)
Consists of (1) 14,825 RSUs held by Mr. Morales that will vest within 60 days of March 28, 2022 and (2) 6,968,507 shares of Class B common stock held by Morales Borrower Holdings LLC. Mr. Morales’s spouse and mother have shared voting and dispositive power with respect to these shares and are therefore the beneficial owners of these shares. Mr. Morales expressly disclaims beneficial ownership as to any of these shares, except to the extent of his pecuniary interest therein. Morales Borrower Holdings LLC has pledged all such shares to a certain lender in connection with a financing arrangement.

(14)
Consists of (1) 14,825 RSUs held by Mr. Sternlicht that will vest within 60 days of March 28, 2022, (2) 34,831,848 shares of Class A common stock and (3) 7,844,639 public warrants to purchase Class A common stock held by JAWS Equity Owner 146, L.L.C. Mr. Sternlicht controls JAWS Equity Owner 146, L.L.C. and is therefore deemed to be the beneficial owner of such securities, provided that, Mr. Sternlicht disclaims beneficial ownership of the reported securities except to the extent of his pecuniary interest therein.

(15)
Consists of (1) 111,825 shares of Class A common stock held by Mr. Trujillo and (2) 13,680,443 shares of Class B common stock held by Trujillo Group, LLC. Mr. Trujillo is the sole member of Trujillo Group, LLC and therefore is a beneficial owner of these shares.

SELLING SECURITYHOLDERS
This prospectus relates to the resale by the Selling Securityholders from time to time of (i) up to an aggregate of 248,758,279 shares of our Class A common stock to be sold by the Selling Securityholders, including 231,508,279 shares of our Class A common stock underlying an equal number of shares of Class B common stock, (ii) up to an aggregate of 10,533,333 shares of our Class A common stock that may be issued upon exercise of the private warrants and (iii) up to an aggregate of 80,000,000 shares of our Class A common stock issued to the PIPE Investors. The Selling Securityholders may from time to time offer and sell any or all of the securities set forth below pursuant to this prospectus and any accompanying prospectus supplement. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, their permitted transferees and others who later come to hold any of the Selling Securityholders’ interest in the Class A common stock other than through a public sale.
The following table sets forth, as of the date of this prospectus, the names of the Selling Securityholders, the aggregate number of shares of Class A common stock and warrants beneficially owned, the aggregate number of shares of Class A common stock and warrants that the Selling Securityholders may offer pursuant to this prospectus and the number of shares of Class A common stock beneficially owned by the Selling Securityholders after the sale of the securities offered hereby. The beneficial ownership of the Company’s common stock is based on 207,747,333 shares of the Company’s Class A common stock and 276,722,704 shares of the Company’s Class B common stock issued and outstanding as of March 28, 2022.
We have determined beneficial ownership in accordance with the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.
We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Class A common stock or warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Class A common stock or warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering.
Selling Securityholder information for each additional Selling Securityholder, if any, will be set forth by a prospectus supplement to the extent required prior to the time of any offer or sale of such Selling Securityholder’s shares pursuant to this prospectus. Any prospectus supplement may add, update, substitute, or change the information contained in this prospectus, including the identity of each Selling Securityholder and the number of shares registered on its behalf. A Selling Securityholder may sell or otherwise transfer all, some or none of such shares in this offering. See “
Plan of Distribution
.”

	Before the Offering				After the Offering
Name of Selling Securityholder (1)	Number of Shares of Common Stock	Number of Warrants	Number of Shares of Common Stock Being Offered	Number of Warrants Being Offered	Number of Shares of Common Stock	Percentage of Outstanding Shares of Common Stock		Number of Warrants	Percentage of Outstanding Warrants
Alyeska Master Fund, L.P. 2	2,000,000	181,098	2,000,000	—	—	—		181,098		*
Angel Morales 3	6,968,507	—	6,968,507	—	—	—		—	—
ArrowMark Partners 4	3,150,000	—	3,150,000	—	—	—		—	—
Citadel Multi-Strategy Equities Master Fund Ltd. 5	6,305,038	83,804	1,000,000	—	5,305,038	3.2		83,804		*
David Armstrong 6	874,453	—	874,453	—	—	—		—	—
EGGE, LLC 7	2,466,170	—	2,466,170	—	—	—		—	—
Entities advised by Capital Research and Management Company 8	8,545,275	—	8,500,000	—	45,275	—		—	—
Funds associated with BlackRock, Inc. 9	8,500,000	—	8,500,000	—	—	—		—	—
Funds associated with FMR LLC 10	25,000,000	—	25,000,000	—	—	—		—	—
Fund associated with HealthCor Management L.P. 11	2,000,000	—	2,000,000	—	—	—		—	—
Ghisallo Master Fund, LP 12	750,000	—	750,000	—	—	—		—	—
ITC Rumba, LLC 13	159,780,988	—	159,780,988	—	—	—		—	—
Jane Street Global Trading, LLC 14	1,194,029	6,736	1,000,000	—	194,029		*	6,736		*
Jason Conger 15	2,936,761	—	2,936,761	—	—	—		—	—
Jaws Equity Owner 146, LLC 16	4,865,517	—	4,865,517	—	—	—		—	—
Barry Sternlicht 17	25,501,487	7,844,639	25,501,487	7,844,639	—	—		—	—
Joel Lago 18	15,483,805	—	4,910,930	—	10,572,875	6.4		—	—
Dr. Marlow Hernandez 19	22,104,622	—	22,034,622	—	70,000		*	—	—
Maverick Fund USA, Ltd. 20	6,281,705	—	6,281,705	—	—	—		—	—
Maverick Fund II, Ltd. 21	2,068,295	—	2,068,295	—	—	—		—	—
Owl Creek Investments III, LLC 22	1,250,000	—	1,250,000	—	—	—		—	—
Dr. Richard Aguilar 23	11,560,023	—	10,884,083	—	675,940		*	—	—
Rick Sanchez 24	5,812,990	—	5,812,990	—	—	—		—	—
Solomon Trujillo 25	13,680,491	—	13,680,491	—	—	—		—	—
Suvretta Master Fund, Ltd. and Suvretta Long Master Fund, Ltd. 26	7,615,721	667,883	2,000,000	—	5,615,721	3.3		667,883	2.0
TOMS Capital Investment Management LP 27	2,500,000	—	2,500,000	—	—	—		—	—
TP Trading II LLC 28	9,000,000		9,000,000	—	—	—		—	—
Selling securityholders of less than one percent 29	1,367,767	—	1,367,767	—	—	—		—	—

*	Less than one percent
(1)	Unless otherwise noted, the business address of each of those listed in the table above is 9725 NW 117th Avenue, Miami, FL 33178.
(2)
Consists of 2,000,000 shares of Class A common stock held by Alyeska Master Fund, L.P., a Cayman Islands limited partnership (“Alyeska”). All such shares of Class A common stock have been pledged to Goldman Sachs in accordance with a bona fide margin agreement. Also consists of 181,098 public warrants not being offered by this prospectus. Alyeska Investment Group, L.P., the investment manager of Alyeska, has voting and investment control of the shares held by Alyeska. Mr. Anand Parekh is the Chief Executive Officer of Alyeska Investment Group, L.P. and may be deemed to be the beneficial owner of such shares. Mr. Parekh, however, disclaims any beneficial ownership of the shares held by Alyeska Master Fund, L.P. The address of Alyeska is 77 West Wacker Drive, Suite 700, Chicago, Illinois 60601.

(3)
Consists of 6,968,507 shares of Class B common stock held by Morales Borrower Holdings LLC. Mr. Morales’s spouse and mother have shared voting and dispositive power with respect to these shares and are therefore the beneficial owners of these shares. Mr. Morales expressly disclaims beneficial ownership as to any of these shares, except to the extent of his pecuniary interest therein. Morales Borrower Holdings LLC has pledged all such shares to a certain lender in connection with a financing arrangement.

(4)
Consists of 350,000 shares of Class A common stock held by ArrowMark Fundamental Opportunity Fund LP, 1,680,000 shares of Class A common stock held by Meridian Growth Fund and 1,120,000 shares of Class A common stock held by Meridian Small Cap Growth Fund. Chad Meade is a Portfolio Manager for ArrowMark Partners. The address of ArrowMark Partners is 100 Fillmore Street, Suite 325, Denver, CO 80206.

(5)
Consists of 6,305,038 shares of Class A common stock (1,000,000 of which are being offered by this prospectus) held by Citadel Multi-Strategy Equities Master Fund Ltd. Pursuant to a portfolio management agreement, Citadel Advisors LLC, an investment advisors registered under the U.S. Investment Advisors Act of 1940 (“CAL”), holds the voting and dispositive power with respect to the shares held by Citadel Multi-Strategy Equities Master Fund Ltd. Citadel Advisors Holdings LP (“CAH”) is the sole member of CAL. Citadel GP LLC is the general partner of CAH. Kenneth Griffin (“Griffin”) is the President and Chief Executive Officer of and sole member of Citadel GP LLC. Citadel GP LLC and Griffin may be deemed to be the beneficial owners of the stock through their control of CAL and/or certain other affiliated entities. The address of Citadel Multi-Strategy Equities Master Fund Ltd. is c/o Citadel Enterprise Americas LLC, 131 South Dearborn Street, Chicago, IL 60603.

(6)	Consists of 874,453 shares of Class B common stock held by David Armstrong. The address of David Armstrong is 1816 SE 1st Street, Deerfield Beach, FL 334411.
(7)
Consists of 2,466,170 shares of Class B common stock held by EGGE, LLC. Lewis Gold and Mitchell Eisenberg are managers of EGGE, LLC. The address of Lewis Gold is 7204 Queenferry Cir, Boca Raton, FL 33496. The address of Mitchell Eisenberg is 1235 Spanish River RdBoca Raton, FL 33432.

(8)
Consists of (i) 5,979,714 shares of Class A common stock held by SMALLCAP World Fund, Inc. (“SCWF”), (ii) 2,491,548 shares of Class A common stock held by The New Economy Fund (“NEF”), (iii) 39,907 shares of Class A common stock held by Capital Group New Economy Fund (LUX) (“CGNELU” and, together with SCWF and NEF, the “CRMC Stockholders”), and (iv) 34,106 shares of Class A common stock held by Capital Group New Economy Trust (US) (“TNEF”). Capital Research and Management Company (“CRMC”) is the investment adviser for each CRMC Stockholder. Capital Bank and Trust Company (“CB&T”) is the discretionary trustee and investment adviser for TNEF, and CRMC has been retained by CB&T as investment adviser to CB&T. For purposes of the reporting requirements of the Exchange Act, CRMC or Capital World Investors (“CWI”) may be deemed to be the beneficial owner of the common shares held by each CRMC Stockholder; however, each of CRMC and CWI expressly disclaims that each is, in fact, the beneficial owner of such securities. For purposes of the reporting requirements of the Exchange Act, CB&T, CRMC or CWI may be deemed to be the beneficial owner of the common shares held by TNEF; however, each of CB&T, CRMC and CWI expressly disclaims that it is, in fact, the beneficial owner of such securities. Brady L. Enright, Julian N. Abdey, Jonathan Knowles, Gregory W. Wendt, Peter Eliot, Bradford F. Freer, Leo Hee, Roz Hongsaranagon, Harold H. La, Dimitrije Mitrinovic, Aidan O’Connell, Samir Parekh, Andraz Razen, Renaud H. Samyn, Michael Beckwith, and Arun Swaminathan, as portfolio managers, have voting and investment powers over the shares held by SCWF. Timothy D. Armour, Harold H. La, Mathews Cherian, Tomoko Fortune, Caroline Jones, Reed Lowenstein, and Richmond Wolf, as portfolio managers, have voting and investment powers over the shares held by NEF. Timothy D. Armour, Harold H. La, Mathews Cherian, Tomoko Fortune, Caroline Jones, Reed Lowenstein, and Richmond Wolf, as portfolio managers, have voting and investment powers over the shares held by CGNELU. Timothy D. Armour, Harold H. La, Mathews Cherian, Tomoko Fortune, Caroline Jones, Reed Lowenstein, and Richmond Wolf, as portfolio managers, have voting and investment powers over the shares held by TNEF. The address for each of the CRMC Stockholders and TNEF is c/o Capital Research and Management Company, 333 S. Hope St., 50th Floor, Los Angeles, California 90071. Each of the CRMC Stockholders and TNEF acquired the securities being registered hereby in the ordinary course of its business.

(9)
Consists of 538,968 shares of Class A common stock held by Master Total Return Portfolio of Master Bond LLC, 277,311 shares of Class A common stock held by BlackRock Capital Allocation Trust, 1,500,000 shares of Class A common stock held by BlackRock Global Funds—World Healthscience Fund, 915,804 shares of Class A common stock held by BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V, 148,500 shares of Class A common stock held by Blackrock Health Sciences Trust, 2,174,189 shares of Class A common stock held by Blackrock Health Sciences Trust II, 2,900,000 shares of Class A common stock held by BlackRock Health Sciences Opportunities Portfolio, and 45,228 shares of Class A common stock held by BlackRock Global Long/Short Credit Fund of BlackRock Funds IV. The registered holders of the referenced shares to be registered are the following funds and accounts under management by subsidiaries of BlackRock, Inc.: BlackRock Strategic Income Opportunities Portfolio of BlackRock Funds V; Master Total Return Portfolio of Master Bond LLC; BlackRock Capital Allocation Trust; BlackRock Global Long/Short Credit Fund of BlackRock Funds IV; BlackRock Global Funds—Word Healthscience Fund; BlackRock Health Opportunities Portfolio, a Series of BlackRockFunds; BlackRock Health Sciences Trust; BlackRock Health Sciences Trust II. BlackRock, Inc. is the ultimate parent holding company of such subsidiaries. On behalf of such subsidiaries, the applicable portfolio managers, as managing directors (or in other capacities) of such entities, and/or the applicable investment committee members of such funds and accounts, have voting and investment power over the shares held by the funds and accounts which are the registered holders of the referenced shares. Such portfolio managers and/or investment committee members expressly disclaim beneficial ownership of all shares held by such funds and accounts. The address of such funds and accounts, such subsidiaries and such portfolio managers and/or investment committee members is 55 East 52nd Street, New York, NY 10055 and 60 State Street, Boston, MA 02109. Shares shown include only the securities being registered for resale and may not incorporate all shares deemed to be beneficially held by the registered holders or BlackRock, Inc.

(10)
Consists of 5,743,745 shares of Class A common stock held by Fidelity Contrafund: Fidelity Contrafund, 1,593,848 shares of Class A common stock held by Fidelity Contrafund Commingled Pool, By: Fidelity Management Trust Company, as Trustee, 711,826 shares of Class A common stock held by Fidelity Contrafund: Fidelity Contrafund K6, 854,638 shares of Class A common stock held by Fidelity Contrafund: Fidelity Advisor New Insights Fund—Sub A, 254,767 shares of Class A common stock held by Fidelity Insights Investment Trust, By its manager Fidelity Investments Canada ULC, 1,002 shares of Class A common stock held by Fidelity Contrafund: Fidelity Flex Opportunistic Insights Fund, 305,884 shares of Class A common stock held by Fidelity Contrafund: Fidelity Series Opportunistic Insights Fund, 534,290 shares of Class A common stock held by Variable Insurance Products Fund II: VIP Contrafund Portfolio—Subportfolio A, 4,023,300 shares of Class A common stock held by Fidelity Select Portfolios: Health Care Portfolio, 1,800,000 shares of Class A common stock held by Fidelity Central Investment Portfolios LLC: Fidelity U.S. Equity Central Fund, 2,487,400 shares of Class A common stock held by Fidelity Advisor Series VII: Fidelity Advisor Health Care Fund, 475,900 shares of Class A common stock held by Variable Insurance Products Fund IV: Health Care Portfolio, 4,012,311 shares of Class A common stock held by Fidelity Advisor Series I: Fidelity Advisor Growth Opportunities Fund, 601,200 shares of Class A common stock held by Variable Insurance Products Fund III: Growth Opportunities Portfolio, 159,668 shares of Class A common stock held by Fidelity Advisor Series I: Fidelity Advisor Series Growth Opportunities Fund, 39,063 shares of Class A common stock held by Fidelity U.S. Growth Opportunities Investment Trust by its manager Fidelity Investments Canada ULC, 187,758 shares of Class A common stock held by Fidelity NorthStar Fund by its manager Fidelity Investments Canada ULC, 463,400 shares of Class A common stock held by Fidelity Select Portfolios: Health Care Services Portfolio and 750,000 shares of Class A common stock held by Fidelity Contrafund: Fidelity Advisor New Insights Fund- Subportfolio B. These accounts are managed by direct or indirect subsidiaries of FMR LLC. Abigail P. Johnson is a Director, the Chairman, the Chief Executive Officer and the President of FMR LLC. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. Fidelity Management & Research Company carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The address of FMR, LLC is 245 Summer Street, Boston, Massachusetts 02210.

(11)
Consists of 1,632,518 shares of Class A common stock held by HealthCor Sanatate Offshore Master Fund, L.P. and 367,482 shares of Class A common stock held by HealthCor Offshore Master Fund, L.P. Joseph Healey and Arthur Cohen are Investment Managers of HealthCor Management, L.P. The address of HealthCor Management, L.P. is 55 Hudson Yards 28th Floor, New York, NY 10001.

(12)
Consists of 750,000 shares of Class A common stock held by Ghisallo Master Fund LP, a Cayman Islands limited partnership. Ghisallo Capital Management LLC is the investment manager of Ghisallo Master Fund. Michael Germino is the authorized signatory of Ghisallo Capital Management LLC. The address of Ghisallo Master Fund LP is 27 Hospital Road, Grand Cayman
KYI-9008.

(13)
Consists of 159,780,988 shares of Class B common stock held by ITC Rumba, LLC. Elliot Cooperstone is the Managing Partner of ITC Rumba, LLC. The address of Elliot Cooperstone is 50 Egypt Close, East Hampton, NY 11937.

(14)
Consists of 1,194,029 shares of Class A common stock (1,000,000 of which are being offered by this prospectus) held by Jane Street Global Trading, LLC, a Delaware limited liability company. Also consists of 6,736 public warrants not being offered by this prospectus. Jane Street Global Trading, LLC is a wholly owned subsidiary of Jane Street Group, LLC. Michael A. Jenkins and Robert. A. Granieri are the members of the Operating Committee of Jane Street Group, LLC. The address of Jane Street Global Trading, LLC is 250 Vesey Street, 3rd Floor, New York, NY 10281.

(15)
Consists of 2,936,761 shares of Class B common stock held by Conger Borrower Holdings LLC. Mr. Conger is the sole member of Conger Borrower Holdings LLC and is therefore the beneficial owner of these shares. Conger Borrower Holdings LLC has pledged all such shares to a certain lender in connection with a financing arrangement.

(16)
Consists of 4,865,517 shares of Class A common stock held by Jaws Equity Owner 146, LLC (“Jaws Equity Owner”). Jaws Equity Owner, a Delaware limited liability company, is wholly owned and controlled by Barry Sternlicht and, as such, Mr. Sternlicht may be deemed to have beneficial ownership of the securities held directly by Jaws Equity Owner. The address of Jaws Equity Owner is 1601 Washington Avenue, Suite 800, Miami Beach, Florida 33139.

(17)
Includes (i) 17,656,848 shares of Class A common stock and 7,844,639 shares of Class A common stock issuable upon exercise of the private placement warrants and (ii) 7,844,639 private placement warrants.

(18)
Consists of 4,910,930 shares of Class B common stock held by Mr. Lago. Mr. Lago also is the beneficial owner of 10,572,875 shares of Class B common stock held by Physician Partners Group Owner, Inc. Mr. Lago is the sole shareholder of Physician Partners Group Owner, Inc.

(19)
Consists of 22,034,622 shares of Class B common stock held by Hernandez Borrower Holdings LLC and 70,000 shares of Class B common stock held by Dr. Hernandez. Dr. Hernandez has voting and dispositive power with respect to these shares and is therefore the beneficial owner of these shares. Hernandez Borrower Holdings LLC has pledged all such shares to a certain lender in connection with a financing arrangement.

(20)
Consists of 6,281,705 shares of Class A common stock held by Maverick Fund USA, Ltd. (“Maverick Fund USA”). Maverick Capital, Ltd. is the investment manager of Maverick Fund USA and as such, may be deemed to have beneficial ownership of the stock through the investment discretion it exercises over its clients’ accounts. Maverick Capital Management, LLC is the General Partner of Maverick Capital, Ltd. Lee S. Ainslie III is the manager of Maverick Capital Management, LLC. The address of Maverick Fund USA is 1900 N. Pearl St. 20th Floor, Dallas, TX 75201.

(21)
Consists of 2,068,295 shares of Class A common stock held by Maverick Fund II, Ltd. (“Maverick Fund II”). Maverick Capital, Ltd. is the investment manager of Maverick Fund II and as such, may be deemed to have beneficial ownership of the stock through the investment discretion it exercises over its clients’ accounts. Maverick Capital Management, LLC is the General Partner of Maverick Capital, Ltd. Lee S. Ainslie III is the manager of Maverick Capital Management, LLC. The address of Maverick Fund II is 1900 N. Pearl St. 20th Floor, Dallas, TX 75201.

(22)
Consists of 1,250,000 shares of Class A common stock held by Owl Creek Investments III, LLC (“OC III”). Owl Creek Asset Management, L.P., as manager of OC III, may be deemed to control OC III. Owl Creek GP, L.L.C., as general partner of Owl Creek Asset Management, L.P., may be deemed to control Owl Creek Asset Management, L.P. Jeffrey A. Altman, as managing member of Owl Creek GP, LLC may be deemed to control such entity. All persons have the following address: c/o Owl Creek Asset Management, L.P. 640 Fifth Ave, New York, NY 10019.

(23)
Consists of 10,884,083 shares of Class B common stock held by Aguilar Borrower Holdings LLC and 675,940 shares of Class B common stock held by Dr. Aguilar. Dr. Aguilar is the sole member of Aguilar Borrower Holdings LLC and is therefore the beneficial owner of these shares. Aguilar Borrower Holdings LLC has pledged all such shares to a certain lender in connection with a financing arrangement.

(24)
Consists of 5,182,990 shares of Class B common stock held by Sanchez Borrower Holdings LLC. Mr. Sanchez and his spouse have shared voting and dispositive power with respect to these shares and are therefore the beneficial owners of these shares. Sanchez Borrower Holdings LLC has pledged all such shares to a certain lender in connection with a financing arrangement.

(25)
Consists of 13,680,491 shares of Class B common stock held by Trujillo Group LLC. Solomon Trujillo is the sole member of Trujillo Group, LLC and therefore is a beneficial owner of these shares. The address of Mr. Trujillo is 8400 E Crescent Parkway, #600 Greenwood Village, CO 80111.

(26)
Consists of 7,569,290 shares of Class A common stock and 665,453 public warrants held by Suvretta Master Fund, Ltd., a Cayman Islands exempted company, and 46,431 shares of Class A common stock and 2,430 public warrants held by Suvretta Long Master Fund, Ltd., a Cayman Islands exempted company. Suvretta Master Fund, Ltd. is offering 1,988,000 shares of Class A common stock and Suvretta Long Master Fund, Ltd. is offering 12,000 shares of Class A common stock. Aaron Cowen as control person of Suvretta Capital Management, LLC, the investment manager of Suvretta Master Fund, Ltd. and Suvretta Long Master Fund, Ltd. may be deemed to beneficially own the shares held by them. The address of the foregoing entities is 540 Madison Ave, 7th Floor New York, NY 10022.

(27)
Consists of 85,797 shares of Class A common stock held by TCIM ICAV, 1,432,160 shares of Class A common stock held by TCIM Master Fund Ltd., 166,395 shares of Class A common stock held by Brown Cayman I, 732,564 shares of Class A common stock held by TOMS Capital Investments LLC and 83,084 shares of Class A common stock held by Ulysses Partners LP. Benjamin Pass is the CIO of TOMS Capital Investment Management LP, the investment manager of TCIM ICAV, TCIM Master Fund Ltd., Brown Cayman I, TOMS Capital Investments LLC and Ulysses Partners LP. The address of TOMS Capital Investment Management LP is c/o TOMS Capital Investment Management LP, 450 West 14th Street, 13th Floor, New York, NY 10014.

(28)
Consists of 9,000,000 shares of Class A common stock held by TP Trading II LLC (“TP Trading II”). The securities of the Company set forth herein are directly beneficially owned by TP Trading II. TP Trading II is an affiliate of Third Point LLC (“Third Point”). Daniel S. Loeb is the Chief Executive Officer of Third Point. Third Point and Mr. Loeb may be deemed to be the beneficial owners of the securities beneficially owned by TP Trading II. Third Point and Mr. Loeb hereby disclaim beneficial ownership of all such securities, except to the extent of any indirect pecuniary interest therein. The address of TP Trading II is 55 Hudson Yards 51st Fl, New York, NY 10001.

(29)	Consists of selling stockholders not otherwise listed in this table whom within the groups indicated collectively own less than 1% of our common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of material U.S. federal income tax consequences applicable to
Non-U.S.
holders (as defined below) with respect to the ownership and disposition of our shares of common stock, which we refer to as our securities. This discussion applies only to securities that are held as capital assets for U.S. federal income tax purposes and is applicable only to holders who are receiving our securities in this offering.
This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors (such as the effects of Section 451 of the Code), including but not limited to:
•	financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the U.S.;

•	persons that actually or constructively own five percent or more of our voting shares;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to the securities;

•	persons holding the securities as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	partnerships or other pass-through entities for U.S. federal income tax purposes and any beneficial owners of such entities;

•	tax-exempt entities;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;

•	persons that hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; and

•	U.S. expatriates.
This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or
non-U.S.
taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).
We have not sought, and will not seek, a ruling from the Internal Revenue Service as to any U.S. federal income tax consequence described herein. The Internal Revenue Service may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

This discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity or arrangement classified as a partnership or other pass-through entity for United States federal income tax purposes) is the beneficial owner of our securities, the United States federal income tax treatment of a partner or member in the partnership or other pass-through entity generally will depend on the status of the partner or member and the activities of the partnership or other pass-through entity. If you are a partner or member of a partnership or other pass-through entity holding our securities, we urge you to consult your own tax advisor.
THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY UNITED STATES FEDERAL
NON-INCOME,
STATE, LOCAL, AND
NON-U.S.
TAX LAWS.
As used herein, the term
“Non-U.S.
holder” means a beneficial owner of our common stock who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual;

•
a corporation or any other organization taxable as a corporation for U.S. federal income tax purposes that is created or organized in or under laws other than the laws of the United States, any state thereof, or the District of Columbia;

•
an estate, the income of which is not subject to U.S. federal income tax on a net income basis, unless such income is from a source within the United States or is effectively connected with a U.S. trade or business; or

•
a trust (1) that (a) has not made an election to be treated as a U.S. person under applicable U.S. Treasury regulations and (b) either (i) is not subject to the primary supervision of a court within the United States or (ii) is not subject to the substantial control of one or more U.S. persons or (2) the income of which is not subject to U.S. federal income tax on a net income basis.

Taxation of Distributions
. In general, any distributions we make to a
Non-U.S.
holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the
Non-U.S.
holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such
Non-U.S.
holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form
W-8BEN
or
W-8BEN-E).
Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the
Non-U.S.
holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the
Non-U.S.
holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Gain on Sale, Taxable Exchange or Other Taxable Disposition of common stock” below.

The withholding tax does not apply to dividends paid to a
Non-U.S.
holder who provides a Form
W-8ECI,
certifying that the dividends are effectively connected with the
Non-U.S.
holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. income tax as if the
Non-U.S.
holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A
Non-U.S.
corporation receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower treaty rate).
Gain on Sale, Taxable Exchange or Other Taxable Disposition of common stock
. A
Non-U.S.
holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock, unless:

•
the gain is effectively connected with the conduct of a trade or business by the
Non-U.S.
holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the
Non-U.S.
holder);

•
the
non-U.S.
holder is a nonresident alien individual who is present in the United States for a period or periods aggregating 183 days or more in the taxable year of the disposition and certain other conditions are met; or

•
we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the
Non-U.S.
holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the
Non-U.S.
holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such
Non-U.S.
holder’s holding period for the shares of our common stock. Although there can be no assurance, we do not believe that we are, or have been, a “United States real property holding corporation” for U.S. federal income tax purposes, or that we are likely to become one in the future. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the
Non-U.S.
holder were a U.S. resident. Any gains described in the first bullet point above of a
Non-U.S.
holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30% rate (or lower treaty rate).
If the second bullet point above applies to a
Non-U.S.
holder, such
Non-U.S.
holder will be subject to a 30% tax (or such lower rate as may be specified by an applicable income tax treaty between the United States and such holder’s country of residence) on the net gain derived from the disposition, which may be offset by certain U.S. source capital losses of the
non-U.S.
holder, if any (even though the individual is not considered a resident of the United States), provided that the
non-U.S.
holder has timely filed U.S. federal income tax returns with respect to such losses.
If the third bullet point above applies to a
Non-U.S.
holder, gain recognized by such
Non-U.S.
holder on the sale, exchange or other disposition of our common stock will be subject to tax at generally applicable U.S. federal income tax rates.

Information Reporting and Backup Withholding
. Information returns will be filed with the Internal Revenue Service in connection with payments of dividends and the proceeds from a sale or other disposition of our shares of common stock. A
Non-U.S.
holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a
Non-U.S.
holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the Internal Revenue Service.
FATCA Withholding Taxes
. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends (including constructive dividends) on our common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other
Non-U.S.
entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form
W-8BEN-E).
Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a
Non-U.S.
holder might be eligible for refunds or credits of such withholding taxes, and a
Non-U.S.
holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Prospective investors should consult their tax advisers regarding the effects of FATCA on their investment in our securities.

PLAN OF DISTRIBUTION
We are registering the issuance by us of up to an aggregate of up to 265,041,612 shares of our Class A common stock, which consists of (i) up to an aggregate of 231,503,279 shares of our Class A common stock underlying an equal number of Class B common stock, (ii) up to an aggregate of 10,533,333 shares of our Class A common stock that may be issued upon exercise of the private warrants and (iii) up to an aggregate of 23,000,000 shares of our Class A common stock that may be issued upon exercise of the public warrants. We are also registering the resale from time to time by the Selling Securityholders of up to 248,758,279 shares of our Class A common stock to be sold by the Selling Securityholders, (ii) 10,533,333 shares of Class A common stock that may be issued upon exercise of the private warrants and (iii) up to an aggregate of 80,000,000 PIPE Shares.
We will not receive any proceeds from the sale of shares of Class A common stock or warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders incurred by the Selling Securityholders in disposing of the securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.
The securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors-in-interest
selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter
market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions. The underwriters will be obligated to purchase all the securities offered if any of the securities are purchased.
Subject to the limitations set forth in any applicable registration rights agreement, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the NYSE;

•
through trading plans entered into by a Selling Securityholder pursuant to Rule
10b5-1
under the Exchange Act that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through one or more underwritten offerings on a firm commitment or best efforts basis;

•	settlement of short sales entered into after the date of this prospectus;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	through the distribution of securities by any Selling Securityholder to its partners, members or securityholders;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.
In addition, a Selling Securityholder that is an entity may elect to make a pro rata in-kind
distribution of securities to its members, partners or stockholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus with a plan of distribution. Such members, partners or stockholders would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, the Selling Securityholders may also sell securities under Rule 144 under the Securities Act, if available, or in other transactions exempt from registration, rather than under this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.
The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest
will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest
intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a selling securityholder.

With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth the following information:

•	the specific securities to be offered and sold;

•	the names of the selling securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the selling securityholders.
In connection with distributions of the securities or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the securities in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell the securities short and redeliver the securities to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge securities to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged securities pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In order to facilitate the offering of the securities, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may over-allot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
The Selling Securityholders may solicit offers to purchase the securities directly from, and it may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.

It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities.
Our Class A common stock and warrants are listed on the NYSE under the symbols “CANO” and “CANO WS”, respectively.
The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we or the Selling Securityholders pay for solicitation of these contracts.
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission, fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of the gross proceeds of any offering pursuant to this prospectus and any applicable prospectus supplement.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121, that offering will be conducted in accordance with the relevant provisions of FINRA Rule 5121.

To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.
Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.
In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.
The underwriters, broker-dealers and agents may engage in transactions with us or the Selling Securityholders, or perform services for us or the Selling Securityholders, in the ordinary course of business.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
The Selling Securityholders and any other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Act and the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M. These provisions may restrict certain activities of, and limit the timing of purchases and sales of any of the securities by, the Selling Securityholders or any other person, which limitations may affect the marketability of the shares of the securities.
We will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any agent, broker-dealer or underwriter that participates in transactions involving the sale of the securities against certain liabilities, including liabilities arising under the Securities Act.
We have agreed to indemnify the Selling Securityholders against certain liabilities, including certain liabilities under the Securities Act, the Exchange Act or other federal or state law. Agents, broker-dealers and underwriters may be entitled to indemnification by us and the Selling Securityholders against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents, broker-dealers or underwriters may be required to make in respect thereof.
A holder of warrants may exercise its warrants in accordance with the Warrant Agreement on or before the expiration date by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such warrant, an election to purchase, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon by Goodwin Procter LLP,
New York, New York
.
EXPERTS
The consolidated financial statements of Cano Health, Inc. and subsidiaries at December 31, 2021 and 2020 and for each of the three years in the period ended December 31, 2021, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
The combined financial statements of Doctors Group Management, Inc., Century Health Care, Inc. and University Health Care MSO, Inc. and affiliates at December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC. We have also filed a registration statement on Form
S-1,
including exhibits, under the Securities Act, with respect to the Class A common stock and warrants offered by this prospectus. This prospectus is part of the registration statement, but does not contain all of the information included in the registration statement or the exhibits. Our SEC filings are available to the public on the internet at a website maintained by the SEC located at http://www.sec.gov.
We also maintain a website at http://www.canohealth.com. The information contained in or accessible from our website is not incorporated into this prospectus, and you should not consider it part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference. You may access, free of charge, our annual reports on Form
10-K,
quarterly reports on Form
10-Q,
current reports on Form
8-K
and amendment to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC.

Report of Independent Registered Public Accounting Firm
To the Shareholders and the Board of Directors of Cano Health, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Cano Health, Inc. and subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations
,
shareholders’ equity / members’ capital and cash flows for each of the three years in the period ended December 31, 2021, and the related notes
(collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.
Adoption of ASU
No. 2016-02,
Leases (Topic 842)
As discussed in Note 2 to the consolidated financial statements, the Company changed its method for accounting for leases as a result of the adoption of Accounting Standards Update
No. 2016-02,
Leases (Topic 842)
, effective January 1, 2021.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters
The critical audit matters communicated below are matters arising from the current period audit of the consolidated financial statements that were communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the consolidated financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing separate opinions on the critical audit matters or on the accounts or disclosures to which they relate.

Accounting for capitated revenue
Description of the Matter	As described in Note 2 to the consolidated financial statements, for the year ended December 31, 2021, the Company recorded $1.5 billion in capitated revenue, which was the most significant portion of total revenue for the Company. Capitated revenue is generated from arrangements made with various Medicare Advantage, Medicaid and Medicare Direct Contracting managed care payors whereby the Company receives a fixed payment per member per month (“PMPM”) for a defined member population and is then financially responsible for the cost of healthcare services required by that member population. Due to the nature of the agreements, revenues are based upon estimated PMPM amounts that the Company expects to be entitled to receive from the health plans or the Centers for Medicare & Medicaid Services (“CMS”), including adjustments to the premiums received based on final risk score determination. The Company estimates the Medicare Risk Adjustments (“MRA’s”) receivable, which is an estimate derived from adjustments based on the health status of members and demographic characteristics of the plan. The health status of members is used to determine a risk score which is determined by comparing what was received from the third-party health plan or CMS to what should have been received based on the health status of the enrolled member. The Company engages a third-party actuary to determine an independent range of the revenue generated from risk-score adjustments expected to be received in the subsequent fiscal year. This amount of estimation represents $21.1 million as of December 31, 2021.

How We Addressed the Matter in Our Audit	Auditing the Company’s accounting for the estimated portion of capitated revenue was complex and required significant auditor judgment due to the significant estimation uncertainty related to the estimated risk score and the related MRA receivables described above.

To test the estimated portion of capitated revenue, our audit procedures included, among others, understanding the significant assumptions used by the independent actuary in estimating the capitated revenue relating to the risk score and the related MRA receivables. This included obtaining a sample of the underlying data utilized in the actuarial estimate directly from the third-party health plans and reviewing and recalculating a sample of individual member risk score calculations. We engaged internal actuarial specialists to evaluate the methodology and significant assumptions of the independent third-party actuarial analysis that management utilizes to record the estimate. Our testing also included performing a predictive analytic, for a sample of health plans, of the capitated revenue relating to the risk score. To facilitate this analytic, for the sample selected, we agreed historical MRA settlements to the service fund reports and confirmed data directly with third-party health plans. We also performed a comparison of cash collected to the prior year estimate.

Accounting for medical costs and unpaid service provider costs

Description of the Matter	As described in Note 2 to the consolidated financial statements, as of December 31, 2021, the Company had $129.1 million in liabilities for unpaid claims for medical services provided to its members by third parties. The Company develops an accrual for medical costs incurred but not reported (“IBNR”), which includes estimates for claims that have not been processed by the third-party health plan or CMS, using a process that is consistently applied and centrally controlled to develop PMPM medical cost estimates that are consistent with the most recently completed periods. IBNR amounts are estimated using accumulated historical data, adjusted for current experience. Management compares its estimate to that of an independent third-party actuarial analysis that management obtained to corroborate its estimate and records adjustments if there are material differences.

How We Addressed the Matter in Our Audit	Auditing management’s estimate of the liability for unpaid service provider costs involved auditor judgment because the liability requires the Company to estimate medical services incurred but not reported, which involves judgment in the selection of assumptions (time from date of service to claim processing, health care professional contract rate changes, medical care utilization and other medical cost trends) used in the estimation process. These assumptions have a significant effect on the estimate for the liability for unpaid service provider costs.

To test the Company’s liability for unpaid claims, our audit procedures included, among others, obtaining directly from the third-party health plan a sample of historical claims paid and membership data provided by the health plans used in developing the Company’s actuarial estimate of the liability for unpaid service provider costs. In addition, we engaged our internal actuarial specialists to assist in evaluating the key assumptions and methodologies in the calculation and to independently calculate a range of reasonable reserve estimates for the liability for unpaid service provider costs to compare to what was recorded by the Company. We reviewed IBNR estimates made by the Company as compared to total paid claims activity for prior completed months.

Accounting for business combinations

Description of the Matter	As described in Notes 2 and 3 to the consolidated financial statements, for the year ended December 31, 2021, the Company paid $1.1 billion for businesses acquired during the period. In determining the appropriate purchase price allocation, the Company must determine the enterprise value (fair value) of the acquired entities. This determination requires significant subjective assumptions, particularly in regard to the use of prospective financial information, which includes projecting revenue growth rates and operating expenses of the acquired entities. Further, the Company must also identify and value any intangible assets acquired, which also involves the use of projected financial information.

How We Addressed the Matter in Our Audit	Auditing management’s assumptions used in determining enterprise value and the valuation of intangible assets involved auditor judgment because of the forward-looking and subjective nature of the assumptions. These assumptions have a significant effect on the determination of enterprise value and the recorded purchase price allocation.

To test the Company’s assumptions, our audit procedures included, among others, comparing the prospective financial information used, including future revenues growth rates and cash flows, to the historical performance of the acquired businesses. We also compared the future cash flows of intangible assets to certain similar intangible assets and other historical acquisitions. Additionally, we engaged our internal specialists to assist in evaluating the key assumptions and methodologies in the calculation and to independently calculate ranges for certain of these assumptions in order to set our expectations for the Company’s assigned purchase price allocation for material acquisitions.
/s/ Ernst & Young LLP
We have served as the Company’s auditor since 2020.
Miami, FL
March 14, 2022

CANO HEALTH, INC.
CONSOLIDATED BALANCE SHEETS

(in thousands, except share data)	December 31, 2021	December 31, 2020
Assets
Current assets:
Cash, cash equivalents and restricted cash	$163,170	$33,807
Accounts receivable, net of unpaid service provider costs (Related parties comprised $0 and $41,950 as of December 31, 2021 and December 31, 2020, respectively)	133,433	67,353
Inventory	1,107	922
Prepaid expenses and other current assets	19,525	8,937

Total current assets	317,235	111,019
Property and equipment, net (Related parties comprised $19,510 and $22,659 as of December 31, 2021 and December 31, 2020, respectively)	85,261	38,126
Operating lease right-of-use assets	132,173	—
Goodwill	769,667	234,328
Payor relationships, net	576,648	189,570
Other intangibles, net	248,973	36,785
Other assets	13,582	4,362

Total assets	$2,143,539	$614,190

Liabilities and stockholders’ equity / members’ capital
Current liabilities:
Current portion of notes payable	$6,493	$4,800
Current portion of equipment loans	510	314
Current portion of finance lease liabilities	1,295	876
Current portion of contingent consideration	3,123	—
Accounts payable and accrued expenses (Related parties comprised $0 and $112 as of December 31, 2021 and December 31, 2020, respectively)	72,772	31,370
Deferred revenue (Related parties comprised $0 and $988 as of December 31, 2021 and December 31, 2020, respectively)	1,815	988
Current portions due to sellers	25,414	26,554
Current portion of operating lease liabilities	15,275	—
Other current liabilities	34,339	2,278

Total current liabilities	161,036	67,180
Notes payable, net of current portion and debt issuance costs	915,266	456,745
Long term portion of operating lease liabilities	122,935	—
Warrant liabilities	80,144	—
Equipment loans, net of current portion	1,329	873
Long term portion of finance lease liabilities	2,181	1,580
Deferred revenue, net of current portion (Related parties comprised of $0 and $4,277 as of December 31, 2021 and December 31, 2020, respectively)	4,244	4,277
Due to sellers, net of current portion	479	13,976
Contingent consideration	35,300	5,172

The accompanying Notes are an integral part of these Consolidated Financial Statements

CANO HEALTH, INC.
CONSOLIDATED BALANCE SHEETS

Other liabilities (Related parties comprised $0 and $8,142 as of December 31, 2021 and December 31, 2020, respectively)	22,057	14,762

Total liabilities	1,344,971	564,565
Stockholders’ Equity / Members’ Capital
Shares of Class A common stock $0.0001 par value (6,000,000,000 shares authorized and 180,113,551 shares issued and outstanding at December 31, 2021)	18	—
Shares of Class B common stock $0.0001 par value (1,000,000,000 shares authorized and 297,385,981 shares issued and outstanding at December 31, 2021)	30	—
Members’ capital	—	157,591
Additional paid-in capital	397,443	—
Accumulated deficit	(78,760)	(107,832)
Notes receivable, related parties	—	(134)

Total Stockholders’ Equity / Members’ Capital attributable to Class A common stockholders	318,731	49,625
Non-controlling interests	479,837	—

Total Stockholders’ Equity / Members’ Capital	798,568	49,625

Total Liabilities and Stockholders’ Equity / Members’ Capital	$2,143,539	$614,190

The accompanying Notes are an integral part of these Consolidated Financial Statements

CANO HEALTH, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
(in thousands, except share and per share data)	2021	2020	2019
Revenue:
Capitated revenue (Related parties comprised $307,684, $235,509 and $0 for the years ended December 31, 2021, 2020 and 2019, respectively)	$1,529,120	$796,373	$340,901
Fee-for-service and other revenue (Related parties comprised $645, $832 and $558 for the years ended December 31, 2021, 2020 and 2019, respectively)	80,249	35,203	20,483

Total revenue	1,609,369	831,576	361,384
Operating expenses:
Third-party medical costs (Related parties comprised $249,819, $175,440 and $0 for the years ended December 31, 2021, 2020 and 2019, respectively)	1,231,047	564,987	242,572
Direct patient expense (Related parties comprised $4,882, $3,119 and $2,014 for the years ended December 31, 2021, 2020 and 2019, respectively)	179,353	101,358	42,100
Selling, general, and administrative expenses (Related parties comprised $12,366, $4,193 and $1,855 for the years ended December 31, 2021, 2020 and 2019, respectively)	252,133	103,962	59,148
Depreciation and amortization expense	49,441	18,499	6,822
Transaction costs and other (Related parties comprised $2,331, $6,275 and $2,786 for the years ended December 31, 2021, 2020 and 2019, respectively)	44,262	42,945	17,583
Change in fair value of contingent consideration	(11,680)	65	2,845

Total operating expenses	1,744,556	831,816	371,070

Loss from operations	(135,187)	(240)	(9,686)
Other income and expense:
Interest expense	(51,291)	(34,002)	(10,163)
Interest income (Related parties comprised $0, $316 and $315 for the years ended December 31, 2021, 2020 and 2019, respectively)	4	320	319
Loss on extinguishment of debt	(13,115)	(23,277)	—
Change in fair value of embedded derivative	—	(12,764)	—
Change in fair value of warrant liabilities	82,914	—	—
Other expenses	(48)	(450)	(250)

Total other income (expense)	18,464	(70,173)	(10,094)

Net loss before income tax expense	(116,723)	(70,413)	(19,780)
Income tax expense	14	651	—

Net loss	$(116,737)	$(71,064)	$(19,780)
Net loss attributable to non-controlling interests	(98,717)	—	—

Net loss attributable to Class A common stockholders	$(18,020)	$—	$—

Net loss per share attributable to Class A common stockholders, basic	$(0.11)	N/A	N/A

Net loss per share attributable to Class A common stockholders, diluted	$(0.28)	N/A	N/A

Weighted-average shares outstanding:
Basic	170,507,194	N/A	N/A

Diluted	475,697,225	N/A	N/A

The accompanying Notes are an integral part of these Consolidated Financial Statements

CANO HEALTH, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY / MEMBERS’ CAPITAL

(in thousands, except shares)	Members’ Capital		Class A Shares		Class B Shares		Additional Paid-in Capital	Notes Receivable	Accumulated Deficit	Non-Controlling Interests	Total Equity
	Shares	Amount	Shares	Amount	Shares	Amount
BALANCE - December 31, 2018	—	$53,230	—	$—	—	$—	$—	$(127)	$(15,818)	$485	$37,770
Members’ contributions	—	60,655	—	—	—	—	—	—	—	—	60,655
Issuance of securities by Primary Care (ITC) Holdings, LLC in connection with acquisitions	—	9,250	—	—	—	—	—	—	—	—	9,250
Profit interest units relating to equity-based compensation	—	182	—	—	—	—	—	—	—	—	182
Repurchase of securities by Primary Care (ITC) Holdings, LLC	—	(100)	—	—	—	—	—	—	—	—	(100)
Issuance of securities by Primary Care (ITC) Holdings, LLC in connection with payment on due to seller balance	—	25	—	—	—	—	—	—	—	—	25
Notes receivable-related parties	—	—	—	—	—	—	—	(3)	—	—	(3)
Net loss	—	—	—	—	—	—	—	—	(19,780)	—	(19,780)
Members’ distributions	—	—	—	—	—	—	—	—	(1,165)	—	(1,165)

BALANCE - December 31, 2019	—	$123,242	—	$—	—	$—	$—	$(130)	$(36,763)	$485	$86,834
Members’ contributions	—	103,016	—	—	—	—	—	—	—	—	103,016
Issuance of securities by Primary Care (ITC) Holdings, LLC in connection with acquisitions	—	34,300	—	—	—	—	—	—	—	—	34,300
Profit interest units relating to equity-based compensation	—	528	—	—	—	—	—	—	—	—	528
Issuance of securities by Primary Care (ITC) Holdings, LLC in connection with payment on due to seller balance	—	2,158	—	—	—	—	—	—	—	—	2,158

The accompanying Notes are an integral part of these Consolidated Financial Statements

CANO HEALTH, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY / MEMBERS’ CAPITAL

Purchase of non-controlling interests by Primary Care (ITC) Holdings, LLC	—	490	—	—	—	—	—	—	(5)	(485)	—
Notes receivable-related parties	—	—	—	—	—	—	—	(4)	—	—	(4)
Net loss	—	—	—	—	—	—	—	—	(71,064)	—	(71,064)
Members’ distributions	—	(106,143)	—	—	—	—	—	—	—	—	(106,143)

BALANCE—December 31, 2020	14,629,533	$157,591	—	$—	—	$—	$—	$(134)	$(107,832)	$—	$49,625
Retrospective application of reverse recapitalization	292,214,129	(157,560)	—	—	—	—	157,560	—	—	—	—

ADJUSTED BALANCE—December 31, 2020	306,843,662	$31	—	$—	—	$—	$157,560	$(134)	$(107,832)	$—	$49,625
Net loss prior to business combination	—	—	—	—	—	—	—	—	(65,213)	—	(65,213)
Business combination and PIPE financing	(306,843,662)	(31)	166,243,491	17	306,843,662	31	169,093	—	112,305	491,678	773,093
Stock-based compensation expense	—	—	—	—	—	—	27,983	—	—	—	27,983
Issuance of common stock for acquisitions	—	—	4,412,379	—	—	—	64,470	—	—	—	64,470
Exchange of Class B common stock for Class A common stock	—	—	9,457,681	1	(9,457,681)	(1)	14,853	—	—	(14,853)	—
Impact of transactions affecting non-controlling interests	—	—	—	—	—	—	(36,516)	—	—	36,516	—
Settlement of notes receivable, net	—	—	—	—	—	—	—	134	—	—	134
Net loss	—	—	—	—	—	—	—	—	(18,020)	(33,504)	(51,524)

BALANCE—December 30, 2021	—	$—	180,113,551	$18	297,385,981	$30	$397,443	$—	$(78,760)	$479,837	$798,568

The accompanying Notes are an integral part of these Consolidated Financial Statements

CANO HEALTH, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
(in thousands)	2021	2020	2019
Cash Flows from Operating Activities:
Net loss	$(116,737)	$(71,064)	$(19,780)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	49,441	18,499	6,822
Change in fair value of contingent consideration	(11,680)	65	2,845
Change in fair value of embedded derivative	—	12,764	—
Change in fair value of warrant liabilities	(82,914)	—	—
Loss on extinguishment of debt	13,115	23,277	—
Amortization of debt issuance costs	4,887	6,716	539
Non-cash lease expense	664	—	—
Write off of other receivables	—	531	—
Stock-based compensation	27,983	528	182
Paid in kind interest expense	—	7,287	—
Changes in operating assets and liabilities:
Accounts receivable, net (Related parties comprised $0, $343 and $(71) for the years ended December 31, 2021, 2020 and 2019, respectively)	(15,135)	(30,309)	(17,640)
Inventory	(185)	(275)	(373)
Other assets	(16,409)	(2,760)	(1,119)
Prepaid expenses and other current assets	(11,779)	(5,152)	(2,086)
Accounts payable and accrued expenses (Related parties comprised $0 $60 and $0 for the years ended December 31, 2021, 2020, and 2019, respectively)	33,723	27,325	10,330
Interest accrued due to seller	1,464	1,698	1,234
Payment of paid in kind interest on extinguishment of debt	—	(7,287)	—
Deferred rent (Related parties comprised $0, $0 and $0 for the years ended December 31, 2021, 2020, and 2019, respectively)	—	1,147	956
Deferred revenue (Related parties comprised $0, $5,265 and $0 for the years ended December 31, 2021, 2020, and 2019, respectively)	693	5,265	—
Other liabilities (Related parties comprised $(92) $8,234 and $0 for the years ended December 31, 2021, 2020, and 2019, respectively)	(5,658)	2,510	2,625

Net cash used in operating activities	(128,527)	(9,235)	(15,465)
Cash Flows from Investing Activities:
Purchase of property and equipment (Related parties comprised $(8,059), $(7,202) and $(5,343) for the years ended December 31, 2021, 2020, and 2019, respectively)	(34,354)	(12,072)	(9,310)
Acquisitions of subsidiaries including non-compete intangibles, net of cash acquired	(1,070,307)	(207,625)	(83,355)
Payments (to) from sellers	(26,587)	(53,201)	1,944

The accompanying Notes are an integral part of these Consolidated Financial Statements

CANO HEALTH, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

Other (Related parties comprised $0, $4,496 and $(4) for the years ended December 31, 2021, 2020, and 2019, respectively)	—	4,532	(63)

Net cash used in investing activities	(1,131,248)	(268,366)	(90,784)
Cash Flows from Financing Activities:
Contributions from member	—	103,016	60,655
Distributions to member	—	(106,143)	(1,165)
Business combination and PIPE financing	935,362	—	—
Payments of long-term debt	(657,917)	(318,754)	(2,017)
Debt issuance costs	(17,394)	(31,111)	(762)
Proceeds from long-term debt	1,120,000	664,096	76,200
Prepayment fees on extinguishment of debt	—	(27,969)	—
Proceeds from revolving credit facility	—	9,700	18,050
Repayments of revolving credit facility	—	(9,700)	(18,050)
Proceeds from insurance financing arrangements	1,701	2,865	866
Payments of principal on insurance financing arrangements	(1,701)	(2,865)	(866)
Repayments of equipment loans	(314)	(235)	(226)
Repayments of capital lease obligations	(1,227)	(684)	(547)
Employee stock purchase plan contributions	10,494	—	—
Other	134	—	(100)

Net cash provided by financing activities	1,389,138	282,216	132,038
Net increase in cash, cash equivalents and restricted cash	129,363	4,615	25,789
Cash, cash equivalents and restricted cash at beginning of year	33,807	29,192	3,403

Cash, cash equivalents and restricted cash at end of period	$163,170	$33,807	$29,192

Supplemental cash flow information:
Interest paid	41,844	22,615	8,690
Income taxes paid	1,150	—	—
Non-cash investing and financing activities:
Right-of-use assets obtained in exchange of lease liabilities	152,608	—	—
Issuance of securities by Cano Health, Inc. in connection with acquisitions	64,469	—	—
Issuance of securities in PCIH in connection with acquisitions	—	34,300	9,250
Contingent consideration in connection with acquisitions	47,900	2,695	—
Due to sellers in connection with acquisitions	1,295	13,593	39,751
Addition to construction in process funded through accounts payable	2,200	—	—
Humana Affiliate Provider clinic leasehold improvements	11,866	8,142	—
Capital lease obligations entered into for property and equipment	—	1,331	1,344
Equipment loan obligations entered into for property and equipment	967	103	1,109
Issuance of security in exchange for balance due to sellers	—	2,158	25
The accompanying Notes are an integral part of these Consolidated Financial Statements

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. NATURE OF BUSINESS AND OPERATIONS
Nature of Business
Cano Health, Inc. (“Cano Health”, or the “Company”), formerly known as Primary Care (ITC) Intermediate Holdings, LLC (“PCIH”), provides value-based medical care for its members through a network of primary care physicians across the U.S. and Puerto Rico. The Company focuses on high-touch population health and wellness services to Medicare Advantage, Medicare Global and Professional Direct Contracting (“DC”), Medicare patients under Accountable Care Organizations (ACO) and Medicaid capitated members, particularly in underserved communities by leveraging a proprietary technology platform to deliver high-quality health care services, resulting in superior clinical outcomes at competitive costs. The Company also operates pharmacies in the network for the purpose of providing a full range of managed care services to its members.
On June 3, 2021 (the “Closing Date”), Jaws Acquisition, Corp. (“Jaws”), consummated the previously announced business combination (the “Business Combination”) pursuant to the terms of the Business Combination Agreement, dated as of November 11, 2020 (as amended, the “Business Combination Agreement”) by and among Jaws, Jaws Merger Sub, LLC, a Delaware limited liability company (“Merger Sub”), PCIH, and PCIH’s sole member, Primary Care (ITC) Holdings, LLC (“Seller” or “Parent”). Upon the closing of the Business Combination, Jaws was reincorporated in the State of Delaware and changed its name to “Cano Health, Inc.”
Unless the context requires, “the Company”, “we”, “us”, and “our” refer, for periods prior to the completion of the Business Combination, to PCIH and its consolidated subsidiaries, and for periods upon or after the completion of the Business Combination, to Cano Health, Inc. and its consolidated subsidiaries, including PCIH, and its subsidiaries.
Pursuant to the Business Combination Agreement, on the Closing Date, Jaws contributed cash to PCIH in exchange for 69.0 million common limited liability company units of PCIH (“PCIH Common Units”) equal to the number of shares of Jaws’ Class A ordinary shares outstanding on the Closing Date as well as 17.25 million Class B ordinary shares owned by Jaws Sponsor, LLC (the “Sponsor”). In connection with the Business Combination, the Company issued 306.8 million shares of the Company’s Class B common stock to existing shareholders of PCIH. The Company also issued 80.0 million shares of the Company’s Class A common stock in a private placement for $800.0 million (the “PIPE Investors”).
Following the consummation of the Business Combination, substantially all of the Company’s assets and operations are held and conducted by PCIH and its subsidiaries. As the Company is a holding company with no material assets other than its ownership of PCIH Common Units and its managing member interest in PCIH, the Company has no independent means of generating revenue or cash flow. The Company’s ability to pay taxes and pay dividends depend on the financial results and cash flows of PCIH and the distributions it receives from PCIH. The Company’s only assets are equity interests in PCIH, which represented a 35.1% and 37.7% controlling ownership as of the Closing Date and December 31, 2021, respectively. Certain members of PCIH who retained their common unit interests in PCIH held the remaining 64.9% and 62.3%
non-controlling
ownership interests as of the Closing Date and December 31, 2021, respectively. These members hold economic interest in PCIH through PCIH Common Units and a corresponding number of non-economic
Class B common stock, which enables the holder to one vote per share.
Our organizational structure following the completion of the Business Combination is commonly referred to as an umbrella partnership-C
(or
Up-C)
corporation structure. This organizational structure allowed the Seller, the former sole owner and managing member of PCIH, to retain its equity ownership in PCIH, an entity that is classified as a partnership for U.S. federal income tax purposes, in the form of PCIH Common Units. The former stockholders of Jaws and the PIPE Investors who, prior to the Business Combination, held Class A ordinary shares or Class B ordinary shares of Jaws, by contrast, received equity ownership in Cano Health, Inc., a Delaware corporation that is a domestic corporation for U.S. federal income tax purposes.

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Subject to the terms and conditions set forth in the Business Combination Agreement, the Seller and its equity holders received aggregate consideration with a value equal to $3,534.9 million, which consisted of (i) $466.5 million of cash and (ii) $3,068.4 million shares of Cano Health, Inc.’s common stock or 306.8 million shares of Class B common stock based on a reference stock price of $10.00 per share.
Following the closing of the Business Combination, Class A stockholders owned direct controlling interests in the combined results of PCIH and Cano Health, Inc. while the Seller as the sole Class B stockholder owned indirect economic interests in PCIH shown as non-controlling
interests in the audited consolidated financial statements of Cano Health, Inc. The indirect economic interests are held by the Seller in the form of PCIH Common Units that can be redeemed for Class A common stock together with the cancellation of an equal number of shares of Class B common stock in Cano Health, Inc. The non-controlling
interests will decrease as shares of Class B common stock and PCIH Common Units are exchanged for shares of Class A common stock in Cano Health, Inc. Following the redemption of 6,509 public shares outstanding for $65,090 held in the trust account, the respective controlling interest and non-controlling
interests in Cano Health, Inc. and PCIH were 35.1% and 64.9% resulting from the closing of the Business Combination.
On June 11, 2021, PCIH acquired University Health Care and its affiliates for a total consideration of $607.9 million. The equity issued on the acquisition close date equated to 4.1 million shares of Class A common stock in Cano Health, Inc. based on a share price of $14.79 per share. Further, in the third quarter of 2021, an additional 0.1 million shares of Class A common stock in Cano Health, Inc. were issued in connection with other acquisitions and 1.2 million PCIH Common Units were exchanged for shares of Class A common stock. As noted above, as of December 31, 2021, the controlling interest and non-controlling
interest in Cano Health, Inc. and PCIH was 37.7% and 62.3%, respectively.
The following table reconciles the elements of the Business Combination to the consolidated statements of cash flows and the consolidated statements of changes in equity for the year ended December 31, 2021:

(in thousands)	Recapitalization
Cash - Jaws’ trust and cash, net of redemptions	$690,705
Cash - PIPE financing	800,000
Less: transaction costs and advisory fees paid	(88,745)
Less: Distribution to PCIH shareholders	(466,598)

Net Business Combination and PIPE financing	935,362
Plus: Non-cash net assets assumed	96
Plus: Accrued transaction costs	8,860
Less: Capitalized transaction costs	(8,167)
Less: Warrant liability assumed	(163,058)

Net contributions from Business Combination and PIPE financing	$773,093

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The number of shares of common stock issued immediately following the consummation of the Business Combination is as follows:

	Class A common stock	Class B common stock
Common stock outstanding prior to Business Combination	69,000,000	—
Less: redemption of Jaws shares	(6,509)	—

Ordinary shares of Jaws	68,993,491	—
Jaws Sponsor Shares	17,250,000	—
Shares issued in PIPE financing	80,000,000	—

Business Combination and PIPE financing shares	166,243,491	—
Shares to PCIH shareholders	—	306,843,662

Total shares of common stock outstanding immediately after the Business Combination	166,243,491	306,843,662

Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. The portion of an entity not wholly-owned by the Company is presented as non-controlling
interests. All significant intercompany balances and transactions are eliminated in consolidation. The financial statements of the Company’s subsidiaries are prepared using accounting policies consistent with those of the Company.
The Company has interests in various entities and considers itself to control an entity if it is the majority owner of or has voting control over such entity. The Company also assesses control through means other than voting rights (“variable interest entities” or “VIEs”) and determines which business entity is the primary beneficiary of the VIE. The Company consolidates VIEs when it is determined that the Company is the primary beneficiary of the VIE. Included in the consolidated results of the Company are Cano Health Texas, PLLC, Cano Health Nevada, PLLC, Cano Health California, PC and Cano Health Illinois, PLLC (collectively, the “Physicians Groups”), which the Company has concluded are VIEs. All material intercompany accounts and transactions have been eliminated in consolidation.
Emerging Growth Company Status
Upon the completion of the Business Combination, the Company qualified to be an emerging growth company (“EGC”), as defined in the Jumpstart Our Business Startups Act (“JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. Accordingly, we elected to use this extended transition period for complying with new or revised accounting standards applicable to public companies until we are no longer an emerging growth company.
Effective December 31, 2021, we lost our EGC status and are deemed a large accelerated filer based upon our public float according to Rule
12b-2
of the Exchange Act. As a result, we will adopt new or revised accounting pronouncements at dates applicable to public companies as further described in Note 2, “Summary of Significant Accounting Policies—Recent Accounting Pronouncements” to our audited consolidated financial statements.
Risks and Uncertainties
As of December 31, 2021, the Company’s coverage area is primarily in the State of Florida. Given this concentration, the Company is subject to adverse economic, regulatory, or other developments in the State of Florida that could have a material adverse effect on the Company’s financial conditions and operations. In addition, federal, state and local laws and regulations concerning healthcare affect the healthcare industry. The Company’s long-term success is dependent on the ability to successfully generate revenues; maintain or reduce operating costs; obtain additional funding when needed; and ultimately, achieve profitable operations. The Company is not able to predict the content or impact of future changes in laws and regulations affecting the healthcare industry; however, management believes that its existing cash position will be sufficient to fund operating and capital expenditure requirements through at least twelve months from the date of issuance of these consolidated financial statements.

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
These consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”).
The Company was deemed the accounting acquirer in the Business Combination of Jaws based on an analysis of the criteria outlined in Accounting Standards Codification (“ASC”) Topic 805, “
Business Combinations”
(“ASC 805”),
as the Company’s former owner retained control after the Business Combination. Refer to Note 1, “
Nature of Business”
, for details surrounding the Business Combination. Accordingly, for accounting purposes, the Business Combination was treated as the equivalent of the Company issuing stock for the net assets of Jaws, accompanied by a recapitalization. The net assets of Jaws were stated at historical cost, with no goodwill or other intangible assets recorded.
While Jaws was the legal acquirer in the Business Combination, because the Company was deemed the accounting acquirer, the historical financial statements of PCIH became the historical financial statements of the combined company upon the consummation of the Business Combination. As a result, the consolidated financial statements reflect the historical operating results of PCIH prior to the Business Combination, the combined results of Jaws and the Company following the close of the Business Combination, the assets and liabilities of the Company at their historical cost, and the Company’s equity structure for all periods presented.
Pursuant to the Primary Care (ITC) Intermediate Holdings, LLC Second Amended and Restated Limited Liability Company Agreement, dated June 3, 2021, PCIH is required to issue limited liability company units to Cano Health, Inc. if Cano Health, Inc. issues any equity securities, on substantially the same terms, such that the capitalization structure of PCIH shall mirror the capitalization structure of Cano Health, Inc. During the year ended December 31, 2021, Cano Health, Inc. issued in the aggregate 4.4 million shares of Class A common stock in connection with certain acquisitions. Accordingly, in November 2021, PCIH issued 4.4 million limited liability company units to Cano Health, Inc. The issuance of these Units resulted in a $41.4 million increase in the Company’s non-controlling
interests and a corresponding decrease in additional paid in capital during the year.
Warrant Liabilities
The Company assumed 23.0 million public warrants (“Public Warrants”) and 10.53 million private placement warrants (“Private Placement Warrants”) upon the consummation of the Business Combination. The Company may issue or assume common stock warrants that are recorded as either liabilities or equity in accordance with the respective accounting guidance. The warrants, which are recorded as liabilities, are recorded at their fair value within warrant liabilities on the consolidated balance sheets, and remeasured on each reporting date with changes in fair value of warrant liabilities recorded in revaluation of warrant liabilities on the Company’s consolidated statements of operations.
The Public Warrants became exercisable 30 days after the consummation of the Business Combination, which occurred on June 3, 2021. The Public Warrants will expire five years after the consummation of the Business Combination, or earlier upon redemption or liquidation.

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Private Placement Warrants are identical to the Public Warrants, except that so long as the Private Placement Warrants are held by the Sponsor or any of its permitted transferees, the Private Placement Warrants: (i) may be exercised for cash or on a “cashless basis”, (ii) shall not be redeemable by the Company when the Class A ordinary shares equal or exceed $18.00, and (iii) shall only be redeemable by the Company when the Class A ordinary shares are less than $18.00 per share, subject to certain adjustments.
The Company evaluated the Public Warrants and Private Placement Warrants and concluded that they do not meet the criteria to be classified as shareholders’ equity in accordance with ASC
815-40,
“
Derivatives and Hedging–Contracts in Entity’s Own Equity
” (“ASC 815”). The Public Warrants and Private Placement Warrants meet the definition of a derivative under ASC 815. The Company has recorded these warrants as liabilities on its consolidated balance sheets. Changes in their respective fair values are recognized in the statement of operations at each reporting date.
Revenue Recognition
The Company recognizes revenue when a customer obtains control of the promised goods or services. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five-step model in order to determine this amount: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services the Company transfers to the customer (i.e., patient). Management reviews contracts at inception to determine which performance obligations must be satisfied and which of these performance obligations are distinct. The Company recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied.
The Company derives its revenue primarily from its capitated fees for medical services provided under capitated arrangements, fee-for-service
arrangements, and revenue from the sale of pharmaceutical drugs.
Capitated revenue is derived from fees for medical services provided by the Company under capitated arrangements with health maintenance organizations’ (“HMOs”) health plans and revenue is recorded as a stand-ready obligation over time. Capitated revenue consists of revenue earned through Medicare as well as through commercial and other non-Medicare
governmental programs, such as Medicaid, which is captured as other capitated revenue. The Company is required to deliver primary care physician services to the enrolled member population and is responsible for medical expenses related to healthcare services required by that patient group, including services not provided by the Company. Since the Company controls the primary care physician services provided to enrolled members, the Company acts as a principal. The gross fees under these contracts are reported as revenue and the cost of provider care is included in third-party medical costs. The Company reconciles with health plans and collects plan surpluses every 30 to 120 days depending on the plan. Neither the Company nor any of its affiliates is a registered insurance company because state law in the states in which they operate does not require such registration for risk-bearing providers.
The Company groups contractual terms into one portfolio because these arrangements are similar. The Company identifies a single performance obligation to stand-ready to provide healthcare services to enrolled members. Capitated revenue is recognized in the month in which the Company is obligated to provide medical care services. The transaction price for the Medicare Advantage and Medicare Direct Contracting services provided (and other programs including Accountability Care Organizations) depends upon the pricing established by the Centers for Medicare & Medicaid (“CMS”) and includes rates that are based on the cost of medical care within a local market and the average utilization of healthcare services by the members enrolled. The

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

transaction price is variable since the rates are risk adjusted based on health status (acuity) of members and demographic characteristics of the enrolled members. MRA revenues are estimated using the “most likely amount” methodology. The amount of variable consideration recorded in the transaction price is limited to an amount that the Company believes will not result in a significant reversal of revenue based on historical results. The risk adjustment to the transaction price is presented as the Medicare Risk Adjustment (“MRA”) within accounts receivable on the accompanying consolidated balance sheets. The fees are paid on an interim basis based on submitted enrolled member data for the previous year and are adjusted in subsequent periods after the final data is compiled by CMS. Revenue is not recorded until the price can be estimated by the Company and to the extent that it is probable that a significant reversal will not occur once any uncertainty associated with the variable consideration is subsequently resolved.
In 2020, the Company entered into multi-year agreements with Humana, Inc. (“Humana”), a managed care organization, agreeing that Humana will be the exclusive health plan for Medicare Advantage products in certain centers in San Antonio and Las Vegas but allowing services to non-Humana
members covered by original Medicare, Medicaid, and commercial health plans in those centers. The agreements contain an administrative payment from Humana in exchange for the Company providing certain care coordination services during the contract term. The care coordination payments are refundable to Humana on a pro-rata
basis if the Company ceases to provide services at the centers within the specified contract term. The Company identified one performance obligation per center to stand-ready to provide care coordination services to patients and will recognize revenue ratably over the contract term. Care coordination revenue is included in other revenue along with other ancillary healthcare revenues.
Fee-for-service
revenue is generated from primary care services provided in the Company’s medical centers. During an office visit, a patient may receive a number of medical services from a healthcare provider. These healthcare services are not separately identifiable and are combined into a single performance obligation. The Company recognizes fee-for-service
revenue at the net realizable amount at the time the patient is seen by a provider, and the Company’s performance obligation to the patient is complete.
Pharmacy revenue is generated from the sales of prescription medication to patients. Pharmacy contracts contain a single performance obligation. The Company satisfies its performance obligation and recognizes revenue at the time the patient takes possession of the medical supply. Other revenue includes revenue from certain third parties which include ancillary fees earned under contracts with certain care organizations for the provision of care coordination services.
The Company’s revenue from its revenue streams described in the preceding paragraphs for the years ended December 31, 2021, 2020 and 2019 was as follows:

	2021		2020		2019
(in thousands)	Revenue $	Revenue %	Revenue $	Revenue %	Revenue $	Revenue %
Capitated revenue
Medicare	$1,334,308	82.9%	$672,588	80.9%	$279,788	77.4%
Other capitated	194,812	12.1%	123,785	14.9%	61,113	16.9%

Total capitated revenue	1,529,120	95.0%	796,373	95.8%	340,901	94.3%

Fee-for-service and other revenue
Fee-for-service	25,383	1.6%	9,504	1.1%	5,769	1.6%
Pharmacy	36,306	2.3%	23,079	2.8%	12,897	3.6%
Other	18,560	1.1%	2,620	0.3%	1,817	0.5%

Total fee-for-service and other revenue	80,249	5.0%	35,203	4.2%	20,483	5.7%

Total revenue	$1,609,369	100.0%	$831,576	100.0%	$361,384	100.0%

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Performance obligations from the Company’s revenues are recognized at a point in time and the revenues recognized over time relate to contracts with a duration of one year or less. The Company elected the practical expedient which provides relief from the requirement to disclose the transaction price for remaining performance obligations at the end of each reporting period and the requirement to disclose when the Company expects to recognize the related revenue. The Company has de minimis performance obligations remaining at the end of the reporting period because patients are not contractually obligated to continue to receive medical care from the network of providers.
Third-Party Medical Costs
Third-party medical costs primarily consist of all medical expenses paid by the health plans or CMS, including inpatient and hospital care, specialists, and medicines, net of rebates, for which the Company bears risk.
Direct Patient Expense
Direct patient expense primarily consists of costs incurred in the treatment of the patients, including the compensation related to medical service providers and technicians, medical supplies, purchased medical services, drug costs for pharmacy sales, and payments to third-party providers.
Third-party medical costs and direct patient expense collectively represent the cost of services provided.
Significant Vendor
The Company’s primary provider of pharmaceutical drugs and pharmacy supplies accounted for approximately 86%, 100%, and 100% of the Company’s pharmaceutical drugs and supplies expense for the years ended December 31, 2021, 2020, and 2019, respectively.
Concentration of Risk
Contracts with three of the HMOs accounted for the following amounts:

	As of and for the years ended December 31,
	2021	2020	2019
Revenues	59.9%	69.9%	60.0%
Accounts receivable	43.3%	47.9%	48.8%
HMO Payors that represented greater than 10% of total revenue included two HMO contracts that were approximately 53.6%, 59.3% and 35.4% of total revenue for the years ended December 31, 2021, 2020 and 2019, respectively.
Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash deposits in excess of the Federal Deposit Insurance Corporation insured limit of $0.3 million. At times, such cash balances may be in excess of insured amounts.

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Cash and Restricted Cash
Cash and cash equivalents are highly liquid investments purchased with original maturities of three months or less. During the year end December 31, 2021 and December 31, 2020, two health plans required the Company to maintain restricted cash balances for an aggregate amount of $3.5 million and $0.6 million, respectively. These restricted cash balances are included within the caption cash, cash equivalents and restricted cash in the accompanying consolidated balance sheets.
Inventory
Inventory consists entirely of pharmaceutical drugs and is valued at the lower of cost (under the first-in,
first-out
method) or net realizable value.
Accounts Receivable, Net of Unpaid Service Provider Costs
Accounts receivable are carried at amounts the Company deems collectible. Accordingly, an allowance is provided based on credit losses expected over the contractual term. Accounts receivable are written off when they are deemed uncollectible. As of December 31, 2021 and December 31, 2020, the Company believes no allowance is necessary. The ultimate collectability of accounts receivable may differ from amounts estimated. The period between the time when the service is performed by the Company and the fees are received is usually one year or less and therefore, the Company elected the practical expedient under ASC
606-10-32-18
and did not adjust accounts receivable for the effect of a significant financing component.
Accounts receivable include MRA receivables which are accrued and estimated based on the health status (acuity) and demographic characteristics of members. These estimates are continually evaluated and adjusted by management based upon our historical experience and other factors, including regular independent assessments by a nationally recognized actuarial firm. Amounts are only included as MRA receivables to the extent it is probable that a significant reversal of cumulative revenue will not occur once any uncertainty is resolved. Accounts receivable included MRA receivables in the amount of $21.1 million and $7.8 million as of December 31, 2021 and December 31, 2020, respectively.
As of December 31, 2021 and December 31, 2020, the Company’s accounts receivable were presented net of the unpaid service provider costs. A right of offset exists when all of the following conditions are met: 1) each of the two parties owed the other determinable amounts; 2) the reporting party has the right to offset the amount owed with the amount owed to the other party; 3) the reporting party intends to offset; and 4) the right of offset is enforceable by law. The Company believes all of the aforementioned conditions existed as of December 31, 2021 and December 31, 2020.
Accounts receivable balances are summarized below:

	As of,
(in thousands)	December 31, 2021	December 31, 2020
Accounts receivable	$227,889	$112,799
Medicare risk adjustment	21,072	7,842
Unpaid service provider costs	(115,528)	(53,288)

Accounts receivable, net	$133,433	$67,353

Unpaid Service Provider Cost
Provider costs are accrued based on the date of services rendered to members, based in part on estimates, including an accrual for medical services incurred but not reported (“IBNR”). Liabilities for IBNR are estimated using standard actuarial methodologies including the Company’s accumulated statistical data, adjusted for current experience. These actuarially determined estimates are continually reviewed and updated. Differences between estimated IBNR and actual amounts incurred are adjusted as an increase or decrease to service provider cost in the consolidated statements of operation in the period they become known.

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company believes the amounts accrued to cover claims incurred and unpaid as of December 31, 2021 and December 31, 2020 are adequate. However, as the amount of unpaid service provider cost is based on estimates, the ultimate amounts paid to settle these liabilities might vary from recorded amounts, and these differences may be material.
The Company maintains a provider excess loss insurance policy to protect against claim expenses exceeding certain levels that were incurred by the Company on behalf of members and uses a third-party cost recovery firm which specialize in care coordination charges. As of both December 31, 2021 and December 31, 2020, the Company’s excess loss insurance deductible was $0.1 million and maximum coverage was $2.0 million per member per calendar year. The Company recorded excess loss insurance premiums of $7.3 million as well as insurance and cost recovery reimbursement of $18.8 million for the year ended December 31, 2021. The Company recorded excess loss insurance premiums and reimbursements of $4.9 million for the year ended December 31, 2020. The Company recorded these amounts on a net basis in the caption third-party medical costs in the accompanying consolidated statements of operations. The Company records excess loss insurance recoveries in accounts receivable and third-party cost recoveries in long term other assets on the accompanying consolidated balance sheets. As of December 31, 2021 and December 31, 2020, the Company recorded insurance recoveries and amounts due from a third party for other cost recoveries of $15.2 million and $2.5 million, respectively.
Activity in unpaid service provider costs for the years ended December 31, 2021 and 2020 is summarized below:

(in thousands)	2021	2020
Balance as of January 1,	$54,524	$19,968
Incurred related to:
Current year	861,226	380,194
Prior years	5,494	752

	866,720	380,946
Paid related to:
Current year	732,117	325,670
Prior years	60,018	20,720

	792,135	346,390

Balance as of December 31,	$129,109	$54,524

The foregoing reconciliation reflects a change in estimate during the years ended December 31, 2021 and 2020 related to unpaid service provider costs of approximately $5.5 million and $0.8 million, respectively, due to higher utilization rates. $13.6 million and $1.2 million of the liabilities for IBNR were included in other current liabilities in the consolidated balance sheet as they were in a net deficit position as of December 31, 2021 and December 31, 2020, respectively.
Debt Issuance Costs
Debt issuance costs represent fees incurred by the Company in connection with securing funding from a lender. These are lender fees and third-party professional fees that would not have been incurred if the Company did not pursue and secure financing. In circumstances where an embedded derivative is bifurcated from a host credit agreement and recorded as a standalone instrument at fair value, the debt issuance costs will reflect the initial fair value of such derivative. At inception of a credit agreement, these debt issuance costs are capitalized and presented net against the carrying amount of the related debt liabilities in the accompanying consolidated balance sheets. Following recognition, they are amortized over the term of their related credit agreement through interest expense in the accompanying statements of operations through the effective interest method. In instances where there is no related debt drawn or outstanding, the debt issuance costs are presented in prepaid expenses and other current assets on the accompanying consolidated balance sheets.

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

As of December 31, 2021 and December 31, 2020, the Company recorded capitalized deferred issuance cost balances of $23.3 million and $24.9 million, respectively, in the accompanying consolidated balance sheets, as described in Note 9, “
Long-Term Debt
”. Of the balance as of December 31, 2021, $22.7 million was included in the caption notes payable, net of current portion and debt issuance costs, $0.1 million in prepaid expenses and other current assets, and $0.5 million in other assets on the accompanying consolidated balance sheets. Of the balance as of December 31, 2020, $18.5 million was included in the caption notes payable, net of current portion and debt issuance costs, $5.8 million in prepaid expenses and other current assets, and $0.6 million in other assets on the accompanying consolidated balance sheets.
As described in Note 9, “Long-Term Debt”, Term Loan 3 (as defined below) was partially repaid by the Company on June 3, 2021. The Company’s partial extinguishment of this Term Loan consisted of a cash payment to the lender for (1) $400.0 million of the outstanding principal amount, and (2) the outstanding accrued interest. For the years ended December 31, 2021 and December 31, 2020, the Company recorded a loss on extinguishment of debt of $13.1 million and $23.2 million, respectively, which related to unamortized debt issuance costs.
The Company recorded $4.9 million of amortization of deferred financing costs for the year ended December 31, 2021. The Company recorded $6.7 million of amortization of deferred financing costs for the year ended December 31, 2020. Amortization expense is reflected under the caption interest expense in the accompanying consolidated statements of operations.
Property and Equipment, Net
Property and equipment are stated at cost less accumulated depreciation and amortization. The Company capitalizes asset purchases as well as major improvements that extend the useful life or add functionality, value, or productive capacity. Depreciation and amortization are computed using the straight-line method over the life of the assets, ranging from three to fifteen years. Leasehold improvements are amortized over the shorter of the estimated useful life of fifteen years or the term of the lease.
Repairs and maintenance are expensed as incurred. When property and equipment are retired, sold, or otherwise disposed of, the asset’s carrying amount and related accumulated depreciation and amortization are removed from the accounts and any gain or loss is included in the accompanying consolidated statements of operations.
Impairment of Long-Lived Assets
The Company periodically reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset.
Business Acquisitions
The Company accounts for acquired businesses using the acquisition method of accounting. All assets acquired and liabilities assumed are recorded at their respective fair values at the date of acquisition. The determination of fair value involves estimates and the use of valuation techniques when market value is not readily available. The Company uses various techniques to determine fair value in accordance with accepted valuation models, primarily the income approach. The significant assumptions

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

used in developing fair values include, but are not limited to, EBITDA growth rates, revenue growth rates, the amount and timing of future cash flows, discount rates, useful lives, royalty rates and future tax rates. The excess of purchase price over the fair value of assets and liabilities acquired is recorded as goodwill. Refer to Note 3, “Business Acquisitions,” for a discussion of the Company’s recent acquisitions.
Goodwill
Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying net tangible and intangible assets acquired. The goodwill arising from acquisitions is a result of synergies that are expected to be derived from elimination of duplicative costs and the achievement of economies of scale. The Company assesses goodwill for impairment on an annual basis and between tests if events occur or circumstances exist that would reduce the fair value of a reporting unit below its carrying amount. The Company performs its annual assessment on the first of October each year or more frequently if events or circumstances dictate. Goodwill is evaluated for impairment at the reporting unit level. The Company has identified one reporting unit for the annual goodwill impairment testing. First, the Company performs a qualitative analysis to determine if it is more likely than not that the fair value of the reporting unit is less than its carrying value and a quantitative impairment test is required. If required, the Company applies the quantitative test to identify and measure the amount of impairment by comparing the fair value of the reporting unit, which the Company estimates on an income approach using the present value of expected future cash flows of the reporting unit to its carrying value.
The Company considered the effect of the
COVID-19
pandemic on its business and the overall economy and resulting impact on its goodwill. There was no impairment to goodwill during the years ended December 31, 2021, 2020 and 2019.
Intangibles, Net
The Company’s intangibles consist of trade names, brand,
non-compete,
and customer, payor, and provider relationships. The Company amortizes its intangibles using the straight-line method over the estimated useful lives of the intangible, which ranges from one to twenty years. Intangible assets are reviewed for impairment in conjunction with long-lived assets.
Leases
In February 2016, the FASB issued a new standard related to leases to increase transparency and comparability among organizations by requiring the recognition of right-of-use
(“ROU”) assets and lease liabilities on the balance sheet. Most prominent among the changes in the standard is the recognition of ROU assets and lease liabilities by lessees for those leases classified as operating leases. Under the standard, disclosures are required to meet the objective of enabling users of financial statements to assess the amount, timing, and uncertainty of cash flows arising from leases. We adopted the standard in 2021 upon losing EGC status.
Under the new standard, the Company evaluates whether a contract is or contains a lease at the inception of the contract. Upon lease commencement, which is defined as the date on which a lessor makes the underlying asset available to the Company for use, the Company classifies the lease as either an operating or finance lease. The Company’s leases primarily consist of operating leases for office space and operating medical centers in certain states in which we operate. The Company also has finance leases for vehicles and medical equipment.
ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Lease liabilities are measured at the present value of the remaining, fixed lease payments at lease commencement. The Company uses its incremental borrowing rate, adjusted for the effects

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

of collateralization, based on the information available at the later of adoption, inception, or modification in determining the present value of lease payments.
Right-of-use
assets are measured at an amount equal to the initial lease liability, plus any prepaid lease payments (less any incentives received) and initial direct costs, at the lease commencement date. Lease expense for operating leases is recognized on a straight-line basis over the lease term in selling, general and administrative expense on the consolidated statements of operations. Variable lease costs are recognized in the period in which the obligation for those costs is incurred. Lease expense for finance leases is recognized in interest expense for the interest portion and the amortization of the ROU asset is recognized in depreciation and amortization expense on the consolidated statement of operations. Under the package of practical expedients that the Company elected, as lessee, the Company did not have to
(i) re-assess
whether expired or existing contracts contain leases,
(ii) re-assess
the classification of expired or existing leases,
(iii) re-evaluate
initial direct costs for existing leases or (iv) separate lease components of certain contracts from non-lease
components and did not have to (v) utilize the full term of the lease when selecting the IBR, but rather will use the remaining term on the transition date. The renewal options are not included in the measurement of the right of use assets and lease liabilities as the Company is not reasonably certain it will exercise the optional renewal periods.
The adoption of this standard had a material impact on the Company’s financial position but did not significantly affect the Company’s results of operations or cash flows. The most significant effects of adoption were the recognition of material new right-of-use
assets and corresponding liabilities on its consolidated balance sheet, including new additions as of December 31, 2021 (see Note 6). Adoption of the standard resulted in the recognition of additional ROU assets and lease liabilities for operating leases of $47.2 million and $49.4 million as of January 1st, 2021, respectively.
Professional and General Liability
As a healthcare provider, the Company is subject to medical malpractice claims and lawsuits. The Company may also be liable, as an employer, for the negligence of healthcare professionals it employs or the healthcare professionals it engages as independent contractors. To mitigate a portion of this risk, the Company maintains medical malpractice insurance, principally on a claims-made basis, with a reputable insurance provider. This policy contains a retroactive feature which covers claims incurred at the sites the Company operates, regardless if the claim was filed after the site’s respective policy term. The policy contains various limits and deductibles.
Loss contingencies, including medical malpractice claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable, and an amount or range of loss can be reasonably estimated.
The Company maintains a malpractice insurance policy with a coverage limit of $1.0 million per occurrence and $3.0 million aggregate coverage, with an umbrella policy coverage of $5.0 million. Any amounts over that threshold, or for which the insurance policy will not cover, will be borne by the Company and could materially affect the Company’s future consolidated financial position, results of operations, and cash flows. As of December 31, 2021 and December 31, 2020, the Company has recorded claims liabilities of $0.3 million and $0.1 million, respectively, in other liabilities. Insurance recoverables were immaterial as of December 31, 2021 and December 31, 2020, and are recorded in other assets on the accompanying consolidated balance sheets.
Advertising and Marketing Costs
Advertising and marketing costs are expensed as incurred. Advertising and marketing costs expensed totaled approximately $19.4 million, $8.7 million and $4.5 million for the years ended December 31, 2021, 2020 and 2019, respectively. Advertising and marketing costs are included in the caption selling, general, and administrative expenses in the accompanying consolidated statements of operations.

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Management Estimates
The preparation of the consolidated financial statements requires management to make estimates and assumptions based on available information. Such estimates are based on historical experience and other assumptions that are considered appropriate in the circumstances. However, actual results could differ from those estimates and these differences may be material. Significant estimates made by the Company include, but are not limited to, fair value allocations for intangible assets acquired as part of the Company’s numerous acquisitions, recoverability of goodwill and intangibles, fair value of contingent considerations, unpaid service provider cost liability, and respective revenues and expenses related to these estimates for the years reported.
COVID-19
On March 11, 2020, the World Health Organization designated
COVID-19
as a global pandemic. The rapid spread of
COVID-19
around the world led to the shutdown of cities as national, state, and local authorities implemented social distancing, quarantine and self-isolation measures. While the restrictions have been eased across the United States, some restrictions remain in place. The full extent to which the
COVID-19
pandemic has and will directly or indirectly impact the Company, future results of operations and financial condition will depend on future factors that are uncertain and cannot be accurately predicted. These factors include, but are not limited to, new information that may emerge concerning
COVID-19,
including the impact of new variants of the virus, the scope and duration of business closures and restrictions, government-imposed or recommended suspensions of elective procedures, and expenses required for supplies and personal protective equipment. Due to these and other uncertainties, management cannot estimate the length or severity of the impact of the pandemic on the Company. Additionally, because of the Company’s business model, the full impact of the
COVID-19
pandemic may not be fully reflected in the Company’s results of operations and overall financial condition until future periods. The impact of
COVID-19
variants cannot be predicted at this time, and could depend on numerous factors, including vaccination rates among the population, the effectiveness of the
COVID-19
vaccines and boosters against
COVID-19
variants, and the actions taken to contain the
COVID-19
pandemic and the economic impact on our business. Management will continue to closely evaluate and monitor the nature and extent of these potential impacts to the Company, results of operations, and liquidity
Stock-Based Compensation
ASC 718, “
Compensation—Stock Compensation
” requires the measurement of the cost of the employee services received in exchange for an award of equity instruments based on the grant-date fair value or, in certain circumstances, the calculated value of the award. For the restricted stock units (“RSUs”), the fair value is estimated using the Company’s closing stock price and for the market condition stock options, the fair value is estimated using a Monte Carlo simulation. The Company recognizes compensation expense associated with equity-based compensation as a component of “Selling, general and administrative expenses” in the accompanying consolidated statements of operations. All equity-based compensation is required to be measured at fair value on the grant date, is expensed over the requisite service, generally over a four-year period for RSUs and over the derived vesting period for market-condition stock options, and forfeitures are accounted for as they occur. Refer to Note 14, Stock-Based Compensation, for additional discussion regarding details of the Company’s Stock-based compensation plans.
Income Taxes
The acquisition of PCIH was implemented through an
Up-C
structure. Prior to the closing of the Business Combination, Jaws was reincorporated in the State of Delaware and became a U.S. domestic corporation named Cano Health, Inc. Merger Sub, a wholly owned subsidiary of Jaws, merged with and into PCIH, with PCIH as the surviving company in the merger. As of December 31, 2021, the Seller, the former sole owner and managing member of PCIH, held approximately 62.3% of voting rights in Cano Health, Inc. and 62.3% of economic rights in PCIH, while other investors, including the former stockholders of Jaws and PIPE Investors held approximately 37.7% of economic and voting rights in Cano Health, Inc. and 37.7% of economic and 100.0% of managing rights in PCIH. Subsequent to the closing of the Business Combination, income attributable to Cano Health, Inc. is taxed under Subchapter C while PCIH will continue to be treated as a partnership for tax purposes.

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Prior to the close of the Business Combination, the Company was treated as a partnership for U.S. income tax purposes, whereby earnings and losses were included in the tax return of its members and taxed depending on the members’ tax situation. While the overall entity was previously treated as a partnership, the Company established in 2019 a subsidiary group that was taxed under Subchapter C with immaterial operations in 2019. The operations of the subsidiary group are conducted through a legal entity domiciled in Puerto Rico. The subsidiary group is subject to Puerto Rico and U.S. Federal taxes and Florida State taxes. Refer to Note 16, “
Income Taxes
”, for further details.
The Company recognizes and measures tax positions taken or expected to be taken in its tax return based on their technical merit and assesses the likelihood that the positions will be sustained upon examination based on the facts, circumstances and information available at the end of each period. Interest and penalties on tax liabilities, if any, would be recorded in the captions interest expense and other expenses, respectively, in the consolidated statements of operations.
The U.S. Federal jurisdiction and the State of Florida are the major tax jurisdictions where the Company files income tax returns. The Company is generally subject to U.S. Federal or State examinations by tax authorities for all years since inception.
Other Current Liabilities
Other current liabilities consists of liabilities of the Company that are due within one year. As of December 31, 2021 other current liabilities included $10.5 million related to employee contributions to the Employee Stock Purchase Program (“ESPP”) and $10.3 million related to reconciliation payments to due to sellers of acquired businesses.
Reclassifications
Certain prior year amounts have been reclassified for consistency with the current year presentation. Such reclassifications impacted the classification of: accounts receivable, net; prepaid expenses and other current assets; property, plant and equipment, net; other assets; accounts payable and accrued expenses; current portion of operating lease liabilities; other current liabilities and change in fair value of contingent consideration. These reclassifications had no effect on the reported results of operations and do not relate to the restatement detailed in Note 20.
Recent Accounting Pronouncements
Adoption of New Accounting Standards
In February 2016, the FASB established Topic 842, “
Leases
”
,
by issuing
ASU
No. 2016-02,
which requires lessees to recognize leases
on-balance
sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU
No. 2018-01,
“
Land Easement Practical Expedient for Transition to Topic 842
”, ASU
No. 2018-10,
“
Codification Improvements to Topic 842, Leases
”
,
ASU
No. 2018-11,
“
Targeted Improvements
”, ASU
No. 2018-20,
“
Leases (Topic 842): Narrow-Scope Improvements for Lessors
”
,
ASU
No. 2021-05,
“
Leases (Topic 842): Lessors—Certain Leases with Variable Lease Payments
”
,
and ASU
No. 2020-05,
“
Leases (Topic 842): Effective Dates for Certain Entities
”
(collectively referred to as “ASC 842”). ASC 842 establishes a right of use (“ROU”) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases are classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the statement of operations.

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Under ASC 842, a modified retrospective transition approach is required, and entities may choose to use either the effective date or the beginning of the earliest period presented in the financial statements as the date of initial application, with certain practical expedients available. The Company adopted ASC 842 on January 1, 2021 and it resulted in the recognition of additional ROU assets and lease liabilities for operating leases of $47.2 million and $49.4 million. Prior periods were not restated.
In June 2016, the FASB issued ASU
No. 2016-13,
Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments,
which was subsequently amended by ASU
No. 2020-03,
“
Codification Improvements to Financial Instruments
”
(collectively referred to as “ASC 326”). which is intended to improve financial reporting by requiring earlier recognition of credit losses on certain financial assets. The standard replaces the current incurred loss impairment model that recognizes losses when a probable threshold is met with a requirement to recognize lifetime expected credit losses immediately when a financial asset is originated or purchased. The standard has been further refined through subsequent releases by the FASB, including the extension of the effective date. The Company adopted ASC 326 on January 1, 2021 with no material impact to the consolidated financial statements.
In December 2019, the FASB issued ASU
No. 2019-12,
Income Taxes (Topic 740),
“
Simplifying the Accounting for Income Taxes.
” This new standard simplifies various aspects related to the accounting for income taxes. The standard removes certain exceptions to the general principles in Topic 740 and also clarifies and modifies existing guidance to improve consistent application of Topic 740. The Company adopted this standard effective January 1, 2021 with no material impact to its consolidated financial statements.
Accounting Standards Issued But Not Yet Adopted
In March 2020, the FASB issued ASU
2020-04,
“Reference Rate Reform (Topic 848)—Facilitation of the Effects of Reference Rate Reform on Financial Reporting.” The guidance provides optional expedients and exceptions related to certain contract modifications and hedging relationships that reference the London Interbank Offered Rate (“LIBOR”) or another rate that is expected to be discontinued. The guidance was effective upon issuance and generally can be applied to applicable contract modifications and hedge relationships prospectively through December 31, 2022. The Company plans to adopt the standard in 2022 and is currently evaluating this guidance to determine the impact on its disclosures.
In October 2021, the FASB issued ASU
2021-08,
“Business Combinations (Topic 805)—Accounting for Contract Assets and Contract Liabilities from Contracts with Customers.” The ASU improves comparability after business combinations by providing consistent recognition and measurement guidance for revenue contracts with customers acquired in a business combination and revenue contracts with customers not acquired in a business combination. ASU
2021-08
is effective for the Company on January 1, 2023, with early adoption permitted. The Company is currently evaluating the potential effect of this ASU on its consolidated financial statements.
3. BUSINESS ACQUISITIONS
Doctor’s Medical Center, LLC and its affiliates
On July 2, 2021, the Company acquired Doctor’s Medical Center, LLC and its affiliates (“DMC”) for a purchase price of $300.7 million in cash. DMC sellers entered into non-compete
agreements with the Company. The Company recorded
non-compete
intangible assets totaling $1.7 million with a weighted-average amortization period of five years.
The purchase price has been allocated to accounts receivable, net of unpaid service provider costs, property and equipment, net, other assets, favorable leasehold interest, non-compete
intangibles, trade name, payor relationships, net, goodwill, and accounts payable and accrued expenses. The portion of the purchase price that is allocated to the non-compete
is not considered part of the consideration transferred to acquire the business and is accounted for separately.

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table provides the allocation of the purchase price:

(in thousands)
Accounts receivable, net of unpaid service provider costs	$6,641
Property and equipment, net	1,283
Other assets	142
Favorable leasehold interest	110
Non-compete intangibles	1,700
Trade name	25,500
Payor relationships	115,100
Goodwill	151,188
Accounts payable and accrued expenses	(1,001)

Total purchase price, including non-compete intangibles	$300,663

Total revenues and net income attributable to the assets acquired in the DMC acquisition were approximately $94.3 million and $11.9 million, respectively, for the year ended December 31, 2021.
University Health Care and its affiliates
On June 11, 2021, the Company acquired University Health Care and its affiliates (collectively, “University”). The purchase price totaled $607.9 million, of which $538.3 million was paid in cash, $9.6 million in contingent consideration from forfeited acquisition add-ons
based on terms negotiated by University prior to closing, and $60.0 million in 4,055,698 shares of the Company’s Class A common stock. University sellers entered into non-compete
agreements with the Company. The Company recorded
non-compete
intangible assets totaling $45.2 million with a weighted-average amortization period of five years.
The purchase price has been allocated to accounts receivable, net of unpaid service provider costs, inventory, property and equipment, payor relationships, net, non-compete
intangibles, other acquired intangibles, other assets, goodwill, and accounts payable and accrued expenses. The portion of the purchase price that is allocated to the non-compete
is not considered part of the consideration transferred to acquire the business and is accounted for separately. In the accompanying consolidated balance sheet as of December 31, 2021, a $3.2 million adjustment to goodwill and cash consideration has been made to correct an error in the final purchase price allocation.

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table provides the allocation of the purchase price:

(in thousands)
Accounts receivable, net of unpaid service provider costs	$2,217
Inventory	264
Property and equipment, net	1,636
Payor relationships	175,172
Non-compete intangibles	45,191
Other acquired intangibles	113,237
Other assets	116
Goodwill	270,245
Accounts payable and accrued expenses	(140)

Total purchase price, including non-compete intangibles	$607,938

Total revenues attributable to the assets acquired in the University acquisition were approximately $188.4 million for the year ended December 31, 2021. Net income attributable to the assets acquired in the University acquisition was approximately $17.4 million for the year ended December 31, 2021.
HP Enterprises II, LLC and related entities
On June 1, 2020, the Company acquired all of the assets of HP Enterprises II, LLC and related entities (collectively, “Healthy Partners”). The purchase price totaled $195.4 million, of which $149.3 million was paid in cash (including $18.0 million paid to an escrow agent, of which $17.1 million was released on January 13, 2021 and $0.9 million is to be released on June 1, 2022), and $30.0 million in 923,076
Class A-4
Units of Primary Care (ITC) Intermediate Holdings, LLC’s securities. The remaining amount of $16.1 million related to payment reconciliations was held back and was paid in equity in February 2022. The physicians entered into employment agreements with the Company which included covenants not to compete. The Company recorded non-compete
intangible assets totaling $1.0 million with a weighted-average amortization period of five years.
The purchase price has been allocated to property and equipment, non-compete
intangibles, acquired intangibles, goodwill, and other assets. The portion of the purchase price that is allocated to the non-compete
is not considered part of the consideration transferred to acquire the business and is accounted for separately.
The following table provides the allocation of the purchase price:

(in thousands)
Property and equipment	$2,409
Non-compete intangibles	1,022
Acquired intangibles	117,014
Goodwill	74,852
Other assets	87

Total purchase price, including non-compete intangibles	$195,384

Total revenues attributable to the assets acquired in the Healthy Partners acquisition were approximately $331.5 million and $191.1 million for the years ended December 31, 2021 and 2020, respectively. Net income attributable to the assets acquired in the Healthy Partners acquisition was approximately $41.1 million and $17.6 million for the years ended December 31, 2021 and 2020, respectively.

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Primary Care Physicians and related entities
On January 2, 2020, the Company acquired all of the assets of Primary Care Physicians and related entities (collectively, “PCP”). The purchase price totaled $60.2 million, of which $53.6 million was paid in cash and $4.0 million was paid in 123,077
Class A-4
Units of Primary Care (ITC) Intermediate Holdings, LLC. The remaining amount includes $1.5 million related to the pay-down
of debt, and $1.1 million related to the
pay-down
of accounts payable and accrued expenses of PCP. The physicians entered into employment agreements with the Company and these agreements included covenants not to compete. The Company recorded non-compete
intangible assets totaling $0.8 million with a weighted-average amortization period of three years.
The purchase price has been allocated to cash, cash equivalent and restricted cash, accounts receivable, inventory, property and equipment, non-compete
intangibles, acquired intangibles, goodwill, and accounts payable and accrued expenses. The portion of the purchase price that is allocated to the non-compete
is not considered part of the consideration transferred to acquire the business and is accounted for separately.
The following table provides the allocation of the purchase price:

(in thousands)
Cash and cash equivalents	$191
Accounts receivable	486
Inventory	155
Property and equipment	1,518
Non-compete intangibles	846
Acquired intangibles	43,549
Goodwill	13,738
Accounts payable	(274)

Total purchase price, including non-compete intangibles	$60,209

Total revenues attributable to the assets acquired in the Primary Care Physicians acquisition were approximately $99.9 million and $74.8 million for the years ended December 31, 2021 and 2020, respectively. Net income attributable to the assets acquired in the Primary Care Physicians acquisition was $18.7 million and $8.6 million for the years ended December 31, 2021 and 2020, respectively.
Belen Medical Centers, LLC and related entities
On September 3, 2019, the Company acquired all of the assets of Belen Medical Centers, LLC and related entities (“Belen”). The purchase price totaled $110.0 million, of which $63.1 million was paid in cash, 254,545
Class A-4
Units of Primary Care (ITC) Holdings, LLC’s securities with a value of $7.0 million were issued, and $4.6 million was withheld and paid to Belen during the year ended December 31, 2020. The remaining amount of $35.3 million is related to payment reconciliations which were held-back and paid to Belen during the year ended December 31, 2020. The physicians entered into employment agreements with the Company and these agreements include covenants not to compete. The Company recorded non-compete
intangible assets totaling $0.3 million with a weighted-average amortization period of 2 years.
The purchase price has been allocated to accounts receivable, property and equipment, non-compete
intangible assets, acquired intangible assets, goodwill, and other assets. The portion of the legal purchase price that is allocated to the non-compete
is not considered part of consideration transferred to acquire the business and is accounted for separately.

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table provides the allocation of the purchase price:

(in thousands)
Accounts receivable	$321
Property and equipment	942
Non-compete intangibles	270
Acquired intangibles	40,400
Goodwill	68,019
Other assets	60

Total Purchase Price	$110,012

The acquired intangible assets that make up the amount include $3.4 million for the brand and payor relationships amounting to $37.0 million. Total revenues attributable to the assets acquired in the Belen acquisition were approximately $78.0 million for the year ended December 31, 2021, $80.5 million for the year ended December 31, 2020 and $25.9 million for the year ended December 31, 2019. Net income attributable to the assets acquired in the Belen acquisition was $12.3 million for the year ended 2021, $20.8 million for the year ended December 31, 2020 and $4.4 million for the year ended December 31, 2019.
The net effect of acquisitions to the Company’s assets and liabilities and reconciliation of cash paid for net assets acquired for the years ended December 31, 2021, 2020 and 2019, including amounts related to acquisitions not disclosed above, was as follows:

	Years Ended December 31,
(in thousands)	2021	2020	2019
Assets acquired
Accounts receivable	$50,979	$486	$321
Other assets	2,108	433	632
Property and equipment	3,582	4,011	1,220
Goodwill	535,318	92,289	77,971
Intangibles	637,766	162,542	52,212

Total assets acquired	1,229,753	259,761	132,356

Liabilities Assumed
Amounts due to seller	49,195	16,288	39,751
Other liabilities	45,782	1,548	—

Total liabilities assumed	94,977	17,836	39,751

Net Assets Acquired	1,134,776	241,925	92,605
Issuance of equity in connection with acquisitions	64,469	34,300	9,250

Acquisitions of subsidiaries, including non-compete intangibles, net of cash acquired	$1,070,307	$207,625	$83,355

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pro forma information is not presented for all of the Company’s acquisitions during the years ended December 31, 2021 and 2020 as historical financial results were unavailable for all businesses acquired. The following unaudited pro forma financial information summarizes the combined results of operations for the Company and its acquisitions of University and HP, as if the companies were combined as of January 1, 2020:

	Years Ended December 31,
(in thousands)	2021	2020
Revenue	$1,763,820	$1,241,294

Net loss	$(123,926)	$(55,341)

Revenue and net income for other acquisitions not individually disclosed for the year ended December 31, 2021 were $25.0 million and $8.0 million, respectively.

4.	PROPERTY AND EQUIPMENT, NET
The following is a summary of property and equipment, net and the related useful lives as of December 31, 2021 and December 31, 2020 (in thousands):

Assets Classification	Useful Life	2021	2020
Leasehold improvements	Lesser of lease term or 15 years	$46,283	$25,021
Medical equipment	3-12 years	16,133	8,288
Vehicles	3-5 years	7,403	4,900
Computer equipment	5 years	7,068	4,475
Furniture and fixtures	3-7 years	4,039	2,390
Construction in progress		24,817	4,155

Total		105,743	49,229
Less: Accumulated depreciation and amortization		(20,482)	(11,103)

Property and equipment, net		$85,261	$38,126

Depreciation expense was $10.9 million, $6.7 million and $2.9 million for the years ended December 31, 2021, 2020 and 2019, respectively. The Company paid a related party for construction in progress and leasehold improvements totaling $7.9 million $7.3 million and $5.5 million for the years ended December 31, 2021, 2020 and 2019 respectively. The Company had an immaterial amount due to the related party as of December 31, 2021 and December 31, 2020, related to the construction in progress and leasehold improvements. These payments are included in the caption accounts payable and accrued expenses on the accompanying consolidated balance sheets.
The Company records construction in progress related to vehicles, computer equipment, medical equipment, furniture, and fixtures that have been acquired but have not yet been placed in service as of the reporting date, as well as leasehold improvements currently in progress.

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.	PAYOR RELATIONSHIPS AND OTHER INTANGIBLES, NET
As of December 31, 2021, the Company’s total intangibles, net consisted of the following:

(in thousands)	Weighted-Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangibles:
Trade names	9.00 years	$1,409	$(787)	$622
Brand	19.26 years	183,238	(9,037)	174,201
Non-compete	4.92 years	75,794	(12,110)	63,684
Customer relationships	18.24 years	880	(184)	696
Payor relationships	20.00 years	609,362	(32,714)	576,648
Provider relationships	5.12 years	12,242	(2,472)	9,770

Total intangibles, net		$882,925	$(57,304)	$825,621

As of December 31, 2020, the Company’s total intangibles, net consisted of the following:

(in thousands)	Weighted-Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Intangibles:
Trade names	9.00 years	$1,409	$(630)	$779
Brand	18.26 years	29,486	(2,171)	27,315
Non-compete	4.61 years	7,733	(3,373)	4,360
Customer relationships	18.55 years	880	(135)	745
Payor relationships	20.00 years	201,530	(11,960)	189,570
Provider relationships	10.00 years	4,119	(533)	3,586

Total intangibles, net		$245,157	$(18,802)	$226,355

The Company recorded amortization expense of $38.5 million, $11.8 million and $3.9 million for the years ended December 31, 2021, 2020 and 2019, respectively.
Expected amortization expense for the Company’s existing amortizable intangibles for the next five years, and thereafter, as of December 31, 2021 is as follows:

Years ended December 31,	Amount (in thousands)
2022	$59,445
2023	57,607
2024	55,666
2025	54,240
2026	47,060
Thereafter	551,603

Total	$825,621

6. LEASES
The Company leases offices, operating medical centers, vehicles and medical equipment. Leases consist of finance and operating leases, and have a remaining lease term of 1 year to 10 years. The Company elected the practical expedient, which allows the Company to exclude leases with a lease term less than 12 months from being recorded on the balance sheet. We adopted the practical expedient related to the combining of lease and non-lease
components, which allows us to account for the lease and
non-lease
components as a single lease component.

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table presents ROU assets and lease liabilities as of December 31, 2021 (in thousands):

2021
ROU assets
Operating leases	$132,173
Finance leases	3,854

$136,027

Lease liabilities
Operating leases	$138,211
Finance leases	3,476

$141,687

ROU asset finance leases are included in property and equipment, net, in the accompanying consolidated balance sheets.
The components of lease expense for the year ended December 31, 2021 (in thousands) were as follows:

2021
Operating lease cost	$19,732
Short-term lease cost	1,167
Variable lease cost	4,954
Finance lease cost
Amortization of right-of-use assets	$1,253
Interest on lease liabilities	221

Total finance lease cost	$1,474

Sublease income was immaterial for the year ended December 31, 2021.
Additional information related to operating and finance leases for the year ended December 31, 2021 (in thousands) were as follows:

2021
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from finance leases	$221
Operating cash flows from operating leases	16,278
Financing cash flows from finance leases	1,378
Right-of-use assets obtained in exchange for lease obligations
Operating leases	$98,742
Finance leases	2,461

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The weighted average remaining lease term (in years) and weighted average discount rate were as follows:

2021
Weighted average remaining lease term—Finance	3.1 years
Weighted average remaining lease term—Operating	7.9 years
Weighted average discount rate—Finance	6.91%
Weighted average discount rate—Operating	5.92%
Future minimum lease payments under operating and finance leases as of December 31, 2021 were as follows (in thousands):

Years ended December 31,	Operating	Finance	Total
2022	$23,051	$1,485	$24,536
2023	24,577	1,078	25,655
2024	22,561	797	23,358
2025	20,489	364	20,853
2026	18,424	107	18,531
Thereafter	67,569	—	67,569

Total minimum lease payments	176,671	3,831	180,502
Less: amount representing interest	(38,460)	(355)	(38,815)

Lease liabilities	$138,211	$3,476	$141,687

Future minimum lease payments under operating and capital leases as of December 31, 2020 were as follows (in thousands):

Years ended December 31,	Operating	Capital	Total
2021	$10,566	$1,038	$11,604
2022	11,075	919	11,994
2023	9,772	586	10,358
2024	8,158	271	8,429
2025	6,641	—	6,641
Thereafter	20,721	—	20,721

Total minimum lease payments	66,933	2,814	69,747
Less: amount representing interest	—	(358)	(358)

Lease liabilities	$66,933	$2,456	$69,389

Rent expense for the years ended December 31, 2020 and 2019 amounted to approximately $11.6 million and $6.1 million, respectively.

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7.	EQUIPMENT LOANS
The Company has entered into various equipment loans to finance the purchases of property and equipment. Equipment loans were as follows as of December 31, 2021 and December 31, 2020:

(in thousands)	2021	2020
Notes payable bearing interest at 17.2%: due July 2022, secured by certain property and equipment	$20	$51
Notes payable bearing interest at 8.8%; due May 2023, secured by certain property and equipment	35	58
Notes payable bearing interest at 12.5%, 12.8%, and 11.0%; all due June 2023, all secured by certain property and equipment	52	82
Notes payable bearing interest at 7.2%; due April 2025, secured by certain property and equipment	73	92
Notes payable bearing interest at 4.2%; due December 2024, secured by certain property and equipment	693	904
Notes payable bearing interest at 3.4%; due September 2026, secured by certain property and equipment	966	—

Total equipment loans	$1,839	$1,187
Less: current portion	(510)	(314)

Total equipment loans, net of current portion	$1,329	$873

8.	CONTRACT LIABILITIES
As further explained in Note 13, “Related Party Transactions”, the Company entered into certain agreements with Humana under which the Company receives administrative payments in exchange for providing care coordination services at certain clinics licensed to the Company over the term of such agreements. The Company’s contract liabilities balance related to these payments from Humana was $6.1 million and $5.3 million of December 31, 2021 and December 31, 2020, respectively. The short-term portion is recorded in deferred revenue and the long-term portion is recorded in deferred revenue, net of current portion. The Company recognized $1.5 million and $0.2 million in revenue from contract liabilities recorded during the year ended December 31, 2021 and December 31, 2020.
A summary of significant changes in the contract liabilities balance during the period is as follows:

(in thousands)	Deferred revenue
Balance as at December 31, 2019	$—
Increases due to amounts collected	5,450
Revenues recognized from current period increases	(185)

Balance as at December 31, 2020	5,265
Increases due to amounts collected	2,300
Revenues recognized from current period increases	(1,506)

Balance as at December 31, 2021	$6,059

Of the December 31, 2021 contract liabilities balance, the Company expects to recognize the following amounts as revenue in the succeeding years:

Years ended December 31,	Amount (in thousands)
2022	$1,815
2023	1,940
2024	1,755
2025	424
2026	125

Total	$6,059

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.	LONG-TERM DEBT
The Company’s notes payable were as follows as of December 31, 2021 and December 31, 2020:

(in thousands)	2021	2020
Term loan 3	$644,432	$480,000
Senior Notes	300,000	—
Less: Current portion of notes payable	(6,493)	(4,800)

	937,939	475,200
Less: debt issuance costs	(22,673)	(18,455)

Notes payable, net of current portion and debt issuance costs	$915,266	$456,745

Credit Facilities
Pursuant to a Credit Agreement with Credit Suisse and the other lenders party thereto (the “Credit Agreement”), the Company has entered into senior secured term loans (together with the revolving line of credit, the “Credit Facilities”). Obligations under the Credit Facilities are secured by substantially all of the Company’s assets. The Credit Facilities contain a financial maintenance covenant (which is for the benefit of the lenders under the revolving line of credit only), requiring the Company to not exceed a total first lien secured net debt to earnings before interest, taxes, depreciation and amortization (“EBITDA”) ratio, which is tested quarterly only if the Company has exceeded a certain amount drawn under its revolving line of credit. As of December 31, 2021, the financial covenant did not apply.
Term Loan 1
On December 23, 2016, the Company entered into Term Loan 1, which bore interest at a variable rate equal to LIBOR plus an applicable margin (7.5% as of extinguishment on November 23, 2020). Beginning on March 31, 2017, the Company was required to make quarterly principal payments, which escalated every two years, with the final payment due on June 2, 2025.
Term Loan 1 was prepaid by the Company on November 23, 2020, which resulted in the Company’s legal relief from all obligations under Term Loan 1. The Company’s prepayment of Term Loan 1 consisted of a cash payment to the lender for (1) the outstanding principal, (2) the outstanding accrued interest, and (3) legal and prepayment fees.
Term Loan 2
On June 1, 2020, the Company entered into a term loan agreement with another lender for $130.0 million. Borrowings under Term Loan 2 bore cash interest at a rate of 5.0%, payable quarterly, in addition to interest paid in-kind
(“PIK”) of 11.5% per annum. Principal and PIK interest were due on December 1, 2022.
Term Loan 2 contained specific features that required the Company to pay the lender a make-whole amount in the event of a change in control of the Company or the issuance of additional debt by the Company (each a “make-whole event”). The make-whole amount was calculated as the present value of the scheduled interest between the date of a make-whole event and December 1, 2021 by utilizing a discount rate per annum equal to the United States Treasury securities rate three days prior to the date of the make-whole event plus 0.5%. These features met the criteria to be bifurcated from the host agreement as embedded derivatives under the guidance in ASC 815. At the time the Company entered into Term Loan 2, the likelihood of a make-whole event was deemed more than remote, and the Company determined these features contained substantial value to the lender. As such, the

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

derivatives were bifurcated from the host agreement and recorded at the fair value on June 1, 2020 of $51.3 million. The embedded derivatives and the host agreement together represented the combined principal and interest obligations of the Company to the lender. The Company presented the embedded derivatives together with the debt obligation in the consolidated balance sheets. The change in fair market value on embedded derivatives was $12.8 million for the year ended December 31, 2020, and was recorded under the caption change in fair value of embedded derivative in the accompanying consolidated statements of operations.
Term Loan 2 was prepaid by the Company on November 23, 2020, which resulted in the Company’s legal relief from all obligations under Term Loan 2. The Company’s prepayment of Term Loan 2 consisted of a cash payment to the lender for (1) the outstanding principal, (2) the outstanding accrued interest, and (3) legal and prepayment fees.
Term Loan 3
In conjunction with the Business Combination with Jaws, the Company entered into the Credit Agreement with Credit Suisse and the other lenders party thereto on November 23, 2020 under which Credit Suisse and the other lenders party thereto committed to extend credit to the Company in the initial amount of $685.0 million. The Credit Agreement initially consisted of (1) an initial term loan in the amount of $480.0 million (the “Initial Term Loan”), (2) delayed draw term loans (the “Delayed Draw Term Loans”) up to the aggregate amount of $175.0 million (the “Delayed Draw Term Commitments”), and (3) an initial revolving credit facility in the amount of $30.0 million (the “Initial Revolving Facility”).
On issuance, Term Loan 3 represented the principal amount of $480.0 million funded to the Company on November 23, 2020 by Credit Suisse and the other lenders. The Delayed Draw Term Commitments represented commitments from Credit Suisse and the other lenders to provide an aggregate amount of $175.0 million in additional term loans to the Company after November 23, 2020. As of December 31, 2021, the Company had fully drawn upon the Delayed Draw Term Commitments, and the $175.0 million of Delayed Draw Term Loans were combined with the Initial Term Loan into a single class of borrowings.
Term loan 3 is subject to principal amortization repayments due on the last business day of each calendar quarter equal to 0.25% of the initial principal amount, as applicable, based on the funding dates. Amortization payments commenced on March 31, 2021. The outstanding amount of unpaid principal and interest associated with Term loan 3 is due on the maturity date of November 23, 2027. Prior to the maturity date, the Company may elect to prepay, in whole or in part at any time without premium or penalty, other than in connection with certain repricing transactions and customary breakage costs.
The Company is also subject to mandatory prepayments on Term Loan 3 based on the occurrence of certain events after November 23, 2020 including, (1) an amount equal to a percentage between 50% and 0% of excess cash flow for the fiscal year ending December 31, 2022 and each subsequent fiscal year based on the Company’s first lien net leverage ratio (calculated as total consolidated debt secured by a first lien on any collateral, net of restricted cash. divided by consolidated Adjusted EBITDA (as defined in the Credit Agreement)) at the last day of the applicable fiscal year due only if and to the extent such calculated amount is greater than $3 million, (2) an amount equal to 100% of the net proceeds received in excess of $3 million individually in any fiscal year, or $10 million in the aggregate, pertaining to the disposition of assets that are not reinvested in assets useful to the Company’s business within 18 months of the disposition date, (3) an amount equal to 100% of the net proceeds received from the issuance of non-permitted
indebtedness that is not intended to refinance the Credit Agreement with Credit Suisse.
Following the close of the Business Combination, the Company triggered the mandatory prepayment of $400.0 million of the outstanding principal on the Term Loan from the net cash proceeds received from the PIPE financing. The Company’s partial extinguishment of this Term Loan consisted of a cash payment to the lender for (1) $400.0 million of the outstanding principal amount, and (2) the outstanding accrued interest in the amount of $0.7 million. The Company recorded a loss on extinguishment of debt of $13.1 million in the year ended December 31, 2021, which related to unamortized debt issuance costs. The $400.0 million mandatory prepayment was made without premium or penalty.

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On June 11, 2021, the Company entered into an amendment to the Credit Agreement with Credit Suisse and the other lenders by adding an incremental team loan for a principal amount of $295.0 million. Additionally, on September 30, 2021, the Company amended its Credit Agreement with Credit Suisse and the other lenders by adding an incremental term loan for a principal amount of $100.0 million.
Eurodollar borrowings are subject to interest at a rate per annum equal to (1) the LIBOR for a one month interest period on such day, as adjusted via multiplication by the Credit Suisse’s statutory reserve rate and subject to a floor of 0.75% on the adjusted rate only for the Initial Term Loan and the Delayed Draw Term Loans, plus (2) the applicable rate of (a) 4.75% and (b) 4.5% after the Closing Date of the Business Combination, provided that if the Company achieves a public corporate rating from S&P of at least B and a public credit rating from Moody’s of at least B2, then for as long as such ratings remain in effect, a rate of 4.25% shall be applicable. Prior to November 23, 2020, the Company elected to treat Term loan 3 as Eurodollar borrowings. As of December 31, 2021, the stated interest rate for Term loan 3 was 5.25% and the effective interest rate for Term loan 3 was 5.74%. As of December 31, 2021, the Company’s Term Loan 3 bore interest of 5.25%.
On September 30, 2021, the Company and Credit Suisse amended the Term Loan to increase the Initial Revolving Facility by an additional $30.0 million. On December 10, 2021, the Company and Credit Suisse amended Term Loan to increase the Initial Revolving Facility by an additional $60.0 million for an aggregate amount of commitments of $120.0 million.
As of December 31, 2021, no loans were drawn under the Initial Revolving Facility and its available balance was $119.1 million. As of December 31, 2021, the Company had one letter of credit outstanding in favor of a third party in the amount of $0.9 million. As of December 31, 2020, no amounts were drawn from the Initial Revolving Facility and its available balance was $30.0 million.
On January 14, 2022, entered into the Sixth Amendment (“Sixth Amendment”) to the Credit Agreement, pursuant to which the outstanding principal amount of approximately $644.4 million of senior secured term loans maturing November 23, 2027 (the “Existing Term Loan”) were replaced with an equivalent amount of new term loan (the “New Term Loan”) having substantially similar terms as the Existing Term Loan, except with respect to the interest rate applicable to the New Term Loan, with the implementation of a forward-looking term rate based on the secured overnight financing rate (“Term SOFR”) as the replacement of LIBOR as the benchmark interest rate for borrowings, and certain other provisions. The New Term Loan replaced the Existing Term Loan in full. The interest rate applicable to the New Term Loan and borrowing under the Initial Revolving Facility was revised to Term SOFR plus 4.00%, plus the applicable credit spread adjustment (with a Term SOFR floor of 0.50%); provided that if the Company achieves a public corporate rating from S&P of at least B and a public rating from Moody’s of at least B2, then for as long as such ratings remain in effect, a margin of 3.75% shall be applicable. The interest rate applicable to the Existing Term Loan was LIBOR plus 4.50% (with a LIBOR floor of 0.75%).
Bridge Loan
On July 2, 2021, the Company entered into a Bridge Loan Agreement (the “Bridge Loan Agreement”) for a principal amount of $250.0 million (“Bridge Loan”) to finance a business acquisition. Pursuant to the Bridge Loan Agreement, the Bridge Loan bore interest, payable quarterly in arrears (or, with respect to Eurodollar borrowings, on the last day of the applicable interest period, or, if the interest period is greater than three months, in three month intervals), at a rate equal to adjusted LIBOR plus 6.5% per annum, or 6.65%.

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Bridge Loan was issued with debt issuance costs of $3.5 million, which fully amortized during the year ended December 31, 2021 and is included in the caption interest expense in the accompanying consolidated statements of operations.
On September 30, 2021, following the issuance of the Senior Notes, the Company repaid the Bridge Loan in full, consisting of (1) $250.0 million of principal and (2) $4.2 million of outstanding accrued interest.
Senior Notes
On September 30, 2021, the Company issued senior unsecured notes for a principal amount of $300.0 million (the “Senior Notes”) in a private offering. Proceeds from the Senior Notes were used to repay the $250.0 million Bridge Loan in full. The Senior Notes bear interest at 6.25% per annum, payable semi-annually on April 1st and October 1st of each year, commencing April 1, 2022. As of December 31, 2021, the effective interest rate of the Senior Notes was 6.65%. Principal on the Senior Notes is due in full on October 1, 2028. The Senior Notes are not subject to any amortization payments.
Prior to October 1, 2024, the Company may redeem some or all of the notes at a price equal to 100% of the principal amount redeemed, plus accrued and unpaid interest, plus a make-whole premium. Prior to October 1, 2024, the Company may also redeem up to 40% of the aggregate principal amount of the notes with the net cash proceeds of certain equity offerings, at a redemption price of 106.25%, plus accrued and unpaid interest. On or after October 1, 2024, the Company may redeem some or all of the Notes at a redemption price of 100%—103.13%, plus accrued and unpaid interest, depending on the date that the Senior Notes are redeemed.
The Senior Notes were issued with debt issuance costs of $6.8 million, which are included in the caption notes payable, net of current portion and debt discount in the accompanying consolidated balance sheets.
Future Principal Payments on Term Loan and Senior Notes
The following table sets forth the Company’s future principal payments as of December 31, 2021, assuming another mandatory prepayment does not occur:

(in thousands)
Year ending December 31,	Amount
2022	$6,493
2023	6,493
2024	6,493
2025	6,493
2026	6,493
Thereafter	911,967

Total	$944,432

As of December 31, 2021 and December 31, 2020, the balance of debt issuance costs totaled $23.3 million and $24.9 million, respectively, and were being amortized into interest expense over the life of the loan using the effective interest method. Of the balance as of December 31, 2021, $22.7 million was related to the Term Loan and the Senior Notes reflected as a direct reduction to the long-term debt balances, while the remaining $0.6 million was related to the Initial Revolving Facility, and reflected in prepaid expenses and other current assets.
For the years ended December 31, 2021, 2020 and 2019 the Company recognized interest expense of $51.3 million, $34.0 million and $10.2 million, respectively, of which $4.9 million, $6.7 million and $0.5 million, respectively, were related to the amortization of debt issuance costs.

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10.	DUE TO SELLERS
The amounts due to sellers as of December 31, 2021 and December 31, 2020 were $25.9 million and $41.1 million, respectively. Included in the due to sellers balance, there are amounts recorded as part of the initial purchase price of acquisitions in 2021 and in prior years, including accrued interest and accrued bonuses payable to various sellers as part of their respective employment agreements, as well as other amounts due to sellers. The amount due to sellers was $17.4 million, and the total bonuses owed to sellers were $8.5 million, as of December 31, 2021. The amount due to sellers was $34.5 million, and the total bonuses owed to sellers were $6.6 million, as of December 31, 2020.
Total bonus charges to various sellers as part of their respective provider employment agreements amounted to a total of $7.6 million, $9.3 million and $6.1 million for the years ended December 31, 2021, 2020 and 2019, respectively. These charges are included within the caption transaction costs and other within the accompanying consolidated statements of operations.

11.	FAIR VALUE MEASUREMENTS
ASC 820, “
Fair Value Measurements and Disclosures”
, provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).
The three levels of the fair value hierarchy under the accounting standard are described as follows:

•	Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

•	Level 2	Inputs to the valuation methodology include:

•  quoted prices for similar assets or liabilities in active markets;

•  quoted prices for identical or similar assets or liabilities in inactive markets;

•  inputs other than quoted prices that are observable for the asset or liability;

•  inputs that are derived principally from or corroborated by observable market data by correlation or other means.

If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.
•	Level 3	Inputs to the valuation methodology are unobservable and significant to the fairvalue measurement.
The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs. The carrying amounts of financial instruments including cash, accounts receivable, accounts payable, accrued liabilities, due to sellers and short-term borrowings approximate fair value due to the short maturities of such instruments. The fair value of the Company’s debt using Level 2 inputs was approximately $945.0 million and $474.0 million as of December 31, 2021 and December 31, 2020, respectively.
The following is a description of the valuation methodology used for liabilities measured at fair value.

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Contingent Consideration
: Consideration is earned by the sellers of two of the Company’s historical acquisitions based on the Company completing acquisitions of various targets specified at the time that business was acquired. The consideration is valued at fair value applying a Scenario Based method.
On August 11, 2021, the Company issued 2,720,966 shares of Class A common stock (the “escrowed shares”) to the escrow agent, on behalf of the seller, as part of the consideration in connection with an acquisition. The amount of shares was based on a $30.0 million purchase price divided by the average share price of the Company during the twenty consecutive trading days preceding the closing date of the transaction. The shares were deposited in escrow and will be released to the seller upon the satisfaction of certain performance metrics in 2022 and 2023. The final number of escrowed shares will be calculated by multiplying the initial share amount by an earned share percentage ranging from 0% to 100% in accordance with the purchase agreement and subtracting any forfeited indemnity shares. The fair value of this contingent consideration is determined using a Monte-Carlo simulation model. These inputs are used to calculate the pay-off
amount per the agreement which is then discounted to present value using the risk-free rate and the Company’s cost of debt.
The preceding methods described may produce fair value calculations that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
There was a decrease of $11.7 million in the fair value of the contingent consideration during the year ended December 31, 2021, recorded in transaction costs and other in the consolidated statement of operations.
Embedded Derivative
: In calculating the valuation of the embedded derivative, the Company considered the present value of the cash flows over the term of the debt agreement as impacted by (1) the probability of a debt issuance or a change in control event occurring that would trigger a prepayment penalty to the lender, (2) the market interest rate of the debt agreement without the embedded derivative, and (3) the interest rate premium associated with the embedded derivative. The embedded derivative was entered into on June 1, 2020 in connection with embedded features attached to Term Loan 2 and subsequently derecognized on November 23, 2020 when the Company refinanced its debt. The recurring Level 3 fair value measurements of the embedded derivative liability included the following significant unobservable inputs as of June 1, 2020 and September 30, 2020:

Range as of
Unobservable Input	June 1, 2020	November 23, 2020
Probability of change of control	90%	N/A
Probability of issuance of debt	5%	100%
Expected date of event	Fourth Quarter 2020	Fourth Quarter 2020
Discount rate	39%	35%
The change in fair value of the embedded derivative of $12.8 million was recorded during the year ended December 31, 2021, and was included within change in fair value of embedded derivative. As noted in Note 9,
“Long-Term Debt”
, the embedded derivative was derecognized as a result of the refinancing that took place on November 23, 2020.
Warrant Liabilities:
As of June 3, 2021, the Closing Date of the Business Combination, and December 31, 2021, there were 23.0 million Public Warrants and 10.53 million Private Placement Warrants outstanding. The Company classifies its Public Warrants and Private Placement Warrants as liabilities in accordance with ASC 815, “
Derivatives and Hedges”
, and measures them at fair value on a recurring basis. The Company’s valuation of the warrant liabilities utilized a binomial lattice in a risk-neutral framework (a special case of the Income Approach). The fair value of the Public Warrants and Private Placement Warrants utilized Level 1 and 3 inputs, respectively. The Private Placement Warrants are based on the significant inputs not observable in the market as of June 3, 2021 and December 31, 2021.

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The preceding methods described may produce fair value calculations that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
The following table provides quantitative information regarding the Level 3 inputs used for the fair value measurements of the warrant liabilities:

	As of
Unobservable Input	June 3, 2021	December 31, 2021
Exercise price	$11.50	$11.50
Stock price	$14.75	$8.91
Term (years)	5.0	4.4
Volatility	37.1%	N/A
Risk free interest rate	0.8%	1.2%
Dividend yield	None	None
Public warrant price	$4.85	$2.39
The following table sets forth by level, within the fair value hierarchy, the Company’s liabilities measured at fair value on a recurring basis as of December 31, 2021:

(in thousands)	Carrying Value	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities measured at fair value on a recurring basis:
Contingent consideration	$38,423	$—	$—	$38,423
Public Warrant Liabilities	54,970	54,970	—	—
Private Placement Warrant Liabilities	25,174	—	—	25,174

Total liabilities measured at fair value	$118,567	$54,970	$—	$63,597

There was a decrease of $56.6 million in the fair value of the Public Warrant Liabilities during the year ended December 31, 2021, and a decrease of $26.3 million in the fair value of the Private Placement Warrant Liabilities during the year ended December 31, 2021. The change in fair value of the warrant liabilities is recorded within the Change in fair value of warrant liabilities caption.

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth by level, within the fair value hierarchy, the Company’s liabilities measured at fair value on a recurring basis as of December 31, 2020:

(in thousands)	Carrying Value	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities measured at fair value on a recurring basis:
Contingent consideration	$5,172	$—	$—	$5,172

Total liabilities measured at fair value	$5,172	$—	$—	$5,172

Activity of the assets and liabilities measured at fair value was as follows:

	Years Ended December 31,
	2021	2020	2019
Opening balance as at January 1,	$5,172	$23,429	$20,584
Embedded derivative recognized under Term Loan 2	—	51,328	—
Change in fair value of embedded derivative	—	12,764	—
Embedded derivative derecognized due to extinguishment of Term Loan 2	—	(64,092)	—
Change in fair value of contingent consideration	(11,680)	65	2,845
Contingent consideration recognized due to acquisitions	47,900	2,695	—
Warrants acquired in the Business Combination	163,058	—	—
Change in fair value of warrants	(82,914)	—	—
Contingent consideration reclassified to due to seller	(756)	(16,059)	—
Contingent consideration settled through equity	—	(1,958)	—
Contingent consideration payments	(2,213)	(3,000)	—

Closing balance as of December 31,	$118,567	$5,172	$23,429

12.	VARIABLE INTEREST ENTITIES
The Physicians Groups were established to employ healthcare providers, to contract with managed care payors, and to deliver healthcare services to patients in the markets that the Company serves. The Company evaluated whether it has a variable interest in the Physicians Groups, whether the Physicians Groups are VIEs, and whether the Company has a controlling financial interest in the Physicians Groups. The Company concluded that it has variable interests in the Physicians Groups on the basis of each respective Master Service Agreement (“MSA”), which provides office space, consulting services, managerial and administrative services, billing and collection, personnel services, financial management, licensing, permitting, credentialing, and claims processing in exchange for a service fee and performance bonuses payable to the Company. Each respective MSA transfers substantially all the residual risks and rewards of ownership to the Company. The Physicians Groups’ equity at risk, as defined by GAAP, is insufficient to finance its activities without additional support, and therefore, the Physicians Groups are considered VIEs, and are not affiliates of the Company.
In order to determine whether the Company has a controlling financial interest in the Physicians Groups, and thus, whether the Company is the primary beneficiary, the Company considered whether it has i) the power to direct the activities that most significantly impact the Physicians Groups’ economic performance and ii) the obligation to absorb losses of the entities that could potentially be significant to it or the right to receive benefits from the Physicians Groups that could potentially be significant to it. The Company concluded that it may unilaterally remove the physician owners of the Physicians Groups at its discretion and

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

is therefore considered to hold substantive
kick-out
rights over the decision maker of the Physicians Groups. Under each MSA, the Company is entitled to a management fee and a performance bonus that entitle the Company to substantially all of the residual returns or losses and is exposed to economics which could be significant to it. As a result, the Company concluded that it is the primary beneficiary of the Physicians Groups and therefore, consolidates the balance sheets, results of operations, and cash flows of these entities. The Company performs a qualitative assessment on an ongoing basis to determine if it continues to be the primary beneficiary.
The table below illustrates the aggregated VIE assets and liabilities and performance for the Physicians Groups:

	As of December 31,
(in thousands)	2021	2020
Total Assets	$80,445	$8,182

Total Liabilities	$59,988	$12,371

	Years Ended December 31,
(in thousands)	2021	2020	2019
Total revenue	$24,145	$227	$—
Operating expenses:
Third-party medical costs	13,133	—	—
Direct patient expense	9,493	3,109	—
Selling, general and administrative expenses	23,895	1,020	—
Depreciation and amortization expense	1,405	188	—

Total operating expenses	47,926	4,317	—

Net loss	$(23,781)	$(4,090)	$—

There are no restrictions on the Physicians Groups’ assets or on the settlement of their liabilities. The assets of the Physicians Group can be used to settle obligations of the Company. The Physicians Groups are included in the Company’s creditor group; thus, creditors of the Company have recourse to the assets owned by the Physicians Groups. There are no liabilities for which creditors of the Physicians Groups do not have recourse to the general credit of the Company. There are no restrictions placed on the retained earnings or net income of the Physicians Groups with respect to potential future distributions.

13.	RELATED PARTY TRANSACTIONS
Advisory Services Agreement
In December 2016, the Company and InTandem Capital Partners, LLC (“InTandem”) entered into an advisory services agreement whereby InTandem owned the majority voting and equity interest in Cano Health’s Parent, Primary Care (ITC) Holdings, LLC, and provided financial and management consulting services to the Company. Services provided included, but were not limited to (i) corporate strategy, (ii) legal advice, (iii) acquisitions and divestitures strategies, and (iv) debt and equity financings. InTandem was entitled to an annual fee equal to the greater of $0.3 million or 2% of EBITDA for the prior calendar year plus out-of-pocket
expenses. The advisory services agreement was terminated upon the consummation of the Business Combination disclosed in Note 1,
“Nature of Business and Operations”
.

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Pursuant to the advisory services agreement, the Company incurred expenses which are included in the consolidated statements of operations. The Company incurred related party transaction costs of approximately $2.3 million , $6.3 million and $2.8 million during the years ended December 31, 2021, 2020 and 2019, respectively. As of December 31, 2021 and December 31, 2020, no balance and an immaterial balance was owed to InTandem pursuant to this agreement, respectively.
Administrative Service Agreement
On April 23, 2018, the Company entered into an administrative service agreement with Dental Excellence Partners, LLC (“DEP”), under which DEP paid an administrative services fee. In addition, the Company also recognizes revenue from licensing the Cano Dental trademark and from various subleasing agreements with Dental Excellence Partners. The administrative fee is a monthly fixed amount per office for providing comprehensive management and related administrative services to the dental practices. During April 2019, the Company entered into an amendment to this agreement and modified the administrative fee. The Company and DEP terminated the Administrative Service Agreement in December 2020, effective immediately.
The Company recognized approximately $0.4 million, $0.6 million and $0.6 million of income during the years ended December 31, 2021, 2020 and 2019, respectively, which was recorded within the caption fee-for-service
and other revenues in the accompanying consolidated statements of operations. As of December 31, 2021, an immaterial amount was due to the Company in relation to these agreements and recorded in the caption accounts receivable.
Dental Service Agreement
During 2019, the Company entered into a dental service agreement with Care Dental Group, LLC (“Belen Dental”), whereby the Company agreed to pay Belen Dental $15 per member per month, for each Medicare Advantage (“MA”) patient that is identified by the Company on a monthly enrollment roster to receive care at the legacy Belen Medical Centers. During the years ended December 31, 2021, 2020 and 2019, the Company paid Belen Dental approximately $0.3 million, $0.7 million and $0.3 million, respectively, pursuant to this agreement.
On October 9, 2020, the Company entered into a dental services agreement with Dental Excellence Partners, LLC to provide dental services for managed care members of the Company. The Company was charged approximately $4.6 million, $2.4 million and $1.8 million during the years ended December 31, 2021, 2020 and 2019, respectively. As of December 31, 2021, no balance was due to Dental Excellence Partners, LLC.
Humana Relationships
In 2020, Cano Health and its Parent, Primary Care (ITC) Holdings, LLC, entered into multi-year agreements with Humana and its affiliates whereby the Parent entered into a note purchase agreement with Humana for a convertible note due October 2022 with an aggregate principal amount of $60 million. The note accrued interest at a rate of 8% per annum through March 2020 and 10% per annum thereafter, payable in kind. The note was convertible to
Class A-4
units of the Parent at the option of Humana in the event the Parent and affiliates seek to consummate a sale transaction and could be settled in cash at the option of Humana. Accordingly, the note was converted and settled in cash upon the consummation of the Business Combination. Humana is not a related party subsequent to the Business Combination on June 3, 2021 due to the repayment of the note.
In 2020, the Company entered into multi-year agreements with Humana, Inc. (“Humana”), a managed care organization, agreeing that Humana will be the exclusive health plan for Medicare Advantage products in certain centers in San Antonio and Las Vegas but allowing services to non-Humana
members covered by original Medicare, Medicaid, and commercial health plans in those centers. The agreements contain an administrative payment from Humana in exchange for the Company providing certain care coordination services during the contract term. The care coordination payments are refundable to Humana on a pro-rata
basis

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

if the Company ceases to provide services at the centers within the specified contract term. The Company identified one performance obligation per center to stand-ready to provide care coordination services to patients and will recognize revenue ratably over the contract term. Care coordination revenue is included in other revenue along with other ancillary healthcare revenues.
The multi-year agreements also contain an arrangement for a license fee that is payable by the Company to Humana for the Company’s use of certain Humana owned or leased medical centers to provide health care services. The license fee is a reimbursement to Humana for its costs of owning or leasing and maintaining the clinics, including rental payments, maintenance or repair expenses, equipment expenses, special assessments, cost of upgrades, taxes, leasehold improvements, and other expenses identified by Humana. The Company has not
paid license fees to Humana during the year ended December 31, 2021. The license, deferred revenue and deferred rent liability to Humana totaled $13.5 million as of December 31, 2020 while Humana was a related party. The Company also recorded $0.5 million and $0.2 million in operating lease expense related to its use of Humana clinics during the years ended December 31, 2021 and 2020, respectively, prior to repaying the note and while Humana was a related party.
Prior to entering into the agreements, the Company had existing payor relationships with Humana related to existing revenue arrangements within the Company. For the period that Humana was a related party to the Company, the Company recognized in its consolidated statements of operations revenue from Humana, including its subsidiaries, of $308.3 million and $235.5 million for the years ended December 31, 2021 and 2020, respectively. The Company recognized third-party medical expenses of and $249.8 million and $175.4 million, for the years ended December 31, 2021 and 2020, respectively.
In addition, we have entered into expansion agreements with Humana which provide a roadmap to opening new Humana-funded medical centers in the southwestern U.S. by 2024. Humana may decline to fund additional medical centers, which would have an adverse effect on our growth and future prospects.
Operating Leases
The Company leases several offices and medical spaces from certain employees and companies that are controlled by certain equity holders of Primary Care (ITC) Holdings, LLC. Monthly rent expense in aggregate totaled approximately $2.8 million, $2.7 million and $1.4 million for the years ended December 31, 2021, 2020 and 2019, respectively. These operating leases terminate through September 2024.
General Contractor Agreements
As of December 31, 2018, the Company has entered into various general contractor agreements with a company that is controlled by a family member of the Chief Executive Officer of the Company to perform leasehold improvements at various Company locations as well as various repairs and related maintenance as deemed necessary. Payments made pursuant to the general contractor agreements as well as amounts paid for repairs and maintenance to this related party totaled approximately $7.9 million, $7.3 million and $5.5 million for the years ended December 31, 2021, 2020 and 2019, respectively.
Other Related Party Transactions
The Company made payments to various related parties in relation to logistic software, medical supplies, housekeeping, and moving costs. During the years ended December 31, 2021, 2020 and 2019 the Company paid approximately $1.3 million, $0.6 million and $0.6 million, respectively, to such parties.
On April 23, 2018, the Company advanced funds to an affiliated company, Dental Excellence Partners, LLC, in the amount of $4.5 million. The loan agreement calls for monthly interest-only payments to be received beginning May 1, 2018, and the entire outstanding principal balance shall be due and payable in full on April 23, 2023. The note receivable bears interest at 7%.

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The Company did not recognize any interest income for the year ended December 31, 2021. For the years ended December 31, 2020, and 2019 the Company recognized $0.3 million and $0.3 million, respectively, of interest income related to this loan agreement. On December 17, 2020, Dental Excellence Partners made an early repayment of the outstanding balance to the Company. In connection with the early repayment, the Company wrote off $0.5 million, $0.4 million of which was due under the Administrative Service Agreement and $0.1 million was due for other services provided.
Additionally, during the year ended December 31, 2018, two executives of Cano Health obtained shares of the former Parent, Primary Care (ITC) Holdings, LLC, for a total amount of $0.4 million. As part of this transaction, the two executives paid cash and entered into promissory notes with the Parent in order to acquire the shares. On May 25, 2018, the first promissory note was obtained in the amount of $0.1 million, payable on May 25, 2026 with a fixed annual interest rate of 2.8%. On August 24, 2018, the second promissory note was obtained from the Company in the amount of $0.5 million, with a fixed annual interest rate of 2.8%. The loan and interest receivable was scheduled to be due on August 24, 2025. As of December 31, 2021, both of the promissory notes were paid in full.
Asset Purchase Agreement
On October 1, 2021, the Company, through its wholly owned subsidiary, completed the acquisition of substantially all of the assets of Aguilar Medcare Associates (“AMA”), for shares of the Company’s Class A common stock equal to approximately $3.0 million pursuant to an asset purchase agreement. Dr. Richard Aguilar, the Company’s Chief Clinical Officer, held an interest in AMA of approximately $1.5 million at the time of the closing of the acquisition. The Company obtained a third-party valuation on the purchase price paid to AMA pursuant to the asset purchase agreement.

14.	STOCK-BASED COMPENSATION
2017 Profits Interest Units Plan
On September 30, 2017, the former Parent’s Limited Liability Agreement (“LLC Agreement”) created class B units, called Profit Interest Units (“PIU”), to provide additional incentives to attract and retain qualified, competent employees for the Company. All grants of PIUs vested upon the closing of the Business Combination on June 3, 2021 and resulted in an expense of $1.0 million recorded in the selling, general, and administrative caption.
2021 Stock Option and Incentive Plan
At the Company’s special meeting of stockholders held on June 2, 2021, the stockholders approved the 2021 Omnibus Equity Incentive Plan (the “2021 Plan”) and the 2021 Employee Stock Purchase Plan (“2021 ESPP”) to encourage and enable the current and future officers, employees, directors, and consultants of the Company and its affiliates to obtain ownership in the Company. The aggregate number of shares authorized for issuance under the 2021 Plan will not exceed 52.0 million shares of stock. The aggregate number of shares authorized for issuance under the 2021 ESPP will not exceed 4.7 million, plus on January 1, 2022, and each January 1 thereafter through January 1, 2031 the number of shares of Class A common stock reserved and available for issuance under the 2021 ESPP Plan shall be cumulatively increased by the lessor of (i) 15.0 million shares of Class A common stock, (ii) one percent 1.0% of the number of shares of Class A common stock issued and outstanding on the immediately preceding December 31st, or (iii) such lesser number of shares determined by the administrator appointed by the Board of Directors.
The 2021 Plan provides for the grant of incentive and nonqualified stock option, restricted stock units (“RSUs”), restricted share awards, stock appreciation awards, unrestricted stock awards, and cash-based awards to employees, directors, and consultants of the Company.

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Market Condition Options
On June 3, 2021, in connection with the closing of the Business Combination, the Company granted 12.8 million stock options with market conditions (“Market Condition Awards”) to several executive officers and directors of the Company. The Market Condition Awards vest when the Company’s stock price meets specified hurdle prices and stays above those prices for 20 consecutive days. Once the market condition is satisfied, the applicable percentage of the Market Condition Awards will vest 50% on each of the first and second anniversaries so long as the optionee stays employed. The fair value of the Market Condition Awards is based on a Monte Carlo simulation for each hurdle price. The unrecognized compensation cost of the Market Condition Awards as of December 31, 2021 was $42.0 million, which is expected to be recognized over the weighted average remaining service period of 2.4 years.
The number of Market Condition Awards that vest is subject to the Company’s stock price equaling or exceeding certain hurdle prices for 20 consecutive trading days from June 3, 2021 to
June 3
, 2024 (i.e., the period from the grant date to the end date of the performance period).
Stock Option Valuation
The Monte-Carlo simulation model is used to estimate the fair value of the Market Condition Awards. The Monte-Carlo simulation model calculates multiple potential outcomes for an award and establishes a fair value based on the most likely outcome. Key assumptions for the Monte-Carlo simulation model include the risk-free rate, expected volatility, expected dividends and the expected cost of equity. The fair values were calculated using the Monte-Carlo model with the following assumptions as of the grant date on June 3, 2021:

As of June 3, 2021
Closing Cano share price as of valuation date	$14.75
Risk-free interest rate	1.68% - 2.0%
Expected volatility	45.0%
Expected dividend yield	0.0%
Expected cost of equity	9.0%
A summary of the status of unvested Market Condition Awards granted under the 2021 Plan from January 1, 2021 through December 31, 2021 is presented below:

	Shares	Weighted Average Grant Date Fair Value
Balance, January 1, 2021	—	—
Granted	12,831,184	$4.23
Vested	—	—
Forfeitures	(127,486)	4.23

Balance, December 31, 2021	12,703,698	$4.23

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Restricted Stock Units
During 2021, the Company granted 5,188,722 time-based RSUs to certain employees of the Company. The RSUs vest over a four-year period commencing on the grant date, with one fourth of the RSUs vesting at the end of the first anniversary of the vesting commencement date and the remainder of the RSUs vesting yearly over the following three years. The fair value of RSUs is based on the closing price of the Company’s Class A common stock on the grant date. The unrecognized compensation cost of the RSUs as of December 31, 2021 was $62.5 million, which is expected to be recognized over the weighted average remaining service period of 3.3 years. In addition, certain RSUs were granted to a nonemployee and included a discretionary performance condition which has been deemed not probable of being met and as such no expense has been recorded.
A summary of the status of unvested RSUs granted under the 2021 Plan from January 1, 2021 through December 31, 2021 is presented below:

	Shares		Weighted Average Grant Date Fair Value
Balance, January 1, 2021	—		—
Granted	5,188,722	$	$14.20
Vested	—		—
Forfeitures	(21,200)		14.75

Balance, December 31, 2021	5,167,522	$	$14.20
The Company recorded compensation expenses of $23.5 million, $0.5 million and $0.2 million for the years ended December 31, 2021, 2020 and 2019, respectively. The Company recorded compensation expense related to the ESPP of $4.5 million for the year ended December 31, 2021
The total stock-based compensation expense related to all the stock-based awards granted by the former Parent is reported in the consolidated statement of operations as compensation expense within the selling, general and administrative expense caption.

15.	COMMITMENTS AND CONTINGENCIES
Vendor Agreements
The Company, through its subsidiaries Comfort Pharmacy, LLC, Comfort Pharmacy 2, LLC, and Belen Pharmacy Group, LLC, entered into a multi-year Prime Vendor Agreement (“PVA”) with a pharmaceutical wholesaler, effective November 1, 2020, that continues through October 31, 2023. This agreement extends on a month-to-month
basis thereafter until either party gives 90 days’ written notice to terminate. The pharmaceutical wholesaler serves as the Company’s primary wholesale supplier for branded and generic pharmaceuticals. The agreement contains a provision that requires average monthly net purchases of $0.8 million, and if the minimum is not met, the vendor may adjust the pricing of goods. A Joinder Agreement was entered into on December 1, 2020, which amended the PVA to include IFB Pharmacy, LLC, a fully consolidated subsidiary, under the agreement as of this date.
As a result of the University acquisition, the Company assumed the vendor agreement in 2021 that University, through its subsidiary University Health Care Pharmacy, Inc., had with a second pharmaceutical vendor. The agreement, effective through April 7, 2022, contains a provision that requires average monthly net purchases of $0.6 million, and if the minimum is not met, the vendor may adjust the pricing of goods.
Management believes for the years ended December 31, 2021, 2020 and 2019, the minimum requirements of the agreements in place were met.

F-
50

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Litigation
The Company is exposed to various asserted and unasserted potential claims encountered in the normal course of business. Management believes that the resolution of these matters will not have a material effect on the Company’s consolidated financial position, results of their operations or cash flows.

16.	INCOME TAXES
The Company is subject to U.S. federal, state and local income taxes and Puerto Rican income taxes with respect to its taxable income, including its allocable share of any taxable income of its subsidiaries, and is taxed at prevailing corporate tax rates. PCIH is a multiple member limited liability company taxed as a partnership and accordingly any taxable income generated by PCIH is passed through to and included in the taxable income of its members, including the Company.
Prior to the close of the Business Combination, the Company was treated as a pass-through entity for tax purposes and no provision, except for certain subsidiaries which are taxed under Subchapter C, was made in the consolidated financial statements for income taxes. The following income tax items for the periods prior to the close of the Business Combination are related to the applicable subsidiary company that is subject to income tax. Following the close of the Business Combination, the Company is taxed as a corporation.
The net loss for the years ended December 31, 2021 and 2020 consisted of the following:

(in thousands)	2021	2020
Jurisdictional earnings:
U.S. losses	$(113,837)	$(72,128)
Foreign income (losses)	(2,886)	1,715

Total losses	(116,723)	(70,413)

Current:
U.S. Federal	—	—
U.S. State and local	(2)	63
Foreign	79	525

Total current tax expense	77	588
Deferred:
U.S. Federal	—	—
U.S. State and local	—	—
Foreign	(63)	63

Total deferred tax (benefit) expense	(63)	63

Total tax expense	$14	$651

The tax effect of temporary differences that give rise to significant portion of the deferred tax assets and deferred tax liabilities consist of the following as of December 31, 2021 and December 31, 2020:

F-
51

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands)	2021	2020
Deferred tax assets:
Pass-through income (loss)	$315,218	$—
Net operating loss	12,762	—
Stock compensation expense	4,761	—
Interest expense carryforward	3,215	—
Other	323	244

Total gross deferred tax	336,279	244
Valuation allowance	(336,279)	(244)

Net deferred tax assets	—	—
Deferred tax liabilities
Unremitted earnings	—	(63)

Deferred tax liability, net	$—	$(63)

A reconciliation of expected income tax expense at the statutory federal income tax rate of 21% for the years ended December 31, 2021 and 2020 to the Company’s effective income tax rate follows:

	2021	2020
	Percent	Percent
Income tax benefit computed at statutory rate	21.00%	21.00%
Permanent items	13.57%	—%
Net income attributable to noncontrolling interest	(16.09)%	(21.50)%
State benefit, net of federal benefit	2.10%	—%
Valuation allowance	(21.57)%	(0.33)%
Foreign rate differential	0.93%	—%
Other, net	0.05%	(0.06)%

Total tax expense	(0.01)%	(0.89)%

Our effective tax rate for the year ended December 31, 2021 was (0.01)% compared to (0.89)% for the year ended December 31, 2020. The effective tax rate for the periods presented differs from the statutory U.S. tax rate. This is primarily due to the Company’s pass-through entity treatment for tax purposes prior to the close of the Business Combination, including the Company’s establishment of a full valuation allowance which is further discussed below. In addition, for the Company’s taxable subsidiary operations, the effective tax rate differs mainly due to state income taxes and Puerto Rico taxes. The remaining rate differences are immaterial.
Deferred taxes for the applicable subsidiary companies are provided on an asset and liability method whereby deferred tax assets are recognized for deductible temporary differences, operating losses and other tax credit carryforwards. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis.
As December 31, 2021, the Company, including its subsidiaries, has approximately $47 million of federal net operating loss carryforwards, and an immaterial
amount of state and foreign net operating loss carryforwards, as well as an immaterial
amount of foreign tax credits carryforward. As a result of the Tax Cut and Jobs Act of 2017, net operating losses generated post 2017 are carried forward indefinitely.

F
-
52

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Management continuously assesses the likelihood that it is more likely than not that the deferred tax assets generated will be realized. In making such determinations, all available positive and negative evidence, including scheduled reversals of deferred tax liabilities, projected future taxable income, and recent financial operations, are considered. In the event that management were to determine that the deferred income tax assets would be realized in the future for an amount not equal to the net recorded amount, the valuation allowance and provision for income taxes would be adjusted.
The Company does not believe it is
more-likely-than-not
all of its deferred tax assets will be realized and has therefore recorded a valuation allowance against its deferred tax assets which as of December 31, 2021 are not expected to be realized. The most significant deferred tax asset relates to the outside basis difference in the partnership which has a full valuation allowance through December 31, 2021.
The Company does not have any unrecognized tax positions (“UTPs”) as of December 31, 2021. While the Company currently does not have any UTPs, it is foreseeable that the calculation of the Company’s tax liabilities may involve dealing with uncertainties in the application of complex tax laws and regulations in multiple jurisdictions across the Company’s operations. ASC 740, “
Income Taxes
”
(“ASC 740”), states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits. Upon identification of a UTP, the Company would (1) record the UTP as a liability in accordance with ASC 740 and (2) adjust these liabilities if/when management’s judgment changes as a result of the evaluation of new information not previously available. Ultimate resolution of UTPs may produce a result that is materially different from a Company’s estimate of the potential liability. In accordance with ASC 740, the Company would reflect these differences as increases or decreases to income tax expense in the period in which new information is available. The Company’s accounting policy under ASC
740-10
is to include interest and penalties accrued on uncertain tax positions as a component of income tax expense in the event a material uncertain tax position is booked in the consolidated financial statements.
The Company files income tax returns in the U.S. with Federal and State and local agencies, and in Puerto Rico. The Company, and its subsidiaries, are subject to U.S. Federal, state and local tax examinations for tax years starting in 2018. In addition, the Puerto Rico subsidiary group is subject to U.S. Federal, state and foreign tax examinations for tax years starting in 2017. The Company does not currently have any ongoing income tax examinations in any of its jurisdictions. The Company has analyzed filing positions in the Federal, State, local and foreign jurisdictions where it is required to file income tax returns for all open tax years and does not believe any tax uncertainties exist.
U.S. federal, state and local, as well as international tax laws and regulations are extremely complex and subject to varying interpretations. On March 27, 2020, the former President signed the Coronavirus Aid, Relief, and Economic Security (CARES) Act into law, which was extended under the Taxpayer Certainty and Disaster Relief Act of 2020, passed on December 27, 2020. Further, on March 11, 2021, President Biden signed the American Rescue Plan Act of 2021 (ARPA). We are not aware of any provision in the CARES Act, ARPA or any other pending tax legislation that would have a material adverse impact on our financial performance.
Tax Receivable Agreement
Upon the completion of the Business Combination, Cano Health, Inc. became a party to the Tax Receivable Agreement (“TRA”). Under the terms of that agreement, Cano Health, Inc. generally will be required to pay to the Seller and to each other person from time to time that becomes a “TRA Party” under the Tax Receivable Agreement, 85% of the tax savings, if any, that Cano Health, Inc. is deemed to realize in certain circumstances as a result of certain tax attributes that exist following the Business Combination and that are created thereafter, including as a result of payments made under the Tax Receivable Agreement. To the extent payments are made pursuant to the Tax Receivable Agreement, Cano Health, Inc. generally will be required to pay to the Sponsor and to each other person from time to time that becomes a “Sponsor Party” under the Tax Receivable Agreement such

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Sponsor Party’s proportionate share of, an amount equal to such payments multiplied by a fraction with the numerator 0.15 and the denominator 0.85. The term of the Tax Receivable Agreement will continue until all such tax benefits have been utilized or expired unless Cano Health, Inc. exercises its right to terminate the Tax Receivable Agreement for an amount representing the present value of anticipated future tax benefits under the Tax Receivable Agreement or certain other acceleration events occur. The Tax Receivable Agreement liability is determined and recorded under ASC 450, “
Contingencies
”, as a contingent liability; therefore, we are required to evaluate whether the liability is both probable and the amount can be estimated. Since the Tax Receivable Agreement liability is payable upon cash tax savings and we have determined that positive future taxable income is not probable based on Cano Health, Inc’s historical loss position and other factors that make it difficult to rely on forecasts, we have not recorded the Tax Receivable Agreement liability as of December 31, 2021. We will evaluate this on a quarterly basis which may result in an adjustment in the future.

17.	NET INCOME (LOSS) PER SHARE
The following table sets forth the net loss for the years ended December 31, 2021, 2020 and 2019 and the computation of basic and diluted net income (loss) per common stock for the years ended December 31, 2021, 2020 and 2019:

	Years Ended December 31,
(in thousands, except shares and per share data)	2021	2020	2019
Numerator:
Net loss	$(116,737)	$(71,064)	(19,780)
Less: net loss attributable to non-controlling interests	(98,717)	—	—

Net loss attributable to Class A common stockholders	(18,020)	—	—
Dilutive effect of warrants on net income to Class A common stockholders	(30,181)	N/A	N/A
Dilutive effect of Class B common stock	(86,334)	N/A	N/A

Net loss attributable to Class A common stockholders - Diluted	(134,535)	N/A	N/A

Basic and Diluted Earnings Per Share denominator:
Weighted average common stock outstanding - basic	170,507,194	N/A	N/A

Net loss per share - basic	$(0.11)	N/A	N/A

Diluted Earnings Per Share:
Dilutive effect of warrants on weighted average common stock outstanding	224,920	N/A	N/A
Dilutive effect of Class B common stock on weighted average common stock outstanding	304,965,111	N/A	N/A

Weighted average common stock outstanding - diluted	475,697,225	N/A	N/A

Net loss per share - diluted	$(0.28)	N/A	N/A

Prior to the consummation of the Business Combination, the Company’s ownership structure included equity interests held solely by the Parent. The Company analyzed the calculation of earnings per share for comparative periods presented and determined that it resulted in values that would not be meaningful to the users of these consolidated financial statements. Therefore, the earnings per share information has not been presented for the years ended December 31, 2020 and 2019.
The outstanding Company’s Class B common stock does not represent economic interests in the Company, and as such, is not included in the denominator of the net loss per share calculation.

F-
54

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

On August 11, 2021, the Company issued 2,720,966 shares of Class A common stock (the “escrowed shares”) to the escrow agent, on behalf of the seller, as part of the consideration in connection with an acquisition. The amount of shares was based on a $30.0 million purchase price divided by the average share price of the Company during the twenty consecutive trading days preceding the closing date of the transaction. The shares were deposited in escrow and will be released to the seller upon the satisfaction of certain performance metrics during 2022 and 2023. The final number of escrowed shares will be calculated by multiplying the initial share amount by an earned share percentage in accordance with the purchase agreement and subtracting any forfeited indemnity shares. The dilutive effects of these shares were excluded from the year ended December 31, 2021 because they were antidilutive.
The Company’s dilutive securities are derived from the Company’s Public Warrants and Private Placement Warrants using the treasury method and excluding the Class A stockholders’ income statement effect of the change in the fair value of warrant liabilities. The Public Warrants and Private Placement Warrants were included in the year ended December 31, 2021 dilutive earnings per share calculation. RSUs, stock options, ESPP, Class B common stock and contingent shares were excluded from the dilutive earning per share calculation as they had an anti-dilutive effect for the periods presented. The table below presents the Company’s potentially dilutive securities:

As of December 31, 2021
Class B common stock	297,385,981
Public Warrants	22,999,959
Private Placement Warrants	10,533,333
Restricted Stock Units	5,167,522
Stock Options	12,703,698
Contingent Shares Issued in Connection with Acquisitions	2,720,966
ESPP Shares	1,461,087

Potential Common Stock Equivalents	352,972,546

18.	SEGMENT INFORMATION
The Company organizes its operations into one reportable segment. The Chief Executive Officer, who is our Chief Operating Decision Maker (“CODM”), reviews financial information and makes decisions about resource allocation based on the Company’s responsibility to deliver high quality primary medical care services to the Company’s patient population. For the periods presented, all of the Company’s revenues were earned in the United States, and all of the Company’s long lived assets were located in the United States.

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55

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19.	SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)
As discussed more fully in Note 20 Restatement, the unaudited quarterly financial information previously presented has been restated. Further, due to the loss of our Emerging Growth Company (“EGC”) status, the Company adopted ASC 842-
Leases
in the fourth quarter of 2021 using a January 1, 2021 effective date. As a result, our previously reported unaudited financial results have also been revised to reflect the effect of adoption. The restated and revised financial information by quarter for three months ended September 30, 2021, June 30, 2021, and March 31, 2021 is provided below (in thousands, except per share data):

	2021
	Third Quarter (as Restated)	Adjustments	Third Quarter (As Restated and adjusted)	Second Quarter (as Restated)	Adjustments	Second Quarter (as Restated and adjusted)	First Quarter (as Restated)	Adjustments	First Quarter (as Restated and adjusted)
Revenue	$498,931	$—	$498,931	$343,581	$—	$343,581	$274,602	$—	$274,602
Operating expenses	532,523	791	533,314	398,145	250	398,395	279,377	197	279,574

Loss from operations	(33,592)	(791)	(34,383)	(54,564)	(250)	(54,814)	(4,775)	(197)	(4,972)
Total other income (expenses)	(30,701)	6	(30,695)	16,252	2	16,254	(10,625)	(9)	(10,634)

Net income (loss) before income tax (benefit) expense	(64,293)	(785)	(65,078)	(38,312)	(248)	(38,560)	(15,400)	(206)	(15,606)
Income tax (benefit) expense	(547)	—	(547)	2,023	—	2,023	(714)	—	(714)

Net loss	$(64,840)	$(785)	$(65,625)	$(36,289)	$(248)	$(36,537)	$(16,114)	$(206)	$(16,320)

Net loss per share - basic	$(0.14)	$—	$(0.14)	$0.03	$—	$0.03	N/A	—	N/A

Net loss per share - diluted	$(0.14)	$—	$(0.14)	$(0.06)	$—	$(0.06)	N/A	—	N/A

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CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

20.	RESTATEMENT (UNAUDITED)
We restated the unaudited quarterly financial information as of and for the three months ended March 31, 2021, as of and for the three and six months ended June 30, 2021, and as of and for the three and nine months ended September 30, 2021, to correct misstatements associated with the timing of the Company’s revenue recognition for certain MRA variable consideration within Medicare Advantage contracts.
Description of Restatement Tables
See below for a reconciliation from the previously reported to the restated amounts for the periods as of and for the three months ended March 31, 2021, as of and for the three and six months ended June 30, 2021, and as of and for the three and nine months ended September 30, 2021. The previously reported amounts were derived from the Company’s registration statement on Form
S-1
filed with the SEC on August 12, 2021 (the “Form
S-1”)
and the Quarterly Reports on Form
10-Q
filed with the SEC on August 16, 2021 and November 10, 2021, respectively (the “Form
10-Qs”).
These amounts are labeled as “As Previously Reported” in the table below. The amounts labeled “Adjustment” represent the effects of this Restatement.
Effects of the Restatement - Quarterly Results (Unaudited)
The tables below illustrate the impact of the restatement on the historical unaudited Condensed Consolidated Balance Sheets, the unaudited Condensed Consolidated Statements of Operations and the unaudited Condensed Consolidated Statements of Cash Flows for the interim quarters impacted, each as compared with the amounts presented in the Form
S-1
and Form
10-Qs
previously filed with the SEC. Additionally, as a direct consequence of the restatement, the Company recorded certain other adjustments that were considered immaterial during the restated quarterly periods. Adjustments 1 and 4 in the unaudited Condensed Consolidated Balance Sheets and unaudited Condensed Consolidated Statements of Operations represent the restatement adjustments. See all adjustments detailed in the table below.

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57

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth the effects of the restatement on the affected line items within the Company’s previously reported Condensed Consolidated Balance Sheets as of September 30, 2021, June 30, 2021, and March 31, 2021 (dollars in thousands):

	September 30, 2021			June 30, 2021			March 31, 2021
	As Previously Reported	Adjustments	As Restated	As Previously Reported	Adjustments	As Restated	As Previously Reported	Adjustments	As Restated
Assets
Current assets:
Cash, cash equivalents and restricted cash	$208,913	$—	$208,913	$319,277	$—	$319,277	$6,602	$—	$6,602
Accounts receivable, net of unpaid service provider costs 1	223,644	(79,854)	143,790	131,831	(57,888)	73,943	88,007	(13,661)	74,346
Inventory	1,777	—	1,777	1,176	—	1,176	1,023	—	1,023
Prepaid expenses and other current assets 2	30,788	(25)	30,763	20,105	(704)	19,401	15,383	(1,483)	13,900

Total current assets	465,122	(79,879)	385,243	472,389	(58,592)	413,797	111,015	(15,144)	95,871
Property and equipment, net	64,156	—	64,156	46,358	—	46,358	40,247	—	40,247
Goodwill 3	765,511	(3,182)	762,329	546,312	(3,183)	543,129	235,127	—	235,127
Payor relationships, net	584,265	—	584,265	395,185	—	395,185	187,051	—	187,051
Other intangibles, net	256,327	—	256,327	194,315	—	194,315	35,778	—	35,778
Other assets	4,703	—	4,703	4,654	—	4,654	7,522	—	7,522

Total assets	$2,140,084	$(83,061)	$2,057,023	$1,659,213	$(61,775)	$1,597,438	$616,740	$(15,144)	$601,596
Liabilities and stockholders’ equity / members’ capital
Current liabilities:
Current portion of notes payable	$6,493	$—	$6,493	$5,488	$—	$5,488	$4,800	$—	$4,800
Current portion of equipment loans	513	—	513	324	—	324	319	—	319
Current portion of finance lease liabilities	1,006	—	1,006	978	—	978	973	—	973
Current portion of contingent consideration	8,406	—	8,406	12,347	—	12,347	3,046	—	3,046
Accounts payable and accrued expenses 4	76,654	(17,994)	58,660	46,465	(11,495)	34,970	39,870	(3,344)	36,526
Deferred revenue	1,815	—	1,815	1,313	—	1,313	1,313	—	1,313
Current portions due to sellers 5	24,687	—	24,687	22,020	(575)	21,445	34,798	(575)	34,223
Other current liabilities 6	20,000	12,704	32,704	3,734	4,653	8,387	1,951	2,335	4,286

Total current liabilities	139,574	(5,290)	134,284	92,669	$(7,417)	$85,252	87,070	$(1,584)	$85,486

1	Reflects a reduction to accounts receivable and capitated revenue as a result of the reduced MRA estimate.
2	Corrects insurance payments originally recorded as prepaid insurance but subsequently recorded in selling, general and administrative expense.
3	Reflect the correction of an error in the purchase price allocation for the University acquisition to reduce goodwill and other current liabilities.
4	Reflects reductions to accounts payable and accrued expenses and direct patient expense as a result of the decrease in estimated provider payments corresponding to the reduced MRA estimate.
5	Corrects accrual for compensation-related costs due to sellers of acquired businesses recorded in transaction costs and other.
6	Reflects a reclassification from accounts receivable, net of unpaid service provider costs for plans that are in a net deficit position to other current liabilities.

F-
58

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Notes payable, net of current portion and debt issuance costs	916,111	—	916,111	525,830	—	525,830	456,102	—	456,102
Warrant liabilities	138,493	—	138,493	123,843	—	123,843	—	—	—
Equipment loans, net of current portion	1,454	—	1,454	891	—	891	791	—	791
Long term portion of finance lease liabilities	1,559	—	1,559	1,667	—	1,667	1,871	—	1,871
Deferred rent	5,387	—	5,387	4,868	—	4,868	3,599	—	3,599
Deferred revenue, net of current portion	4,698	—	4,698	4,623	—	4,623	4,951	—	4,951
Due to sellers, net of current portion	170	—	170	—	—	—	—	—	—
Contingent consideration	38,300	—	38,300	—	—	—	2,412	—	2,412
Other liabilities	36,325	—	36,325	16,471	—	16,471	12,800	—	12,800

Total liabilities	1,282,071	(5,290)	1,276,781	770,862	(7,417)	763,445	569,596	(1,584)	568,012
Stockholders’ Equity / Members’ Capital
Shares of Class A common stock	17	—	17	17	—	17	—	—	—
Shares of Class B common stock	31	—	31	31	—	31	—	—	—
Members’ capital	—	—	—	—	—	—	157,662	—	157,662
Additional paid-in capital	363,060	5,292	368,352	389,892	(33,653)	356,239	—	—	—
Accumulated deficit	(52,547)	(26,876)	(79,423)	(37,640)	(18,547)	(56,187)	(110,383)	(13,560)	(123,943)
Notes receivable, related parties	—	—	—	(136)	—	(136)	(135)	—	(135)

Total Stockholders’ Equity / Members’ Capital attributable to Class A common stockholders	310,561	(21,584)	288,977	352,164	(52,200)	299,964	47,144	(13,560)	33,584
Non-controlling interests	547,452	(56,187)	491,265	536,187	(2,158)	534,029	—	—	—

Total Stockholders’ Equity / Members’ Capital	858,013	(77,771)	780,242	888,351	(54,358)	833,993	47,144	(13,560)	33,584

Total Liabilities and Stockholders’ Equity / Members’ Capital	$2,140,084	$(83,061)	$2,057,023	$1,659,213	$(61,775)	$1,597,438	$616,740	$(15,144)	$601,596

F-
59

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables set forth the effects of the restatement on the affected line items within the Company’s previously reported Condensed Consolidated Statements of Operations for the quarterly periods ended September 30, 2021, June 30, 2021, and March 31, 2021 (dollars in thousands):

	September 30, 2021			June 30, 2021			March 31, 2021
	As Previously Reported	Adjustments	As Restated	As Previously Reported	Adjustments	As Restated	As Previously Reported	Adjustments	As Restated
Revenue:
Capitated revenue 1	$501,780	$(28,017)	$473,763	$379,210	$(49,726)	$329,484	$267,051	$(5,694)	$261,357
Fee-for-service and other revenue 2	25,018	150	25,168	13,953	144	14,097	13,084	161	13,245

Total revenue	526,798	(27,867)	498,931	393,163	(49,582)	343,581	280,135	(5,533)	274,602
Operating expenses:
Third-party medical costs 3	379,316	2,000	381,316	291,816	—	291,816	195,046	—	195,046
Direct patient expense 4	57,708	(7,340)	50,368	43,782	(8,175)	35,607	34,287	(50)	34,237
Selling, general and administrative expenses 5	75,926	692	76,618	46,574	585	47,159	34,848	161	35,009
Depreciation and amortization expense	16,955	—	16,955	7,945	—	7,945	5,846	—	5,846
Transaction costs and other 6	6,528	738	7,266	16,374	(756)	15,618	9,239	—	9,239

Total operating expenses	536,433	(3,910)	532,523	406,491	(8,346)	398,145	279,266	111	279,377
Income (loss) from operations	(9,635)	(23,957)	(33,592)	(13,328)	(41,236)	(54,564)	869	(5,644)	$(4,775)
Other income and expense:
Interest expense	(16,023)	—	(16,023)	(9,714)	—	(9,714)	(10,626)	—	(10,626)
Interest income	1	—	1	1	—	1	1	—	1
Loss on extinguishment of debt	—	—	—	(13,225)	—	(13,225)	—	—	—
Change in fair value of warrant liabilities	(14,650)	—	(14,650)	39,215	—	39,215	—	—	—
Other income (expense)	(29)	—	(29)	(25)	—	(25)	—	—	—

Total other income (expense)	(30,701)	—	(30,701)	16,252	—	16,252	(10,625)	—	(10,625)

1	Reflects a decrease to capitated revenue and accounts receivable as a result of the reduced MRA estimate.

2	Reflects a reclassification of sublease income to fee-for-service and other revenue from selling, general and administrative.

3	Reflects an increase to third-party medical costs and reduction of accounts receivable.

4	Reflects reductions to direct patient expense and accounts payable and accrued expenses as a result of the decrease in estimated provider payments corresponding to the reduced MRA estimate.

5	Corrects stock-based compensation expense with a corresponding increase in additional paid in capital and the reclassification of sublease income to fee-for-service and other revenue..

6	Corrects a professional fee accrual offset by an accrual for certain other compensation-related costs due to sellers of acquired businesses.

F-
60

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Net income (loss) before income tax expense (benefit)	(40,336)	(23,957)	(64,293)	2,924	(41,236)	(38,312)	(9,756)	(5,644)	(15,400)
Income tax expense (benefit)	547	—	547	(2,023)	—	(2,023)	714	—	714

Net income (loss)	$(40,883)	$(23,957)	$(64,840)	$4,947	$(41,236)	$(36,289)	$(10,470)	$(5,644)	$(16,114)
Net loss attributable to non-controlling interests	(26,246)	(15,356)	(41,602)	(4,533)	(36,311)	(40,844)	(10,470)	(5,644)	(16,114)

Net income (loss) attributable to Class A common stockholders	$(14,637)	$(8,601)	$(23,238)	$9,480	$(4,925)	$4,555	$—	$—	$—

Net income (loss) per share attributable to Class A common stockholders, basic	$(0.09)		$(0.14)	$0.06		$0.03	N/A		N/A
Net loss per share attributable to Class A common stockholders, diluted	$(0.09)		$(0.14)	$(0.03)		$(0.06)	N/A		N/A
Weighted-average shares used in computation of earnings per share:
Basic	170,871,429		170,871,429	167,134,853		167,134,853	N/A		N/A
Diluted	170,871,429		477,255,983	168,884,315		168,884,315	N/A		N/A

F-
61

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables set forth the effects of the Restatement on the affected line items within the Company’s previously reported unaudited Condensed Consolidated Statements of Operations for the
year-to-date
periods ended September 30, 2021 and June 30, 2021 (dollars in thousands):

	Nine Months Ended September 30, 2021			Six Months Ended June 30, 2021
	As Previously Reported	Adjustments	As Restated	As Previously Reported	Adjustments	As Restated
Revenue:
Capitated revenue 1	$1,148,041	$(83,437)	$1,064,604	$646,261	$(55,420)	$590,841
Fee-for-service and other revenue 2	52,055	$455	$52,510	27,037	$305	$27,342

Total revenue	1,200,096	$(82,982)	$1,117,114	673,298	$(55,115)	$618,183
Operating expenses:
Third-party medical costs 3	866,177	2,000	868,177	486,862	—	486,862
Direct patient expense 4	135,777	(15,565)	120,212	78,069	(8,225)	69,844
Selling, general and administrative expenses 5	157,348	1,438	158,786	81,422	746	82,168
Depreciation and amortization expense	30,746	—	30,746	13,791	—	13,791
Transaction costs and other 6	32,140	(18)	32,122	25,613	(756)	24,857

Total operating expenses	1,222,188	(12,145)	1,210,043	685,757	(8,235)	677,522
Income (loss) from operations	(22,092)	$(70,837)	$(92,929)	(12,459)	$(46,880)	$(59,339)
Other income and expense:
Interest expense	(36,363)	—	(36,363)	(20,340)	—	(20,340)
Interest income	4	—	4	2	—	2
Loss on extinguishment of debt	(13,225)	—	(13,225)	(13,225)	—	(13,225)
Change in fair value of warrant liabilities	24,565	—	24,565	39,215	—	39,215
Other income (expense)	(54)	—	(54)	(25)	—	(25)

Total other income (expense)	(25,073)	$—	$(25,073)	5,627	$—	$5,627

Net loss before income tax expense (benefit)	(47,165)	$(70,837)	$(118,002)	(6,832)	$(46,880)	$(53,712)
Income tax benefit	(762)	$—	$(762)	(1,309)	$—	$(1,309)

Net loss	$(46,403)	$(70,837)	$(117,240)	$(5,523)	$(46,880)	$(52,403)
Net loss attributable to non-controlling interests	(41,283)	$(57,276)	$(98,559)	(15,003)	$(41,955)	$(56,958)

Net income (loss) attributable to Class A common stockholders	$(5,120)	$(13,561)	$(18,681)	$9,480	$(4,925)	$4,555

F-
62

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Net income (loss) per share attributable to Class A common stockholders, basic	$(0.03)	$(0.11)	$0.06	$0.03
Net loss per share attributable to Class A common stockholders, diluted	$(0.08)	$(0.16)	$(0.03)	$(0.06)
Weighted-average shares used in computation of earnings per share:
Basic	168,100,210	168,100,210	166,691,634	166,691,634
Diluted	169,312,258	169,312,258	167,571,198	167,571,198

1	Reflects a decrease to capitated revenue and accounts receivable as a result of the reduced MRA estimate.
2	Reflects a reclassification of sublease income to fee-for-service and other revenue from selling, general and administrative.

3	Reflects an increase to third-party medical costs and a reduction of accounts receivable.

4	Reflects reductions to direct patient expense and accounts payable and accrued expenses as a result of the decrease in estimated provider payments corresponding to the reduced MRA estimate.

5	Corrects stock-based compensation expense with a corresponding increase in additional paid in capital and the reclassification of sublease income to fee-for-service and other revenue..

6	Corrects a professional fee accrual offset by an accrual for certain other compensation-related costs due to sellers of acquired businesses.

F-
63

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables set forth the effects of the Restatement on the affected line items within the Company’s previously reported unaudited Condensed Consolidated Statements of Cash Flows for the
year-to-date
periods ended September 30, 2021, June 30, 2021 and March 31, 2021 (dollars in thousands):

	Nine Months Ended September 30, 2021			Six Months Ended June 30, 2021			Three Months Ended March 31, 2021
	As Previously Reported	Adjustments	As Restated	As Previously Reported	Adjustments	As Restated	As Previously Reported	Adjustments	As Restated
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss) 1	$(46,403)	$(70,837)	$(117,240)	$(5,523)	$(46,880)	$(52,403)	$(10,470)	$(5,644)	$(16,114)
Equity-based compensation 2	12,148	983	13,131	3,239	441	3,680	71	—	71
Accounts receivable, net 3	(95,991)	70,497	(25,494)	(54,973)	48,532	(6,441)	(11,233)	4,304	(6,929)
Prepaid expenses and other current assets 4	(27,358)	24	(27,334)	(16,790)	703	(16,087)	(8,024)	1,487	(6,537)
Accounts payable and accrued expenses 5	56,626	(16,006)	40,620	23,407	(8,981)	14,426	6,025	(52)	5,973
Interest accrued due to seller 7	—	1,208	1,208	—	957	957	—	536	536
Other liabilities 6	(9,376)	12,336	2,960	1,681	3,708	5,389	(1,982)	1,390	(592)

Net cash used in operating activities	(91,498)	(1,795)	(93,293)	(56,580)	(1,520)	(58,100)	(16,707)	2,021	(14,688)

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisitions of subsidiaries including non-compete intangibles, net of cash acquired 8	(1,068,661)	3,182	(1,065,479)	(617,576)	3,182	(614,394)	(898)	—	(898)

Net cash used in investing activities	(1,116,030)	3,182	(1,112,848)	(649,269)	3,182	(646,087)	(9,699)	—	(9,699)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from insurance financing arrangements 9	4,401	(2,699)	1,702	4,355	(2,653)	1,702	4,356	(2,654)	1,702
Payments of principal on insurance financing arrangements 9	(3,939)	2,520	(1,419)	(2,941)	1,948	(993)	(1,736)	1,169	(567)
Interest accrued due to seller 7	1,208	(1,208)	—	957	(957)	—	536	(536)	—

Net cash used in / provided by financing activities	1,382,634	(1,387)	1,381,247	991,319	(1,662)	989,657	(799)	(2,021)	(2,818)

Net increase (decrease) in cash, cash equivalents and restricted cash	175,106	—	175,106	285,470	—	285,470	(27,205)	—	(27,205)
Cash, cash equivalents and restricted cash at beginning of year	33,807		33,807	33,807		33,807	33,807		33,807

Cash, cash equivalents and restricted cash at end of period	$208,913		$208,913	$319,277		$319,277	$6,602		$6,602

1	Reflects the cumulative impact on net loss of the adjustments detailed within the statement of operations.
2	Corrects stock-based compensation expense.

F-
64

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

3	Reflects changes to accounts receivable as a result of the reduced MRA estimate.

4	Corrects insurance payments originally recorded as prepaid insurance.

5	Reflects changes to accounts payable and accrued expenses as a result of the change in estimated provider payments corresponding to the reduced MRA estimate.

6	Reflects a reclassification from accounts receivable, net of unpaid service provider costs for plans that are in a net deficit position.

7	To reclass interest accrued due to sellers from financing activities to operating activities.

8	Reflect the correction of an error in the purchase price allocation for the University acquisition.

9	To reflect adjustment to financed insurance.

21.	REVISION
Revision to December 31, 2020 and December 31, 2019 Financial Information
In addition to the restatement discussed above, the Company revised the previously issued 2020 and 2019 audited consolidated financial statements within this note because correcting the accumulated errors in 2021 could have resulted in a material misstatement of the 2021 financial statements.
The following table sets forth the effects of the revision on the affected line items within the Company’s previously reported Consolidated Balance Sheet as of December 30, 2020 (dollars in thousands):

	December 31, 2020
	As Previously Reported	Adjustments	As Revised
Assets
Current assets:
Cash, cash equivalents and restricted cash	$33,807	$—	$33,807
Accounts receivable, net of unpaid service provider costs 1	76,709	(9,356)	67,353
Inventory	922	—	922
Prepaid expenses and other current assets	8,937	—	8,937

Total current assets	120,375	(9,356)	111,019
Property and equipment, net	38,126	—	38,126
Goodwill	234,328	—	234,328
Payor relationships, net	189,570	—	189,570
Other intangibles, net	36,785	—	36,785
Other assets	4,362	—	4,362

Total assets	$623,546	$(9,356)	$614,190
Liabilities and stockholders’ equity / members’ capital
Current liabilities:
Current portion of notes payable	$4,800	$—	$4,800

F-
65

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Current portion of equipment loans	314	—	314
Current portion of finance lease liabilities	876	—	876
Current portion of contingent consideration	—	—	—
Accounts payable and accrued expenses 2	33,180	(1,810)	31,370
Deferred revenue	988	—	988

1	Reflects a reduction to accounts receivable and capitated revenue as a result of the reduced MRA estimate.
2	Reflects reductions to accounts payable and accrued expenses and direct patient costs as a result of the decrease in estimated provider payments corresponding to the reduced MRA estimate.

Current portions due to sellers 3	27,129	(575)	26,554
Current portion of operating lease liabilities	—	—	—
Other current liabilities 4	1,333	945	2,278

Total current liabilities	68,620	(1,440)	67,180
Notes payable, net of current portion and debt issuance costs	456,745	—	456,745
Equipment loans, net of current portion	873	—	873
Long term portion of finance lease liabilities	1,580	—	1,580
Deferred revenue, net of current portion	4,277	—	4,277
Due to sellers, net of current portion	13,976	—	13,976
Contingent consideration	5,172	—	5,172
Other liabilities	11,651	—	14,762

Total liabilities	566,005	(1,440)	564,565
Stockholders’ Equity / Members’ Capital
Members’ capital	157,591	—	157,591
Accumulated deficit	(99,916)	(7,916)	(107,832)
Notes receivable, related parties	(134)	—	(134)

Total member’s capital	57,541	(7,916)	49,625

Total liabilities and members’ Capital	$623,546	$(9,356)	$614,190

3	Corrects the accrual for compensation-related costs due to sellers of acquired businesses recorded in transaction costs and other.
4	Reflects a reclassification from accounts receivable, net of unpaid service provider costs for plans that are in a net deficit position to other current liabilities.

F-
66

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth the effects of the revision on the affected line items within the Company’s previously reported Consolidated Statements of Operations for the year ended December 30, 2020 and December 31, 2019 (dollars in thousands):

F-
67

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	December 31, 2020			December 31, 2019
	As Previously Reported	Adjustments	As Revised	As Previously Reported	Adjustments	As Revised
Revenue:
Capitated revenue 1	$794,164	$2,209	$796,373	$343,903	$(3,002)	$340,901
Fee-for-service and other revenue	35,203	—	35,203	20,483		20,483

Total revenue	829,367	2,209	831,576	364,386	(3,002)	361,384
Operating expenses:
Third-party medical costs	564,987	—	564,987	241,089	1,483	242,572
Direct patient expense 2	102,284	(926)	101,358	43,020	(920)	42,100
Selling, general and administrative expenses	103,962	—	103,962	59,148		59,148
Depreciation and amortization expense	18,499	—	18,499	6,822		6,822
Transaction costs and other 3	43,520	(575)	42,945	17,583		17,583
Change in fair value of contingent consideration	65	—	65	2,845		2,845

Total operating expenses	833,317	(1,501)	831,816	370,507	563	371,070
Income (loss) from operations	(3,950)	3,710	(240)	(6,121)	(3,565)	(9,686)
Other income and expense:
Interest expense	(34,002)	—	(34,002)	(10,163)	—	(10,163)
Interest income	320	—	320	319	—	319
Loss on extinguishment of debt	(23,277)	—	(23,277)	—	—	—
Change in fair value of embedded derivative	(12,764)	—	(12,764)	—	—	—
Change in fair value of warrant liabilities	—	—	—	—	—	—
Other income (expense)	(450)	—	(450)	(250)	—	(250)

Total other income (expense)	(70,173)	—	(70,173)	(10,094)	—	(10,094)

Net loss before income tax benefit (expense)	(74,123)	3,710	(70,413)	(16,215)	(3,565)	(19,780)
Income tax expense (benefit)	651	—	651	—	—	—

Net income (loss)	$(74,774)	$3,710	$(71,064)	$(16,215)	$(3,565)	$(19,780)

1	Reflects a decrease to capitated revenue and accounts receivable as a result of the reduced MRA.
2	Reflects reductions to direct patient expense and accounts payable and accrued expenses as a result of the decrease in estimated provider payments corresponding to the reduced MRA estimate.
3	Corrects compensation-related costs due to sellers of acquired businesses with a corresponding increase in additional paid in capital.
The following table sets forth the effects of the revision on the affected line items within the Company’s previously reported Consolidated Statements of Cash Flows for the years ended December 30, 2020 and December 31, 2019 (dollars in thousands):

F-
68

CANO HEALTH, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

	2020			2019
	As Previously Reported	Adjustments	As Revised	As Previously Reported	Adjustments	As Revised
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss 1	$(74,774)	$3,710	$(71,064)	$(16,215)	$(3,565)	$(19,780)
Equity-based compensation	528	—	528	182	—	182
Accounts receivable, net 2	(27,500)	(2,809)	(30,309)	(21,779)	4,139	(17,640)
Prepaid expenses and other current assets	(5,152)	—	(5,152)	(2,086)	—	(2,086)
Accounts payable and accrued expenses 3	28,250	(925)	27,325	11,250	(920)	10,330
Other liabilities 4	2,486	24	2,510	2,279	346	2,625

Net cash used in operating activities	(9,235)	—	(9,235)	(15,465)	—	(15,465)

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash used in investing activities	(268,366)	—	(268,366)	(90,784)		(90,784)

CASH FLOWS FROM FINANCING ACTIVITIES
Net cash provided by financing activities	282,216	—	282,216	132,038	—	132,038

Net increase (decrease) in cash, cash equivalents and restricted cash	4,615		4,615	25,789		25,789
Cash, cash equivalents and restricted cash at beginning of year	29,192		29,192	3,403		3,403

Cash, cash equivalents and restricted cash at end of period	$33,807		$33,807	$29,192		$29,192

1	Reflects the cumulative impact on net loss of the adjustments detailed within the statement of operations.

2	Reflects changes to accounts receivable as a result of the reduced MRA estimate.

3	Reflects changes to accounts payable and accrued expenses as a result of the change in estimated provider payments corresponding to the reduced MRA estimate.

4
Reflects a reclassification from accounts receivable, net of unpaid service provider costs for plans that are in a net deficit position and corrects accrual for compensation-related costs due to sellers of acquired businesses.

22.	SUBSEQUENT EVENTS
The Company has evaluated subsequent events through the filing of this Annual Report on Form 10-K, and determined that there have been no events that have occurred that would require adjustments to our disclosures in the consolidated financial statements.

Ernst & Young LLP 2 Miami Central Suite 1500 700 NW 1st Avenue Miami, FL 33136	Tel: +1 305 358 4111 Fax: +1 305 415 1411 ey.com
Report of Independent Auditors
To the Members and Board of Directors of Doctors Group Management, Inc., Century Healthcare, Inc. and University Health Care MSO, Inc. and affiliates.
Report on the Financial Statements
We have audited the accompanying combined financial statements of Doctors Group Management, Inc., Century Healthcare, Inc. and University Health Care MSO, Inc. and affiliates Company, which comprise the combined balance sheets as of December 31, 2020 and 2019, and the related combined statements of operations and comprehensive income, owners’ equity and cash flows for the years then ended, and the related notes to the combined financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Doctors Group Management, Inc., Century Healthcare, Inc. and University Health Care MSO, Inc. and affiliates at December 31, 2020 and 2019, and the combined results of their operations and their cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

June 21, 2021

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.
AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES
C
OMBINED
B
ALANCE
S
HEETS
AS
OF
D
ECEMBER
 31, 2020
AND
D
ECEMBER
 31, 2019

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$3,502,876	$1,356,673
Accounts receivable	17,572,225	16,589,715
Debt and equity securities	798,155	678,575
Prepaid expenses and other current assets	2,830,566	1,945,600
Due from related parties	100,000	180,000

Total current assets	24,803,822	20,750,563
Property and equipment, net	1,881,471	1,753,715
Goodwill	4,593,320	1,796,696
Intangibles, net	739,890	36,954
Other assets	115,759	115,759

Total Assets	$32,134,262	$24,453,687

Liabilities and Members’ Capital
Current liabilities:
Accounts payable and accrued expenses	1,360,397	1,705,727
Current portion of capital lease obligations	12,274	69,712
Current portion of vehicle loans	317,321	204,830
Loans from stockholder	5,737,257	1,522,257
Due to seller	1,624,274	—

Total current liabilities	9,051,523	3,502,526
Capital lease obligations, net of current portion	—	12,274
Deferred rent	500,955	465,255
Vehicle loans, net of current portion	290,334	284,492
PPP loan	1,344,200	—

Total liabilities	11,187,012	4,264,547
Commitments and Contingencies (Note 11)
Owners’ Capital
Owners’ Capital	20,947,250	20,189,140

Total Liabilities and Owners’ Capital	$32,134,262	$24,453,687

Refer to accompanying Notes to Financial Statements

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.
AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES
COMBINED
STATEMENTS
OF
OPERATIONS
AND
COMPREHENSIVE
INCOME
D
ECEMBER
 31, 2020
AND
D
ECEMBER
 31, 2019

	Years Ended December 31,
	2020	2019
Revenue
Capitated revenue	$345,241,215	$343,193,489
Fee for service and other revenue	10,338,430	10,238,907

Total revenue	355,579,645	353,432,396

Operating expenses:
Third-party medical costs	275,702,995	290,880,163
Direct patient expense	11,399,763	10,920,585
Selling, general and administrative expense	23,424,467	21,443,025
Depreciation and amortization expense	540,334	529,009

Total operating expenses	311,067,559	323,772,782

Income from operations	44,512,086	29,659,614

Other income	291,647	228,161

Net income	44,803,733	29,887,775

Other comprehensive income:
Unrealized (loss) / gain on debt securities	(669)	4,864

Total other comprehensive income	(669)	4,864

Total comprehensive income	$44,803,064	$29,892,639

Refer to accompanying Notes to Financial Statements

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.
AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES
C
OMBINED
S
TATEMENTS
OF
O
WNERS
’ E
QUITY
D
ECEMBER
 31, 2020
AND
D
ECEMBER
 31, 2019

	Owners’ units	Retained earnings	Accumulated other comprehensive income	Owners’ capital
Balance December 31, 2018	$1,200	$19,995,503	$(74,961)	$19,921,742
Cumulative adjustment	—	(74,961)	74,961	—
Net income	—	29,887,775	—	29,887,775
Other comprehensive income	—	—	4,864	4,864
Distributions	—	(29,625,241)	—	(29,625,241)

Balance, December 31, 2019	1,200	20,183,076	4,864	20,189,140

Net income	—	44,803,733	—	44,803,733
Other comprehensive income	—	—	(669)	(669)
Distributions	—	(44,044,954)	—	(44,044,954)

Balance, December 31, 2020	$1,200	$20,941,855	$4,195	$20,947,250

Refer to accompanying Notes to Financial Statements

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.
AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES
C
OMBINED
S
TATEMENTS
OF
C
ASH
F
LOWS
D
ECEMBER
 31, 2020
AND
D
ECEMBER
 31, 2019

	Years Ended December 31,
	2020	2019
Cash Flows from Operating Activities:
Net income	$44,803,733	$29,887,775
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	507,430	480,071
Amortization of intangible assets	32,904	48,938
Unrealized loss/(gain) on equity securities	(156,513)	(124,606)
Net loss on disposal of property and equipment	—	1,156
Changes in operating assets and liabilities:
Accounts receivable	(982,510)	400,221
Other assets	—	(55,057)
Prepaid expenses and other current assets	(924,966)	(982,689)
Due from related parties	80,000	(10,900)
Accounts payable and accrued expenses	(345,330)	219,189
Deferred rent	35,700	46,878

Net cash provided by operating activities	43,050,448	29,910,976
Cash Flows from Investing Activities:
Purchase of property and equipment	(593,377)	(859,274)
Purchase of investments	(64,491)	(229,871)
Proceeds on sale of investments	100,756	278,955
Acquisitions of subsidiaries, net of cash acquired	(1,910,000)	(325,000)
Payment of seller note	—	(20,000)

Net cash used in investing activities	(2,467,112)	(1,155,190)
Cash Flows from Financing Activities:
Distributions	(44,044,954)	(29,625,241)
Repayments of capital lease obligations	(69,712)	(95,531)
Repayment of vehicle loans	(274,386)	(126,828)
Proceeds from vehicle loans	392,719	326,638
Repayment of stockholder loans	(145,000)	(1,378,837)
Proceeds from stockholder loans	4,360,000	1,424,942
Proceeds from PPP loan	1,344,200	—

Net cash used in financing activities	(38,437,133)	(29,474,857)

Increase / (decrease) in cash and cash equivalents	2,146,203	(719,071)
Cash and cash equivalents at beginning of period	1,356,673	2,075,744

Cash and cash equivalents, end of period	$3,502,876	$1,356,673

Refer to accompanying Notes to Financial Statements

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.
AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES
N
OTES
TO
C
OMBINED
F
INANCIAL
S
TATEMENTS
D
ECEMBER
 31, 2020
AND
D
ECEMBER
 31, 2019

1.	DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION
Margarita Quevedo controls, directly or indirectly, UHC Inc., UHC Holdings, UHC Pharmacy, Century, DGM, CHCI, and UHC MSO (all entities defined below). Because these entities were under common control during the years ended December 31, 2019 and 2020, the financial statements of these entities are presented on a combined basis, collectively referred to as the Company in these combined financial statements. All material accounts and transactions among these entities have been eliminated.
Doctors Group Management, Inc. (“DGM”) is organized as an S corporation. DGM is principally engaged in the operation of a management service organization (“MSO”) that provides and arranges for the provision of healthcare services to Medicare Advantage beneficiaries in South Florida through affiliated physician practices.
Century Healthcare, Inc. (“CHCI”) is organized as an S corporation. CHCI is principally engaged in the operation of a management service organization (“MSO”) that provides and arranges for the provision of healthcare services to Medicare Advantage beneficiaries in South Florida through affiliated physician practices.
University Health Care MSO, Inc. (“UHC MSO”) is organized as an S corporation. UHC MSO provides and arranges for the provision of healthcare services to Medicare Advantage and Medicaid beneficiaries in South Florida through the operation of medical centers that are under common control with UHC MSO.
University Health Care, Inc. (“UHC Inc”) is organized as an S corporation, and operates as the management company for the medical centers, UHC Pharmacy and UHC MSO. One hundred percent of the equity of UHC Inc is owned by Margarita Quevedo Trust, dated December 30, 2014. Margarita Quevedo is the trustee and sole beneficiary of the Margarita Quevedo Trust.
UHC Holdings, Inc (“UHC Holdings”) is organized as an S corporation. Margarita Quevedo owns 100% of the equity of UHC Holdings. UHC Holdings includes the following wholly-owned medical center entities, which are all organized as S corporations:

•	University Health Care Westchester, Inc.

•	University Health Care Hialeah, Inc.

•	University Health Care Homestead, Inc.

•	University Health Care Flagler, Inc.

•	University Health Care Coral Gables, Inc.

•	University Health Care Kendall, Inc.

•	University Health Care North Shore, Inc.

•	University Health Care East Hialeah, Inc.

•	University Health Care West Kendall, Inc.

•	University Health Care Miami Lakes, Inc.

•	University Health Care Bird Road, Inc.

•	DGM Medical Center Margate, Inc.

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.
AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES
N
OTES
TO
C
OMBINED
F
INANCIAL
S
TATEMENTS
D
ECEMBER
 31, 2020
AND
D
ECEMBER
 31, 2019

University Health Care Pharmacy, Inc. (“UHC Pharmacy”) is organized as an S corporation and provides retail pharmacy services to University Health Care patient base. Margarita Quevedo owns 100% of the equity of UHC Pharmacy.
Century Physician Group, LLC (“Century”) is organized as a limited liability company and provides primary care services through contracts with Blue Cross and Blue Shield of Florida, Inc., DBA Florida Blue. Margarita Quevedo owns 100% of the equity of Century.
All of the businesses above provide healthcare services to patients throughout various locations in South Florida.
The accompanying combined financial statements have been prepared by management in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”).

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Revenue Recognition
In May 2014, the Financial Accounting Standards board (“FASB”) issued Accounting Standards Update (“ASU”)
No. 2014-09
“Revenue from Contracts with Customers”, Accounting Standards Codification (“ASC”) 606 (“ASC 606”). On January 1, 2019, the Company adopted ASC 606, applying the full retrospective method as of the earliest period presented. The portfolio approach was used to apply the requirements of the standard to groups of contracts with similar characteristics.
Under ASC 606, the Company recognizes revenue when a customer obtains control of the promised goods or services. The amount of revenue that is recorded reflects the consideration that the Company expects to receive in exchange for those goods or services. The Company applies the following five-step model in order to determine this amount: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the Company satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable that the Company will collect the consideration it is entitled to in exchange for the goods or services the Company transfers to the customer (i.e. patient). At contract inception, once the contract is determined to be within the scope of ASC 606, management reviews the contract to determine which performance obligations must be satisfied and which of these performance obligations are distinct. The Company recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when the performance obligation is satisfied.
The Company derives its revenue primarily from its capitated fees for medical services provided under risk agreements and fee-for-service
arrangements.
Capitated revenue is derived from fees for medical services provided by the Company under risk agreements with health maintenance organizations’ (“HMOs”) health plan. Capitated revenue primarily consists of revenue earned through Medicare Advantage programs. Fees consist of a fixed amount per patient per month and are paid in advance. The Company is required to deliver healthcare services to the enrolled member population and is responsible for medical expenses related to healthcare services required by that patient group, including services not provided by the Company. Since the Company controls the healthcare services provided to enrolled members, the Company acts as a principal. The gross fees under these contracts are reported as revenue and the cost of provider care is included in third-party medical costs. Neither the Company nor any of its affiliates is a registered insurance company because state law in the states in which it operates does not require such registration for risk-bearing providers.

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.
AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES
N
OTES
TO
C
OMBINED
F
INANCIAL
S
TATEMENTS
D
ECEMBER
 31, 2020
AND
D
ECEMBER
 31, 2019

Since contractual terms across these arrangements are similar, the Company groups them into one portfolio. The Company identifies a single performance obligation to stand-ready to provide healthcare services to enrolled members. Capitated revenues are recognized in the month in which the Company is obligated to provide medical care services. The transaction price for the services provided depends upon the terms of the arrangement provided by or negotiated with the health plan. The rates are risk adjusted based on the health status of members and demographic characteristics of the plan. The fees are paid on an interim basis based on submitted enrolled member data for the previous year and are adjusted in subsequent periods after the final data is compiled by the Centers for Medicare and Medicaid Services (“CMS”). Subsequent adjustments to revenue are recognized in the period the adjustments are communicated to the Company.
Fee-for-service
revenue is generated from primary care services provided in the Company’s medical centers. During an office visit, a patient may receive a number of medical services from a healthcare provider. These healthcare services are not separately identifiable and are combined into a single performance obligation. The Company recognizes fee-for-service
revenues at the net realizable amount at the time the patient is seen by a provider, and the Company’s performance obligations to the patient is complete.
Pharmacy revenues are generated from the sales of prescription medication to patients. These contracts contain a single performance obligation. The Company satisfies its performance obligation and recognizes revenue at the time the patient takes possession of the merchandise. During December 31, 2020 and 2019, the Company generated pharmacy revenue of $9,338,695 and $9,367,139, respectively, and is included in fee for service and other revenue within the accompanying combined statements of operations and comprehensive income.
As the performance obligations from the Company’s revenues recognized at a point in time and the revenues recognized over time relate to contracts with a duration of one year or less, the Company elected the practical expedient in ASC
606-10-50-14(a)
which provides relief from the requirement to disclose the transaction price for remaining performance obligations at the end of each reporting period and the requirement to disclose when the Company expects to recognize the related revenue. The Company has de minimis performance obligations remaining at the end of the reporting period as patients are not contractually obligated to continue to receive medical care from the Company’s network of providers. The Company recorded no contract liabilities from contracts with customers in its consolidated balance sheets as of December 31, 2019 or December 31, 2020.
Third-Party Medical Costs
Third-party medical costs primarily consists of all medical expenses paid by the health plans, including inpatient and hospital care, specialists, and medicines. The Company uses stop-loss insurance to protect against medical claims in excess of certain levels.
Direct Patient Expense
Direct patient expense primarily consists of costs incurred in the treatment of the patients, including the compensation related to medical service providers and technicians, medical supplies, purchased medical services, drug costs for pharmacy sales, and payments to third-party providers.
Third-party medical and direct patient expenses collectively represent the cost of services provided.

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Business Combinations
The Company accounts for business acquisitions using the acquisition method of accounting. Application of this method of accounting requires that (i) identifiable assets acquired (including identifiable intangible assets) and liabilities assumed, generally, be measured and recognized at fair value as of the acquisition date and (ii) the excess of the purchase price over the net fair value of identifiable assets acquired and liabilities assumed be recognized as goodwill, which is subject to testing for impairment at least annually.
Concentration of Risk
Contracts with three of the HMOs represented approximately 90.2% of total revenues for the year ended December 31, 2020 and approximately 90.3% of the total revenues for the year ended December 31, 2019. As of December 31, 2020 and 2019, two of the HMOs represented approximately 95.0% and 86.8% of total accounts receivable, respectively.
The loss of revenue from these contracts could have a material adverse effect on the Company.
Primarily all pharmaceutical purchases are made from one vendor. The loss of this vendor may cause potential increase in costs and could result in a material adverse effect on the Company. During the years ended December 31, 2020 and 2019, the Company made pharmaceutical purchases of $7,009,789 and $6,994,647, respectively.
Cash and cash equivalents
Cash and cash equivalents are highly liquid investments purchased with original maturities of three months or less.
Debt and Equity Securities
Investments in debt and equity securities with readily determinable fair values are reported at fair value based on quoted market prices. Realized gains and losses on the sale of debt and equity securities are computed based on original cost and are included in other income within the accompanying statements of operations and comprehensive income.
The Company has designated their debt securities as
available-for-sale.
Accordingly, unrealized gains and losses are excluded from earnings and reported as a separate component of owners’ capital. Unrealized gains and losses related to equity securities are included in other income in the accompanying combined statement of operations and other comprehensive income.
Accounts Receivable
Accounts receivable are carried at amounts the Company deems collectible. Accordingly, an allowance is provided in the event an account is considered uncollectible. As of December 31, 2020 and 2019, the Company believes no allowance was necessary. The ultimate collectability of accounts receivable may differ from that estimated by the Company.
As of December 31, 2020 and 2019, the Company’s accounts receivable are presented net of the unpaid service provider costs. A right of offset exists when all of the following conditions are met: 1) each of the two parties owed the other determinable amounts; 2) the reporting party has the right to offset the amount

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owed with the amount owed to the other party; 3) the reporting party intends to offset; and 4) the right of offset is enforceable by law. The Company believes all of the aforementioned conditions exist as of December 31, 2020 and 2019.
Property and Equipment, Net
Property and equipment is stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the life of the assets, ranging from three to seven years. Leasehold improvements are amortized over the shorter of the estimated useful life or term of the lease.
Repairs and maintenance are expensed as incurred. Expenditures that increase the value or productive capacity of assets are capitalized. When property and equipment are retired, sold, or otherwise disposed of, the asset’s carrying amount and related accumulated depreciation and amortization are removed from the accounts and any gain or loss is included in accompanying combined statements of operations.
Impairment of Long-Lived Assets
The Company periodically reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. There were no events or circumstances during the periods ended December 31, 2020 and 2019 that required the Company to perform an impairment test.
Goodwill
Goodwill represents the excess of the purchase price of an acquired business over the fair value of the underlying tangible and intangible assets acquired. The Company assesses goodwill for impairment on an annual basis and between tests if events occur or circumstances exist that would reduce the fair value of a reporting unit below its carrying amount. The Company performs its annual assessment on December 31. The Company first performs a qualitative analysis to determine if factors exist that necessitate a quantitative goodwill impairment test. If necessary, the Company applies the quantitative test to identify and measure the amount of impairment, if any. Any impairment would be recognized for the differences between the fair value of the reporting unit and its carrying amount. There were no events or circumstances during the periods ended December 31, 2020 and 2019 that indicated the Company was required to perform a quantitative impairment test.
Intangibles, Net
The Company performs an assessment of whether intangible assets are impaired if impairment indicators arise. Management believes no impairment charges are necessary for the years ended December 31, 2020 and 2019. Amortization of intangible assets with definite lives is computed using the straight-line method over the estimated useful lives of the intangible asset, which range from 1 to 20 years.

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Deferred Rent
Minimum rent, including fixed escalations, is recorded on a straight-line basis over the lease term. The lease term commences when the Company takes possession of the leased premises and, in most cases, ends upon expiration of the initial non-cancelable
term. When a lease provides for fixed escalations of the minimum rental payments during the lease term, the difference between the recorded straight-line rent and the amount payable under the lease is recognized as a deferred rent obligation.
Professional and General Liability
As a healthcare provider, the Company is subject to medical malpractice claims and lawsuits. The Company may also be liable, as employer, for the negligence of healthcare professionals it employs or the healthcare professionals it engages as independent contractors. Malpractice risk is partially managed through malpractice insurance policies carried by individual healthcare professionals.
The Company has a claims made general liability policy through a captive insurance company with a liability limit of $3,000,000 per incident and $12,000,000 in the aggregate.
Loss contingencies, including medical malpractice claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated.
Stop Loss Reinsurance
The MSO mitigates its exposure to high cost medical claims under risk agreements through reinsurance arrangements that provide for the reimbursement of certain member medical expenses. The MSO purchases its reinsurance through the health plans. The health plans charge the MSO a per member per month fee that limits the MSO’s risk of responsibility for any individual participating member.
Management Estimates
The preparation of the financial statements requires management to make estimates and assumptions based on available information. Such estimates are based on historical experience and other assumptions that are considered appropriate in the circumstances. However, actual results could differ from those estimates and these differences may be material. Significant estimates made by the Company includes, but are not limited to, fair value allocations for intangible assets acquired as part of the Company’s numerous acquisitions, recoverability of goodwill and intangibles, fair value of contingent considerations, unpaid service provider cost liability, and respective revenues and expenses related to these estimates for the years reported.
Income Taxes
University Health Care, Inc. is treated as an
S-Corporation
for federal and state income tax purposes and passes income, losses deductions and credits through to its shareholders. Accordingly, it does not incur income taxes or have any unrecognized tax benefits.
UHC Holdings, Inc. and its wholly-owned medical center entities are treated as
S-Corporations
for federal and state income tax purposes and pass income, losses deductions and credits through to their shareholders. Accordingly, they do not incur income taxes or have any unrecognized tax benefits.

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Doctors Group Management, Inc. is treated as an
S-Corporation
for federal and state income tax purposes and passes income, losses deductions and credits through to its shareholders. Accordingly, it does not incur income taxes or have any unrecognized tax benefits.
Century Health Care, Inc. is treated as an
S-Corporation
for federal and state income tax purposes and passes income, losses deductions and credits through to its shareholders. Accordingly, it does not incur income taxes or have any unrecognized tax benefits.
University Health Care MSO, Inc. is treated as an
S-Corporation
for federal and state income tax purposes and passes income, losses deductions and credits through to its shareholders. Accordingly, it does not incur income taxes or have any unrecognized tax benefits.
University Health Care Pharmacy, Inc. is treated as an
S-Corporation
for federal and state income tax purposes and passes income, losses deductions and credits through to its shareholders. Accordingly, it does not incur income taxes or have any unrecognized tax benefits.
Century Physicians Group, LLC is a single member LLC and, accordingly, does not incur income taxes or have any unrecognized tax benefits. Instead, its earnings and losses are included in the tax return of the single member and taxed depending on the member’s tax situation.
As a result, the combined financial statements do not reflect a provision for income taxes.
Recent Accounting Pronouncements
In January 2016, the FASB issued ASU
No. 2016-01,
Financial Instruments – Overall (Subtopic
825-10):
Recognition and Measurement of Financial Assets and Financial Liabilities
. This standard requires all equity investments, other than those accounted for under the equity method of accounting or those that result in consolidation of the investee, to be measured at fair value with changes in the fair value recognized in earnings. The ASU is effective for calendar-year public entities beginning on January, 1, 2018. For all other calendar-year entities, it is effective for annual periods beginning January 1, 2019 and interim periods beginning in 2020. Early adoption is permitted. The Company adopted ASU
No. 2016-01
on January 1, 2019. The adoption of ASU
2016-01
resulted in a cumulative adjustment to accumulated other comprehensive income of $74,961 in the combined statement of owners’ equity, which represents unrealized gains and losses on equity securities prior to the date of adoption.
In February 2016, the FASB established Topic 842,
Leases
, by issuing ASU
No. 2016-02,
which requires lessees to recognize leases
on-balance
sheet and disclose key information about leasing arrangements. Topic 842 was subsequently amended by ASU
No. 2018-01,
Land Easement Practical Expedient for Transition to Topic 842, ASU
No. 2018-10,
Codification Improvements to Topic 842, Leases, ASU
No. 2018-11,
Targeted Improvements, and ASU
No. 2018-20,
Leases (Topic 842): Narrow-Scope Improvements for Lessors, ASU
No. 2020-05,
Revenue from Contracts with Customers (Topic 606) and Leases (ASC 842): Effective Dates for Certain Entities. The new standard establishes a right of use (ROU) model that requires a lessee to recognize a ROU asset and lease liability on the balance sheet for all leases with a term longer than 12 months. Leases will be classified as finance or operating, with classification affecting the pattern and classification of expense recognition in the statement of operations. The Company is currently evaluating the effect of adopting Topic 842 due to the recognition of right-of-use
asset and related lease liability. The Company does not anticipate the update having a material effect on the Company’s results of operations or cash flows, though such an effect is possible.
A modified retrospective transition approach is required, and entities may choose to use either the effective date or the beginning of the earliest period presented in the financial statements as the date of initial

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application, with certain practical expedients available. The Company is evaluating the method of adoption it will elect. Topic 842 is effective for fiscal years beginning after December 15, 2021 and for interim periods within fiscal years beginning after December 15, 2022, with early application permitted, and the Company expects to adopt the new standard on the effective date.
In June 2016, the FASB issued ASU
No. 2016-13,
Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments
, which is intended to improve financial reporting by requiring earlier recognition of credit losses on certain financial assets. The standard replaces the current incurred loss impairment model that recognizes losses when a probable threshold is met with a requirement to recognize lifetime expected credit losses immediately when a financial asset is originated or purchased. The standard has been further refined through subsequent releases by the FASB, including the extension of the effective date. As amended by ASU
No. 2019-10,
the standard is effective for the Company for fiscal years beginning after December 15, 2022, including interim periods within those annual periods, with early adoption permitted, and the Company expects to adopt ASU on the effective date. The Company is currently evaluating the effect that the standard will have on its financial statements and related disclosures.
In January 2017, the FASB issued ASU
2017-01,
Business Combinations (Topic 805)
:
Clarifying the Definition of a Business.
This standard provides clarification on the definition of a business and provides guidance on whether transactions should be recorded as acquisitions (or disposals) of assets or businesses. The standard was effective for the Company for annual periods beginning after December 15, 2018, and interim periods beginning after December 15, 2019. ASU
2017-01
did not have a material impact on the Company’s financial statements.
In October 2018, the FASB issued ASU
No. 2018-17,
Consolidation (Topic 810): Targeted Improvements to Related Party Guidance for Variable Interest Entities
(“ASU
2018-17”).
This ASU reduces the cost and complexity of financial reporting associated with consolidation of variable interest entities (VIEs). A VIE is an organization in which consolidation is not based on a majority of voting rights. The new guidance supersedes the private company alternative for common control leasing arrangements issued in 2014 and expands it to all qualifying common control arrangements. The amendments in this ASU are effective for the Company for fiscal years beginning after December 15, 2020, and interim periods within fiscal years beginning after December 15, 2021. The Company does not expect the update to have a material effect on its combined financial statements.
In December 2019, the FASB issued ASU
No. 2019-12,
Income Taxes (ASC 740): Simplifying the Accounting for Income Taxes,
which serves to remove or amend certain requirements associated with the accounting for income taxes. ASU
2019-12
removes certain exceptions to the general principles in ASC 740 and also clarifies and amends existing guidance to improve consistent application. ASU
No. 2019-12
is effective for the Company for fiscal year beginning after December 15, 2021 and interim periods in fiscal years beginning after December 15, 2022, with early adoption permitted. The Company does not expect the update to have a material effect on its combined financial statements.
Subsequent Events
The Company has evaluated subsequent events through June 21, 2021, which is the date the combined financial statements were available to be issued.

3.	BUSINESS ACQUISITIONS
The following acquisitions were consummated during 2019 and 2020 and allowed for the Company to increase its patient base at the respective locations and to increase its footprint in the area in which the

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centers operate. Each acquisition was accounted for as a business combination in accordance with ASC Topic 805, under which the assets acquired and liabilities assumed were recorded at their respective fair values as of the respective closing dates. The excess of the fair values of the net assets acquired is allocated to goodwill, which represents the synergies expected to occur as a result of adding each practice to the acquiring medical centers of the Company. No transaction costs were incurred in connection with the acquisitions.
Barbara E. Smith, M.D., P.A.
On March 29, 2019 DGM Medical Center Margate, Inc. acquired the assets of Barbara E. Smith, M.D., P.A.’s medical practice for $225,000. The following is a summary of the fair value of assets acquired:

Fixed assets	$13,000
Intangible assets	24,007
Goodwill	187,993

Total purchase price	$225,000

The intangible assets include brand name of $1,057 and a
non-competition
agreement of $22,950.
Doctor G Medical Center, Inc.
On February 5, 2020 University Health Care West Kendall, Inc. acquired the assets of Doctor G Medical Center, Inc. for $200,000. The Company made a payment of $100,000 in 2019 when the asset acquisition agreement was signed and a payment of $100,000 on February 5, 2020 when the transaction closed. The following is a summary of the fair value of assets acquired:

Fixed assets	$34,000
Intangible assets	21,340
Goodwill	144,660

Total purchase price	$200,000

The intangible assets include brand name of $940 and a
non-competition
agreement of $20,400.
Metro Med Practices
On December 28, 2020, University Health Care West Kendall, Inc acquired the assets of Metro Med Service, LLC, Metro Med Research, LLC, Dr. Oscar L. Hernandez LLC and Florida Bariatrics and Nutrition, LLC (collectively, the “Metro Med Practices”). The Metro Med Practices provide primary care and bariatric and nutrition care in South Florida. The purchase price of $3,374,274 included a $1,750,000 cash payment on the acquisition date and a note payable to the seller. The note payable has a face value of $1,750,000 and a fair value of $1,624,274. The note was valued based on the discounted cash flows using a market rate available to the Company on the acquisition date. Two equal principal payments are due six months after close and 12 months after close. The note bears interest at 3.0% per year.

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The following is a summary of the fair value of assets acquired:

Fixed assets	$6,810
Payor relationships	700,000
Other intangible assets	14,500
Other assets	1,000
Goodwill	2,651,964

Total purchase price	$3,374,274

Other intangible assets include brand name of $9,500 and a
non-competition
agreement of $5,000.

4.	PROPERTY AND EQUIPMENT, NET
The following is a summary of property and equipment, net and the related lives as of December 31:

Assets Classification	Useful Life	2020	2019
Leasehold improvements	Lesser of lease term or est. useful life	$1,356,763	$1,346,968
Transportation equipment	5 years	1,821,756	1,442,181
Medical equipment	5 years	728,850	666,785
Furniture, fixture and equipment	5 – 7 years	1,228,776	1,045,025

Total		5,136,145	4,500,959
Less: Accumulated depreciation		3,254,674	2,747,244

Property and equipment, net		$1,881,471	$1,753,715

Depreciation expense was $507,430 and $480,071 for the years ended December 31, 2020 and 2019, respectively. Of these amounts, $61,793 and $99,446 related to assets under capital leases. There was $20,706 in property and equipment disposals during the year ended December 31, 2019. There were no disposals during December 31, 2020.

5.	GOODWILL AND INTANGIBLES, NET
As of December 31, 2019, the Company’s intangibles, net consists of the following:

	Weighted-Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Brand	1.00 years	$1,058	$(799)	$259
Non-competition agreements	3.00 years	115,770	(79,075)	36,695

Total intangibles		$116,828	$(79,874)	$36,954

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As of December 31, 2020, the Company’s intangible, net consists of the following:

	Weighted-Average Amortization Period	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Brand	1.00 years	$10,440	$(927)	$9,513
Non-competition agreements	2.94 years	79,970	(49,311)	30,659
Payor relationships	20.00 years	700,000	(282)	699,718

Total intangibles, net		$790,410	$(50,520)	$739,890

The Company recorded amortization expense of $32,904 and $48,938 for the years ended December 31, 2020 and 2019, respectively.
Expected amortization expense for the Company’s existing amortizable intangibles for the next five years is as follows:

Year ended December 31,	Amount
2021	$63,373
2022	39,351
2023	35,000
2024	35,000
2025	35,000

Total	$207,724

The goodwill balance for the years ended December 31, are as follows:

	2020	2019
Beginning of period	$1,796,696	$1,608,703
Additions	2,796,624	187,993

End of period	$4,593,320	$1,796,696

6.	LOAN PAYABLE—VEHICLES
The Company obtained financing arrangements for its purchase of a number of vehicles that are used to transport patients. These arrangements bear interest at rates ranging between 0.90% and 6.97%, and expires between November 2021 and November 2024. The loan payable amount was $290,334, net of current portion of $317,321, and $284,492, net of current portion of $204,830, at December 31, 2020 and 2019, respectively, and are included in vehicle loans within the accompanying combined balance sheets.

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The following table represents the future payments due under the vehicle loan arrangements:

Year ending December 31,	Amount
2021	$334,811
2022	220,952
2023	68,377
2024	13,315
2025	—

Total loan payable—vehicles	637,455

Less: amount representing interest	(29,800)

607,655

Less: current portion	(317,321)

Net of current portion	$290,334

7.	GOVERNMENT ASSISTANCE
On April 17, 2020, the Company received an unsecured loan in the amount of $1,344,200 (the “PPP Loan”) pursuant to the Paycheck Protection Program (“PPP”) under the Coronavirus Aid, Relief, and Economic Securities Act (“CARES Act”). The PPP Loan has a
two-year
term and bears interest at a rate of 1.0% per annum. Principal and interest payments are deferred for 10 months from the end of the covered period. The Company’s covered period was April 17, 2020 to October 2, 2020. The PPP Loan may be prepaid at any time prior to maturity with no prepayment penalties. The PPP Loan may be partially or wholly forgiven if the funds are used for qualifying expenses as described in the CARES Act. Such forgiveness will be determined, subject to limitations, based on the use of loan proceeds for payment of payroll costs and any payments of mortgage interest, rent, and utilities. However, no assurance is provided that forgiveness for any portion of the PPP Loan will be obtained. Principal and interest payments are further deferred while the SBA reviews the forgiveness application. If any amount is not forgiven, the lender will provide a loan amortization schedule.
The Company expected that the full amount of the loan would be forgiven as the funds were utilized for qualifying expenses in accordance with the CARES Act and applied for forgiveness. The Company elected to record the PPP loan as debt under ASC 470, and as of December 31, 2020, the amount of $1,344,200 is included in other liabilities within the accompanying combined balance sheet. On January 14, 2021, the Company was notified that the entire PPP Loan was forgiven, including accrued interest.

8.	FAIR VALUE MEASUREMENTS
The FASB Accounting Standards Codification (“ASC”),
Fair Value Measurements and Disclosures
, provides the framework for measuring fair value. That framework provides a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

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The three levels of the fair value hierarchy under the accounting standard are described as follows:

• Level 1	Inputs to the valuation methodology are unadjusted quoted prices for identical assets or liabilities in active markets that the Company has the ability to access.

• Level 2	Inputs to the valuation methodology include:

•	quoted prices for similar assets or liabilities in active markets;

•	quoted prices for identical or similar assets or liabilities in inactive markets;

•	inputs other than quoted prices that are observable for the asset or liability;

•	inputs that are derived principally from or corroborated by observable market data by correlation or other means.
If the asset or liability has a specified (contractual) term, the Level 2 input must be observable for substantially the full term of the asset or liability.

• Level 3	Inputs to the valuation methodology are unobservable and significant to the fair value measurement.
The asset’s or liability’s fair value measurement level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. Valuation techniques used need to maximize the use of observable inputs and minimize the use of unobservable inputs.
Following is a description of the valuation methodology used for assets measured at fair value.
Exchange Traded Securities
: Securities and other investments (e.g., ETFs) traded on a national exchange or on the national market system of NASDAQ are valued at their last reported sale price or, if there has been no sale on that date, at the closing “bid” price if long, or closing “ask” price if short. Other securities or investments for which over-the-counter
market quotations are available are valued at their last reported sale price or, if there had been no sale on that date, at closing “bid” price if long, or closing “ask” price if short as reported by a reputable source selected by management. Exchange traded securities are generally categorized in Level 1 of the fair value hierarchy.
Corporate Bonds
: The fair value of corporate bonds is estimated using recently executed transactions, market price quotations (where observable), bond spreads or credit default swap spreads. The spread data used is for the same maturity as the bond. If the spread data does not reference the issuer, then data that references a comparable issuer is used. When observable price quotations are not available, fair value is determined based on cash flow models with yield curves, bond, or single-name credit default swap spreads and recovery rates based on collateral values as key inputs. Corporate bonds are generally categorized in Level 2 of the fair value hierarchy.
The preceding method described may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values. Furthermore, although the Company believes its valuation method is appropriate and consistent with other market participants, the use of different methodology or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

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INANCIAL
S
TATEMENTS
D
ECEMBER
 31, 2020
AND
D
ECEMBER
 31, 2019

The following table sets forth by level, within the fair value hierarchy, the Company’s asset measured at fair value on a recurring basis as of:

	December 31, 2020
	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets measured at fair value on a recurring basis:
Exchange Traded	$691,870	$—	$—
Corporate Bonds	—	106,285	—

Total Assets	$691,870	$106,285	$—

The total fair value of the assets of $798,155 was recorded on December 31, 2020 and is included in debt and equity securities within the accompanying combined balance sheets. As of December 31, 2020 the carrying amounts of other financial instruments including cash, accounts receivable, accounts payable and due to seller, approximate fair value because of the general short-term nature of these instruments.
The net unrealized holding loss of $669 for the year ended December 31, 2020 related to debt securities is included in accumulated other comprehensive income. The unrealized gain on equity securities of $156,513 for the year ended December 31, 2020 is included in other income within the accompanying combined statements of operations and comprehensive income.
The Company realized a net loss on the sale of equity securities of $18,618 during December 31, 2020 and is included in other income within the accompanying combined statements of operations and comprehensive income.
The amortized cost of debt securities was $102,089 as of December 31, 2020.
The following table sets forth by level, within the fair value hierarchy, the Company’s asset measured at fair value on a recurring basis as of:

	December 31, 2019
	Quoted Prices in Active Markets for Identical Items (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Assets measured at fair value on a recurring basis:
Exchange Traded	$470,866	$—	$—
Corporate Bonds	—	207,709	—

Total Assets	$470,866	$207,709	$—

The total fair value of the assets of $678,575 was recorded on December 31, 2019 and is included in debt and equity securities within the accompanying combined balance sheets. As of December 31, 2019 the carrying amounts of other financial instruments including cash, accounts receivable and accounts payable, approximate fair value because of the general short-term nature of these instruments.
The net unrealized gain of $4,864 for the year ended December 31, 2019 related to debt securities is included in accumulated other comprehensive income. The unrealized gain on equity securities of $124,606

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.
AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES
N
OTES
TO
C
OMBINED
F
INANCIAL
S
TATEMENTS
D
ECEMBER
 31, 2020
AND
D
ECEMBER
 31, 2019

for the year ended December 31, 2019 is included in other income within the accompanying combined statements of operations and comprehensive income.
The Company realized a net gain on the sale of equity securities of $1,829 for the year ended December 31, 2019 and is included in other income within the accompanying combined statements of operations and comprehensive income.
The amortized cost of debt securities was $202,845 as of December 31, 2019.

9.	OWNERS’ EQUITY
Doctors Group Management, Inc. (“DGM”)
DGM is an
S-Corporation
with 100,000 shares authorized, issued and outstanding, seventy percent of which is held by Felix Quevedo Trust. Each share has a par value of $1.00.
Century Health Care, Inc. (“CHCI”)
CHCI is an
S-Corporation
with 100,000 shares authorized, 200 issued an outstanding, seventy percent of which is held by Felix Quevedo Trust. Each share has a part value of $1.00.
University Health Care MSO, Inc. (“UHC MSO”)
UHC MSO is an
S-Corporation
with 100,000 shares authorized, issued and outstanding, sixty-four percent which is held by Margarita Quevedo Trust. The shares do not have a par or stated value.
University Health Care, Inc. (“UHC Inc”)
UHC Inc is an
S-Corporation
with 100 shares authorized, issued and outstanding, held by Margarita Quevedo Trust. The shares do not have a par or stated value.
UHC Holdings, Inc (“UHC Holdings”)
UHC Holdings is an
S-Corporation
with 100 shares authorized, issued and outstanding, held by Margarita Quevedo. The shares do not have a par or stated value. UHC Holdings wholly-owns twelve medical centers, all of which are
S-Corporations,
each with 100 shares authorized, issued and outstanding. The shares do not have a par or stated value.
University Health Care Pharmacy, Inc. (“UHC Pharmacy”)
UHC Pharmacy is an
S-Corporation
with 100 shares authorized, issued and outstanding, held by Margarita Quevedo. The shares do not have a par or stated value.
Century Physician Group, LLC (“Century”)
Century is a limited liability company, wholly owned by Margarita Quevedo.

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.
AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES
N
OTES
TO
C
OMBINED
F
INANCIAL
S
TATEMENTS
D
ECEMBER
 31, 2020
AND
D
ECEMBER
 31, 2019

10.	RELATED PARTY TRANSACTIONS
Capital Leases
The Company leases a number of vehicles from Kentucky Avenue Holdings, LLC, in which Margarita Quevedo has a 50% equity interest. Certain vehicle leases expired during year 2020 and as of December 31, 2020, the Company only had one vehicle leased from Kentucky Avenue Holdings, LLC classified as a capital lease remaining, which has a total remaining liability of $5,961, net of $441 of interest. The expired leases were subsequently renewed on a month to month basis, classified as operating leases, and are included in the amounts below under ‘Operating Leases.’
Operating Leases
The Company leases three office spaces and a number of vehicles that are classified as operating leases from certain entities that are controlled by the principal equity holder of the Company. The Company leases the office space from Q Holding 13155, LLC, Q Holding East Hialeah, LLC, and Q Holding West Kendall, LLC, (collectively “Q Holding Entities). Margarita Quevedo, the sole owner of UHC Holdings, Inc has a 50% equity interest in each of the Q Holding Entities. For the periods ended December 31, 2020 and 2019, the office space leases have total rent expense of $805,815 and $433,789 and terminate between May 31, 2029 and December 31, 2030.
The Company has a number of vehicle leases with Kentucky Avenue Holdings, LLC, owned by Margarita Quevedo. As of December 31, 2020, the total payments for the vehicle leases was $7,118 per month and terminate between January 2021 and November 2021. As of December 31, 2019, the total payments for the vehicle leases was $3,114 per month and terminated between October 2020 and November 2020. The total vehicle lease payments were $57,176 and $18,983, for the years ended December 31, 2020 and 2019, respectively.
The Company shares office space with South Florida Health Management, Inc. (“SFLHM”), an entity owned by the Felix Quevedo Trust. The lease was entered into by SFLHM with the lessor and expires May 31, 2022. The term of the shared office space has been on a month-to-month
basis during December 31, 2020 and 2019, and making monthly payments of $10,700 to SFLHM for its proportionate share.
Captive Insurance Company
The Company has a claims made general liability policy through a captive insurance company owned by UHC Risk Management, LLC. UHC Risk Management, LLC is owned by Margarita Quevedo and various trusts controlled by Margarita Quevedo. The expense related to this insurance policy was $972,098 and $465,151 in the years ended December 31, 2020 and 2019, respectively.
Deposit on Building
Prior to 2019, the Company paid a deposit of $100,000 on behalf of Margarita Quevedo in connection with the purchase of the property by Q Holding East Hialeah LLC, subject to repayment by Ms. Quevedo, and the amount is included in due from related parties within the accompanying combined balance sheets as of December 31, 2020 and 2019.

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.
AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES
N
OTES
TO
C
OMBINED
F
INANCIAL
S
TATEMENTS
D
ECEMBER
 31, 2020
AND
D
ECEMBER
 31, 2019

Loans from Owner
From time to time, Margarita Quevedo, the principal owner of the Company, provides loans to the Company to fund certain expenses, such as purchasing new practices. The Company has outstanding loans due to Ms. Quevedo in the amount of $5,737,257 and $1,522,257 at December 31, 2020 and 2019, respectively, to fund non-operating
expenses and purchase of new practices at certain medical center locations.
Loans to Stockholder
In 2019, a payment of $80,000 was made to an owner of the Company, which was to be repaid. This amount was outstanding as a receivable from the owner and included in due from related parties within the accompanying combined balance sheet at December 31, 2019. The amount was repaid in 2020.

11.	COMMITMENTS AND CONTINGENCIES
Operating Leases
The Company leases office facilities and vehicles under
non-cancellable
operating leases expiring through the year 2030, with some lease terms subject to renewal at the option of the Company. Refer to Note 10 for operating leases that were entered into with related parties.
Minimum future payments as of December 31, 2020 are as follows:

Year ended December 31,	Amount
2021	$2,162,644
2022	1,652,357
2023	1,512,614
2024	1,221,418
2025	1,125,287
Thereafter	3,127,158

Total	$10,801,478

Rent expense includes expenses related to office facilities leases and for the years ended December 31, 2020 and 2019 was $2,231,199 and $1,823,613, respectively. Leased vans expense includes lease expense related to the vehicle leases and for the years ended December 31, 2020 and 2019 was $76,811 and $55,287, respectively. These amounts are included within selling, general and administrative expenses in the combined statements of operations and other comprehensive income.
Standby Letter of Credit
The Company established a $350,000 irrevocable standby letter of credit with Morgan Stanley Private Bank, National Association on December 31, 2019, for the benefit of a health plan that the Company has a risk contract with. The letter of credit has a one-year
term and will automatically renew for an additional year unless it is terminated.
Contingencies
The Company is presently, and from time to time, subject to various claims and lawsuits arising in the normal course of business. In the opinion of management, the ultimate resolution of these matters will not have a material adverse effect on the Company’s financial position or results of operations.

DOCTORS GROUP MANAGEMENT INC., CENTURY HEALTH CARE, INC.
AND UNIVERSITY HEALTH CARE MSO, INC. AND AFFILIATES
N
OTES
TO
C
OMBINED
F
INANCIAL
S
TATEMENTS
D
ECEMBER
 31, 2020
AND
D
ECEMBER
 31, 2019

12.	EMPLOYEE BENEFIT PLAN
The Company sponsors a defined contribution plan (the “Plan”), subject to the provisions of the Employee Retirement Income Security Act of 1974, for certain eligible employees of the Company. Each year, participants may contribute up to the statutory maximum amount of 100% of pretax annual compensation. Participants who have attained age 50 before the end of the Plan year are eligible to make catch-up
contributions. Participants may also contribute amounts representing distributions from other qualified defined benefit or contribution plans. The Company is allocated a discretionary match contribution based upon a specified formula, considering participant deferrals during the year. The Company may also contribute using a Safe Harbor Matching contribution formula. For the years ended December 31, 2020 and 2019, the Company’s allocated contributions were approximately $88,273 and $77,470, respectively, and are included in selling, general and administrative expenses in the combined statements of operations and other comprehensive income.

13.	SUBSEQUENT EVENTS
PPP Loan
On January 14, 2021, the PPP loan was forgiven by the Small Business Administration including $1,344,200 representing the original principal and $10,017 of accrued interest.
Acquisition
On April 1, 2021, the Company acquired the assets of two medical practices in Lauderdale Lakes, Florida. The Company acquired the assets of Keith J. Lerner, M.D., P.A. for $250,000 and the assets of Daniel Kesden, M.D., P.A. for $75,500.
Sale of the Company
On June 11, 2021 the Company was acquired by Cano Health Inc. (“Cano”) for $540,000,000 of cash and 4,055,698 shares of Cano Health Inc. Class A common stock.
Cano acquired 100% of the outstanding equity interests of University Health Care Pharmacy, Inc. Cano also acquired substantially all of the assets and assumed substantially all of the liabilities of Doctors Group Management, Inc., Century Healthcare, Inc., University Health Care MSO, Inc., University Health Care, Inc., University Health Care Westchester, Inc., University Health Care Hialeah, Inc., University Health Care Homestead, Inc., University Health Care Flagler, Inc., University Health Care Coral Gables, Inc., University Health Care Kendall, Inc., University Health Care North Shore, Inc., University Health Care East Hialeah, Inc., University Health Care West Kendall, Inc., University Health Care Miami Lakes, Inc., University Health Care Bird Road, Inc., DGM Medical Center Margate, Inc, University Health Care Lauderdale, Inc., and Century Physicians Group, LLC.

Up to 328,758,279 Shares of Class A Common Stock
Up to 33,533,333 Shares of Class A Common Stock Issuable Upon Exercise of Warrants
Up to 10,533,333 Warrants to Purchase Common Stock

PROSPECTUS

April 6, 2022

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
The following table sets forth the costs and expenses that were paid by us in connection with the issuance and distribution of the securities being registered. We will not receive any proceeds from the sale of shares of Class A common stock or warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the warrants to the extent such warrants are exercised for cash. However, we paid the expenses, other than underwriting discounts and commissions and certain expenses incurred by the Selling Securityholders in disposing of the securities, associated with the sale of securities pursuant to this prospectus. In addition, we may incur additional expenses in the future in connection with the offering of our securities pursuant to this prospectus. If required, any such additional expenses will be disclosed in a prospectus supplement.
All amounts are estimates, except for the SEC registration fee.

Amount
SEC registration fee	$449,411
Accounting fees and expenses	$225,000
Legal fees and expenses	$500,000
Miscellaneous fees and expenses	$20,000

Total expenses	$1,194,411

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.

Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.
Our Certificate of Incorporation, which became effective upon completion of the Business Combination, provides that no director of ours shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) in respect of unlawful dividend payments or stock redemptions or repurchases, or (4) for any transaction from which the director derived an improper personal benefit. In addition, our Certificate of Incorporation provides that if the DGCL is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of ours shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
Our Certificate of Incorporation further provides that any repeal or modification of such article by its stockholders or amendment to the DGCL will not adversely affect any right or protection existing at the time of such repeal or modification with respect to any acts or omissions occurring before such repeal or modification of a director serving at the time of such repeal or modification.
Our Bylaws provide that we will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he or she is or was, or has agreed to become, the Company’s director or officer, or is or was serving, or has agreed to serve, at our request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture or other enterprise (all such persons being referred to as an Indemnitee), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. Our Bylaws also provides that we will advance expenses to Indemnitees in connection with a legal proceeding, subject to limited exceptions.
In connection with the Business Combination, we entered into indemnification agreements with each of our directors and executive officers. These agreements provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and our Certificate of Incorporation and our Bylaws.
We will also maintain a general liability insurance policy, which will cover certain liabilities of directors and officers of ours arising out of claims based on acts or omissions in their capacities as directors or officers.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.
Set forth below is information regarding securities sold by us within the past three years which were not registered under the Securities Act. Also included is the consideration received by us for such shares and information relating to the section of the Securities Act, or rule of the SEC, under which exemption from registration was claimed.
On January 17, 2020, Jaws Sponsor paid $25,000, or approximately $0.003 per share, in consideration of 8,625,000 Class B ordinary shares, par value $0.0001, of Jaws, or the Founder Shares. On April 24, 2020, May 8, 2020 and May 13, 2020, the Company effected share capitalizations resulting in our initial shareholders holding 17,250,000 Founder Shares. Such securities were issued in connection with our organization pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
Simultaneously with the closing of the initial public offering, the Sponsor purchased 10,533,333 private placement warrants at a price of $1.50 per private placement warrants, for an aggregate purchase price of $15,800,000. Each private placement warrants is exercisable to purchase one Class A ordinary share of Jaws at a price of $11.50 per share, subject to adjustment. This issuance was made pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act.
Concurrently with the execution of the Business Combination Agreement, Jaws entered into subscription agreements, or the Subscription Agreements, with certain investors. Pursuant to the Subscription Agreements, such investors agreed to subscribe for and purchase, and Jaws agreed to issue and sell to such investors, immediately prior to the Closing, an aggregate amount of 80,000,000 shares of Jaws’ Class A common stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $800,000,000. The Subscription Agreements provide that Jaws will grant the investors in the PIPE Investment certain customary registration rights and indemnification. The foregoing description of the Subscription Agreements does not purport to be complete and is qualified in its entirety by the terms and conditions thereof, the form of which was filed as Exhibit B to the Business Combination Agreement and is herein incorporated by reference.
On June 11, 2021, the Company completed the acquisition of University Health Care. The transaction was financed through $538.2 million of cash on hand and $60 million of shares of Class A common stock issued to the University Health Care sellers. The equity issued equated to 4,055,698 shares of Class A common stock.
On August 11, 2021, the Company issued 2,720,966 shares of Class A common stock to the escrow agent, on behalf of the seller, as part of the consideration in connection with an acquisition.
On August 12, 2021, the Company issued 122,449 shares of Class A common stock as part of the consideration in connection with an acquisition.
On September 30, 2021, the Company issued 234,132 shares of Class A common stock as part of the consideration in connection with an acquisition.

The Company issued the foregoing securities under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D promulgated under the Securities Act, as a transaction not requiring registration under Section 5 of the Securities Act. The parties receiving the securities represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution, and appropriate restrictive legends were affixed to the certificates representing the securities (or reflected in restricted book entry with the Company’s transfer agent). The parties also had adequate access, through business or other relationships, to information about the Company.

ITEM 16.	Exhibits and Financial Statement Schedules.
(a) Exhibits

Exhibit Index

Exhibit Number	Description

1.1**	Form of Underwriting Agreement.

2.1	Asset Purchase Agreement, dated July 2, 2021, by and among Doctor’s Medical Center, LLC, each Owner named therein, Cano Health, LLC, and Ventura De Paz in his capacity as Owners’ Representative (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on July 6, 2021).

2.2	Amendment to Business Combination Agreement, dated as of May 28, 2021, by and among Jaws Acquisition Corp., Jaws Merger Sub, LLC, Primary Care (ITC) Intermediate Holdings, LLC and Primary Care (ITC) Intermediate Holdings, LLC (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on May 28, 2021).

2.3	Purchase Agreement by and Among University Pharmacy, Inc., Each of the Sellers, Each of the Beneficial Owners, Cano Health, Inc., Cano Health, LLC, Margarita Quevedo, as Sellers’ Representative, and Solely with Respect to Section 6.4, Michael Qeuvedo Dated June 11, 2021 (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on June 14, 2021).

3.1	Certificate of Incorporation of Cano Health, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on June 9, 2021).

3.2	Bylaws of Cano Health, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on June 9, 2021).

3.3	Second Amended And Restated Limited Liability Company Agreement of Primary Care (ITC) Intermediate Holdings, LLC, dated as of June 3, 2021 (incorporated by reference to Exhibit 3.3 to the Company’s Current Report on Form 8-K filed on June 9, 2021).

4.1	Indenture, dated as of September 30, 2021, by and among Cano Health, LLC, the guarantors party thereto and U.S. Bank, National Association, as trustee, relating to the 6.250% Senior Notes due 2028, including Form of Global Note (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 4, 2021)

4.2	Form of Global Note for 6.250% Senior Notes due 2028 (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on October 4, 2021)

4.3	Warrant Agreement, dated May 18, 2020, between Continental Stock Transfer & Trust Company and the Company (incorporated by reference to Exhibit 4.1 of the of the Company’s Current Report on Form 8-K, filed with the SEC on May 19, 2020).

5.1	Opinion of Goodwin Procter LLP. (incorporated by reference to Exhibit 5.1 to the Company’s Registration Statement on Form S-1/A filed on July 16, 2021)

10.1	Bridge Loan Agreement, dated July 2, 2021, by and among Cano Health, LLC, Primary Care (ITC) Intermediate Holdings, LLC, Credit Suisse AG, Cayman Islands Branch and the lenders from time to time party thereto (incorporated by reference to Exhibit 10.15 to the Company’s quarterly report on Form 10-Q filed on August 15, 2021).

10.2	Credit Agreement, dated November 23, 2020, by and among Cano Health, LLC, Primary Care (ITC) Intermediate Holdings, LLC and the lenders party thereto, as amended on December 21, 2020, as further amended on March 6, 2021 (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-4/A filed on April 2, 2021). Credit Agreement, dated November 23, 2020, by and among Cano Health, LLC, Primary Care (ITC) Intermediate Holdings, LLC and the lenders party thereto, as amended on December 21, 2020, as further amended on March 6, 2021 (incorporated by reference to Exhibit 10.9 to the Company’s Registration Statement on Form S-4/A filed on April 2, 2021).

10.3	Third Amendment and Incremental Facility Amendment to Credit Agreement, dated June 11, 2021, by and among Cano Health, LLC, Primary Care (ITC) Intermediate Holding, LLC and Credit Suisse AG, Cayman Islands Branch (incorporated by reference to Exhibit 10.12 to the Company’s Registration Statement on Form S-1 filed on June 25, 2021).

10.4	Third Amendment and Incremental Facility Amendment to Credit Agreement, dated June 29, 2021, by and among Cano Health, LLC, Primary Care (ITC) Intermediate Holdings, LLC, Credit Suisse AG, Cayman Islands Branch and the other lenders party thereto (incorporated by reference to Exhibit 10.14 to the Company’s Quarterly Report on Form 10-Q filed on August 16, 2021).

10.5	Fifth Amendment and Incremental Facility Amendment (“Fifth Amendment”) to the Credit Agreement, dated as of December 10, 2021 by and among Cano Health, LLC, Primary Care (ITC) Intermediate Holdings, LLC, Credit Suisse AG, Cayman Islands Branch and the lenders party thereto. (incorporated by reference to Exhibit 10.5 to the Company’s Annual Report on Form 10-K filed on March 14, 2022)

10.6	Investor Agreement, dated as of June 3, 2021, by and among Cano Health, Inc., Primary Care (ITC) Holdings, LLC and the investors parties (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 9, 2021).

10.7	Form of Lock-Up Agreement by and between Cano Health, Inc. and the holders parties thereto (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on June 9, 2021).

10.8	Tax Receivable Agreement, as of June 3, 2021 by and among Cano Health, Inc. and the parties thereto (incorporated by reference to Exhibit 10.3 to the Company’s Registration Statement on Form S-1 filed on June 25, 2021).

10.9+	Cano Health, Inc. 2021 Stock Option and Incentive Plan (incorporated by reference to Annex L to the Company’s Proxy Statement/Prospectus filed on May 7, 2021).

10.10+	Forms of Award Agreements under the Cano Health, Inc. 2021 Stock Option and Incentive Plan (incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K filed on June 9, 2021).

10.11+	Cano Health, Inc. 2021 Employee Stock Purchase Plan (incorporated by reference to Annex K to the Company’s Proxy Statement/Prospectus filed on May 7, 2021).

10.13+	Second Amendment to Cano Health, Inc. 2021 Employee Stock Purchase Plan dated December 14, 2021 (incorporated by reference to Exhibit 10.13 to the Company’s Annual Report on Form 10-K filed on March 14, 2022) 2021)..

10.14+	Employment Agreement, by and between Cano Health, LLC and Dr. Marlow Hernandez (incorporated by reference to Exhibit 10.7 to the Company’s Current Report on Form 8-K filed on June 9, 2021).

10.15+	Employment Agreement, by and between Cano Health, LLC and Dr. Richard Aguilar (incorporated by reference to Exhibit 10.8 to the Company’s Current Report on Form 8-K filed on June 9, 2021).

10.16+	Amended and Restated Employment Agreement, dated April 5, 2021, by and between Cano Health, LLC and Brian D. Koppy (incorporated by reference to Exhibit 10.10 to the Company’s Current Report on Form 8-K filed on June 9, 2021).

10.17+	Employment Agreement among Cano Health, LLC, Cano Health, Inc. and David Armstrong (incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on March 21, 2022).

10.18+	Employment Agreement among Cano Health, LLC, Cano Health, Inc. and Mark Novell (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on March 21, 2022).

10.19+	Non-Employee Director Compensation Policy (incorporated by reference to Exhibit 10.13 to the Company’s Current Report on Form 8-K filed on June 9, 2021).

21.1	Subsidiaries of the Company (incorporated by reference to Exhibit 21.1 to the Company’s Registration Statement on Form S-1 filed on July 16, 2021).

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Ernst & Young LLP, independent auditors for Doctors Group Management Inc., Century Health Care, Inc. and University Health Care MSO, Inc. and affiliates.

23.3	Consent of Goodwin Procter LLP (included as part of Exhibit 5.1).

101.INS*	Inline XBRL Instance Document

101.SCH*	Inline XBRL Taxonomy Extension Schema Document

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104*	Cover Page Interactive Data File (formatted as Inline XBRL)

*	Filed herewith.
**	To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form
8-K
in connection with the offering of securities..
+	Indicates a management contract or any compensatory plan, contract or arrangement.
(b) Financial Statement Schedules
All schedules have been omitted as not applicable or not required under the rules of Regulation
S-X.

ITEM 17.	Undertakings.
The undersigned registrant hereby undertakes:

A.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

B.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

D.
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

E.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form
S-1
to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, Florida, on April 6, 2022.

CANO HEALTH, INC.

By:	/s/ Dr. Marlow Hernandez
Name:	Dr. Marlow Hernandez
Title:	Chief Executive Officer and President
Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement on Form

S-1

has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Dr. Marlow Hernandez Dr. Marlow Hernandez	Chief Executive Officer and President (Principal Executive Officer)	April 6, 2022

/s/ Brian D. Koppy Brian D. Koppy	Chief Financial Officer (Principal Financial Officer)	April 6, 2022

/s/ Mark Novell Mark Novell	Chief Accounting Officer (Principal Accounting Officer)	April 6, 2022

/s/ Elliot Cooperstone Elliot Cooperstone	Director	April 6, 2022

/s/ Lewis Gold Lewis Gold	Director	April 6, 2022

/s/ Jacqueline Guichelaar Jacqueline Guichelaar	Director	April 6, 2022

/s/ Angel Morales Angel Morales	Director	April 6, 2022

/s/ Alan Muney Alan Muney	Director	April 6, 2022

/s/ Kim M. Rivera Kim M. Rivera	Director	April 6, 2022

/s/ Barry S. Sternlicht Barry S. Sternlicht	Director	April 6, 2022

/s/ Solomon Trujillo Solomon Trujillo	Director	April 6, 2022